Rule 424(b)3 Prospectus
                                                     (Registration No. 333-75750
FIRST MERCHANTS CORPORATION                             LAFAYETTE BANCORPORATION

                   MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

               PROSPECTUS OF FIRST MERCHANTS CORPORATION FOR UP TO
                      4,655,455 SHARES OF COMMON STOCK AND
                JOINT PROXY STATEMENT OF LAFAYETTE BANCORPORATION
                         AND FIRST MERCHANTS CORPORATION

     The Board of Directors of First Merchants Corporation (First Merchants) and the Board of Directors of Lafayette Bancorporation (Lafayette) have agreed to merge Lafayette into First Merchants. This proposed strategic business combination will create the fourth largest banking institution headquartered in the State of Indiana. Following the merger, the merged company will have assets of $2.5 billion, $1.9 billion in loans and over $2.0 billion in deposits, with total shareholders' equity of $236 million, with approximately 74 banking branches.

     In the merger, each share of Lafayette common stock that you own will be converted into the right to receive, at your election, either 1.11 shares of First Merchants common stock, or $30 in cash, subject to possible upward or downward adjustment of the conversion ratio, as provided in the Merger Agreement. The amount of cash payable in connection with the merger is subject to various limitations and prorations. Under certain circumstances, an election to receive cash may be converted into an election to receive First Merchants common stock. In addition, the conversion ratio is subject to adjustment under certain circumstances. This document describes these adjustments in greater detail. First Merchants will pay cash for any fractional share interests resulting from the conversion ratio.

     We cannot complete the merger unless the shareholders of both of our companies approve it. Each of us will hold a meeting of our shareholders to vote on this merger proposal. Your vote is very important. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. Not returning your card or not instructing your broker how to vote any shares held for you in "street name" will have the same effect as a vote against the merger.

     The dates, times and places of the meetings are as follows:

     For LAFAYETTE Shareholders:             For FIRST MERCHANTS Shareholders
 March 18, 2002, 3:00 p.m., local time    March 18, 2002, 10:00 a.m., local time
       133 North 4th Street                      200 East Jackson Street
        Lafayette, Indiana                          Muncie, Indiana

     This document provides you with detailed information about these meetings and the proposed merger. You can also get information about our companies from publicly available documents that our companies have filed with the Securities and Exchange Commission. First Merchants common stock is quoted and traded over-the-counter on the NASDAQ National Market System under the symbol "FRME." Lafayette common stock is traded on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "LAYB."

     We strongly support the merger of our companies and join with all of the other members of our Boards of Directors in enthusiastically recommending that you vote in favor of the merger.

              Robert J. Weeder                        Michael L. Cox
   President and Chief Executive Officer   President and Chief Executive Officer
          LAFAYETTE BANCORPORATION               FIRST MERCHANTS CORPORATION

     For a discussion of certain risk factors which you should consider in evaluating the merger, see "Risk Factors" beginning on page 25. We encourage you to read this entire document carefully.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to this joint proxy statement-prospectus or determined if this joint proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligation of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other federal or state governmental agency.

              Joint Proxy Statement-Prospectus dated February 8, 2002.
               and first mailed to shareholders on February 8, 2002.

                            LAFAYETTE BANCORPORATION
                              133 North 4th Street
                                  P.O. Box 1130
                            Lafayette, Indiana 47902

                          NOTICE OF SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON
                                MARCH 18, 2002

To Our Shareholders:

     We will hold a special meeting of the shareholders of Lafayette Bancorporation on Monday, March 18, 2002, at 3:00 p.m. local time, at Lafayette Bancorporation's principal office located at 133 North 4th Street, Lafayette, Indiana.

     The purposes of the special meeting are the following:

     1. To consider and vote upon a proposal to approve and adopt the Agreement of Reorganization and Merger dated October 14, 2001, between First Merchants Corporation and Lafayette Bancorporation, and to approve the transactions contemplated thereby. Pursuant to the Merger Agreement, Lafayette Bancorporation will merge into First Merchants Corporation and Lafayette Bank and Trust Company will become a wholly-owned subsidiary of First Merchants Corporation. The merger is more fully described in this joint proxy statement-prospectus and the Merger Agreement is attached as Appendix A to this joint proxy statement-prospectus; and

     2. To transact such other business which may properly be presented at the special meeting or any adjournment or postponement of the special meeting.

     We have fixed the close of business on January 31, 2002, as the record date for determining those shareholders who are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Adoption of the Merger Agreement requires the affirmative vote of at least a majority of the outstanding shares of Lafayette common stock.

     Our shareholders are entitled to assert dissenters' rights of appraisal in connection with the proposed merger under Chapter 44 of the Indiana Business Corporation Law, a copy of which is attached as Appendix B to the accompanying joint proxy statement-prospectus.

     Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                         By Order of the Board of Directors


                                         Joseph A. Bonner, Chairman of the Board
February 8, 2002
Lafayette, Indiana

                           FIRST MERCHANTS CORPORATION
                             200 East Jackson Street
                                  P.O. Box 792
                              Muncie, Indiana 47305

                          NOTICE OF SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON
                                MARCH 18, 2002

To Our Shareholders:

     We will hold a special meeting of the shareholders of First Merchants Corporation on Monday, March 18, 2002, at 10:00 a.m. local time, at First Merchants Corporation's principal office located at 200 East Jackson Street, Muncie, Indiana.

     The purposes of the special meeting are the following:

     1. To consider and vote upon a proposal to approve and adopt the Agreement of Reorganization and Merger dated October 14, 2001, between First Merchants Corporation and Lafayette Bancorporation, and to approve the transactions contemplated thereby. Pursuant to the Merger Agreement, Lafayette Bancorporation will merge into First Merchants Corporation and Lafayette Bank and Trust Company will become a wholly-owned subsidiary of First Merchants Corporation. The merger is more fully described in this joint proxy statement-prospectus and the Merger Agreement is attached as Appendix A to this joint proxy statement-prospectus; and

     2. To transact such other business which may properly be presented at the special meeting or any adjournment or postponement of the special meeting.

     We have fixed the close of business on January 31, 2002, as the record date for determining those shareholders who are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Adoption of the Merger Agreement requires the affirmative vote of at least a majority of the outstanding shares of First Merchants common stock.

     Our shareholders are not entitled to assert dissenters' rights of appraisal in connection with the proposed merger under Chapter 44 of the Indiana Business Corporation Law, a copy of which is attached as Appendix B to the accompanying joint proxy statement-prospectus, since First Merchants common stock is quoted and traded over-the-counter on the NASDAQ National Market System.

     Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                         By Order of the Board of Directors


                                       Stefan S. Anderson, Chairman of the Board
February 8, 2002
Muncie, Indiana

                             ADDITIONAL INFORMATION

     This document incorporates important business and financial information about First Merchants and Lafayette from other documents filed with the Securities and Exchange Commission that are not delivered with or included in this document. This information (including documents incorporated by reference) is available to you without charge upon your written or oral request. You may request these documents in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

     First Merchants Corporation                   Lafayette Bancorporation
     200 East Jackson Street                       133 North 4th Street
     Muncie, Indiana 47305                         Lafayette, Indiana 47902
     Attention:  Larry R. Helms,                   Attention:  Robert J. Weeder,
     Senior Vice President and                     President and Chief
      General Counsel                               Executive Officer
     Telephone:  (765) 747-1530                    Telephone:  (765) 423-7100

     If you would like to request documents, please do so by March 11, 2002, in order to receive them before the meetings.

     See "Where You Can Find Additional Information" on page 105.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE
SHAREHOLDER MEETINGS...........................................................1

SUMMARY........................................................................5
         The Companies.........................................................5
         The Lafayette Shareholders Meeting....................................6
         Lafayette Record Date; Votes Required.................................6
         Lafayette Recommendation to Shareholders..............................6
         The First Merchants Shareholders Meeting..............................6
         First Merchants Record Date; Votes Required...........................7
         First Merchants Recommendation to Shareholders........................7
         The Merger............................................................7
         Reasons for the Merger................................................7
         What Lafayette Shareholders Will Receive..............................8
         What First Merchants Shareholders Will Receive........................9
         Opinion of Lafayette's Financial Advisor..............................9
         What We Need to Do to Complete the Merger.............................9
         Termination of the Merger............................................10
         Waiver and Amendment.................................................11
         Completion of the Merger.............................................11
         Fees and Expenses....................................................11
         Conduct of Business Pending Merger...................................11
         Dissenters' Rights...................................................12
         Management and Operations After the Merger...........................12
         Interests of Directors and Officers in the Merger
          That Are Different From Your Interests..............................12
         Accounting Treatment.................................................13
         Regulatory Approvals.................................................13
         Certain Federal Income Tax Consequences..............................13
         Restrictions Placed on the Sale of First Merchants Stock
                  Issued to Certain Lafayette Shareholders....................14
         Comparative Rights of First Merchants Shareholders
                  and Lafayette Shareholders..................................14
         Recent Developments .................................................14
         Comparative Market Price Information.................................15
         Comparative Per Share Data...........................................16

SELECTED CONSOLIDATED FINANCIAL DATA..........................................19

RISK FACTORS..................................................................25

FORWARD-LOOKING STATEMENTS....................................................35

THE LAFAYETTE SPECIAL MEETING.................................................37
         General Information..................................................37
         Matters To Be Considered.............................................37
         Votes Required.......................................................37
         Proxies..............................................................38
         Solicitation of Proxies..............................................39
         Recommendation of the Lafayette Board of Directors...................39
         Other Matters........................................................39

THE FIRST MERCHANTS SPECIAL MEETING...........................................40
         General Information..................................................40
         Matters To Be Considered.............................................40
         Votes Required.......................................................40
         Proxies..............................................................41
         Solicitation of Proxies..............................................41
         Recommendation of the First Merchants Board of Directors.............42
         Other Matters........................................................42

THE MERGER....................................................................43
         Description of the Merger............................................43
         Background of the Merger.............................................43
         First Merchants' Reasons for the Merger..............................45
         Lafayette's Reasons for the Merger...................................46
         Effect of the Merger on First Merchants Shareholders.................47
         Opinion of Lafayette's Financial Advisor.............................47
         Recommendation of the Lafayette Board of Directors...................56
         Recommendation of the First Merchants Board of Directors.............57
         Exchange of Lafayette Common Stock...................................57
         Conversion Ratio Adjustment..........................................59
         Rights of Dissenting Shareholders....................................60
         Resale of First Merchants Common Stock by Lafayette Affiliates.......63
         Conditions to Completion of the Merger...............................63
         Termination; Waiver; Amendment.......................................65
         Restrictions Affecting Lafayette Prior to Completion
          of the Merger.......................................................67
         Regulatory Approvals.................................................69
         Effective Date of the Merger.........................................70
         Fees and Expenses....................................................70
         Management After the Merger..........................................70
         Indemnification and Insurance of Lafayette Directors
          and Officers........................................................72
         Treatment of Options to Acquire Shares of Lafayette
          Common Stock........................................................72
         Treatment of Lafayette Stock Appreciation Rights.....................73

         Employee Benefit Plans...............................................73
         Interests of Certain Persons in the Merger...........................75
         NASDAQ National Market Listing.......................................77
         Accounting Treatment.................................................77
         Registration Statement...............................................77

FEDERAL INCOME TAX CONSEQUENCES...............................................78
         Tax Consequences to Lafayette and First Merchants....................78
         Tax Consequences to Lafayette Shareholders...........................78
         Tax Consequences to First Merchants Shareholders.....................81
         Tax Opinion..........................................................81

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL
INFORMATION...................................................................82

DESCRIPTION OF FIRST MERCHANTS................................................92
         Business.............................................................92
         Acquisition Policy and Pending Transactions..........................93
         Recent Developments..................................................93
         Incorporation of Certain Information by Reference....................93

DESCRIPTION OF LAFAYETTE......................................................94
         Business.............................................................94
         Incorporation of Certain Information by Reference....................94

COMPARISON OF COMMON STOCK....................................................95
         Governing Law........................................................95
         Authorized But Unissued Shares.......................................95
         Preemptive Rights....................................................96
         Dividend Rights......................................................96
         Voting Rights........................................................97
         Article and Bylaw Amendments.........................................97
         Special Meetings of Shareholders.....................................98
         Number of Directors and Term of Office...............................98
         Removal of Directors.................................................99
         Dissenters' Rights...................................................99
         Liquidation Rights..................................................100
         Assessment and Redemption...........................................100
         Anti-Takeover Provisions............................................101
         Director Liability..................................................104

LEGAL MATTERS................................................................104

EXPERTS......................................................................104

SHAREHOLDER PROPOSALS........................................................105

WHERE YOU CAN FIND ADDITIONAL INFORMATION....................................105

APPENDICES
         A.       Agreement of Reorganization and Merger.....................A-1
         B.       Indiana Business Corporation Law, Chapter 44
                  (Dissenters' Rights of Appraisal)..........................B-1
         C.       Fairness Opinion of RBC Capital Markets....................C-1
         D.       Lafayette Bancorporation's Annual Report to
                  Shareholders for the year-ended December 31, 2000..........D-1
         E.       Lafayette Bancorporation's Quarterly Report on Form 10-Q
                  for the quarter ended September 30, 2001...................E-1

                              QUESTIONS AND ANSWERS
                  ABOUT THE MERGER AND THE SHAREHOLDER MEETINGS

Q:   Why are the two companies proposing to merge?

A: We believe the merger is in the best interests of both companies and our respective shareholders. First Merchants' Board of Directors believes that the merger with Lafayette will bring together two complementary institutions to create a strategically, operationally and financially strong company that is positioned for further growth. Lafayette's Board of Directors believes that merging with First Merchants provides significant value to Lafayette shareholders and the option to participate in the opportunities for growth offered by the merged company.

     You should review the background and reasons for the merger described in greater detail at pages 43, 45 and 46.

Q:   What will Lafayette shareholders receive in the merger?

A: For each share of Lafayette common stock you own before the merger, you will have the right to elect, on a share-by-share basis, to receive:

     o 1.11 shares of First Merchants common stock (subject to adjustment as provided in the Merger Agreement), or

     o    $30.00 in cash.

     Lafayette shareholders may elect to receive First Merchants common stock for some or all of their shares and/or cash for some or all of their shares. First Merchants will also pay cash in lieu of issuing fractional shares. The Merger Agreement provides that no more than $50,329,248 in cash will be paid to Lafayette shareholders. If Lafayette shareholder elections result in cash elections of more than $50,329,248, your elections may be subject to proration as described under "THE MERGER - Exchange of Lafayette Common Stock" on page 57. As a result of the proration, you may not receive cash to the full extent that you elect to receive that form of merger consideration.

     As of February 1, 2002, the closing price for a share of First Merchants common stock was $23.15 and for a share of Lafayette common stock was $26.70. You should obtain current market prices for shares of First Merchants common stock and Lafayette common stock. First Merchants common stock is quoted and traded over-the-counter on the NASDAQ National Market System under the symbol "FRME." Lafayette common stock is traded on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "LAYB."

Q:   What risks should I consider before I vote on the merger?

A:   You should review "Risk Factors" beginning on page 25.

Q: Will First Merchants shareholders receive any shares or cash as a result of the merger?

A: No. After the merger, First Merchants shareholders will continue to own the same number of First Merchants shares they owned before the merger.

Q:   When is the merger expected to be completed?

A: We are working to complete the merger as quickly as possible. We must first obtain the necessary regulatory approvals and the approvals of the Lafayette shareholders and First Merchants shareholders at the special meeting that each company will hold for its shareholders to vote on the merger. We currently expect to complete the merger at the beginning of the second quarter of 2002.

Q:   What are the tax consequences of the merger to me?

A: We have structured the merger so that First Merchants, Lafayette and Lafayette shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of Lafayette shares for First Merchants shares in the merger. First Merchants shareholders will have no tax consequences as a result of the merger. Taxable income will result, however, to the extent a Lafayette shareholder receives cash instead of First Merchants common stock (including cash received in lieu of fractional shares of First Merchants common stock or upon the exercise of dissenters' rights) and the cash received exceeds the shareholder's adjusted basis. At the closing, Lafayette and First Merchants are to receive an opinion confirming these tax consequences. See "FEDERAL INCOME TAX CONSEQUENCES" beginning on page 78. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:   Will I have dissenters' rights?

A: Lafayette shareholders will be able to dissent from the proposed merger, but only by complying with the applicable provisions of the Indiana Business Corporation Law. First Merchants shareholders have no dissenters' rights or other rights to demand the fair value in cash for their shares of First Merchants common stock as a result of the merger.

Q:   What do I need to do now?

A: You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the March 18, 2002 First Merchants shareholder meeting, if you are a First Merchants shareholder, or at the March 18, 2002 Lafayette shareholder meeting, if you are a Lafayette shareholder. If you are a Lafayette shareholder, you should also complete your Election Form to specify the type of merger consideration you prefer (or provide instructions to your broker if you hold your shares in "street name"). If a returned proxy card is signed but does not specify a choice, your proxy will be voted "FOR" the merger proposal considered at the meeting.

Q:   What if I don't vote or I abstain from voting?

A: If you do not vote or you abstain from voting, your abstention will count as a "NO" vote on the merger.

Q: If my shares are held by my broker in "street name," will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares, which will have the effect of a "NO" vote on the merger.

Q: As a Lafayette shareholder, how do I elect the form of payment that I prefer?

A: An Election Form is enclosed with this document to Lafayette shareholders. If you wish to make an election, you should complete this Election Form and send it in the envelope provided to the conversion agent, First Merchants Bank, National Association. For you to make an effective election, your properly executed Election Form must be received by First Merchants Bank, National Association before 5:00 p.m. local time on March 19, 2002, the election deadline. Please read the instructions on the Election Form for information on completing the form. If you do not return a completed, properly executed Election Form by the election deadline, then you will receive First Merchants common stock for all of your shares of Lafayette common stock.

Q:   As a Lafayette shareholder, which form of payment should I choose? Why?

A: The form of payment you should elect will depend upon your personal financial and tax circumstances. We urge you to consult your financial or tax advisor if you have any questions about the form of payment you should elect.

Q: As a Lafayette shareholder, if I am voting against the merger, should I still make an election?

A: Yes. If the merger is approved by the First Merchants and Lafayette shareholders and becomes effective, you will receive merger consideration based on the Election Form you submit. If you fail to submit an Election Form, your Lafayette shares will be treated as if you elected to receive First Merchants common stock for all such shares. If you are a Lafayette shareholder and vote against the merger, you may still exercise your dissenters' rights even though you have submitted an Election Form, although your right to do so depends on your strict compliance with the requirements of the Indiana Business Corporation Law.

Q:   As a Lafayette shareholder, can I change my election?

A: Yes. You can change your election by submitting a new Election Form to First Merchants Bank, National Association so it is received prior to the election deadline set forth on the Election Form. After the election deadline, no changes may be made.

Q: Are Lafayette shareholders guaranteed to receive the form of merger consideration - cash, common stock or a combination thereof - they request on their Election Forms?

A: No. There is a limit on the amount of cash to be paid for Lafayette's outstanding shares. Because a maximum of approximately 40% of Lafayette's outstanding shares will be converted into cash, some shareholders likely will receive a form of consideration they did not elect. For example, if you elect to receive all or a portion of cash and the holders of more than 40% of the outstanding shares of Lafayette's common stock elect to receive cash, you may receive stock instead of the cash you elected. There are no restrictions on the exchange of Lafayette's outstanding shares for First Merchants common stock. For example, the holders of all of Lafayette's outstanding shares could elect and receive First Merchants common stock. The reallocation procedures are described in greater detail in this document under "THE MERGER - Exchange of Lafayette Common Stock" on page 57.

Q:   May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to your company before its meeting. If you are a First Merchants shareholder, submit your notice of revocation or new proxy card to First Merchants Corporation, 200 East Jackson Street, Muncie, Indiana 47305,
     Attention: Larry R. Helms. If you are a Lafayette shareholder, submit your notice of revocation or new proxy card to Lafayette Bancorporation, 133 North 4th Street, Lafayette, Indiana 47902, Attention: Michelle D. Turnpaugh. Third, you may attend the meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You must request a ballot and vote the ballot at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:   Should I send in my stock certificate(s) now?

A: No. After the merger is completed, Lafayette shareholders will receive written instructions from First Merchants for exchanging their stock certificates for the consideration to be received by them in the merger. First Merchants shareholders need not do anything. If you are a First Merchants shareholder, you should retain your certificates, as you will continue to hold the First Merchants shares you currently own.

                                     SUMMARY

This brief summary highlights selected information from this joint proxy statement-prospectus. Because this is a summary, it does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we have referred you before you decide how to vote. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION" on page 105 for a description of documents that we incorporate by reference into this document. Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

The Companies (pages 92 and 94)

First Merchants Corporation
200 East Jackson Street
Muncie, Indiana  47305
(765) 747-1500

First Merchants is a multi-bank holding company and a financial holding company, incorporated under Indiana law and headquartered in Muncie, Indiana. First Merchants has eight banking subsidiaries: First Merchants Bank, National Association; First United Bank; The Madison Community Bank; The Union County National Bank of Liberty; The Randolph County Bank; The First National Bank of Portland; Decatur Bank & Trust Company; and Frances Slocum Bank and Trust Company. Through these subsidiaries, First Merchants operates a general banking business. First Merchants also owns various nonbank subsidiaries that engage in the title insurance, insurance agency, and reinsurance business.

At September 30, 2001, on a consolidated basis, First Merchants had assets of approximately $1.8 billion, deposits of approximately $1.4 billion, and stockholders' equity of approximately $178 million. First Merchants common stock is quoted and traded over-the-counter on the NASDAQ National Market System under the symbol "FRME." See "DESCRIPTION OF FIRST MERCHANTS."

Lafayette Bancorporation
133 North 4th Street
P.O. Box 1130
Lafayette, Indiana 47902
(765) 423-7100

Lafayette is a one bank holding company, incorporated under Indiana law and headquartered in Lafayette, Indiana. Lafayette Bank and Trust Company is a wholly-owned subsidiary of Lafayette.

At September 30, 2001, on a consolidated basis, Lafayette had assets of approximately $748 million, deposits of approximately $603 million, and stockholders' equity of approximately $59 million. Lafayette common stock is traded on the Over-the-Counter Bulletin Board of the

National Association of Securities Dealers, Inc. under the symbol "LAYB." See "DESCRIPTION OF LAFAYETTE."

The Lafayette Shareholders Meeting (page 37)

The special meeting of Lafayette shareholders will be held on Monday, March 18, 2002, at 3:00 p.m. local time, at Lafayette's principal office located at 133 North 4th Street, Lafayette, Indiana.

At the special meeting, Lafayette shareholders will be asked:

     1. to approve the Merger Agreement and the merger of Lafayette and First Merchants; and

     2. to act on any other items that may be submitted to a vote at the special meeting.

Lafayette Record Date; Vote Required (page 37)

You can vote at the Lafayette special meeting of shareholders if you owned common stock of Lafayette at the close of business on January 31, 2002. You can cast one vote for each share of stock you owned on that date. To approve the merger and the Merger Agreement, the holders of at least a majority of the shares of Lafayette common stock outstanding must vote in its favor. You can vote your shares by attending the special meeting or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy as late as the date of the special meeting by sending in a new proxy or written notice of revocation or by attending the special meeting and voting in person.

As of January 31, 2002, Lafayette's executive officers, directors and their affiliates owned with the power to vote 134,840 shares or approximately 3.4% of the shares of Lafayette common stock outstanding.

Lafayette Recommendation to Shareholders (pages 39 and 56)

The Board of Directors of Lafayette believes that the merger is in your best interests and recommends that you vote "FOR" the proposal to approve the merger.

The First Merchants Shareholders Meeting (page 40)

The special meeting of First Merchants shareholders will be held on Monday, March 18, 2002, at 10:00 a.m. local time, at First Merchants' principal office located at 200 East Jackson Street, Muncie, Indiana.

At the special meeting, First Merchants shareholders will be asked:

     1. to approve the Merger Agreement and the merger of First Merchants and Lafayette; and

     2. to act on any other items that may be submitted to a vote at the special meeting.

First Merchants Record Date; Vote Required (page 40)

You can vote at the First Merchants special meeting of shareholders if you owned common stock of First Merchants at the close of business on January 31, 2002. You can cast one vote for each share of stock you owned on that date. To approve the merger and the Merger Agreement, the holders of at least a majority of the shares of First Merchants common stock outstanding must vote in its favor. You can vote your shares by attending the special meeting or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy as late as the date of the special meeting by sending in a new proxy or written notice of revocation or by attending the special meeting and voting in person.

As of January 31, 2002, First Merchants' executive officers, directors and their affiliates owned with the power to vote 1,282,521 shares or approximately
10.0% of the shares of First Merchants common stock outstanding.

First Merchants Recommendation to Shareholders (pages 42 and 57)

The Board of Directors of First Merchants believes that the merger is in your best interests and recommends that you vote "FOR" the proposal to approve the merger.

The Merger (page 43)

We have attached the Agreement of Reorganization and Merger (Merger Agreement) to this document as Appendix A. Please read the Merger Agreement. It is the legal document that governs the merger.

Lafayette will merge with First Merchants and, thereafter, Lafayette will cease to exist. After the merger, Lafayette Bank and Trust Company will be a wholly-owned subsidiary of First Merchants. We hope to complete the merger at the beginning of the second quarter of 2002.

Reasons for the Merger (pages 45 and 46)

First Merchants. First Merchants' Board of Directors considered a number of financial and nonfinancial factors in making its decision to merge with Lafayette, including its respect for the ability and integrity of the Lafayette Board of Directors, management and staff. The Board believes that expanding First Merchants' operations in the areas Lafayette operates offers long-term strategic benefits to First Merchants.

Lafayette. In considering the merger with First Merchants, Lafayette's Board of Directors collected and evaluated a variety of economic, financial and market information regarding First Merchants and its subsidiaries, their respective businesses and First Merchants' reputation and future prospects. In the opinion of Lafayette's Board of Directors, favorable factors included First Merchants' strong earnings and stock performance, its management, the compatibility of its markets to those of Lafayette, the level of dividends paid by First Merchants to its shareholders,

First Merchants' agreement to retain Lafayette Bank and Trust Company as a separate bank subsidiary for at least 5 years, and the attractiveness of First Merchants' offer from a financial perspective. Consideration was further given to the potential benefits of ownership of First Merchants common stock, which is traded in the over-the-counter market and reported on the NASDAQ National Market System, as compared to Lafayette common stock, which is traded in the over-the-counter market and reported on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. In addition, the Board of Directors considered the opinion of Dain Rauscher Wessels, now rebranded as RBC Capital Markets effective as of November 1, 2001, the financial advisor to Lafayette, indicating that the consideration to be received by Lafayette's shareholders under the Merger Agreement is fair from a financial point of view. The Board of Directors believes that the merger will have a positive, long-term impact on Lafayette Bank and Trust Company's customers and employees and the communities served by Lafayette Bank and Trust Company.

What Lafayette Shareholders Will Receive (page 57)

As a Lafayette shareholder, each of your shares of Lafayette common stock will be converted into the right to receive, at your election, either (i) 1.11 shares of First Merchants common stock, or (ii) $30 in cash, subject to possible upward or downward adjustment of the conversion ratio, as provided in the Merger Agreement. You may also elect to receive a combination of First Merchants common stock and cash for your shares. The amount of cash payable in connection with the merger is subject to various limitations and prorations. Under certain circumstances, an election to receive cash may be converted into an election to receive First Merchants common stock. In addition, the conversion ratio is subject to adjustment under certain circumstances. Cash will be paid for fractional shares of First Merchants common stock resulting from the conversion ratio.

You are being asked to complete the Election Form accompanying this document to elect to receive either 1.11 shares of First Merchants common stock or $30 in cash for each share of Lafayette common stock you own. You may elect to receive cash for a portion of your shares and First Merchants common stock for a portion of your shares. To be effective, your properly completed Election Form must be received by the Trust Department of First Merchants Bank, National Association by 5:00 p.m. local time on March 19, 2002. If a properly completed Election
Form is not timely received, you will be deemed to have elected to receive First Merchants stock in exchange for all of your shares of Lafayette common stock.

After we complete the merger, Lafayette shareholders will receive instructions on how to surrender their Lafayette stock certificates and receive their cash and/or First Merchants common stock certificates.

Because the exchange ratio is fixed within certain parameters and because the market price of common stock of First Merchants will fluctuate, the market value of the stock of First Merchants you will receive in the merger is not fixed. See "SUMMARY - Comparative Market Price Information" on page 15.

What First Merchants Shareholders Will Receive (page 47)

First Merchants shareholders will not receive any consideration in the merger. After the merger, First Merchants shareholders will continue to own the same number of First Merchants shares owned before the merger.

Opinion of Lafayette's Financial Advisor (page 47)

The Board of Directors of Lafayette received the written opinion of Dain Rauscher Wessels, now rebranded as RBC Capital Markets effective as of November 1, 2001, dated October 14, 2001, that the terms of the merger are fair from a financial point of view to the Lafayette shareholders. RBC Capital Markets subsequently updated its October 14, 2001 opinion by delivering to the Lafayette Board of Directors an opinion dated as of the date of this document. We have attached a copy of the updated fairness opinion to this document as Appendix C. Lafayette shareholders should read the fairness opinion in its entirety.

What We Need to Do to Complete the Merger (page 63)

Completion of the merger depends on a number of conditions being met. In addition to our compliance with the Merger Agreement, these conditions include among others:

     1. approval of the Merger Agreement by the shareholders of Lafayette and First Merchants;

     2. approval of the merger by certain regulatory agencies and the expiration of any regulatory waiting periods;

     3. the receipt of an opinion of Bingham McHale LLP, that the merger will be treated, for U.S. federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by Lafayette shareholders in the merger to the extent they receive shares of First Merchants common stock as consideration for their shares of Lafayette common stock;

     4. notification to the Nasdaq Stock Market, Inc. regarding the common stock that First Merchants will issue in the merger;

     5. the receipt of all third party consents required for consummation of the merger; and

     6. other customary conditions and obligations of the parties set forth in the Merger Agreement.

Termination of the Merger (page 65)

Either Lafayette or First Merchants may call off the merger under certain circumstances, including among others:

     1.   we both consent in writing;

     2. the other party breaches in a material manner any of the representations or warranties or any covenant or agreement it has made under the Merger Agreement and the breach is not cured within thirty
          (30) days of receiving written notice;

     3. the Lafayette shareholders or the First Merchants shareholders do not approve the Merger Agreement;

     4. a material adverse change in the financial condition of First Merchants or Lafayette since June 30, 2001 (other than for reasons relating to the general business and interest rate environment including the consequences of the September 11, 2001 terrorist attacks on the United States or to the payment of merger-related expenses);

     5. the merger does not qualify as a tax-free reorganization in the opinion of counsel to First Merchants or Lafayette;

     6.   the merger is not completed by June 30, 2002;

     7.   we are not able to obtain required regulatory approvals;

     8. the average of the mid-point between the bid and ask prices of First Merchants common stock for a defined period before closing of the merger being less than $22.05 or greater than $26.95, subject to the right of Lafayette or First Merchants, respectively, to preserve the Merger Agreement by adjusting the conversion ratio;

     9. if Lafayette gives First Merchants notice that it intends to furnish information to or enter into discussions or negotiations with a third party relating to a proposed acquisition of Lafayette or Lafayette Bank and Trust Company, if Lafayette fails to give First Merchants written notice of any such intention, or if Lafayette's Board of Directors withdraws or modifies its recommendation to Lafayette shareholders to vote for the merger following receipt of a proposal for an acquisition from a third party;

     10. if Lafayette's Board of Directors terminates the Merger Agreement in the exercise of its fiduciary duties after receipt of an unsolicited acquisition proposal from a third party;

     11. if either party is unable to satisfy any conditions to a party's obligations under the Merger Agreement (providing such party is not then in material breach of the Merger Agreement); or

     12. if either party determines the merger is inadvisable due to the commencement or credible threat of material litigation or proceedings against one of the parties.

If Lafayette terminates the Merger Agreement in connection with an acquisition proposal by a third party pursuant to item 10 above or if First Merchants terminates the Merger Agreement in connection with item 9 above, Lafayette has agreed to pay First Merchants the amount of $2,500,000 in liquidated damages.

Waiver and Amendment (page 65)

We can agree to amend the Merger Agreement, and each of us can waive our right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows. However, we may not amend the Merger Agreement after the Lafayette and First Merchants shareholders approve the merger without their further approval if the amendment would decrease the merger consideration or have a material adverse effect on the Lafayette or First Merchants shareholders.

Completion of the Merger (page 70)

The merger of Lafayette into First Merchants will become effective when we file Articles of Merger with the Secretary of the State of Indiana, or at such later date and time as may be set forth in the Articles of Merger. We expect the merger to become effective at the beginning of the second quarter of 2002.

Fees and Expenses (page 70)

First Merchants and Lafayette will pay their own fees, costs, and expenses incurred in connection with the merger except that printing and postage expenses for this document in connection with the First Merchants and Lafayette shareholder meetings will be paid by First Merchants. Lafayette will pay for the cost of the opinion of Lafayette's financial advisor.

Conduct of Business Pending Merger (page 67)

Under the Merger Agreement, Lafayette must carry on its business in the ordinary course and may not take certain extraordinary actions without first obtaining First Merchants' approval.

We have agreed that Lafayette will continue to pay quarterly dividends at no more than the current rate of $0.11 per share until the merger closes, provided that Lafayette may also declare a special year-end dividend of up to $0.05 per share. We will each cooperate to insure that Lafayette shareholders will receive only one quarterly dividend for the quarter in which the merger closes, and not one from both First Merchants and from Lafayette.

Dissenters' Rights (page 60)

For shareholders of Lafayette, Indiana law permits you to dissent from the merger and have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including giving Lafayette certain notices and not voting your shares in favor of the merger. You will not receive any stock in First Merchants if you dissent and follow all of the required procedures. Instead, you will only receive the value of your stock in cash. Shareholders of First Merchants do not have the right to dissent from the merger. The relevant sections of Indiana law governing this process are attached to this document as Appendix B. See "THE MERGER - Rights of Dissenting Shareholders" and Appendix B.

Management and Operations After the Merger (page 70)

Lafayette's corporate existence will cease after the merger. Accordingly, directors and officers of Lafayette will not serve in such capacities after the effective date of the merger. The directors and officers of Lafayette Bank and Trust Company will continue in their respective positions after the merger, subject to certain restrictions.

Upon completion of the merger, the current directors of First Merchants will continue to serve in such capacities. In addition, Richard A. Boehning, who currently serves as a director of Lafayette and of Lafayette Bank and Trust Company, and Robert T. Jeffares, who currently serves as a director of Lafayette Bank and Trust Company, will be nominated for election to the Board of Directors of First Merchants to serve for three (3) years following the merger. One of such new directors shall also be elected as Vice Chairman of the Executive Committee of the Board of Directors of First Merchants. In the event any one or more of such new directors is not able to serve, another director or directors of Lafayette or Lafayette Bank and Trust Company selected by agreement between First Merchants and Lafayette shall serve in his or their place. Within one year after the effective time of the merger, First Merchants has agreed to make a good faith effort to expand the size of the Boards of Directors of First Merchants and of Lafayette Bank and Trust Company by adding two new directors who are residents of Tippecanoe County, Indiana. Upon completion of the merger, the current officers of First Merchants will continue to serve in such capacities. In addition, Robert J. Weeder, the current President and Chief Executive Officer of Lafayette and Lafayette Bank and Trust Company, will become Senior Vice President of First Merchants.

Interests of Directors and Officers in the Merger That Are Different From Your Interests (page 75)

Some of Lafayette's directors and officers have interests in the merger that may differ from, or that may be in addition to, their interests as Lafayette shareholders. These interests exist because of agreements that the Lafayette directors and officers have with First Merchants and rights that Lafayette directors and officers have under Lafayette's benefit plans. These agreements provide certain officers and directors with various management and/or director positions at First Merchants after the merger and continued management and/or director positions at Lafayette Bank after the merger. In addition, the merger causes the accelerated vesting and payment of certain benefits under Lafayette's benefit plans.

The members of the Lafayette Board of Directors and First Merchants Board of Directors knew about these additional interests, and considered them, when they approved the Merger Agreement.

Accounting Treatment (page 77)

The merger will be accounted for as a purchase transaction. As a result, Lafayette's assets and liabilities will be recorded by First Merchants at their estimated fair values. Any excess payment by First Merchants over the fair market value of the net assets and identifiable intangibles of Lafayette will be recorded as goodwill on the financial statements of First Merchants.

Regulatory Approvals (page 69)

The merger must be approved by the Board of Governors of the Federal Reserve System (Federal Reserve) and the Indiana Department of Financial Institutions (Indiana Department). We have filed all of the required applications or notices with the Federal Reserve and the Indiana Department. We cannot assure you as to when or whether the approvals will be received.

Certain Federal Income Tax Consequences (page 78)

Whether income, gain, or loss, for federal income tax purposes, will be recognized by Lafayette shareholders as a result of the merger will depend upon whether you elect to receive for your shares of Lafayette stock solely First Merchants stock, part First Merchants stock and part cash, or solely cash. In general, no gain or loss, for federal income tax purposes, will be recognized by you if you receive only shares of First Merchants stock. However, gain or loss, for federal income tax purposes, will be recognized for cash payments received by you in lieu of fractional share interests resulting from the conversion ratio.

If you receive part cash and part First Merchants stock for your shares, you will recognize gain only, for federal income tax purposes, and whether such gain is treated as a capital gain or dividend varies based on the circumstances. No loss will be recognized by you if you receive part cash and part First Merchants stock for your shares.

Unless treated as a dividend, gain or loss, for federal income tax purposes, will be recognized, however, with respect to cash payments received by you if you receive only cash. Unless treated as a dividend, gain or loss will also be recognized with respect to cash payments received by you if you perfect your dissenters' rights.

Determining the actual tax consequences of the merger to you can be complicated. You are urged to consult with your own tax advisors with respect to the tax consequences of the merger to you.

Our obligation to complete the merger is conditioned on our receipt of a legal opinion about the federal income tax consequences of the merger. The opinion will not, however, bind the Internal Revenue Service which could take a different view.

The shareholders of First Merchants will not incur any tax consequences from the proposed merger.

Restrictions Placed on the Sale of First Merchants Stock Issued to Certain Lafayette Shareholders (page 63)

Certain resale restrictions apply to the sale or transfer of the shares of First Merchants common stock issued to directors, executive officers and 10% shareholders of Lafayette in exchange for their shares of Lafayette common stock.

Comparative Rights of First Merchants Shareholders and Lafayette Shareholders (page 95)

The rights of shareholders of First Merchants and Lafayette differ in some respects. Upon completion of the merger, Lafayette shareholders who receive First Merchants common stock will take such stock subject to its terms and conditions. Although both corporations are organized under Indiana law, the corporate governance documents of Lafayette and First Merchants differ in several respects.

Certain provisions of First Merchants' Articles of Incorporation reduce First Merchants' vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors of First Merchants believes that it is in the best interests of First Merchants and its shareholders to encourage potential acquirors to negotiate directly with First Merchants' Board of Directors and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the view of First Merchants' Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of First Merchants and which is in the best interests of all shareholders. These provisions may, however, also have the effect of discouraging a future takeover attempt which would not be approved by First Merchants' Board of Directors, but pursuant to which shareholders may receive a premium for their shares over the then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of First Merchants' Board of Directors and management more difficult.

Recent Developments (page 93)

On December 21, 2001, First Merchants filed a registration statement on Form S-3 with the Securities and Exchange Commission. The registration statement is a "shelf" filing pursuant to which certain business trusts wholly-owned by First Merchants may issue up to $70 million of trust preferred securities to the public for cash. In the event trust preferred securities are issued, proceeds from the sale will be invested in an identical amount of junior subordinated debentures to be issued by First Merchants to the applicable business trust and First Merchants shall guaranty the payment of the trust preferred securities. It is anticipated that on or about the date of consummation of the merger, First Merchants will cause trust preferred securities in the approximate amount of $57.5 million to be issued to finance the cash portion of the consideration to be paid by First Merchants to the shareholders of Lafayette in the merger. Any such offering of trust preferred securities would be made only by means of a prospectus and related prospectus supplement, and would be subject to the registration statement becoming effective, compliance with applicable state securities laws and favorable market conditions. This joint proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any trust preferred securities.

Comparative Market Price Information

Shares of First Merchants common stock are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol "FRME." Shares of Lafayette common stock are traded in the over-the-counter market and share prices are reported on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "LAYB." The following table presents quotation information for First Merchants common stock on the NASDAQ National Market System and for Lafayette common stock on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. on October 12, 2001, the business day before the merger was publicly announced, and February 1, 2002, the last practicable trading day for which information was available prior to the date of this joint proxy statement-prospectus.

                         First Merchants Common Stock                               Lafayette Common Stock
                         ----------------------------                               ----------------------

                                                        (Dollars Per Share)

                           High             Low           Close           High             Low             Close
                           ----             ---           -----           ----             ---             -----
October 12, 2001          $23.50          $22.90         $23.43          $16.50           $16.47          $16.47

February 1, 2002          $23.60          $23.10         $23.15          $26.70           $26.70          $26.70

The market value of the aggregate consideration that Lafayette shareholders will receive in the merger is approximately $109 million (or $26.01 per share of Lafayette common stock) based on 4,194,104 shares of Lafayette common stock outstanding, First Merchants' closing stock price of $23.43 on October 12, 2001, the business day before the merger was publicly announced, and all shares of Lafayette common stock being exchanged for shares of First Merchants common stock in the merger. Using this same First Merchants' closing stock price and number of outstanding shares of Lafayette common stock, but assuming that 60% of Lafayette's shares of common stock are exchanged for First Merchants common stock and 40% of Lafayette's shares of common stock are exchanged for cash in the merger, the market value of the aggregate consideration that Lafayette shareholders will receive in the merger is approximately $116 million (or $27.60 per share of Lafayette common stock).

The market value of the aggregate consideration that Lafayette shareholders will receive in the merger is approximately $108 million (or $25.70 per share of Lafayette common stock) based on First Merchants' closing stock price of $23.15 on February 1, 2002, the last practicable trading day for which information was available prior to the date of this joint proxy statement-prospectus, and all shares of Lafayette common stock being exchanged for shares of First

Merchants common stock in the merger. Using this same First Merchants' closing stock price and number of outstanding shares of Lafayette common stock, but assuming that 60% of Lafayette's shares of common stock are exchanged for First Merchants common stock and 40% of Lafayette's shares of common stock are exchanged for cash in the merger, the market value of the aggregate consideration that Lafayette shareholders will receive in the merger is approximately $115 million (or $27.42 per share of Lafayette common stock).

Also set forth below for each of the closing prices of First Merchants common stock on October 12, 2001, and February 1, 2002, is the equivalent pro forma price of Lafayette common stock, which we determined by multiplying the applicable price of First Merchants common stock by the number of shares of First Merchants common stock we are issuing for a share of Lafayette common stock in the merger, which is the exchange ratio of 1.11. The equivalent pro forma price of Lafayette common stock shows the implied value to be received in the merger by Lafayette shareholders who receive First Merchants common stock in exchange for a share of Lafayette common stock on these dates.

                     First Merchants      Lafayette        Lafayette Equivalent
                      Common Stock       Common Stock           Pro Forma
                      ------------       ------------           ---------

October 12, 2001         $23.43            $16.47                $26.01
February 1, 2002         $23.15            $26.70                $25.70

We urge you to obtain current market quotations for First Merchants common stock and Lafayette common stock. We expect that the market price of First Merchants common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market price of First Merchants common stock is subject to fluctuation, the value of the shares of First Merchants common stock that Lafayette shareholders will receive in the merger may increase or decrease prior to and after the merger, while the conversion ratio is fixed within certain parameters. Lafayette shareholders who receive cash will receive a fixed amount of $30.00 per share.

 Comparative Per Share Data

The following table shows historical information about our companies' earnings per share, dividends per share and book value per share, and similar information reflecting the merger and the related issuance of the First Merchants trust preferred securities, which we refer to as "pro forma" information. In presenting the comparative pro forma information, we have assumed that we were merged and the related offering of the First Merchants trust preferred securities completed through the periods shown in the table. The pro forma information reflects the "purchase" method of accounting. We derived the First Merchants and Lafayette pro forma data as described under "UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION" on page 82.

The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the conversion ratio of 1.11. First Merchants and Lafayette present this information to reflect the value of shares of First Merchants common stock that Lafayette shareholders will receive in the merger for each share of Lafayette common stock exchanged.

We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under two sets of assumptions, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the merged company would have been had our companies been merged during the periods presented.

The information in the following table is based on historical financial information of Lafayette and of First Merchants which are included in each company's respective prior Securities and Exchange Commission filings. The historical financial information of First Merchants has been incorporated into this document by reference. Certain historical financial information for Lafayette is included in this document as Appendices D and E. Additional historical financial information of Lafayette has been incorporated into this document by reference. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION" on page 105 for a description of documents that we incorporate by reference into this document and how to obtain copies of them.

We urge you to obtain current market quotations for First Merchants common stock and Lafayette common stock. We expect that the market price of First Merchants common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market price of First Merchants common stock is subject to fluctuation, the value of the shares of First Merchants common stock that Lafayette shareholders will receive in the merger may increase or decrease prior to and after the merger.

                          FIRST MERCHANTS AND LAFAYETTE
                     HISTORICAL AND PRO FORMA PER SHARE DATA

                                                  First Merchants                                  Lafayette
                                   ----------------------------------------------- ------------------------------------------------
                                   Historical (5)           Pro Forma              Historical         Equivalent Pro Forma
                                   -------------- -------------------------------- ---------- -------------------------------------
                                                  Assumption A(1)  Assumption B(2)            Assumption A(1)(3) Assumption B(2)(4)
                                                  ---------------  ---------------            ------------------ ------------------
Net income per share
  Nine months ended
    September 30, 2001
      Basic .........................  $1.36           $1.35           $1.37         $1.41          $1.50              $1.52
      Diluted .......................   1.35            1.34            1.36          1.40           1.49               1.51
  Twelve months ended
    December 31, 2000
      Basic .........................  $1.67           $1.67           $1.68         $1.75          $1.85              $1.86
      Diluted .......................   1.66            1.66            1.67          1.74           1.84               1.85

Cash dividends per share
  Nine months ended
    September 30, 2001 ..............  $0.67           $0.67           $0.67         $0.31          $0.74              $0.74
  Twelve months ended
    December 31, 2000 ...............   0.86            0.86            0.86          0.43           0.95               0.95

Book value per share
  At September 30, 2001 ............. $14.01          $16.55          $15.72        $14.81         $18.37             $17.45
  At December 31, 2000 ..............  12.80           16.31           15.38         13.37          18.10              17.07

     ----------

     (1) See Note (1) in "Notes to Unaudited Pro Forma Summary of Selected Consolidated Financial Data" on page 24.

     (2) See Note (2) in "Notes to Unaudited Pro Forma Summary of Selected Consolidated Financial Data" on page 24.

     (3) Calculated by multiplying the First Merchants Pro Forma - Assumption A combined per share data by the assumed conversion ratio of 1.11.

     (4) Calculated by multiplying the First Merchants Pro Forma - Assumption B combined per share data by the assumed conversion ratio of 1.11.

     (5) The First Merchants December 31, 2000 historical per share data has been restated to give effect to the 5% stock dividend effected August, 2001.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain summary historical consolidated financial data for each of our companies. First Merchants' and Lafayette's balance sheet data and income statement data as of and for the five years in the period ended December 31, 2000 are taken from each of our respective audited consolidated financial statements. First Merchants' and Lafayette's balance sheet data and income statement data as of and for the nine months ended September 30, 2001 and 2000 are taken from our respective unaudited consolidated financial statements. Results for the nine months ended September 30, 2001 do not necessarily indicate results for the entire year.

     The following tables also set forth certain summary unaudited pro forma consolidated financial information for our companies reflecting the merger and, under Assumption B in such pro forma financial information, the related issuance of the First Merchants trust preferred securities to finance the cash portion of the consideration to be paid by First Merchants to the shareholders of Lafayette in the merger. See "SUMMARY - Recent Developments." The income statement information presented gives effect to the merger and, under Assumption B, the related issuance of the First Merchants trust preferred securities as if each occurred on the first day of each period presented. The balance sheet information presented gives effect to the merger and, under Assumption B, the related issuance of the First Merchants trust preferred securities as if each occurred on September 30, 2001.

     The pro forma information reflects the "purchase" method of accounting, with Lafayette's assets and liabilities recorded at their estimated fair values as of September 30, 2001. The actual fair value adjustments to the assets and the liabilities of Lafayette will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements. In the opinion of First Merchants' management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

     We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under two sets of assumptions, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results.

     You should read this selected financial data in conjunction with First Merchants' consolidated financial statements and related notes incorporated into this document by reference and Lafayette's consolidated financial statements and related notes included in this document as Appendices D and E and incorporated into this document by reference, and in conjunction with the Unaudited Pro Forma combined consolidated financial information appearing beginning on page 82 in this document. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION" on page 105 for a description of documents that we incorporate by reference into this document and how to obtain copies of them.

                                 FIRST MERCHANTS
    FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (1)
                (Dollars In Thousands, Except Per Share Amounts)

                                         For the Nine Months
                                         Ended September 30                         For the Years Ended December 31
                                     ------------------------    ------------------------------------------------------------------

                                         2001         2000          2000          1999          1998          1997          1996
                                         ----         ----          ----          ----          ----          ----          ----
     Summary of Operations
Interest income                      $   90,913    $   85,287    $  116,528    $  100,463    $   94,161    $   88,184    $   80,523
Interest expense                         43,691        43,810        60,546        46,898        44,465        41,392        37,134
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net interest income                      47,222        41,477        55,982        53,565        49,696        46,792        43,119
Provision for loan losses                 2,371         1,747         2,625         2,241         2,372         1,735         1,790
Noninterest income                       13,642        12,183        16,634        14,573        12,880        10,146         9,317
Noninterest expense                      32,959        29,481        40,083        36,710        32,741        30,016        27,596
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net income before income tax             25,234        22,432        29,908        29,187        27,463        25,187        23,050
Income tax expense                        8,834         7,334         9,968        10,099         9,556         8,704         8,006
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Income                           $   16,700    $   15,098    $   19,940    $   19,088    $   17,907    $   16,483    $   15,044
                                     ==========    ==========    ==========    ==========    ==========    ==========    ==========

    Per Share Data (2)

Net income
         Basic                       $     1.36    $     1.28    $     1.67    $     1.51    $     1.43    $     1.33    $     1.23
         Diluted                           1.35          1.27          1.66          1.50          1.41          1.31          1.21
Cash dividends (3)                         0.67          0.64          0.86          0.80          0.73          0.66          0.56
                                                                                                                               0.67

    Balances End of Period
Total assets                         $1,761,671    $1,600,938    $1,621,063    $1,474,048    $1,362,527    $1,181,359    $1,112,672
Total loans                           1,361,638     1,165,430     1,175,586       998,895       890,356       838,658       744,474
Total deposits                        1,388,570     1,241,121     1,288,299     1,147,203     1,085,952       976,972       918,876
Securities sold under repurchase
    agreements (long-term  portion)      32,500        32,500        32,500        35,000        48,836            --            --
Federal home loan bank advances         116,623       103,163        93,182        73,514        47,067        25,500        10,150
Stockholders' equity                    177,585       152,870       156,063       126,296       153,891       141,794       130,250

    Selected Ratios
Return on average assets                   1.35%         1.32%         1.30%         1.37%         1.43%         1.43%         1.39%

Return on average equity                  13.66         14.61         14.10         12.75         12.09         12.12         11.95

     (1) On April 1, 1999, First Merchants issued 1,153,735 shares of its common stock in exchange for all of the outstanding shares of Jay Financial Corporation, Portland, Indiana. On April 21, 1999, First Merchants issued 851,174 shares of its common stock in exchange for all of the outstanding shares of Anderson Community Bank, Anderson, Indiana. On August 1, 1996, First Merchants issued 1,484,729 shares of its common stock in exchange for all of the outstanding shares of Union National Bancorp, Liberty, Indiana. On October 2, 1996, First Merchants issued 890,986 shares of its common stock in exchange for all of the outstanding shares of Randolph County Bancorp, Winchester, Indiana. All of such transactions were accounted for under the pooling-of-interests method of accounting. The financial information for First Merchants presented above has been restated to reflect these poolings-of-interests and reports the financial condition and results of operations as though First Merchants had been combined with Jay Financial Corporation, Anderson Community Bank, Union National Bancorp and Randolph County Bancorp as of January 1, 1996.

     (2) Restated for 3-for-2 stock split effected October, 1998 and 5% stock dividend effected August, 2001.

     (3) Dividends per share are for First Merchants only, not restated for pooling transactions.

                                    LAFAYETTE
      FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                (Dollars In Thousands, Except Per Share Amounts)

                                         For the Nine Months
                                          Ended September 30                        For the Years Ended December 31
                                        ---------------------     -----------------------------------------------------------------

                                          2001         2000         2000           1999           1998           1997        1996
                                          ----         ----         ----           ----           ----           ----        ----
     Summary of Operations
Interest income                         $ 40,904     $ 38,428     $ 52,386       $ 44,390       $ 34,745       $ 31,911    $ 28,215
Interest expense                          21,281       19,821       27,405         21,543         16,963         15,525      14,012
                                        --------     --------     --------       --------       --------       --------    --------
Net interest income                       19,623       18,607       24,981         22,847         17,762         16,386      14,203
Provision for loan losses                    900          900        1,200          1,060            980            620         240
Noninterest income                         5,315        4,289        5,825          5,125          4,916          4,168       3,422
Noninterest expense                       15,855       14,083       19,176         17,534         13,610         12,557      11,191
                                        --------     --------     --------       --------       --------       --------    --------
Net income before income tax               8,183        7,193       10,430          9,378          8,088          7,377       6,194
Income tax expense                         2,580        2,674        3,514          3,027          2,711          2,569       2,103
                                        --------     --------     --------       --------       --------       --------    --------
Net Income                              $  5,603     $  5,239     $  6,916       $  6,351       $  5,377       $  4,808    $  4,091
                                        ========     ========     ========       ========       ========       ========    ========

     Per Share Data (1)
Net income
         Basic                          $   1.41     $   1.33    $   1.75       $   1.61       $   1.36        $   1.22    $   1.04
         Diluted                            1.40         1.31        1.74           1.57           1.34            1.21        1.04
Cash dividends                              0.31         0.28        0.43           0.39           0.34            0.31        0.25

     Balances End of Period
Total assets                            $747,553     $686,329     $741,147       $645,149       $483,969       $439,029    $414,391
Total loans                              555,238      534,325      537,725        489,070        353,828        312,227     268,940
Total deposits                           603,460      557,681      578,297        522,247        395,546        355,195     341,550
Securities sold under repurchase
  agreements (long-term  portion)          1,603        2,342        1,916          3,433          2,003          6,687       3,124
Federal home loan bank advances           35,066       30,823       35,737         30,027         23,854         19,886       9,265
Stockholders' equity                      58,654       50,552       52,801         45,785         42,614         38,469      34,646

     Selected Ratios
Return on average assets                    1.01%        1.05%        1.02%          1.06%          1.18%          1.15%       1.08%

Return on average equity                   13.43        14.52        14.11          14.27          13.17          13.16       12.35

--------

     (1)  Restated for all stock dividends and splits.

                                 FIRST MERCHANTS

      UNAUDITED PRo forma summary of selected CONSOLIDATED financial data
                (Dollars In Thousands, Except Per Share Amounts)

                                     For The Nine Months Ended September 30, 2001       For The Year Ended December 31, 2000
                                     --------------------------------------------       ------------------------------------

                                     Assumption A(1)             Assumption B(2)       Assumption A(1)       Assumption B(2)
                                     ---------------             ---------------       ---------------       ---------------
     Summary of Operations
Interest income                         $131,301                     $131,356             $168,227               $168,300
Interest expense                          61,118                       64,841               82,813                 87,777
                                        --------                     --------             --------               --------
Net interest income                       70,183                       66,515               85,414                 80,523
Provision for loan losses                  3,271                        3,271                3,825                  3,825
Noninterest income                        18,957                       18,957               22,459                 22,459
Noninterest expense                       51,154                       51,154               62,355                 62,355
                                        --------                     --------             --------               --------
Net income before income tax              34,715                       31,047               41,693                 36,802
Income tax expense                        11,818                       10,287               14,031                 12,049
                                        --------                     --------             --------               --------
Net income                              $ 22,897                     $ 20,755             $ 27,662               $ 24,753
                                        ========                     ========             ========               ========

     Per Share Data
Net income
      Basic                                $1.35                        $1.37                $1.67                  $1.68
      Diluted                               1.34                         1.36                 1.66                   1.67
      Cash dividends                        0.67                         0.67                 0.86                   0.86


     Balances End of Period
Total assets                          $2,576,327
                                                                   $2,576,803
Total loans                            1,899,664                    1,899,664
Total deposits                         1,996,829                    1,996,829
Indebtedness
   Short-term borrowings                  32,519                       32,519
   Federal home loan bank
   advances                              185,530                      185,530
   Other                                  43,000                       98,200
Stockholders' equity                     286,895                      243,171

     Asset Quality Ratios

Nonperforming loans to total
  loans                                      .63%                         .63%

Nonpeforming assets to total
  assets                                     .47%                         .47%

Allowance for loan losses to
  total loans                               1.06%                        1.06%

Allowance for loan losses to
   nonperforming loans                    167.93%                      167.93%

Net charge-offs to average loans             .18%                         .18%

----------

Notes to Pro Forma Summary of Selected Financial Data appear on the following page.

                NOTES TO UNAUDITED PRO FORMA SUMMARY OF SELECTED
                           CONSOLIDATED FINANCIAL DATA
                (Dollars in Thousands, Except Per Share Amounts)

(1) Assumption A -- Issuance of 4,655,455 shares of First Merchants common stock:

Assumes 4,194,104 shares (100%) of Lafayette common stock become subject to stock elections and no shares become subject to cash elections. The average of the closing prices of First Merchants common stock on October 11, 12, 15, 16, and 17, 2001, the two days before public announcement of the merger, the day of such public announcement, and the two days after such public announcement, was $23.48. Such amount is less than $26.95 per share and greater than $22.05 per share. Accordingly, it has been assumed that there would be no adjustment to the conversion ratio and 1.11 shares of First Merchants common stock would be issued for each share of Lafayette common stock subject to a stock election. Using this assumption, no cash payments would be made to Lafayette shareholders except to the extent cash payments are made in lieu of the issuance of fractional shares resulting from the 1.11 conversion ratio. Based on such assumptions and a $23.48 per share price for First Merchants common stock, the purchase price is computed as follows:

     Common stock (4,655,455 shares at stated value of
      $.125 per share)............................................     $     582
     Capital surplus (4,655,455 shares at $23.355 per share)......       108,728
              Total stock issued (4,655,455 shares at $23.48
               per share).........................................       109,310
     Transaction costs (estimated)................................           400
     Cash price..................................................              0
                                                                       ---------

              Total purchase price ..............................      $ 109,710
                                                                       =========

(2) Assumption B - Issuance of 2,793,273 shares of First Merchants common stock:

Assumes 2,516,462 shares (60%) of Lafayette common stock become subject to stock elections and 1,677,642 shares (40%) of Lafayette common stock become subject to cash elections. The average of the closing prices of First Merchants common stock on October 11, 12, 15, 16, and 17, 2001, the two days before public announcement of the merger, the day of such public announcement, and the two days after such public announcement, was $23.48. Such amount is less than $26.95 per share and greater than $22.05 per share. Accordingly, it has been assumed that there would be no adjustment to the conversion ratio and 1.11 shares of First Merchants common stock would be issued for each share of Lafayette common stock subject to a stock election and $30.00 cash is issued for each share of Lafayette common stock subject to a cash election. Based on such assumptions and a $23.48 per share price for First Merchants common stock, the purchase price is computed as follows:

     Common stock (2,793,273 shares at stated value of $.125
      per share).................................................      $     349
     Capital surplus (2,793,273 shares at $23.355 per share).....         65,237
              Total stock issued (2,793,273 shares at $23.48
               per share)........................................         65,586
     Cash price:
              1,677,642 Lafayette shares at $30.00 per share.....         50,329
     Transaction costs (estimated)...............................            400
                                                                       ---------
                       Total purchase price......................      $ 116,315
                                                                       =========

                                  RISK FACTORS

     In addition to the other information in this document, including the matters discussed in "FORWARD-LOOKING STATEMENTS," you should carefully consider the following risk factors in determining whether to vote to approve the Merger Agreement and the merger. See "FORWARD-LOOKING STATEMENTS" on page 35.

Risk Factors Relating to the Merged Company and Its Industry

     - Recent events may adversely affect financial markets and the merged company.

     On September 11, 2001, the United States was subjected to multiple terrorist attacks, resulting in the loss of many lives and massive property damage and destruction in New York City, Washington, D.C. and Pennsylvania. Since that date, various persons have received letters infected with anthrax bacteria resulting in a number of deaths. As a result, there has been considerable uncertainty in the world financial markets. The full impact of these events on financial markets is not yet known but could include, among other things, increased volatility in the prices of securities. According to publicly available reports, the financial markets are in part responding to uncertainty with regard to the scope, nature and timing of possible military responses led by the United States, as well as disruptions in air travel, substantial losses by various companies including airlines, insurance providers and aircraft makers, the need for heightened security across the country and decreases in consumer confidence that could cause a general slowdown in economic growth. These disruptions and uncertainties could adversely affect world financial markets, the value of the common stock of the merged company and the merged company's financial condition and results of operations.

     - The merged company's allowance for loan losses may not be adequate to cover actual loan losses.

     The merged company's loan customers may not repay their loans according to their terms, and the customers' collateral securing the payment of their loans may be insufficient to assure repayment. Credit losses are inherent in the lending business and could harm the merged company's operating results.

     Each of our managements make various assumptions and judgments about the collectibility of our respective loan portfolios and provide allowances for potential losses based on a number of factors. If the assumptions are wrong, the allowance for loan losses may not be sufficient to cover the merged company's loan losses. The merged company may have to increase the allowance in the future. Additions to the merged company's allowance for loan losses would decrease its net income.

     - The merged company's exposure to credit risk is increased by its commercial real estate, construction and business lending.

     Commercial real estate, commercial business and construction lending generally involve a higher degree of credit risk than single-family residential lending. These loans involve larger loan balances to a single borrower or groups of related borrowers. These loans are also more susceptible to a risk of loss during a downturn in the business cycle. The underwriting, review and monitoring that will be performed by the merged company's officers and directors cannot eliminate all of the risks related to these loans.

     - The merged company's commercial real estate loans will generally have higher principal amounts and may have balloon payments.

     Commercial real estate loans involve greater risk because they generally involve higher principal amounts and are dependent, in large part, on sufficient income from the property securing the loan to cover operating expenses and loan payments. In addition, many commercial real estate loans are not fully amortized over the loan period, but have balloon payments due at maturity. A borrower's ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property. Because these loans depend on the successful operation, sale and refinancing of property, they may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy. As of September 30, 2001, First Merchants had $189,385,000 and Lafayette had $183,813,000 in commercial real estate loans, including multifamily residential loans.

     - The merged company's construction loans will be based upon estimates of construction costs and property values, and these estimates may be inaccurate.

     Risk of loss on a construction loan depends largely upon whether the merged company properly estimates construction costs and a property's value at completion of construction. Construction loans often require disbursement of substantial funds with repayment dependent in part on the success of the ultimate project and the borrower's ability to sell or lease the property or refinance the indebtedness. During the construction phase, a number of factors can result in delays and cost overruns. If the estimate of value is inaccurate, the value of the property securing the merged company's loans may be insufficient to ensure full repayment when completed through sale, a permanent loan or seizure of collateral. As of September 30, 2001, First Merchants had $57,949,000 and Lafayette had $64,171,000 in construction loans.

     - Business borrowers' ability to repay the merged company's loans will substantially depend upon their commercial success and the value of their collateral may be difficult to appraise and may change over time.

     Unlike residential mortgage loans that are based on the borrower's ability to repay the loan from the borrower's income and are secured by real property with a value that is usually readily ascertainable, commercial business loans are typically based on the borrower's ability to repay the loan from the cash flow of the business. These loans involve greater risk because the availability of funds to repay the loan depends substantially on the success of the business itself. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise and fluctuate in value based on the success of the business. As of September 30, 2001, First Merchants had $298,804,000 and Lafayette had $95,530,000 in commercial business loans.

     - Changes in the economic conditions could adversely affect the merged company's loan portfolio.

     The merged company's success will depend to a great extent upon the general economic conditions of the Central Indiana area. Unlike larger banks that are more geographically diversified, the merged company will provide banking and financial services to customers primarily in the Central Indiana area. The merged company's commercial, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans will be impacted by local economic conditions. Favorable economic conditions may not exist in the merged company's market.

     An economic slowdown could have the following consequences:

     o    Loan delinquencies may increase;

     o    Problem assets and foreclosures may increase;

     o Demand for the products and services of Lafayette and First Merchants may decline; and

     o Collateral for loans made by Lafayette and First Merchants may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with existing loans of First Merchants.

     In addition to local economic conditions in the Central Indiana area, the merged company's success will also depend in part upon the state of the national economy. A general turn down in the national economy may impact the merged company's operations. In addition, in the wake of the acts of September 11, 2001, the effect of those acts and possible future terrorist attacks on the merged company or the national economy cannot be known or predicted.

     -    The merged company may experience difficulties in managing its growth.

     As part of its overall growth strategy following the merger, the merged company may decide to acquire banks and related businesses which its board of directors believes provide a strategic fit with its business. To the extent that the merged company does grow, it may not be able to adequately and profitably manage its growth. In addition, the merged company may not obtain regulatory approval for future acquisitions proposed to be undertaken in the future. The merged company will account for the proposed merger and possible future acquisitions under the purchase method of accounting which could adversely affect future results of operations.

     - The merged company and its shareholders will be subjected to special risks if it effects future acquisitions.

     Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

     o potential exposure to liabilities of any banks or other businesses acquired by the merged company;

     o difficulty and expense of integrating the operations and personnel of any banks or other businesses acquired by the merged company;

     o possible increases in leverage resulting from borrowings needed to finance an acquisition or augment regulatory capital;

     o    potential disruption to the merged company's business;

     o potential diversion of the merged company's management's time and attention;

     o impairment of relationships with and the possible loss of key employees and customers of any banks or other businesses acquired by the merged company; and

     o incurrence of expense if the merged company accounts for an acquisition as a purchase and dilution to its shareholders if it uses it common stock as consideration for the acquisition.

     - It may be difficult for the merged company to maintain First Merchants' historical growth rate.

     First Merchants has completed various acquisitions and opened additional branches in the past few years that enhanced its rate of growth. The merged company may not continue to sustain this rate of growth or grow at all. Competition for suitable acquisition candidates is intense. The merged company may target acquisition candidates that a variety of larger financial institutions with substantially greater resources than it also may be interested in acquiring, which may make it more difficult or expensive for the merged company to acquire any such candidate.

     - The loss of certain key personnel could adversely affect the merged company's operations.

     The merged company's success will depend in large part on the retention of a limited number of key management, lending and other banking personnel. The merged company will likely undergo a difficult transition period if it loses the services of any of these individuals. The merged company's success also depends on the experience of its banking facilities' managers and lending officers and on their relationships with the customers and communities they serve. The loss of these key persons could negatively impact the affected banking operations. The merged company may not be able to retain its current key personnel or attract additional qualified key persons as needed.

     - Changes in interest rates may reduce the merged company's net interest income.

     Like other financial institutions, net interest income will affect the merged company's results of operations. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. The merged company's net interest income will be impacted by changes in market rates of interest, the interest rate sensitivity of its assets and liabilities, prepayments on its loans and investments and limits on increases in the rates of interest charged on its residential real estate loans.

     - Changes in market rates of interest will be beyond the merged company's control.

     The merged company will not be able to predict or control changes in market rates of interest. Market rates of interest are affected by regional and local economic conditions, as well as monetary policies of the Federal Reserve Board. The following factors also may affect market interest rates:

     o    inflation;

     o    slow or stagnant economic growth or recession;

     o    unemployment;

     o    money supply;

     o    international disorders;

     o    instability in domestic and foreign financial markets; and

     o    others factors beyond the merged company's control.

     Market rates of interest will impact the amounts earned on the merged company's assets such as loans and securities and the amounts paid on its liabilities such as deposits and borrowings.

     - The merged company's net interest income will be affected by the interest rate sensitivity of its assets and liabilities.

     Certain assets and liabilities customarily held by financial institutions may react in different degrees to changes in market interest rates. In addition, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. First Merchants and Lafayette continually take measures intended to manage the risks from changes in market interest rates, and management will continue to do so for the merged company.

     - We cannot predict how changes in technology will impact the merged company's business.

     The financial services industry, including the banking sector, is increasingly affected by advances in technology, including developments in:

     o   telecommunications;

     o   data processing;

     o   automation;

     o   Internet banking;

     o   telebanking; and

     o   debit cards and so-called "smart cards."

     The merged company's ability to compete successfully in the future will depend on whether it can anticipate and respond to technological changes. To develop these and other new technologies, the merged company will likely make additional capital investments. Although First Merchants continually invests in new technology and First Merchants' management will continue to do so for the merged company, the merged company may not have sufficient resources or access to the necessary technology to remain competitive in the future.

     -   The banking business is highly competitive.

     The merged company will operate in a competitive environment. In the Central Indiana area, other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and other financial intermediaries offer similar services. Many of these competitors have substantially greater resources and lending limits and may offer certain services that the merged company will not provide. In addition, the extensive regulations that will govern the merged company and its banks may not apply to some of our non-bank competitors. The merged company's profitability will depend upon the ability of its banks to compete in their market area.

     - The merged company will be subject to extensive and constantly changing regulation.

     The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not creditors or shareholders. The merged company, and any non-bank subsidiaries, will be subject to the supervision of the Federal Reserve, in addition to other regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and the ultimate effect of such changes cannot be predicted. Federal and state governments may modify regulations and laws at any time, and may enact new legislation. These modifications or new laws may harm the merged company.

Risk Factors Relating To The Merger

     - First Merchants' proposed acquisition of Lafayette is subject to a number of conditions, many of which are beyond either company's control.

     The completion of the merger depends on a number of conditions being satisfied. These conditions include the following:

     o approval by First Merchants shareholders of the Merger Agreement and the related transactions;

     o approval by Lafayette shareholders of the Merger Agreement and the related transactions;

     o approval of the acquisition by the necessary federal and state regulatory authorities;

     o the absence of any order, injunction, or decree that would enjoin or prohibit the acquisition; and

     o receipt by Lafayette and First Merchants of an opinion that, for U.S. federal income tax purposes, Lafayette shareholders to the extent they receive their merger consideration in the form of First Merchants common stock will not recognize any gain or loss.

     The merger will be completed only if all conditions to the merger are satisfied or waived. Many of the conditions to the merger are beyond either party's control. First Merchants and Lafayette cannot be certain when, or if, the conditions to the acquisition will be satisfied or waived, or that the merger will be completed.

     - First Merchants will need to obtain outside financing in order to raise the cash portion of the merger consideration.

     The cash consideration to be paid in the merger and estimated transaction costs and expenses will approximate $51 million. First Merchants intends, shortly before the merger, to publicly offer trust preferred securities in an amount sufficient to finance such costs. First Merchants makes no assurance that it will be successful in this issuance of securities.

     - The merged company will have increased its leverage and diminished liquidity.

     To pay for the Lafayette acquisition, First Merchants expects to offer trust preferred securities and/or to borrow money from a bank. Through these transactions, First Merchants expects to incur additional indebtedness of approximately $51 million. Increased indebtedness may reduce the merged company's flexibility to respond to changing business and economic conditions or fund the capital expenditure or working capital needs of its subsidiaries because the merged company will require additional funds to service its indebtedness. In addition, covenants the merged company makes in connection with the financing will limit the merged company's ability to incur additional indebtedness, and the leverage may cause potential lenders to be unwilling to loan funds to the merged company in the future. To the extent permitted by the merged company's regulators, it will require greater dividends from its subsidiaries than those historically received in order to satisfy its debt services requirements. If its subsidiaries pay dividends to the merged company, they will have less capital to address their capital expenditure and working capital needs.

     - The integration of Lafayette's business with First Merchants' business may be difficult.

     Even though First Merchants has acquired other financial services businesses in the past, it has not completed an acquisition as large as the merger with Lafayette. The success of this merger will depend on a number of factors, including, but not limited to, the merged company's ability to:

     o    integrate Lafayette's operations with the operations of First
          Merchants;

     o maintain existing relationships with First Merchants' depositors and the depositors of Lafayette to minimize withdrawals of deposits subsequent to the acquisition;

     o maintain and enhance existing relationships with borrowers to limit unanticipated losses from First Merchants' loans and the loans of Lafayette;

     o achieve projected net income of Lafayette and expected cost savings and revenue enhancements from the merged company;

     o control the incremental non-interest expense to maintain overall operating efficiencies;

     o    retain and attract qualified personnel; and

     o compete effectively in the communities served by First Merchants and Lafayette, and in nearby communities.

     The merged company's failure to successfully integrate Lafayette with First Merchants may harm its financial condition and results of operations.

     - Lafayette shareholders may not receive the form of merger consideration they select.

     The Merger Agreement provides that Lafayette shareholders may elect to receive all common stock for their shares, all cash for their shares or a combination of common stock for a portion of their shares and cash for a portion of their shares. Although Lafayette shareholders will have the opportunity to elect the form of merger consideration they prefer to receive, the Merger Agreement provides that cash payments of no more than $50,329,248 (including cash payments for fractional shares and payments to dissenting shareholders) will be made in connection with the merger.

     If you are a Lafayette shareholder, depending on which form of merger consideration you elect to receive and which form of merger consideration other Lafayette shareholders elect to receive, you may not receive all or a portion of the cash merger consideration you elect. This may result in adverse tax consequences to you. You will not know which form of merger consideration you will receive until after we complete the merger.

     - The fixed exchange ratio may adversely affect the value of your shares.

     If the merger is completed, Lafayette shareholders who do not receive $30 cash per share for their Lafayette shares will receive a number of shares of First Merchants common stock based on a fixed exchange ratio of 1.11 shares of First Merchants common stock for each share of Lafayette's common stock, subject to the possibility of an adjustment in the amount of the conversion ratio, as provided in the Merger Agreement. Because the market value of First Merchants and Lafayette common stock may fluctuate, the value of the consideration you receive for your shares may also fluctuate. The market value of the First Merchants and Lafayette common stock could fluctuate for any number of reasons, including those specific to First Merchants and Lafayette and those that influence trading prices of equity securities generally.

     We urge you to obtain current market quotations for First Merchants common stock and Lafayette common stock because the value of the shares you receive may be more or less than the value of such shares as of the date of this document.

     - The 1.11 exchange ratio may be adjusted downward after you elect to receive First Merchants common stock in exchange for your Lafayette common stock.

     The Merger Agreement provides that the 1.11 conversion ratio may be adjusted downward, upon the agreement of Lafayette, if the average of the mid-point between the bid and ask prices of First Merchants common stock for a defined period before consummation of the merger is greater than $26.95. See "THE MERGER - Conversion Ratio Adjustment." If this happens, Lafayette shareholders who elected to receive First Merchants common stock for their shares of Lafayette common stock will receive less than 1.11 shares of First Merchants common stock for each share of Lafayette common stock held. At the time any such downward adjustment to the 1.11 conversion ratio would be made, Lafayette shareholders would not be able to change their election to receive First Merchants common stock in the merger. The market value of First Merchants common stock could fluctuate for any number of reasons. It cannot be known whether a downward adjustment to the 1.11 conversion ratio will occur.

     - Persons who receive all cash in the merger will not participate in future growth.

     Lafayette shareholders who elect and receive all cash in the merger will not own any interest in the merged company, which will not afford them the opportunity to participate in future growth, if any, in the value of the merged company.

     -    The merged company's shares of common stock will not be FDIC insured.

     Neither the Federal Deposit Insurance Corporation nor any other governmental agency will insure the shares of First Merchants common stock. Therefore, the value of your shares in First Merchants will be based on their market value and may decline to zero.

     - There will be a substantial number of shares eligible for future resale.

     Assuming the maximum number of shares of Lafayette common stock are converted into the right to receive cash in the merger, the merged company will have outstanding an aggregate of approximately 15,468,476 shares of common stock upon consummation of the merger. If all shares of Lafayette common stock are exchanged for shares of First Merchants common stock, the merged company will have outstanding an aggregate of approximately 17,330,658 shares of common stock upon consummation of the merger. As a result, future sales of substantial amounts of First Merchants common stock, including shares issued upon the exercise of stock options, by First Merchants' or Lafayette's current shareholders, or the perception that such sales could occur, could adversely affect the market price of First Merchants common stock. We make no prediction as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on market price of First Merchants common stock.

     -    Anti-takeover defenses may delay or prevent future mergers.

     Provisions contained in First Merchants' Articles of Incorporation and Bylaws and certain provisions of Indiana law could make it more difficult for a third party to acquire First Merchants, even if doing so might be beneficial to First Merchants shareholders. These provisions could limit the price that some investors might be willing to pay in the future for shares of First Merchants common stock and may have the effect of delaying or preventing a change in control.

     -    Quarterly operating results may vary.

     First Merchants' and Lafayette's quarterly operating results have varied in the past and the merged company's quarterly operating results may continue to vary in future periods. Quarterly operating results may vary for a number of reasons, including demand for the merged company's products and services, inflation and other factors described in this document.

     -    First Merchants stock price may be volatile.

     The trading price of First Merchants common stock may be volatile. The market for First Merchants common stock may experience significant price and volume fluctuations in response to a number of factors including actual or anticipated quarterly variations in operating results, changes in expectations of future financial performance, changes in estimates by securities analysts, governmental regulatory action, banking industry reform measures, customer relationship developments and other factors, many of which will be beyond the merged company's control.

     Furthermore, the stock market in general, and the market for banks and bank holding companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of First Merchants common stock, regardless of actual operating performance.

                           FORWARD-LOOKING STATEMENTS

     This document contains certain forward-looking statements with respect to the financial condition, results of operations, and business of First Merchants and Lafayette and of First Merchants following completion of the merger. These statements are based on the beliefs and assumptions of each company's management, and on information currently available to such management. Forward-looking statements are generally preceded by, followed by, or include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions. Forward-looking statements include the information concerning possible or assumed future results of operations of First Merchants and/or Lafayette set forth under "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETINGS," "SUMMARY," "RISK FACTORS," "THE MERGER," and " UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION."

     In particular, we have made statements in this document relating to the cost savings and revenue enhancements that are expected to be realized from the merger and the expected impact of the merger on First Merchants' financial performance. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors:

     (i) expected cost savings from the merger that may not be fully realized;

     (ii) deposit attrition, customer loss, or revenue loss following the merger may be greater than expected;

     (iii) competitive pressure in the banking industry may increase significantly;

     (iv) costs or difficulties related to the integration of the businesses of First Merchants and Lafayette may be greater than expected;

     (v)    changes in the interest rate environment may reduce margins;

     (vi) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

     (vii)  changes may occur in the regulatory environment;

     (viii) changes may occur in business conditions and inflation; and

     (ix)   changes may occur in the securities markets.

     Management of First Merchants and Lafayette believe these forward-looking statements are reasonable. However, you should not place undue reliance on such forward-looking statements, which are based on current expectations.

     The forward-looking earnings estimates included in this document have not been examined or compiled by the independent public accountants of First Merchants and Lafayette, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of First Merchants after the merger is included in the Securities and Exchange Commission filings incorporated by reference herein. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties, and assumptions. The future results and shareholder values of First Merchants following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond First Merchants' and Lafayette's ability to control or predict. For those statements, First Merchants and Lafayette claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                          THE LAFAYETTE SPECIAL MEETING

                       Special Meeting of Shareholders of
                            Lafayette Bancorporation

General Information

     We are furnishing this document to the shareholders of Lafayette Bancorporation (Lafayette) in connection with the solicitation by the Board of Directors of Lafayette of proxies for use at the Lafayette special meeting of shareholders to be held on Monday, March 18, 2002, at 3:00 p.m., local time, at Lafayette's principal office located at 133 North 4th Street, Lafayette, Indiana. This document is first being mailed to Lafayette shareholders on February 8, 2002, and includes the notice of Lafayette special meeting, and is accompanied by a form of proxy, and an Election Form.

Matters To Be Considered

     The purposes of the special meeting are for you to consider and vote upon adoption of the Agreement of Reorganization and Merger (Merger Agreement), dated October 14, 2001, by and between First Merchants Corporation (First Merchants) and Lafayette, and to consider and vote upon any other matters that properly come before the special meeting or any adjournment or postponement of the special meeting. Pursuant to the Merger Agreement, Lafayette will merge into First Merchants, and Lafayette Bank and Trust Company will become a wholly-owned subsidiary of First Merchants. The Merger Agreement is attached to this document as Appendix A and is incorporated in this document by this reference. For a description of the Merger Agreement, see "THE MERGER," beginning on page 43.

Votes Required

     Approval of the Merger Agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of Lafayette common stock. Lafayette has fixed January 31, 2002, as the record date for determining those Lafayette shareholders entitled to notice of, and to vote at, the special meeting. Accordingly, if you were a Lafayette shareholder of record at the close of business on January 31, 2002, you will be entitled to notice of and to vote at the special meeting. If you are not the record holder of your shares and instead hold your shares in a "street name" through a bank, broker or other record holder, that person will vote your shares in accordance with the instructions you provide them on the enclosed proxy. Each share of Lafayette common stock you own on the record date entitles you to one vote on each matter presented at the special meeting. At the close of business on the record date of January 31, 2002, there were approximately 3,961,589 shares of Lafayette common stock outstanding held by approximately 430 shareholders.

     As of the record date, Lafayette's executive officers, directors and their affiliates had voting power with respect to an aggregate of 134,840 shares or approximately 3.4% of the shares of Lafayette common stock outstanding. We currently expect that the directors and executive officers will vote all of their shares in favor of the proposal to approve the Merger Agreement and the merger.

Proxies

     If you are a Lafayette shareholder, you should have received a proxy card for use at the Lafayette special meeting with this joint proxy statement-prospectus. The accompanying proxy card is for your use at the special meeting if you are unable or do not wish to attend the special meeting in person. The shares represented by proxies properly signed and returned will be voted at the special meeting as instructed by the Lafayette shareholders giving the proxies. Proxy cards that are properly signed and returned but do not have voting instructions will be voted FOR approval of the Merger Agreement and the merger. Properly signed and returned proxy cards will also confer on the persons named as proxies the power to vote in the discretion of such persons as to any other matter which may properly come before the special meeting. The Board of Directors of Lafayette is unaware of any other matters that may be presented for action at the special meeting.

     If you deliver a properly signed proxy cared, you may revoke your proxy at any time before it is exercised by:

     o delivering to the Secretary of Lafayette prior to the special meeting a written notice of revocation addressed to Michelle D. Turnpaugh, Lafayette Bancorporation, 133 North 4th Street, P.O. Box 1130, Lafayette, Indiana 47902; or

     o delivering to Lafayette prior to the special meeting a properly executed proxy having a later date; or

     o personal oral or written request at the special meeting. If your shares are held in the name of your broker, bank or other nominee, and you wish to vote in person, you must bring an account statement and authorization from your nominee so that you may vote your shares in person or by proxy at the special meeting.

     Therefore, your right to attend the special meeting and vote in person will not be affected by executing a proxy. In addition, to be effective, Lafayette must receive the revocation before the proxy is exercised.

     Because approval of the Merger Agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of Lafayette common stock, abstentions and broker non-votes will have the same effect as voting against approval of the Merger Agreement. Accordingly, your Board of Directors urges all Lafayette shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You should not send stock certificates with your proxy card.

Solicitation of Proxies

     Lafayette will bear the entire cost of soliciting proxies from Lafayette shareholders. First Merchants will bear the cost of printing and mailing this document. Lafayette will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions, if necessary. Lafayette will reimburse these banks, brokers and other record holders for their reasonable expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and certain employees of Lafayette, who will not be specially compensated for such soliciting. In soliciting proxies, the directors, officers and employees of Lafayette have no authority to make any representations and warranties about the merger or the Merger Agreement in addition to or contrary to the provisions stated in this document. No statement made by a director, officer or employee of Lafayette regarding the merger or the Merger Agreement should be relied upon except as expressly stated in this document.

Recommendation of the Lafayette Board of Directors

     The Lafayette Board of Directors has approved the Merger Agreement and the merger. The Board believes that the merger is fair to and in the best interests of Lafayette and its shareholders. The Board recommends that the Lafayette shareholders vote "FOR" the Merger Agreement and the merger. See "THE MERGER - Lafayette's Reasons for the Merger" and "THE MERGER - Recommendation of the Lafayette Board of Directors."

Other Matters

     The special meeting of Lafayette shareholders is called for the purposes set forth in the Notice to Lafayette shareholders included in this document. The Board of Directors of Lafayette is unaware of any other matter for action by shareholders at the special meeting other than the proposals to approve the merger and the Merger Agreement. However, the enclosed proxy will give discretionary authority to the persons named in the proxy with respect to matters which are not known to the Board of Directors as of the date hereof and which may properly come before the special meeting. It is the intention of the persons named in the proxy to vote with respect to such matters in accordance with the recommendations of the management of Lafayette.

                       THE FIRST MERCHANTS SPECIAL MEETING

                       Special Meeting of Shareholders of
                           First Merchants Corporation

General Information

     We are furnishing this document to the shareholders of First Merchants in connection with the solicitation by the Board of Directors of First Merchants of proxies for use at the special meeting of First Merchants shareholders to be held on Monday, March 18, 2002, at 10:00 a.m., local time, at First
Merchants' principal office located at 200 East Jackson Street, Muncie, Indiana. This document is first being mailed to First Merchants shareholders on February 8, 2002, and includes the notice of First Merchants special meeting, and is accompanied by a form of proxy.

Matters To Be Considered

     The purposes of the special meeting are for you to consider and vote upon adoption of the Merger Agreement, and to consider and vote upon any other matters that properly come before the special meeting or any adjournment or postponement of the special meeting. Pursuant to the Merger Agreement, Lafayette will merge into First Merchants, and Lafayette Bank and Trust Company will become a wholly-owned subsidiary of First Merchants. The Merger Agreement is attached to this document as Appendix A and is incorporated in this document by this reference. For a description of the Merger Agreement, see "THE MERGER," beginning on page 43.

Votes Required

     Approval of the Merger Agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of First Merchants common stock. First Merchants has fixed January 31, 2002, as the record date for determining those First Merchants shareholders entitled to notice of, and to vote at, the special meeting. Accordingly, if you were a First Merchants shareholder of record at the close of business on January 31, 2002, you will be entitled to notice of and to vote at the special meeting. If you are not the record holder of your shares and instead hold your shares in a "street name" through a bank, broker or other record holder, that person will vote your shares in accordance with the instructions you provide them on the enclosed proxy. Each share of First Merchants common stock you own on the record date entitles you to one vote on each matter presented at the special meeting. At the close of business on the record date of January 31, 2002, there were approximately 12,775,387 shares of First Merchants common stock outstanding held by approximately 2,483 shareholders.

     As of the record date, First Merchants executive officers, directors and their affiliates had voting power with respect to an aggregate of 1,282,581 shares or approximately 10.0% of the shares of First Merchants common stock outstanding. We currently expect that the directors and executive officers will vote all of their shares in favor of the proposal to approve the merger agreement and the merger.

Proxies

     If you are a First Merchants shareholder, you should have received a proxy card for use at the First Merchants special meeting with this joint proxy statement-prospectus. The accompanying proxy card is for your use at the special meeting if you are unable or do not wish to attend the special meeting in person. The shares represented by proxies properly signed and returned will be voted at the special meeting as instructed by the First Merchants shareholders giving the proxies. Proxy cards that are properly signed and returned but do not have voting instructions will be voted FOR approval of the Merger Agreement and the merger. Properly signed and returned proxy cards will also confer on the persons named as proxies the power to vote in the discretion of such persons as to any other matter which may properly come before the special meeting. The Board of Directors of First Merchants is unaware of any other matters that may be presented for action at the special meeting.

     If you deliver a properly signed proxy card, you may revoke your proxy at any time before it is exercised by:

     o delivering to the Secretary of First Merchants prior to the special meeting a written notice of revocation addressed to Larry R. Helms, First Merchants Corporation, 200 East Jackson Street, P.O. Box 792, Muncie, Indiana 47305; or

     o delivering to First Merchants prior to the special meeting a properly executed proxy having a later date; or

     o personal oral or written request at the special meeting. If your shares are held in the name of your broker, bank or other nominee, and you wish to vote in person, you must bring an account statement and authorization from your nominee so that you may vote your shares in person or by proxy at the special meeting.

     Therefore, your right to attend the special meeting and vote in person will not be affected by executing a proxy. In addition, to be effective, First Merchants must receive the revocation before the proxy is exercised.

     Because approval of the Merger Agreement and the merger requires the affirmative vote of at least a majority of the outstanding shares of First Merchants common stock, abstentions and broker non-votes will have the same effect as voting against approval of the Merger Agreement. Accordingly, your Board of Directors urges all First Merchants shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

Solicitation of Proxies

     First Merchants will bear the entire cost of soliciting proxies from First Merchants shareholders. In addition, First Merchants will bear the cost of printing and mailing this document. First Merchants will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions, if necessary. First Merchants will reimburse these banks, brokers and other record holders for their reasonable expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and certain employees of First Merchants, who will not be specially compensated for such soliciting. In soliciting proxies, the directors, officers and employees of First Merchants have no authority to make any representations and warranties about the merger or the Merger Agreement in addition to or contrary to the provisions stated in this document. No statement made by a director, officer or employee of First Merchants regarding the merger or the Merger Agreement should be relied upon except as expressly stated in this document.

Recommendation of the First Merchants Board of Directors

     The First Merchants Board of Directors has approved the Merger Agreement and the merger. The Board believes that the merger is in the best interests of First Merchants and its shareholders. The Board recommends that the First Merchants shareholders vote "FOR" the Merger Agreement and the merger. See "THE MERGER - First Merchants' Reasons for the Merger" and "THE MERGER - Recommendation of the First Merchants Board of Directors."

Other Matters

     The special meeting of First Merchants shareholders is called for the purposes set forth in the Notice to First Merchants shareholders included in this document. The Board of Directors of First Merchants is unaware of any other matter for action by shareholders at the special meeting other than the proposals to approve the merger and the Merger Agreement. However, the enclosed proxy will give discretionary authority to the persons named in the proxy with respect to matters which are not known to the Board of Directors as of the date hereof and which may properly come before the special meeting. It is the intention of the persons named in the proxy to vote with respect to such matters in accordance with the recommendations of the management of First Merchants.

                                   THE MERGER

At the special meetings, the shareholders of First Merchants and Lafayette will consider and vote upon adoption of the Agreement of Reorganization and Merger dated October 14, 2001, between First Merchants and Lafayette (the Merger Agreement). The following summary highlights some of the terms of the Merger Agreement. Because this is a summary of the Merger Agreement, it does not contain a description of all of the terms of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement. To understand the merger, you should read carefully the entire Merger Agreement, which is attached to this document as Appendix A and is incorporated herein by reference.

Description of the Merger

     Under the terms of the Merger Agreement, Lafayette will merge with First Merchants and the separate corporate existence of Lafayette will cease. As a result of the merger, Lafayette Bank and Trust Company (Lafayette Bank) will become a wholly-owned subsidiary of First Merchants. First Merchants shall continue to operate Lafayette Bank as a separate subsidiary for at least 5 years after the merger under its current name or a substantially similar name. The Articles of Incorporation and Bylaws of First Merchants, as in effect prior to the merger, will be the Articles of Incorporation and Bylaws of First Merchants after the merger.

Background of the Merger

     Because of various changes to the banking laws, as well as other factors, acquisition activity among financial institutions located in Indiana and in other states during the last fifteen years has increased. This acquisition activity has resulted in regional and large financial institutions entering Indiana and other markets in the midwestern United States. In addition, developments and deregulation in the financial services industry generally have led to increases in competition for bank services. Further, recent increases in bank regulatory burdens have resulted in increased costs to most financial institutions. These increased costs and competitive factors have created an environment in which it is increasingly difficult for banks such as Lafayette Bank to compete effectively with other larger financial institutions and financial services providers.

     As part of its continuing efforts to maximize shareholder value, the directors of Lafayette and of Lafayette Bank have considered various options to enhance shareholder value. Lafayette has also in the past considered (and consummated) various mergers and acquisitions of companies and branches to enhance shareholder value. Lafayette has from time to time received overtures from larger banking institutions, including First Merchants, interested in expanding into the Lafayette market or combining their existing franchise with Lafayette.

     In the late spring of 2001, the directors of Lafayette and Lafayette Bank decided to obtain independent assistance in a strategic review of available options. On May 21, 2001, Lafayette retained outside financial advisors, Biche Advisors LLC, to assist it in reviewing market conditions, Lafayette's strategic alternatives, and the related risks and rewards of these options, and the current market for acquisitions.

     Biche Advisors LLC presented its strategic review materials to the directors of Lafayette and Lafayette Bank on June 19, 2001. After careful and thorough discussion, the directors of Lafayette and Lafayette Bank identified certain factors which could limit the ability of Lafayette to continue the historical earnings per share and stock price growth of Lafayette in the future. These factors included:

     o    shrinking profit margins;

     o prospective lower earnings during the start-up periods of new branches;

     o the highly competitive and rapidly changing financial services industry;

     o the likely earnings dilution of additional capital that may be needed to pursue additional asset growth;

     o    the limited number of acquisition opportunities;

     o    the competitive environment for acquisitions; and

     o the lack of trading activity, research coverage and sponsorship in Lafayette's common stock.

     During July and August, 2001, Biche Advisors LLC, the directors of Lafayette and Lafayette Bank and their counsel met to review the merger evaluation process as well as to review a list of possible partners. During this time period, representatives of Biche Advisors LLC had preliminary discussions with several institutions, including First Merchants, about their interest in Lafayette and their preliminary views on structuring merger transactions.

     On July 13, 2001, the directors of Lafayette and of Lafayette Bank met with their counsel to discuss their fiduciary duties to shareholders and ways in which they should respond to and evaluate any offers to acquire Lafayette. On August 27, 2001, the combined boards of Lafayette and Lafayette Bank met with their financial advisor and counsel to discuss at length various strategic options available to Lafayette. Among other options discussed were likely acquirors and their probable approaches to an affiliation with Lafayette. The Board of Lafayette concluded that it would be appropriate to pursue discussions with First Merchants to determine how it would address pricing, social and other financial issues in a possible merger.

     A confidentiality agreement was signed by Lafayette and First Merchants on August 28, 2001. An engagement letter was signed by Lafayette with its financial advisor, Dain Rauscher Wessels, now rebranded as RBC Capital Markets effective November 1, 2001. First Merchants was provided information concerning Lafayette on September 7, 2001. On September 13, 2001, the First Merchants Board of Directors met to evaluate a possible merger with Lafayette. At such meeting, the First Merchants Board of Directors approved the proposed merger with Lafayette, authorizing its executive officers to submit a non-binding indication of interest to Lafayette. On September 18, 2001, First Merchants submitted a non-binding indication of interest for an affiliation with Lafayette. On September 24, 2001, the directors of Lafayette and Lafayette Bank met to analyze and discuss this letter.

     RBC Capital Markets, the financial advisor of Lafayette, provided an analysis of the merger consideration proposed and the impact of the merger on the operating results and financial condition of the resulting organization. The non-financial aspects of the letter were also discussed. The directors authorized their financial and legal advisors to begin negotiations on their behalf for a definitive merger agreement with First Merchants, addressing specific points raised at the Board meeting.

     A due diligence investigation of Lafayette by First Merchants was conducted on September 27, 2001, and during the following week. Lafayette conducted due diligence concerning First Merchants during the week of October 7, 2001.

     During the first two weeks of October, 2001, drafts of the Merger Agreement were reviewed, negotiated and revised by the management and directors of Lafayette, First Merchants and the advisors to Lafayette and First Merchants. On October 12, 2001, final terms of the Merger Agreement were reached. On October 13, 2001, the First Merchants Board of Directors approved the terms of the Merger Agreement. On October 14, 2001, the Lafayette and Lafayette Bank Boards of Directors, their counsel and RBC Capital Markets met to review the final documents. At this meeting, legal counsel reviewed in detail the terms of the Merger Agreement and RBC Capital Markets issued its oral opinion that the transaction was fair to Lafayette shareholders from a financial point of view. Following this discussion of the proposed merger, the Lafayette Board of Directors voted to approve the Merger Agreement. RBC Capital Markets later provided the Lafayette Board of Directors with a written fairness opinion on the transaction dated October 14, 2001.

First Merchants' Reasons for the Merger

     In reaching its decision to approve the Merger Agreement and the merger, the First Merchants Board of Directors considered a number of factors concerning First Merchants' benefits from the merger. Without assigning any relative or specific weights to the factors, the First Merchants Board considered the following material factors:

     1. First Merchants' respect for the ability and integrity of the Lafayette Board of Directors, management, and staff, and their affiliates;

     2. First Merchants' belief that expanding its operations in the areas served by Lafayette offers important long-term strategic benefits to First Merchants;

     3. a review of (i) the business, operations, earnings, and financial condition including the capital levels and asset quality, of Lafayette on a historical, prospective, and pro forma basis in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the market in which Lafayette operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on a historical and prospective basis, and (iii) the results of First Merchants' due diligence review of Lafayette; and

     4. a variety of factors affecting and relating to the overall strategic focus of First Merchants, including First Merchants' desire to expand into contiguous markets.

Lafayette's Reasons for the Merger

     Among other items considered by the Lafayette Board of Directors in evaluating whether to remain independent or whether to pursue a merger with First Merchants were the following factors:

     1. the prospects of Lafayette and First Merchants, as separate institutions and as combined;

     2. the compatibility of First Merchants' subsidiary banks' markets to that of Lafayette's market;

     3. the anticipated tax-free nature of the merger to the shareholders of Lafayette receiving First Merchants common stock in exchange for their shares of Lafayette common stock;

     4. the possibility of increased liquidity through ownership of First Merchants common stock as compared to Lafayette common stock because First Merchants common stock is traded in the over-the-counter market and share prices are reported on the NASDAQ National Market System;

     5. the timeliness of a merger given the state of the economy and the stock markets as well as anticipated trends in both;

     6.   regulatory requirements;

     7. relevant price information involving recent comparable bank acquisitions which occurred in the Midwest United States;

     8. First Merchants' intention to operate Lafayette Bank as a wholly-owned subsidiary of First Merchants;

     9.   an analysis of alternatives to Lafayette merging with First Merchants;

     10.  the level of dividends paid by First Merchants; and

     11. the opinion of RBC Capital Markets indicating that the consideration to be received by Lafayette's shareholders under the Merger Agreement is fair from a financial point of view.

     The Lafayette Board also considered the impact of the merger on Lafayette's and Lafayette Bank's customers and employees and the communities served by Lafayette Bank. First Merchants' historical practice of retaining employees of acquired institutions with competitive salary and benefit programs was considered, as was the opportunity for training, education, growth and advancement of Lafayette Bank's employees within First Merchants or one of its subsidiaries. The Lafayette Board examined First Merchants' continuing commitment to the communities served by the institutions previously acquired by First Merchants. Additionally, as a subsidiary of First Merchants, Lafayette Bank would be able to offer more products and services to its customers because of First Merchants' greater resources.

     Based upon the foregoing factors, the Board of Directors of Lafayette concluded it was advantageous to merge with First Merchants. The importance of the various factors relative to one another cannot be precisely determined or measured.

Effect of the Merger on First Merchants Shareholders

     The approval of the First Merchants shareholders of the Merger Agreement and the merger are required in order to complete the merger. However, First Merchants shareholders will not be entitled to exchange their shares for any consideration as a result of the merger. After the merger, First Merchants shareholders will continue to own the same number of First Merchants shares they owned before the merger.

Opinion of Lafayette's Financial Advisor

     Merger-General. Pursuant to an engagement letter dated September 4, 2001 between Lafayette and Dain Rauscher Wessels, now rebranded as RBC Capital Markets effective November 1, 2001, Lafayette retained RBC Capital Markets to act as its sole financial advisor in connection with the merger and related matters. As part of its engagement, RBC Capital Markets agreed, if requested by Lafayette, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Lafayette's common stock, of the consideration offered in the merger as set forth in the Merger Agreement. RBC Capital Markets is a nationally recognized specialist in the financial services industry, in general, and in Midwestern banks and thrifts in particular. RBC Capital Markets is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Lafayette selected RBC Capital Markets as its financial advisor based upon RBC Capital Markets' qualifications, expertise and reputation in such capacity.

     RBC Capital Markets acted as financial advisor to Lafayette in connection with the merger and participated in the negotiations leading to the Merger Agreement. RBC Capital Markets also performed certain analyses described below and presented the range of values for Lafayette resulting from such analyses to the Lafayette Board of Directors in connection with its advice as to the fairness of the consideration to be paid by First Merchants in the merger. However, Lafayette and First Merchants determined the amount of consideration payable to Lafayette shareholders in connection with the merger through arm's length negotiations.

     On October 14, 2001, RBC Capital Markets delivered to the Lafayette Board of Directors its oral opinion, which RBC Capital Markets subsequently confirmed in writing, that the consideration offered in the merger was fair to the holders of Lafayette common stock, from a financial point of view, as of the date of such opinion. RBC Capital Markets has also delivered to the Lafayette Board of Directors a written opinion as of the date of this document (RBC Capital Markets Opinion), which is substantially similar to the opinion delivered on October 14, 2001. No limitations were imposed by Lafayette on RBC Capital Markets with respect to the investigations made or the procedures followed in rendering its opinion.

     The full text of the RBC Capital Markets Opinion, which sets forth the assumptions made, matters considered and extent of review by RBC Capital Markets, is attached as Appendix C to this document and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this document. The following summary of the RBC Capital Markets Opinion is qualified in its entirety by reference to the full text of the opinion. The RBC Capital Markets Opinion is addressed to the Lafayette Board and relates only to the fairness of the consideration provided for in the Merger Agreement from a financial point of view, does not address any other aspect of the proposed merger or any related transactions and does not constitute a recommendation to any shareholders of Lafayette as to how such shareholders should vote at the Lafayette special meeting described in this document.

     RBC Capital Markets, in connection with rendering its October 14, 2001 opinion:

     (i) Reviewed Lafayette's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2000, December 31, 1999 and December 31, 1998, including the audited financial statements contained therein, and Lafayette's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2001 and June 30, 2001;

     (ii) Reviewed First Merchants' Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2000, December 31, 1999 and December 31, 1998, including the audited financial statements contained therein, and First Merchants' Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2001 and June 30, 2001;

     (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Lafayette and First Merchants provided to RBC Capital Markets or publicly available;

     (iv) Participated in meetings and telephone conferences with members of senior management of Lafayette and First Merchants concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters RBC Capital Markets believed relevant to its inquiry;

     (v) Reviewed certain stock market information for Lafayette common stock and First Merchants common stock, and compared it with similar information for certain companies, the securities of which are publicly traded, which RBC Capital Markets deemed to be relevant for purposes of its Opinion;

     (vi) Compared the results of operations and financial condition of Lafayette and First Merchants with that of certain companies, which RBC Capital Markets deemed to be relevant for purposes of its Opinion;

     (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which RBC Capital Markets deemed to be relevant for purposes of its Opinion;

     (viii) Reviewed the Merger Agreement and certain related documents; and

     (ix) Performed such other reviews and analyses, as RBC Capital Markets deemed appropriate.

     The oral and written opinion provided by RBC Capital Markets to Lafayette was necessarily based upon economic and market conditions and other circumstances on, and information made available to RBC Capital Markets as of, the date thereof.

     In connection with its review and analysis and in arriving at its opinion, RBC Capital Markets assumed and relied upon the accuracy and completeness of all financial information and other pertinent information provided by First Merchants and Lafayette to RBC Capital Markets for purposes of rendering its opinion. RBC Capital Markets did not assume any obligation to independently verify any of the information provided as being complete and accurate. With regard to the internal financial forecasts provided to RBC Capital Markets by management of Lafayette and First Merchants as well as projections of cost savings, revenue enhancements and operating synergies, RBC Capital Markets assumed that these materials had been reasonably prepared in good faith reflecting the best available estimates and judgments of Lafayette and First Merchants as to the future performance of the separate and combined entities and that such estimates and judgments were reasonable at the time made and as of the date of its opinion, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which RBC Capital Markets could formulate its opinion. The internal management projections were based upon numerous variables and assumptions made by management that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Lafayette and First Merchants. Accordingly, actual results could vary significantly from those set forth in the respective projections.

     RBC Capital Markets assumed, without independent verification, that the aggregate allowances for loan losses for Lafayette and First Merchants are in aggregate adequate to cover all such losses. RBC Capital Markets did not make or obtain any independent evaluation, appraisal or physical inspection of Lafayette's or First Merchants' assets or liabilities (contingent or otherwise), the collateral securing any of such assets or liabilities, or the collectability of any such assets nor did RBC Capital Markets review loan or credit files of Lafayette or First Merchants. Furthermore, RBC Capital Markets assumed that all the conditions to the consummation of the merger as set forth in the Merger Agreement, including the tax-free treatment of the merger to the holders of Lafayette common stock who elect to receive payment for their shares in shares of First Merchants common stock will be satisfied and not waived, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval, that First Merchants will be able to finance the cash portion of the merger consideration, and that the merger will be consummated on a timely basis in the manner contemplated by the Merger Agreement.

     In connection with rendering its October 14, 2001 opinion to the Lafayette Board of Directors, RBC Capital Markets performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by RBC Capital Markets. Moreover, RBC Capital Markets believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, RBC Capital Markets also included assumptions with respect to industry performance, general economic, financial market and other financial conditions many of which are beyond the control of Lafayette and First Merchants. Furthermore, RBC Capital Markets drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in RBC Capital Markets' analyses were not necessarily indicative of actual future results or values, which may significantly diverge favorably or adversely from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold at the present time or in the future. None of the analyses performed by RBC Capital Markets were assigned a greater significance by RBC Capital Markets than any other in deriving its October 14, 2001 opinion. Such analyses were provided to the Board of Directors of Lafayette in connection with the delivery of RBC Capital Markets' October 14, 2001 opinion and such opinion and presentation were among the many factors taken into consideration by the Lafayette Board in approving the Merger Agreement.

     Comparable Company Analysis. RBC Capital Markets reviewed and compared actual stock market data and actual and estimated selected financial information for First Merchants with corresponding information for 12 publicly traded banks headquartered in either Indiana, Ohio or Michigan with total assets between $1.0 billion and $2.2 billion (First Merchants Peer Group). The First Merchants Peer Group is listed below (ranked by asset size):

     1.    First Indiana Corporation....................Indianapolis, IN
     2.    First Financial Corporation..................Terre Haute, IN
     3.    Capitol Bancorp Ltd..........................Lansing, MI
     4.    Independent Bank Corporation.................Ionia, MI
     5.    Second Bancorp, Incorporated.................Warren, OH
     6.    BancFirst Ohio Corp..........................Zanesville, OH
     7.    MBT Financial Corporation....................Monroe, MI

     8.    Indiana United Bancorp.......................Greensburg, IN
     9.    Peoples Bancorp, Inc.........................Marietta, OH
     10.   Lakeland Financial Corporation...............Warsaw, IN
     11.   UNB Corporation..............................Canton, OH
     12.   German American Bancorp......................Jasper, IN

     The table below represents a summary analysis of the First Merchants Peer Group based on market prices as of October 12, 2001, and the latest publicly available financial data as of or for the twelve months ended June 30, 2001:

---------------------------------------------------------------------------------------------------
                                                              Mean         Median        First
                                                                                       Merchants
---------------------------------------------------------------------------------------------------
Price to Last Twelve Months Earnings Per Share               14.5x         12.0x         13.8x
---------------------------------------------------------------------------------------------------
Price to 2001 Estimated Earnings Per Share                   11.1x         11.0x         12.9x
---------------------------------------------------------------------------------------------------
Price to 2002 Estimated Earnings Per Share                    9.7x          9.8x         11.0x
---------------------------------------------------------------------------------------------------
Price to Book Value Per Share                                 161%          150%         172%
---------------------------------------------------------------------------------------------------
Price to Tangible Book Value Per Share                        183%          174%         212%
---------------------------------------------------------------------------------------------------
Dividend Yield                                               3.19%         3.12%         3.74%
---------------------------------------------------------------------------------------------------
Return on Average Assets                                     0.99%         0.99%         1.30%
---------------------------------------------------------------------------------------------------
Return on Average Equity                                     13.2%         13.5%         13.4%
---------------------------------------------------------------------------------------------------
Leverage Ratio                                                8.3%          8.0%         7.9%
---------------------------------------------------------------------------------------------------
Efficiency Ratio                                              58%           59%           52%
---------------------------------------------------------------------------------------------------

     RBC Capital Markets reviewed and compared actual stock market data and actual and estimated selected financial information for Lafayette with corresponding information for 14 publicly traded banks headquartered in either Indiana, Ohio or Michigan with total assets between $500 million and $1.0 billion (Lafayette Peer Group). The Lafayette Peer Group is listed below (ranked by asset size):

     1.    Firstbank Corporation............................Alma, MI
     2.    Oak Hill Financial, Inc..........................Jackson, OH
     3.    Rurban Financial Corp............................Defiance, OH
     4.    North Country Financial Corporation..............Traverse City, MI
     5.    LNB Bancorp, Inc.................................Lorain, OH
     6.    Farmers National Banc Corporation................Canfield, OH
     7.    Mercantile Bank Corporation......................Grand Rapids, MI
     8.    NB&T Financial Group Inc.........................Wilmington, OH
     9.    Macatawa Bank Corporation........................Holland, MI
     10.   Ohio Valley Banc Corp............................Gallipolis, OH
     11.   Wayne Bancorp, Inc...............................Wooster, OH
     12.   Horizon Bancorp..................................Michigan City, IN
     13.   Franklin Bank, National Association..............Southfield, MI
     14.   DCB Financial Corporation........................Delaware, OH

     The table below represents a summary analysis of the Lafayette Peer Group based on market prices as of October 12, 2001, and the latest publicly available financial data as of or for the twelve months ended June 30, 2001:

-------------------------------------------------------------------------------------------------
                                                            Mean         Median      Lafayette
-------------------------------------------------------------------------------------------------
Price to Last Twelve Months Earnings Per Share             13.0x         12.7x         9.5x
-------------------------------------------------------------------------------------------------
Price to 2001 Estimated Earnings Per Share                 12.6x         13.0x         8.9x
-------------------------------------------------------------------------------------------------
Price to 2002 Estimated Earnings Per Share                 10.6x         10.6x         8.1x
-------------------------------------------------------------------------------------------------
Price to Book Value Per Share                               141%          132%         116%
-------------------------------------------------------------------------------------------------
Price to Tangible Book Value Per Share                      147%          149%         149%
-------------------------------------------------------------------------------------------------
Dividend Yield                                             3.37%         3.50%         2.67%
-------------------------------------------------------------------------------------------------
Return on Average Assets                                   0.95%         0.85%         0.96%
-------------------------------------------------------------------------------------------------
Return on Average Equity                                   11.8%         11.1%         13.1%
-------------------------------------------------------------------------------------------------
Leverage Ratio                                              9.1%          8.5%         5.9%
-------------------------------------------------------------------------------------------------
Efficiency Ratio                                            61%           61%           60%
-------------------------------------------------------------------------------------------------

     Comparable Transaction Analysis. RBC Capital Markets reviewed and compared actual information for groups of comparable pending and completed transactions it deemed pertinent to an analysis of the merger, including the following: (i) nationwide transactions completed after January 1, 2000, or still pending where the seller was a bank and had total assets between $400 million and $10 billion, the sellers' assets contributed 25% to 50% of the combined companies assets, including UNB Corporation's pending acquisition of BancFirst Ohio Corp. (Nationwide Screen I), and (ii) nationwide transactions completed after January 1, 2000, or still pending where the seller was a bank and had total assets between $400 million and $1.0 billion, the implied transaction value was between $50 million and $150 million and the seller's return on average assets was 0.75% or greater (Nationwide Screen II). The range, mean and median ratios of (i) price to last twelve months earnings, (ii) price to book value, (iii) price to tangible book value, and (iv) price to assets for each group were compared to the same ratios of the merger. The information analyzed was compiled by RBC Capital Markets from a data firm that monitors and publishes transaction summaries and descriptions in the financial services industry.

     The following is the list of the Nationwide Screen I Transactions:


---------------------------------------------------------------------------------------------------
                       Buyer                                          Seller
---------------------------------------------------------------------------------------------------
UNB Corporation                                  BancFirst Ohio Corp.
---------------------------------------------------------------------------------------------------
NBT Bancorp Inc.                                 CNB Financial Corp.
---------------------------------------------------------------------------------------------------
F.N.B. Corporation                               Promistar Financial Corporation
---------------------------------------------------------------------------------------------------
Virginia Financial Corporation                   Virginia Commonwealth Financial
---------------------------------------------------------------------------------------------------
Financial Federal MHC, Inc.                      Success Bancshares, Inc.
---------------------------------------------------------------------------------------------------
Allegiant Bancorp, Inc.                          Southside Bancshares, Inc.
---------------------------------------------------------------------------------------------------
Prosperity Bancshares, Inc.                      Commercial Bancshares, Inc.
---------------------------------------------------------------------------------------------------
Chemical Financial Corporation                   Shoreline Financial Corporation
---------------------------------------------------------------------------------------------------
Niagara Bancorp Inc. (MHC)                       Iroquois Bancorp, Inc.
---------------------------------------------------------------------------------------------------
BancorpSouth, Inc.                               First United Bancshares, Inc.
---------------------------------------------------------------------------------------------------
Sterling Financial Corporation                   Hanover Bancorp, Inc.
---------------------------------------------------------------------------------------------------
Carolina First Corporation                       Anchor Financial Corporation
---------------------------------------------------------------------------------------------------
Peoples Heritage Financial Group                 Banknorth Group, Inc.
---------------------------------------------------------------------------------------------------
First Charter Corporation                        Carolina First BancShares, Inc.
---------------------------------------------------------------------------------------------------
BankIllinois Financial Corporation               First Decatur Bancshares, Inc.
---------------------------------------------------------------------------------------------------
Gold Banc Corporation, Inc.                      American Bancshares, Inc.
---------------------------------------------------------------------------------------------------
Gold Banc Corporation, Inc.                      CountyBank Holding Company
---------------------------------------------------------------------------------------------------
NBT Bancorp Inc.                                 Lake Ariel Bancorp, Inc.
---------------------------------------------------------------------------------------------------


Citizens Financial Group, Inc.                   UST Corporation
--------------------------------------------------------------------------------

     The following table represents a summary analysis of the Nationwide Screen I Transactions based on announced or completed transaction values, whichever is appropriate, compared to this merger.

----------------------------------------------------------------------------------------------------------
                                                Range         Mean      Median   Lafayette*  Lafayette**
----------------------------------------------------------------------------------------------------------
Price to Last Twelve Months Earnings Per    10.8x to 22.6x    17.2x      18.1x      16.0x       15.0x
Share
----------------------------------------------------------------------------------------------------------
Price to Book Value Per Share                153% to 263%     200%       193%       205%         194%
----------------------------------------------------------------------------------------------------------
Price to Tangible Book Value Per Share       153% to 342%     226%       231%       265%         250%
----------------------------------------------------------------------------------------------------------
Price to Assets                               8% to 23%        16%        16%        16%         15%
----------------------------------------------------------------------------------------------------------

* Lafayette's pricing analysis is based on a 60% stock and 40% cash transaction and a First Merchants share price of $23.43, the closing share price on October 12, 2001.

** Lafayette's pricing analysis is based on a 100% stock transaction and a First Merchants share price of $23.43, the closing share price on October 12, 2001.

     The following is a list of Nationwide Screen II Transactions:

-----------------------------------------------------------------------------------------------------------
                       Buyer                                                  Seller
-----------------------------------------------------------------------------------------------------------
NBT Bancorp Inc.                                         CNB Financial Corp.
-----------------------------------------------------------------------------------------------------------
SouthTrust Corporation                                   Community Bankshares, Incorporated
-----------------------------------------------------------------------------------------------------------
Virginia Financial Corporation                           Virginia Commonwealth Financial Corporation
-----------------------------------------------------------------------------------------------------------
First National of Nebraska, Incorporated                 Castle BancGroup, Incorporated
-----------------------------------------------------------------------------------------------------------
Allegiant Bancorp, Inc.                                  Southside Bancshares Corp.
-----------------------------------------------------------------------------------------------------------
First Virginia Banks, Inc.                               James River Bankshares, Inc.
-----------------------------------------------------------------------------------------------------------
Community Bank Systems, Inc.                             First Liberty Bank Corp.
-----------------------------------------------------------------------------------------------------------
Trustmark Corporation                                    Barret Bancorp, Inc.
-----------------------------------------------------------------------------------------------------------
BOK Financial Corporation                                CNBT Bancshares, Inc.
-----------------------------------------------------------------------------------------------------------
Niagara Bancorp Inc. (MHC)                               Iroquois Bancorp, Inc.
-----------------------------------------------------------------------------------------------------------
U.S. Bancorp                                             Scripps Financial Corporation
-----------------------------------------------------------------------------------------------------------
Sterling Financial Corporation                           Hanover Bancorp, Inc.
-----------------------------------------------------------------------------------------------------------
NBT Bancorp Inc.                                         Pioneer American Holding Company
-----------------------------------------------------------------------------------------------------------
Huntington Bancshares Incorporated                       Empire Banc Corporation
-----------------------------------------------------------------------------------------------------------
BB&T Corporation                                         First Banking Company of Southeast Georgia
-----------------------------------------------------------------------------------------------------------
BB&T Corporation                                         Hardwick Holding Company
-----------------------------------------------------------------------------------------------------------
Wells Fargo & Company                                    1st Choice Financial Corporation
-----------------------------------------------------------------------------------------------------------
First Sterling Banks, Incorporated                       Main Street Banks, Inc.
-----------------------------------------------------------------------------------------------------------
BankIllinois Financial Corporation                       First Decatur Bancshares, Incorporated
-----------------------------------------------------------------------------------------------------------
Gold Banc Corporation, Inc.                              CountyBanc Holding Company
-----------------------------------------------------------------------------------------------------------
City National Corporation                                Pacific Bank, N.A.
-----------------------------------------------------------------------------------------------------------
NBT Bancorp Inc.                                         Lake Ariel Bancorp, Inc.
-----------------------------------------------------------------------------------------------------------
Old Kent Financial Corporation                           Merchants Bancorp, Inc.
-----------------------------------------------------------------------------------------------------------
U.S. Bancorp                                             Peninsula Bank of San Diego
-----------------------------------------------------------------------------------------------------------

     The following table represents a summary analysis of the Nationwide Screen II Transactions based on announced or completed transaction values, whichever is appropriate, compared to this merger.

---------------------------------------------------------------------------------------------------------
                                                  Range        Mean     Median  Lafayette*  Lafayette**
---------------------------------------------------------------------------------------------------------
Price to Last Twelve Months Earnings Per     11.6x to 31.3x    18.6x    17.9x      16.0x       15.0x
Share
---------------------------------------------------------------------------------------------------------
Price to Book Value Per Share                 120% to 300%     202%      191%      205%         194%
---------------------------------------------------------------------------------------------------------
Price to Tangible Book Value Per Share        137% to 300%     214%      203%      265%         250%
---------------------------------------------------------------------------------------------------------
Price to Assets                                11% to 28%       18%      18%        16%         15%
---------------------------------------------------------------------------------------------------------

* Lafayette's pricing analysis is based on a 60% stock and 40% cash transaction and a First Merchants share price of $23.43, the closing share price on October 12, 2001.

** Lafayette's pricing analysis is based on a 100% stock transaction and a First Merchants share price of $23.43, the closing share price on October 12, 2001.

     Premiums Analysis. RBC Capital Markets reviewed and compared the per share stock premiums relative to the respective per share transaction values, when available, for Nationwide Screen I, Nationwide Screen II and the Lafayette transaction at various time intervals including (i) one day, (ii) one month,
(iii) three month, and (iv) one year. The following table represents a summary of the analysis, reflecting the median per share premiums for each respective interval and screen:

---------------------------------------------------------------------------------------------------------
                                                  Nationwide     Nationwide    Lafayette*    Lafayette**
                                                   Screen I      Screen II
---------------------------------------------------------------------------------------------------------
One Day                                               33%           33%           65%           55%
---------------------------------------------------------------------------------------------------------
One Month                                             34%           38%           65%           55%
---------------------------------------------------------------------------------------------------------
Three Month                                           39%           50%           90%           79%
---------------------------------------------------------------------------------------------------------
One Year                                              43%           43%          104%           93%
---------------------------------------------------------------------------------------------------------

* Lafayette's pricing analysis is based on a 60% stock and 40% cash transaction and a First Merchants share price of $23.43, the closing share price on October 12, 2001.

** Lafayette's pricing analysis is based on a 100% stock transaction and a First Merchants share price of $23.43, the closing share price on October 12, 2001.

     Contribution Analysis. RBC Capital Markets analyzed the financial contribution of Lafayette and First Merchants to the pro forma combined company relative to the approximate ownership of their respective shareholders of the pro forma combined company. The analysis indicated that Lafayette's shareholders would hold approximately 26.004% of the pro forma diluted shares assuming a 100% stock consideration transaction. Lafayette's approximate financial contributions to the pro forma combined company are listed below.

1.  Shareholders' Equity............................................24.599%
2.  Tangible Shareholders' Equity...................................23.813%
3.  LTM Net Income..................................................24.964%
4.  2001 Estimated Earnings.........................................24.692%
5.  2002 Estimated Earnings.........................................23.269%
6.  Assets..........................................................29.289%

7.  Loans...........................................................29.185%
8.  Deposits........................................................29.318%

     Accretion/Dilution Analysis. On the basis of financial projections and estimates of on-going cost savings accruing to the pro forma combined company provided to RBC Capital Markets by Lafayette and First Merchants, as well as estimated one-time costs related to the merger, RBC Capital Markets compared pro forma equivalent per share calculations with respect to earnings, cash dividends, book value and tangible book value to the stand-alone per share projections for Lafayette.

     The accretion/dilution analysis, assuming that closing would occur on January 1, 2002 demonstrated, among other things, that the merger would result in:

     o accretion to earnings per share for Lafayette's shareholders in 2002, with increasing amounts of accretion in 2003 and 2004;

     o significantly higher cash dividends per share for Lafayette's shareholders, assuming First Merchants maintained its dividend policy;

     o accretion to book value per share for Lafayette's shareholders in 2002, with increasing amounts of accretion in 2003 and 2004, assuming a 60% stock and 40% cash transaction and accretion to book value per share for Lafayette's shareholders in 2002, with decreasing amounts of accretion in 2003 and 2004, assuming a 100% stock transaction; and

     o dilution to tangible book value per share for Lafayette's shareholders in 2002, with decreasing amounts of dilution in 2003 and 2004, assuming a 60% stock and 40% cash transaction and accretion to tangible book value per share for Lafayette's shareholders in 2002, with decreasing amount of accretion in 2003 and an increasing amount of accretion in 2004, assuming a 100% stock transaction.

     Discounted Cash Flow Analysis. RBC Capital Markets performed a discounted cash flow analysis with regard to Lafayette on a stand-alone basis. This analysis utilized a range of discount rates of 11% to 15% and a range of earnings trading and takeout multiples from 10.0x to 18.0x. The analysis resulted in a trading range of present values from $15.14 to $24.26 and a takeout range of $23.12 to $30.61 for Lafayette on a stand-alone basis. As indicated above, this analysis was based on Lafayette's senior management's estimates and is not necessarily indicative of the actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or any time in the future. RBC Capital Markets noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     Other Analyses. RBC Capital Markets compared the relative financial and market performance of Lafayette and First Merchants to a variety of relevant industry peer groups and indices. RBC Capital Markets also reviewed certain other information including pro forma estimated balance sheet composition and pro forma financial performance.

     No other company or transaction used as a comparison in the above analyses is identical to Lafayette, First Merchants or the combined entity and no transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies, the timing of the relevant transactions, and prospective buyer interest, as well as other factors that could affect the public trading volume of the companies to which Lafayette, First Merchants and the combined entity are being compared.

     The summary set forth above is not a complete description of the presentation by RBC Capital Markets to Lafayette's Board of Directors or of the analysis performed by RBC Capital Markets.

     In connection with rendering the RBC Capital Markets Opinion, RBC Capital Markets performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. RBC Capital Markets did not perform any analyses in addition to those described above in connection with rendering the RBC Capital Markets Opinion.

     RBC Capital Markets is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities, RBC Capital Markets may actively trade securities of Lafayette and First Merchants for its own accounts and for the accounts of customers and, accordingly, RBC Capital Markets may at any time hold a long or short position in such securities. In addition, RBC Capital Markets will be acting as co-manager in the sale of the trust preferred securities of First Merchants to finance the cash portion of the consideration to be paid by First Merchants to shareholders of Lafayette in the merger. In consideration for serving as co-manager, RBC Capital Markets will receive customary fees from First Merchants, the amount of which will depend on RBC Capital Market's role in the offering.

     Lafayette paid RBC Capital Markets a $50,000 retainer at the time RBC Capital Markets was engaged to serve as Lafayette's financial advisor, $75,000 for its services in rendering the fairness opinion delivered on October 14, 2001, and a $75,000 fee for its services in rendering the RBC Capital Markets Opinion included in this document. Lafayette has also agreed to pay RBC Capital Markets a transaction fee at closing based on the value of the consideration to be received by Lafayette's shareholders. Fees previously paid to RBC Capital Markets by Lafayette in connection with its engagement will be credited against the amount of the transaction fee payable to RBC Capital Markets at closing. The unpaid balance of this transaction fee is contingent upon consummation of the merger. Assuming a 60% stock, 40% cash transaction, and using an average closing price for First Merchants' stock of $23.51 per share, the amount of the transaction fee payable to RBC Capital Markets would be approximately $1.1 million. Lafayette has also agreed to reimburse RBC Capital Markets for reasonable out of pocket expenses incurred in connection with its engagement, and to indemnify RBC Capital Markets against certain liabilities under the federal securities laws.

Recommendation of the Lafayette Board of Directors

     The Board of Directors of Lafayette has carefully considered and approved the Merger Agreement and the merger and recommends to the Lafayette shareholders that they approve the Merger Agreement.

Recommendation of the First Merchants Board of Directors

     The Board of Directors of First Merchants has carefully considered and approved the Merger Agreement and the merger and recommends to the First Merchants shareholders that they approve the Merger Agreement.

Exchange of Lafayette Common Stock

     As of the effective date of the merger, for each Lafayette shareholder, you will be entitled to receive for each outstanding share of Lafayette common stock you own, other than for shares as to which dissenters' rights have been exercised, at your election, either (i) 1.11 shares of First Merchants common stock (Option 1), or (ii) $30.00 in cash (Option 2). You may also elect to receive a combination of First Merchants common stock and cash for your shares. The 1.11 conversion ratio is subject to adjustment under certain circumstances. See "THE MERGER - Conversion Ratio Adjustment."

     Lafayette shareholders should obtain current market quotations for First Merchants common stock and Lafayette common stock. We expect that the market price of First Merchants common stock will fluctuate between the date of this document and the date of the merger and thereafter. Because the number of shares of Lafayette common stock which Lafayette shareholders may elect to receive in exchange for each Lafayette share is fixed, subject to adjustment as described below, and the market price of First Merchants common stock may fluctuate, the value of the shares of First Merchants common stock that Lafayette shareholders may elect to receive in the merger may increase or decrease prior to and after the merger.

     If First Merchants changes the number of outstanding shares of First Merchants common stock before the merger through any stock split, stock dividend, recapitalization or similar transaction, then First Merchants will proportionately adjust the 1.11 conversion ratio.

     An Election Form is being mailed to Lafayette shareholders along with this document. You must elect to receive either Option 1 or Option 2 for each of your shares of Lafayette common stock you own by completing the Election Form. You may elect a combination of Option 1 or Option 2 for your Lafayette shares. To be effective, the Trust Department of First Merchants Bank, National Association must receive a properly completed Election Form by 5:00 p.m. local time on March 19, 2002. If a properly completed Election Form is not timely received for your Lafayette shares, you will be treated as if you elected Option 1 for all shares you own.

     In the event the elections submitted by Lafayette shareholders under Option 2 would entitle Lafayette's shareholders to receive in the aggregate less than $50,329,248 in cash (including cash payments for fractional shares and payments to dissenting shareholders), all valid Option 1 stock elections and Option 2 cash elections of Lafayette shareholders shall be honored. In the event (i) the elections submitted by Lafayette shareholders under Option 2 would entitle Lafayette shareholders to receive in the aggregate $50,329,248 or more in cash or (ii) the merger would not satisfy the "continuity of interest" rule applicable to tax-free reorganizations under the Internal Revenue Code of 1986, as amended (Continuity of Interest Rule), due to the amount of cash that would be issuable in connection with the merger, certain of the Option 2 cash elections of the Lafayette shareholders shall be converted into Option 1 stock elections. The Option 2 cash election covering the largest number of Lafayette shares will be converted into an Option 1 stock election first, followed by the Option 2 cash election which covers the next largest number of Lafayette shares being converted into an Option 1 stock election and continuing this process until the total remaining number of Lafayette shares covered by Option 2 cash elections is such that the merger will result in cash payments of less than $50,329,248 and will satisfy the Continuity of Interest Rule. As a result of such provisions, certain Lafayette shareholders may receive less cash and more First Merchants common stock for their shares than they elected based on the choices made by the other Lafayette shareholders.

     First Merchants will not issue fractional shares of First Merchants common stock to Lafayette shareholders. Each Lafayette shareholder who otherwise would be entitled to a fractional interest in a First Merchants share as a result of the conversion ratio will be paid a cash amount for the fractional interest. The amount of cash Lafayette shareholders will receive for any fractional interest will be calculated by multiplying the fractional interest by the average of the mid-point between the bid and ask prices of the common stock of First Merchants as reported in Bloomberg, L.P. for the thirty (30) NASDAQ trading days preceding the fifth (5th) calendar day prior to the effective date of the merger (First Merchants Average Price).

     If you hold your shares of Lafayette common stock in a "street name" through a bank or broker, your bank or broker is responsible for ensuring that the certificate or certificates representing your shares are properly surrendered and that the appropriate amount of cash or number of First Merchants shares are credited to your account. However, you must complete and return the Election Form to your bank or broker for transmittal to First Merchants Bank, National Association.

     After completion of the merger, your stock certificates previously representing Lafayette common stock will represent only the right for you to receive shares of First Merchants common stock and/or cash, as applicable. Prior to the surrender of Lafayette stock certificates for exchange subsequent to completion of the merger, the holders of such shares entitled to receive shares of First Merchants common stock will not be entitled to receive payment of dividends or other distributions declared on such shares of First Merchants common stock. However, upon the subsequent exchange of such certificates, First Merchants will pay, without interest, any accumulated dividends or distributions previously declared and withheld on the shares of First Merchants common stock. On the effective date of the merger, the stock transfer books of Lafayette will be closed and no transfer of shares of Lafayette common stock will be made thereafter. If, after the effective date of the merger, you present certificates representing shares of Lafayette common stock for registration or transfer, the certificates will be cancelled and exchanged for shares of First Merchants' common stock and/or cash, as applicable.

     Immediately after completion of the merger, First Merchants will mail a letter of transmittal to each Lafayette shareholder. This transmittal letter will contain instructions on how to surrender your certificates representing shares of Lafayette common stock. You should not return your Lafayette stock certificates with the enclosed proxy or Election Form, but should retain them until you receive a letter of transmittal from First Merchants.

     First Merchants will distribute stock certificates representing shares of First Merchants common stock and/or cash payments to each former shareholder of Lafayette within 15 business days after the later of (i) the effective date of the merger or (ii) the date the shareholder delivers his/her/its Lafayette stock certificates to First Merchants accompanied by a properly completed and executed letter of transmittal. Delivery of Lafayette shares for conversion will not be taken until after completion of the merger. First Merchants Bank, National Association will act as conversion agent in the merger.

     If your certificate for your shares of Lafayette common stock has been lost, stolen or destroyed, First Merchants will issue the First Merchants common stock and/or make any cash payments to you after First Merchants receives from you an agreement to indemnify First Merchants against loss from such lost, stolen or destroyed certificate and an affidavit evidencing the loss, theft or destruction of your certificates.

Conversion Ratio Adjustment

     If the First Merchants Average Price (as defined above in the preceding section) is less than or greater than certain target prices set forth in the Merger Agreement, then First Merchants and Lafayette may agree to adjust the conversion ratio or terminate the Merger Agreement. See "THE MERGER - Termination; Waiver; Amendment." If adjusted, the new conversion ratio will be determined by taking the target price triggering the adjustment times the existing conversion ratio of 1.11, divided by the First Merchants Average Price. Provided below are a description of the target prices triggering a possible adjustment in the conversion ratio or termination of the Merger Agreement, followed by a scenario detailing how the conversion ratio may be adjusted. The scenarios are provided only as possible examples to assist Lafayette shareholders in understanding the conversion ratio adjustment provisions.

     First, if the First Merchants Average Price is less than $22.05, then Lafayette may terminate the Merger Agreement. If Lafayette's Board exercises its right to terminate the Merger Agreement, it must give written notice to First Merchants of its election to terminate the merger within 24 hours after the 5th day prior to the closing date of the merger. Within 2 business days after the receipt of such notice, First Merchants may elect to increase the conversion ratio to equal a number equal to $22.05 times the existing conversion ratio of 1.11, divided by the First Merchants Average Price. If First Merchants elects to adjust the conversion ratio, the Merger Agreement will remain in effect with the adjusted conversion ratio and will not be terminated. If First Merchants does not elect to adjust the conversion ratio within such 2 business days, then the Merger Agreement will terminate.

          SCENARIO 1: If the First Merchants Average Price is $20.00 (which is less than $22.05), then, at First Merchants' election, the conversion ratio would be adjusted as follows by First Merchants and Lafayette:

                               22.05 x 1.11 = 1.22
                               ------------
                                      20.00

          Thus, the adjusted conversion ratio would be 1.22 to 1, which would impact the number of shares of First Merchants common stock you would receive under Option 1. The amount of cash to be received under Option 2 would not be changed. Thus, under this scenario, after adjustment, you would be entitled to receive for each outstanding share of Lafayette common stock you own, other than for shares as to which dissenters' rights have been exercised, at your election, either (i) 1.22 shares of First Merchants common stock under Option 1, or (ii) $30.00 in cash under Option 2.

     Second, if the First Merchants Average Price is greater than $26.95, then First Merchants may terminate the Merger Agreement. If First Merchants' Board exercises its right to terminate the Merger Agreement, it must give written notice to Lafayette of its election to terminate the merger within 24 hours after the 5th day prior to the closing date of the merger. Within 2 business days after the receipt of such notice, Lafayette may elect to decrease the conversion ratio to equal a number equal to $26.95 times the existing conversion ratio of 1.11, divided by the First Merchants Average Price. If Lafayette elects to adjust the conversion ratio, the Merger Agreement will remain in effect with the adjusted conversion ratio and will not be terminated. If Lafayette does not elect to adjust the conversion ratio within such 2 business days, then the Merger Agreement will terminate.

          SCENARIO 2: If the First Merchants Average Price is $29.00 (which is greater than $26.95), then, at Lafayette's election, the conversion ratio would be adjusted as follows by First Merchants and Lafayette:

                               26.95 x 1.11 = 1.03
                               ------------
                                      29.00

          Thus, the adjusted conversion ratio would be 1.03 to 1, which would impact the number of shares of First Merchants common stock you would receive under Option 1. The amount of cash to be received under Option 2 would not be changed. Thus, under this scenario, after adjustment, you would be entitled to receive for each outstanding share of Lafayette common stock you own, other than for shares as to which dissenters' rights have been exercised, at your election, either (i) 1.03 shares of First Merchants common stock under Option 1, or (ii) $30.00 in cash under Option 2.

     The scenarios set forth above are provided as examples only and do not reflect what the actual First Merchants Average Price will be. The scenarios have been included in this document to help you understand how the conversion ratio adjustment works at various arbitrarily chosen prices. First Merchants and Lafayette will determine if an adjustment to the conversion ratio will be made in the 5 days preceding completion of the merger.

Rights of Dissenting Shareholders

     The Indiana Business Corporation Law (IBCL) provides shareholders of some merging corporations with certain rights to dissent to a merger. Under the provisions of the IBCL, First Merchants shareholders have no dissenters' rights to demand the fair value for their shares of First Merchants common stock as a result of the merger since First Merchants common stock is traded over-the-counter and reported on the NASDAQ National Market System. Under the provisions of the IBCL, Lafayette shareholders are entitled to dissenters' rights.

     The dissenters' rights of Lafayette shareholders are set forth in Chapter 44 of the IBCL, a copy of which is attached to this document as Appendix B. To be entitled to dissenter's rights, Lafayette shareholders must strictly comply with the procedures of Indiana law set forth in the IBCL. This document summarizes the procedures for Lafayette shareholders to dissent to the merger under Indiana law.

     As a Lafayette shareholder, Chapter 44 of the IBCL provides that you have the right to demand payment in cash for the fair value of the shares you own immediately before the merger is completed. Such fair market value excludes any appreciation or depreciation on the value of your shares in anticipation of the merger, unless a court determines that such exclusion would be inequitable. To claim dissenters' rights, you must first:

     1. deliver to Lafayette before the vote on the merger is taken, written notice of your intent to demand payment in cash for your shares if the merger is completed; and

     2. you must not vote in favor of the merger. To not vote in favor of the merger, you must either vote against the merger or abstain from voting on the merger in person or by proxy or simply take no action at all with respect to voting your shares.

     If you desire to dissent to the merger, you may send your written notice to Robert J. Weeder, President and Chief Executive Officer, Lafayette Bancorporation, 133 North 4th Street, P.O. Box 1130, Lafayette, Indiana 47902.

     If the merger is approved by the Lafayette shareholders, within 10 days after shareholder approval, First Merchants or Lafayette will send a notice of dissenters' rights to those Lafayette shareholders who have satisfied the above conditions. The notice will state the procedures that dissenting shareholders must follow to exercise dissenters' rights under Indiana law.

     If you receive such a notice, to exercise your dissenters' rights, you must then:

     1.   demand payment for the shares of Lafayette common stock you own;

     2. certify that you owned the Lafayette shares before the date set forth in such notice; and

     3. deposit your Lafayette stock certificates in accordance with the instructions in such notice.

     If a Lafayette shareholder does not strictly comply with each of the conditions described above, he/she/it will not be entitled to dissenters' rights under Chapter 44 of the IBCL. If you execute and return the enclosed proxy but do not specify a choice on the merger proposal, you will be deemed to have voted in favor of the merger and accordingly to have waived your dissenters' rights, unless you revoke the proxy prior to its being voted. Accordingly, if you return the enclosed proxy and wish to dissent to the merger, you must vote your Lafayette shares against the merger or abstain from voting.

     Upon completion of the merger, First Merchants will pay each dissenting Lafayette shareholder who has complied with all of the requirements of Chapter 44 of the IBCL and of the notice, First Merchants' estimate of the fair value of their shares as of the time immediately prior to the merger, excluding any appreciation in value in anticipation of the merger. The determination of the estimate of "fair value" will be based on the value of your shares of Lafayette common stock on October 12, 2001, the day immediately prior to the announcement of the merger.

     Dissenters can object to the fair value established by First Merchants by stating their estimate of the fair value and demanding payment of the additional amount within 30 days after First Merchants makes or offers payment to the dissenter. First Merchants can elect to agree to the dissenter's fair value demand or commence an action within 60 days of receipt of the dissenter's demand in the Circuit or Superior Court of Tippecanoe County for a judicial determination of the fair value. The Court may appoint appraisers to determine the fair value. The Court will assess the costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties and experts, against all parties to the action in such amounts as the Court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by First Merchants.

     This summary of the rights of dissenting shareholders addresses all material features of the applicable Indiana dissenters' rights statute, but does not contain a description of all requirements of the dissenters' rights statute and is qualified in its entirety by the statutory provisions attached to this document as Appendix B.

     If you wish to exercise dissenters' rights for the merger and you fail to comply with the statutory requirements for exercising dissenters' rights, you will lose such rights. Accordingly, Lafayette shareholders who may wish to exercise dissenters' rights should consider seeking legal counsel.

Resale of First Merchants Common Stock by Lafayette Affiliates

     Shares of First Merchants common stock to be issued to Lafayette shareholders in the merger have been registered under the Securities Act of 1933, as amended (Securities Act). These shares may be traded freely and without restriction by those Lafayette shareholders not considered to be "affiliates" (as defined below). However, certain restrictions apply to the transfer of First Merchants shares owned by any shareholder deemed a Lafayette "affiliate" under Rule 145 of the Securities Act. Shares held by any person who is an "affiliate" of Lafayette at the time the merger is submitted for vote at the special meeting will not, under existing law, be permitted to sell or transfer those shares without:

     o further registration under the Securities Act of the shares of First Merchants common stock to be transferred;

     o compliance with Rule 145 promulgated under the Securities Act which permits limited sales in certain circumstances; or

     o the availability of another exemption from registration of such shares.

     Directors, executive officers and 10% shareholders are generally deemed to be "affiliates" for purposes of Rule 145 of the Securities Act.

     The Merger Agreement provides that Lafayette will provide First Merchants with a list identifying each affiliate of Lafayette. The Merger Agreement also requires that each Lafayette affiliate deliver to First Merchants a written transfer restriction agreement prior to completion of the merger. The transfer restriction agreement shall provide that the affiliate will not sell, pledge, transfer or otherwise dispose of any shares of First Merchants common stock to be received unless done pursuant to an effective registration statement under the Securities Act or pursuant to Rule 145 or another exemption from the registration requirements under the Securities Act. The certificates representing First Merchants common stock issued to Lafayette affiliates in the merger may contain a legend indicating these resale restrictions.

     This is only a general statement of certain restrictions regarding the sale or transfer of the shares of First Merchants common stock to be issued in the merger. If you are or may be an affiliate of Lafayette, you should confer with legal counsel regarding the transfer restrictions that may apply.

Conditions to Completion of the Merger

     First Merchants' and Lafayette's obligations to complete the merger are subject to the satisfaction of the following conditions, among other things, at or prior to the effective time of the merger:

     1. the approval of the Merger Agreement by the shareholders of both First Merchants and Lafayette;

     2. the registration of First Merchants common stock to be issued in connection with the merger with the Securities and Exchange Commission and the receipt of any state securities and blue sky approvals required for the offer and sale of First Merchants common stock to Lafayette shareholders;

     3. notification to the Nasdaq Stock Market, Inc. regarding the shares of First Merchants common stock to be issued to the Lafayette shareholders in connection with the merger;

     4. the receipt of all regulatory approvals required for the merger and the expiration of any regulatory waiting periods prior to consummation of the merger;

     5. the receipt of an opinion of First Merchants' counsel, Bingham McHale LLP, that the merger will be treated as a "reorganization" for the purposes of Section 368 of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by Lafayette shareholders to the extent they receive shares of First Merchants common stock as consideration for shares of Lafayette common stock;

     6. no order, decree or injunction of any court or agency will be in effect which prohibits the consummation of the merger; and

     7. the receipt of all consents and approvals of persons other than governmental and regulatory authorities that are required for consummation of the merger.

     The obligation of First Merchants to consummate the merger is also subject to fulfillment of other conditions, including the following:

     1. The representations and warranties of Lafayette set forth in the Merger Agreement shall be true and correct as of the effective time of the merger;

     2. Lafayette shall have performed all obligations required by the Merger Agreement to be performed by it at or prior to the effective time of the merger;

     3. First Merchants shall have received certain undertakings from affiliates of Lafayette regarding the resale of any First Merchants common stock received in the merger;

     4. First Merchants shall have received a certain officer's certificate, a legal opinion and various closing documents;

     5. All of the outstanding stock options of Lafayette shall have been exercised, no stock options shall be outstanding and all stock option plans of Lafayette shall have been terminated; and

     6. All of the stock appreciation rights of Lafayette shall have been exercised and shall cease to exist and all stock appreciation right plans of Lafayette shall have been terminated.

     The obligations of Lafayette to consummate the merger are also subject to the fulfillment of other conditions, including the following:

     1. The representations and warranties of First Merchants set forth in the Merger Agreement shall be true and correct as of the effective time of the merger;

     2. First Merchants shall have performed all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the merger; and

     3. Lafayette shall have received a certain officer's certificate, a legal opinion and various closing documents.

     The conditions to completion of the merger are subject to waiver by the party benefiting from such condition. The conditions may also be altered by the written agreement of both parties. If these and other conditions are not satisfied or waived, First Merchants and/or Lafayette may terminate the Merger Agreement. See "THE MERGER - Termination; Waiver; Amendment," "THE MERGER - Resale of First Merchants Common Stock by Lafayette Affiliates," "THE MERGER - Regulatory Approvals," "THE MERGER - Interests of Certain Persons in the Merger," "FEDERAL INCOME TAX CONSEQUENCES," and Appendix A.

Termination; Waiver; Amendment

     First Merchants and Lafayette may terminate the Merger Agreement at any time before the merger is completed, including after the Lafayette and First Merchants shareholders have approved the merger, if one of the events which gives the party the right to terminate occurs. The Merger Agreement may be terminated:

     1.   by either mutual consent of First Merchants and Lafayette in writing;

     2. by either First Merchants or Lafayette if there has been a material breach by the other of any of the covenants or any of the representations or warranties set forth in the Merger Agreement, which is not cured within 30 days following written notice given by the non-breaching party to the party committing the breach;

     3. by either First Merchants or Lafayette if the terminating party determines in its sole discretion that completion of the merger is inadvisable or impracticable due to the commencement or credible threat of material litigation or proceedings against one of the parties;

     4. by either First Merchants or Lafayette, if there has been a material adverse change in the financial condition or business of the other party since June 30, 2001 (other than for reasons relating to the general business and interest rate environment


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

          including the consequences of the September 11, 2001 terrorist attacks on the United States or to the payment of merger-related expenses);

     5. by either First Merchants or Lafayette if, in the opinion of counsel to First Merchants or Lafayette, the merger will not constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended;

     6. by First Merchants in the event that information required to be provided pursuant to the Merger Agreement by Lafayette to First Merchants prior to completion of the merger has had or may have (as determined by First Merchants in good faith) a material adverse effect on the financial condition or business of Lafayette or Lafayette Bank;

     7. by Lafayette in the event that information required to be provided pursuant to the Merger Agreement by First Merchants to Lafayette prior to completion of the merger has had or may have (as determined by Lafayette in good faith) a material adverse effect on the consolidated financial condition or business of First Merchants and its subsidiaries;

     8. by either First Merchants or Lafayette if the merger has not been completed by June 30, 2002 (provided that the terminating party is not then in material breach of the Merger Agreement);

     9. by First Merchants in the event that the average of the mid-point between the bid and ask prices of First Merchants common stock as reported in Bloomberg, L.P. for the 30 trading days preceding the 5th calendar day prior to the closing date of the merger is greater than $26.95 and Lafayette does not elect to adjust the conversion ratio, as described in more detail in this document under "THE MERGER - Conversion Ratio Adjustment";

     10. by Lafayette in the event that the average of the mid-point between the bid and ask prices of First Merchants common stock as reported in Bloomberg, L.P. for the 30 trading days preceding the 5th calendar day prior to the closing date of the merger is less than $22.05 and First Merchants does not elect to adjust the conversion ratio, as described in more detail in this document under "THE MERGER - Conversion Ratio Adjustment";

     11. by First Merchants if Lafayette gives First Merchants notice that it intends to furnish information to or enter into discussions or negotiations with a third party relating to a proposed acquisition of Lafayette or Lafayette Bank, or Lafayette fails to give First Merchants written notice of any such intention, or Lafayette's Board of Directors withdraws or modifies its recommendation to Lafayette shareholders to vote for the merger following receipt of a proposal of an acquisition from a third party;


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

     12. by Lafayette's Board of Directors if it determines it must terminate the Merger Agreement and exercise its fiduciary duties after receipt of an unsolicited acquisition proposal from a third party; or

     13. by either First Merchants or Lafayette if such party is unable to satisfy the conditions precedent to the merger by June 30, 2002 (providing such party is not then in material breach of the Merger Agreement).

     Upon termination for any of these reasons, the Merger Agreement will be void and of no further force or effect. However, if either First Merchants or Lafayette willfully breaches any of the provisions of the Merger Agreement, then the other party will be entitled to recover appropriate damages for the breach. Notwithstanding the foregoing, if First Merchants terminates the Merger Agreement after Lafayette takes the action described in item 11 above or if Lafayette terminates the Merger Agreement in accordance with item 12 above, Lafayette must pay First Merchants $2,500,000 as liquidated damages to reimburse First Merchants for the considerable time and expense invested by First Merchants in furtherance of the merger in lieu of the damages described above.

     First Merchants and Lafayette can agree to amend the Merger Agreement and can waive their right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows. However, First Merchants and Lafayette cannot amend the Merger Agreement after the Lafayette and First Merchants shareholders approve the merger without their further approval if the amendment would decrease the merger consideration or have a material adverse effect on the Lafayette or First Merchants shareholders.

Restrictions Affecting Lafayette Prior to Completion of the Merger

     The Merger Agreement contains a number of restrictions regarding the conduct of the business of Lafayette and Lafayette Bank until the merger is completed. Among other items, Lafayette and Lafayette Bank may not take any of the following actions, without the prior written consent of First Merchants:

     o    materially change their capital structure;

     o authorize any additional class of stock or issue or authorize the issuance of stock other than or in addition to the stock which was issued and outstanding as of October 14, 2001, except for the issuance of Lafayette common stock upon the exercise of Lafayette stock options outstanding as of October 14, 2001;

     o declare or pay any dividends, authorize a stock split or make any other distribution to their shareholders, except that (i) Lafayette Bank may pay cash dividends to Lafayette to pay Lafayette's expenses of operation and payment of fees and expenses incurred in connection with the merger, and (ii) Lafayette may pay a cash dividend of no more than $0.11 per share for any quarter prior to completion of the merger and a year-end special dividend of up to $0.05 per share, except that no dividend may be paid during the quarter in which the merger is completed, if, during this quarter, Lafayette


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

          shareholders will be entitled to receive dividends on their shares of First Merchants common stock received pursuant to the merger;

     o merge, combine, consolidate or sell their assets or securities to any other person or entity or effect a share exchange or enter into any transaction not in the ordinary course of business;

     o incur any indebtedness for borrowed money or assume, guarantee, endorse or become responsible or liable for the obligations of any other individual or entity, except in the ordinary course of business consistent with past practice;

     o incur any liability or obligation, make any commitment, payment or disbursement, enter into any contract or agreement, or acquire or dispose of any property or asset having a fair market value in excess of $10,000 (except for property acquired or disposed of in connection with foreclosures of mortgages or enforcement of security interests and loans in the ordinary course of business);

     o subject any of their assets or properties to any mortgage, lien, or encumbrance;

     o promote or increase or decrease the rate of compensation or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer, or employee of Lafayette or Lafayette Bank, except for year-end bonuses in an aggregate amount not to exceed $550,000 and promotions and non-material increases in the ordinary course of business and in accordance with their past practices;

     o amend their Articles of Incorporation or By-Laws from those in effect on October 14, 2001;

     o modify, amend or institute new employment practices or enter into, renew or extend any employment or severance agreement with any present or former directors, officers or employees of Lafayette or Lafayette Bank;

     o give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any common stock of Lafayette Bank;

     o execute, create, institute, modify or amend any employee benefit plan or agreement for current or former directors, officers or employees of Lafayette or Lafayette Bank, change the level of benefits or payments under any such employee benefit plan or agreement or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or as specifically provided in the Merger Agreement; or

     o fail to maintain Lafayette Bank's reserve for loan losses or any other reserve account in the ordinary course of business and in accordance with sound banking practices.


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

     In addition, until the merger is consummated or the Merger Agreement is terminated, Lafayette and Lafayette Bank shall carry on their business diligently and in the ordinary course of business and use their best efforts to preserve their business organizations and existing business relationships intact.

     This discussion of the restrictions imposed by the Merger Agreement is not intended to be exhaustive, but includes material restrictions imposed on Lafayette and Lafayette Bank. Please refer to the Merger Agreement, attached as Appendix A, for a complete listing of the restrictions.

Regulatory Approvals

     The merger requires prior approval of the Indiana Department of Financial Institutions (Indiana Department) under the Indiana Financial Institutions Act and the Board of Governors of the Federal Reserve System (Federal Reserve) under the Bank Holding Company Act of 1956. Applications have been filed with the Indiana Department and with the Federal Reserve. We cannot assure you as to when or whether the approvals will be received.

     In reviewing the Indiana Department application, the Indiana Department considers various factors including:

     1.   the managerial and financial resources of First Merchants;

     2. whether First Merchants' subsidiaries, First Merchants Bank, National Association, First United Bank, The Madison Community Bank, The Union County National Bank of Liberty, The Randolph County Bank, The First National Bank of Portland, Decatur Bank & Trust Company, and Frances Slocum Bank & Trust Company have met, and propose to continue to meet, the credit needs of their communities; and

     3. whether the interests of depositors, creditors, and the public generally are jeopardized by the merger.

     In reviewing the Federal Reserve application, the Federal Reserve considers various factors including:

     1. the financial and managerial resources and future prospects of First Merchants and its subsidiaries;

     2.   the competitive effects of the merger; and

     3.   the convenience and needs of the community served by Lafayette Bank.

     The Federal Reserve may not approve the merger if it finds that the effect of the merger substantially lessens competition, tends to create a monopoly or results in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the proposed merger are outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

     After the Federal Reserve's approval is received, the merger cannot be completed for 30 days. During this 30-day waiting period, the United States Department of Justice has the authority to challenge the merger on antitrust grounds. With the approval of the Federal Reserve and the Department of Justice, the waiting period can be reduced to 15 days.

     The approvals of the Indiana Department and the Federal Reserve are not the opinion of those regulatory authorities that the merger is favorable to the Lafayette and First Merchants shareholders from a financial point of view or that those regulatory authorities have considered the adequacy of the terms of the merger. The approvals in no way constitute an endorsement or a recommendation of the merger by the Indiana Department or the Federal Reserve.

Effective Date of the Merger

     The merger will be consummated if the Merger Agreement is approved by the First Merchants and Lafayette shareholders, all required consents and approvals are obtained and all other conditions to the merger are either satisfied or waived. The merger will become effective when Articles of Merger are filed with the Secretary of State of Indiana or at such later date and time as may be specified in the Articles of Merger. The closing of the merger will occur in the month in which any applicable waiting period following the last approval of the merger expires or on such other date as agreed to by the parties. We currently anticipate that the merger will be completed at the beginning of the second quarter of 2002. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying the conditions to completion of the merger. Lafayette and First Merchants have the right to terminate the Merger Agreement if the merger is not completed by June 30, 2002.

Fees and Expenses

     First Merchants and Lafayette will pay their own fees, costs, and expenses incurred in connection with the merger except that printing and postage expenses for this document in connection with the First Merchants and Lafayette shareholder meetings will be paid by First Merchants. Lafayette will pay for the cost of the opinion of Lafayette's financial advisor.

Management After the Merger

     First Merchants will be the surviving corporation in the merger and Lafayette's separate corporate existence will cease. Accordingly, the directors and officers of Lafayette will no longer serve in such capacities after the completion of the merger.

     The directors of Lafayette Bank immediately prior to the merger will continue to be the directors of Lafayette Bank following the merger until they resign or until their successors are duly elected and qualified. Lafayette Bank directors who desire to continue to serve in that capacity shall serve for at least the remainder of the term to which they have been elected. In addition, First Merchants has agreed to cause these Lafayette Bank directors to be renominated


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

to the Lafayette Bank Board for additional term(s) which extend at least 5 years after the effective time of the merger. However, Lafayette Bank's directors will be subject to First Merchants' policy of mandatory retirement at age 70, but the policy of mandatory retirement will not apply to any of Lafayette Bank's current directors until 24 months after the merger. Thus, 24 months after the merger, all directors of Lafayette Bank age 70 or older will retire. For service as directors, the Lafayette Bank directors will be entitled to directors fees no lower than the fees paid to them by Lafayette Bank at the time of the merger.

     The officers of Lafayette Bank immediately prior to the merger will continue to be the officers of Lafayette Bank following the merger until they resign or until their successors are duly elected and qualified. Robert J. Weeder, currently President and Chief Executive Officer of Lafayette and Lafayette Bank, shall remain as President and Chief Executive Officer of Lafayette Bank after the merger until he reaches age 65. During such time, Mr. Weeder shall earn compensation no less than what he is currently earning at the effective time of the merger. Upon Joseph A. Bonner's retirement as Chairman of the Lafayette Bank Board, First Merchants shall use its best efforts to cause Mr. Weeder to be selected as Chairman of the Lafayette Bank Board until Mr. Weeder reaches age 70. In such position, Mr. Weeder would be entitled to compensation and bonuses of no less than that received by Mr. Bonner at the effective time of the merger. Upon Mr. Weeder's retirement as President and Chief Executive Officer of Lafayette Bank, First Merchants has agreed to consider all qualified candidates, both internal and external.

     The directors of First Merchants immediately prior to the merger will continue to be the directors of First Merchants following the merger until they resign or until their respective successors are duly elected and qualified. In addition, Richard A. Boehning, who currently serves as a director of Lafayette and Lafayette Bank, and Robert T. Jeffares, who currently serves as a director of Lafayette Bank, will either (i) be nominated for election as members of the First Merchants Board of Directors for a 3 year term at the first annual meeting of First Merchants' shareholders following the merger, or (ii) be appointed as directors at the First Merchants Board's first meeting following completion of the merger. As appointed directors, Messrs. Boehning and Jeffares would serve as directors until the next annual meeting of First Merchants shareholders and then be nominated for election to a 3-year term as a director at such annual meeting. The option that is chosen depends on the timing of the merger's completion. One of such new directors of First Merchants shall also be elected as Vice Chairman of the Executive Committee of the Board of Directors of First Merchants. Such new directors of First Merchants will be subject to First Merchants' policy of mandatory retirement at age 70, but the policy of mandatory retirement will not apply to such new directors until 24 months after the merger. In the event one or more of such new directors is not able to serve, another director or directors of Lafayette or Lafayette Bank selected by agreement between First Merchants and Lafayette shall serve in his or their place.

     The officers of First Merchants immediately prior to the merger will continue to be the officers of First Merchants following the merger until they resign or until their successors are duly elected and qualified. In addition, Robert J. Weeder, the current President and Chief Executive Officer of Lafayette and Lafayette Bank, will become Senior Vice President of First Merchants as of the effective time of the merger. In such position, Mr. Weeder shall be invited to attend all First Merchants Board of Directors meetings.


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

     Within one year after the effective time of the merger, First Merchants has agreed to make a good faith effort to expand the size of both the First Merchants Board of Directors and the Lafayette Bank Board of Directors to add 2 additional members to each Board. The same 2 individuals will be appointed to both the First Merchants and Lafayette Bank Boards. The individuals appointed will be residents of Tippecanoe County, Indiana. First Merchants will select such individuals to be appointed to the First Merchants and Lafayette Bank Boards, but Lafayette Bank may recommend names of potential candidates to First Merchants. If First Merchants has not appointed such 2 new directors within 1 year after the effective time of the merger, First Merchants will appoint 2 directors of Lafayette Bank not currently on the First Merchants Board to the First Merchants Board.

Indemnification and Insurance of Lafayette Directors and Officers

     First Merchants has agreed to indemnify and hold harmless each director and officer of Lafayette and Lafayette Bank for 6 years after the effective time of the merger in connection with any losses arising out of the fact that any such person is or was a director or officer of Lafayette or Lafayette Bank at or prior to the effective time of the merger, including all indemnified liabilities based on, or arising out of, or pertaining to the merger or the transactions contemplated by the Merger Agreement, to the full extent permitted under Indiana law, and by First Merchants or Lafayette's Articles of Incorporation as in effect on October 14, 2001 (whichever was more favorable to such officers and directors).

     In addition, First Merchants has agreed to use its reasonable best efforts to include Lafayette's and Lafayette Bank's present and former directors and officers on its existing insurance, or to obtain directors' and officers' liability insurance "tail" policy coverage for Lafayette's and Lafayette Bank's present and former directors and executive officers, for a period of 3 years, which will provide the directors and officers with coverage on substantially similar terms as currently provided by Lafayette to such directors and officers for claims based on activity prior to the effective time of the merger. However, First Merchants has no obligation during the 3-year period to pay an aggregate amount in premiums which is more than 1.5 times the current annual amount spent by Lafayette to maintain its current directors' and officers' insurance coverage. If First Merchants is unable to obtain the coverage described above, First Merchants has agreed to use its reasonable best efforts to obtain as much comparable insurance as is available.

     After the merger, Lafayette and Lafayette Bank officers, directors and employees who become officers, directors or employees of First Merchants or its subsidiaries shall have the same directors and officers insurance coverage and indemnification protection that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries.

Treatment of Options to Acquire Shares of Lafayette Common Stock

     The Merger Agreement provides that Lafayette shall cause each option to acquire shares of Lafayette common stock to be exercised and the related shares of Lafayette common stock to be issued immediately before the effective time of the merger. No cash shall be paid to any person exercising Lafayette stock options. The Merger Agreement requires Lafayette to terminate all Lafayette stock option plans prior to consummation of the merger. Individuals who exercise such stock options and acquire Lafayette common stock shall be entitled to receive the merger consideration described in this document in exchange for those shares of Lafayette common stock upon consummation of the merger.

Treatment of Lafayette Stock Appreciation Rights

     The Merger Agreement provides that Lafayette shall cause each stock appreciation right outstanding at the effective time of the merger under Lafayette's Officers' Stock Appreciation Rights Plan to be converted into the right to receive from Lafayette, at the effective time of the merger, an amount in cash equal to the excess of $30.00 over the per share base price for the stock appreciation right for each share of Lafayette common stock to which a stock appreciation right relates. Any taxes required to be withheld by law will be withheld from such cash payments. Each stock appreciation right will be canceled and cease to exist upon the making of such cash payment. The Merger Agreement requires Lafayette to terminate all Lafayette stock appreciation right plans prior to consummation of the merger. As of the date of this document, there are 38,104 Lafayette stock appreciation rights outstanding, with a per share base price of $3.66.

Employee Benefit Plans

     General. The Merger Agreement provides that the current employees of Lafayette and Lafayette Bank who continue as employees of First Merchants or its subsidiaries on a date no later than January 1, 2004 will be provided with benefits under First Merchants' benefit plans that are no less favorable than the benefits provided to similarly situated employees of First Merchants' subsidiaries. In addition, the Merger Agreement requires First Merchants, to the extent necessary, to amend each of its employee benefit plans in which former Lafayette and Lafayette Bank employees are to participate so that such plans will take into account for eligibility, vesting and benefit accrual purposes, the service of such persons with Lafayette and Lafayette Bank and to exempt such persons from any waiting periods or pre-existing condition limitations under the medical, dental and health plans of First Merchants or its subsidiaries in which they are eligible to participate. The Merger Agreement further provides that employees of Lafayette or Lafayette Bank who become employees of First Merchants following the merger will retain credit for unused sick leave and vacation time accrued during their service with Lafayette or Lafayette Bank. The service of former Lafayette or Lafayette Bank employees with Lafayette or Lafayette Bank will be treated as service with First Merchants for purposes of determining entitlement of former Lafayette or Lafayette Bank employees to sick leave and vacation pay as employees of First Merchants or its subsidiaries.

     Treatment of 401(k) Plan. Lafayette Bank currently maintains an Employees' Salary Savings Plan for the benefit of Lafayette Bank employees. The Merger Agreement provides that after the merger Lafayette Bank may maintain its existing Employees' Salary Savings Plan with its current level of employer matching contributions. Currently, Lafayette Bank matches employee contributions at 50% on the first 4% of employee compensation contributed by Lafayette Bank employees. However, the Merger Agreement permits First Merchants to amend


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

its existing 401(k) plan or to merge Lafayette Bank's Employees' Salary Savings Plan with First Merchants' existing 401(k) plan as long as First Merchants continues the 50% employer match of up to 4% of employee compensation described above for at least 5 years after the merger, unless prohibited by law.

     Treatment of Group Insurance Program. The Merger Agreement provides that after the merger Lafayette Bank will honor all obligations under Lafayette Bank's group insurance program for health, life, dental and accident and disability insurance, including all obligations owed to present retirees of Lafayette Bank, to current employees of Lafayette Bank who retire before January 1, 2005, and to two former directors and a widow of a former director of Lafayette Bank, who currently receive benefits under such group insurance program. However, the Merger Agreement permits First Merchants to replace Lafayette Bank's group insurance program with its own insurance program, so long as it continues in effect for all present retirees of Lafayette Bank, current employees of Lafayette Bank who retire before January 1, 2005, and two former directors and a widow of a former director of Lafayette Bank a comparable level of insurance coverage at no greater cost than that being paid or received at the effective time of the merger.

     Treatment of Pension Plan. Lafayette Bank maintains a defined benefit pension plan which will be frozen after the merger on a date on or before January 1, 2004. This means that all benefits under Lafayette Bank's pension plan will become fully vested as of such date, and no further benefits will accrue after such date. First Merchants also maintains a defined benefit pension plan, and all Lafayette Bank employees will become eligible to participate in First Merchants' pension plan after the merger on a date on or before January 1, 2004. Prior service with Lafayette Bank will be treated as service with First Merchants for purposes of eligibility, vesting and benefit accrual with respect to those Lafayette Bank employees employed as of the effective date of the merger. However, benefits under First Merchants' pension plan will be reduced (but not below zero) by the amount of the benefit payable under Lafayette Bank's pension plan (excluding cost of living adjustments accruing on or after the entry date into First Merchants' pension plan).

     Treatment of Director Emeritus Supplemental Retirement Benefits Plan. The Merger Agreement provides that after the merger First Merchants will honor all obligations under Lafayette's Director Emeritus Supplemental Retirement Benefits Plan to Messrs. Robert T. Jeffares, Roy D. Meeks, Vernon N. Furrer, Joseph A. Bonner, Wilbur L. Hancock, Eric P. Meister, Robert J. Weeder, Richard A. Boehning, Jeffrey L. Kessler, Gordon G. Beemer and Charles E. Maki. This plan provides supplemental retirement compensation to directors of Lafayette and Lafayette Bank upon retirement from the Board of Directors of either Lafayette or Lafayette Bank until the time of death of such directors. However, subject to obtaining the consents of Messrs. Beemer and Maki as to their benefits, the Director Emeritus Supplemental Retirement Benefits Plan will be amended prior to the effective time of the merger to provide for the payment to each participant the present value of all future benefits payable under such plan determined as of the effective time of the merger based on the directors fees then payable as to directors not yet retired and on the life-expectancies of the participants in the plan. The present value of each participant's benefits under such plan will be paid in 3 substantially equal annual installments with interest, with the first payment being made 30 days after the effective time of the merger.

     Treatment of Deferred Compensation Plan. The Merger Agreement provides that after the merger Lafayette Bank will honor all obligations under Lafayette Bank's Director Deferred Compensation Plan until the obligations are paid in full to Messrs. Robert T. Jeffares, Roy D. Meeks, Vernon N. Furrer, Joseph A. Bonner, Wilbur L. Hancock, Eric P. Meister, Robert J. Weeder, and Richard A. Boehning.

Interests of Certain Persons in the Merger

     When considering the recommendation of the Lafayette Board of Directors, you should be aware that certain of the directors and officers of Lafayette have interests in the merger other than their interests as Lafayette shareholders, pursuant to certain agreements and understandings that are reflected in the Merger Agreement. These interests are different from, or in conflict with, your interests as Lafayette shareholders. The members of the Lafayette Board of Directors and the First Merchants Board of Directors knew about these additional interests, and considered them, when they approved the Merger Agreement. Except as described below, to the knowledge of Lafayette, the officers and directors of Lafayette do not have any material interest in the merger apart from their interests as shareholders.

     Appointment of Messrs. Richard A. Boehning and Robert T. Jeffares to the First Merchants Board of Directors. In the Merger Agreement, First Merchants has agreed that it will cause Richard A. Boehning, who currently serves as a director of Lafayette and Lafayette Bank, and Robert T. Jeffares, who currently serves as a director of Lafayette Bank, to be nominated for election to the First Merchants Board of Directors for a 3-year term at the first annual meeting of First Merchants' shareholders following the merger. If the First Merchants Board meets after the merger but before the next annual meeting of First Merchants' shareholders, the Board shall appoint Messrs. Boehning and Jeffares as directors to serve until the first annual meeting of First Merchants' shareholders. One of such new directors of First Merchants will also be elected as Vice Chairman of the Executive Committee of the Board of Directors of First Merchants. Such new directors of First Merchants will be subject to First Merchants' policy of mandatory retirement at age 70, but the policy of mandatory retirement will not apply to such new directors until 24 months after the merger. See "THE MERGER - Management After the Merger."

     Appointment of Mr. Robert J. Weeder as Executive Officer of First Merchants. The Merger Agreement provides that Robert J. Weeder, the current President and Chief Executive Officer of Lafayette, will be appointed by First Merchants as Senior Vice President of First Merchants after the merger. In such position, Mr. Weeder shall be invited to attend all First Merchants Board of Directors meetings.

     Positions as Officers and Directors of Lafayette Bank. The Merger Agreement provides that the officers and directors of Lafayette immediately prior to the merger will remain the officers and directors of Lafayette Bank after the merger until they resign or until their successors are duly elected and qualified. Lafayette Bank directors who desire to continue to


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

serve in that capacity shall serve for at least the remainder of the term to which they have been elected. In addition, First Merchants will cause these Lafayette Bank directors to be renominated to the Lafayette Bank Board for additional term(s) which extend at least 5 years after the effective time of the merger. However, Lafayette Bank's directors will be subject to First Merchants' policy of mandatory retirement at age 70, but the policy of mandatory retirement will not apply to any of Lafayette Bank's current directors until 24 months after the merger. The Merger Agreement further provides that Robert J. Weeder, the current President and Chief Executive Officer of Lafayette and Lafayette Bank, shall continue as President and Chief Executive Officer of Lafayette Bank until he reaches age 65 and shall receive compensation no less than his current compensation prior to the merger. Upon the retirement of Joseph A. Bonner as Chairman of the Lafayette Bank Board, First Merchants has agreed to use its best efforts to cause Mr. Weeder to be appointed as Mr. Bonner's replacement as Chairman of the Lafayette Bank Board, earning compensation in such position no less than Mr. Bonner received prior to the merger. See "THE MERGER - Management After the Merger."

     Indemnification and Insurance of Lafayette Directors and Officers. The directors and officers of Lafayette will benefit from the insurance and indemnification obligations of First Merchants set forth in the Merger Agreement, which benefits are described above. See "THE MERGER - Indemnification and Insurance of Lafayette Directors and Officers."

     Benefits under Lafayette's Director Emeritus Supplemental Retirements Benefits Plan. The Merger Agreement provides that First Merchants will honor all obligations of Lafayette's Director Emeritus Supplemental Retirement Benefits Plan to the following current and former directors of Lafayette and Lafayette Bank covered by such plan: Messrs. Robert T. Jeffares, Roy D. Meeks, Vernon N. Furrer, Joseph A. Bonner, Wilbur L. Hancock, Eric P. Meister, Robert J. Weeder, Richard A. Boehning, Jeffrey L. Kessler, Gordon G. Beemer and Charles E. Maki. This plan provides supplemental retirement compensation to directors of Lafayette and Lafayette Bank upon retirement from the Board of Directors of either Lafayette or Lafayette Bank. Such supplemental retirement compensation is paid each year until the death of the applicable director. However, subject to obtaining the consents of Messrs. Beemer and Maki as to their benefits, the Director Emeritus Supplemental Retirement Benefits Plan will be amended prior to the effective time of the merger to provide for the payment to each participant the present value of all future benefits payable under such plan determined as of the effective time of the merger. The present value of each participant's benefits under such plan will be paid in 3 substantially equal annual installments with interest, with the first payment being made 30 days after the effective time of the merger. Thus, as a result of the merger, each of the directors listed above will receive payments in each of the 3 years after the merger that otherwise would have been received over more years in smaller amounts. See "THE MERGER - Employee Benefit Plans."

     Treatment of Lafayette Stock Options. The Merger Agreement provides that Lafayette shall cause each option to acquire shares of Lafayette common stock to be exercised prior to the merger. A number of the stock options held by directors, officers and employees of Lafayette will vest early as a result of the merger. All of the officers and directors of Lafayette and Lafayette Bank have some unvested stock options as of the date hereof. Upon exercise of these stock options in accordance with the terms of the Merger Agreement, each of these individuals will own additional shares of Lafayette common stock at the time of the merger and be entitled to receive the merger consideration for such additional shares of Lafayette common stock upon consummation of the merger. See "THE MERGER - Treatment of Options to Acquire Shares of Lafayette Common Stock."

     Treatment of Lafayette Stock Appreciation Rights. The Merger Agreement provides that Lafayette shall cause each stock appreciation right outstanding to be converted into the right to receive from Lafayette an amount of cash equal to the excess of $30.00 over the per share base price for the stock appreciation right as specified at the time of the award of the stock appreciation right by the Lafayette Board of Directors. Currently, Robert J. Weeder, the current President and Chief Executive Officer of Lafayette and Lafayette Bank, and Robert J. Ralston, the current Executive Vice President and Senior Operations Officer of Lafayette Bank, are the only individuals with Lafayette stock appreciation rights outstanding. Based on the cash merger consideration of $30.00 per share, Messrs. Weeder and Ralston may be entitled to more cash for their stock appreciation rights as a result of the Merger Agreement provisions, than would have been received under the current Lafayette stock appreciation right plan in effect prior to the merger. See "THE MERGER - Treatment of Lafayette Stock Appreciation Rights."

NASDAQ National Market Listing

     First Merchants will file a notification with the Nasdaq Stock Market, Inc. regarding the issuance of First Merchants common stock in the merger. This notification must be made for the merger to proceed.

Accounting Treatment

     The merger will be accounted for as a purchase transaction for accounting and financial reporting purposes. As a result, Lafayette's assets and liabilities will be recorded by First Merchants on its books at their fair estimated values and added to those of First Merchants. Any excess payment by First Merchants over the fair market value of the net assets and identifiable intangibles of Lafayette will be recorded as goodwill on the financial statements of First Merchants.

Registration Statement

     First Merchants has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission registering under the Securities Act the shares of First Merchants common stock to be issued pursuant to the merger. While First Merchants common stock is quoted and traded over-the-counter on the NASDAQ National Market System, it is exempt from the statutory registration requirements of each state in the United States. Therefore, First Merchants has not taken any steps to register its stock under state laws.

                         FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material federal income tax consequences of the merger. The following represents general information only and is based on the Internal Revenue Code of 1986, as amended (Code), the regulations thereunder, published rulings and decisions, all as currently in effect and which may be subject to change, and case law. The discussion does not purport to cover all federal income tax consequences relating to the merger and does not contain any information with respect to state, local or foreign tax laws.

     Assuming the merger of Lafayette into First Merchants is completed as described in the Merger Agreement and constitutes a statutory merger under Indiana law, then for United States federal income tax purposes, the merger is expected to constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code. The following is a summary of the federal income tax consequences of the merger:

Tax Consequences to Lafayette and First Merchants

     Lafayette and First Merchants will not recognize gain or loss as a result of the merger for federal income tax purposes. Code Sections 361(a) and 1032. In addition, the basis of the assets of Lafayette acquired by First Merchants in the merger will be the same as the basis of such assets in the hands of Lafayette immediately prior to the merger. Code Section 362(b).

Tax Consequences to Lafayette Shareholders

     o    Lafayette Shareholders Receiving Solely First Merchants Common Stock

     In general, a Lafayette shareholder who elects to receive only First Merchants common stock in exchange for shares of Lafayette common stock will not recognize any gain or loss on the exchange for federal income tax purposes. Code
Section 354(a)(1). However, gain or loss for federal income tax purposes will be recognized with respect to cash payments received by a Lafayette shareholder in lieu of fractional share interests resulting from the conversion ratio. See following paragraph concerning "Cash Received for Fractional Shares" for a more detailed discussion of the tax consequences of the receipt of cash in lieu of fractional share interests of First Merchants common stock.

     The basis of First Merchants common stock received (including any fractional share interests deemed received as described below) by Lafayette shareholders in exchange for their Lafayette common stock will be equal to the shareholder's basis in the Lafayette common stock exchanged, decreased by any cash received, and increased by any gain recognized on the exchange. Code
Section 358(a)(1).

     In addition, the holding period of the First Merchants common stock received (including any fractional share interests deemed received as described below) will include the holding period of Lafayette common stock surrendered in the exchange, provided that the Lafayette stock was held as a capital asset on the date of the merger. Code Section 1223(1).

     o    Cash Received For Fractional Shares

     Gain or loss for federal income tax purposes will be recognized with respect to cash payments received by a Lafayette shareholder in lieu of fractional share interests resulting from the conversion ratio. A Lafayette shareholder who receives cash for a fractional share interest of First Merchants common stock as a result of the conversion ratio should be treated (consistent with the case of Commissioner v. Clark, described below) as having received such fraction of a share of First Merchants common stock and then as having received cash in redemption of the fractional share interest, subject to the provisions and limitations of Section 302 of the Code. The Lafayette shareholder will recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of Lafayette common stock allocable to the fractional interest. This capital gain or loss will be long term gain or loss if, as of the date of the merger, the Lafayette shareholder has held such shares of Lafayette common stock for more than 1 year.

     o Lafayette Shareholders Receiving Part Cash And Part First Merchants Common Stock

     A Lafayette shareholder who receives part cash and part First Merchants common stock in exchange for shares of Lafayette common stock will recognize gain to the extent of boot (cash) received. Code Sections 354(a)(1) and 356(a)(1). Whether such gain is capital gain or a dividend will be determined based upon the Supreme Court's decision in Commissioner v. Clark, 109 S.Ct. 1455
(1989).

     Any recognized gain (limited, again, by the amount of cash received) will be eligible for capital gain treatment (assuming the shareholder's shares of common stock are held as a capital asset by the shareholder) unless such receipt of cash has the effect of a distribution of a dividend, as provided in Section 356 of the Code, in which case such gain will be taxable as ordinary income to the extent of the shareholder's ratable share of Lafayette's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, the shareholder's holding period for such shares is greater than one year.

     The stock redemption provisions of Section 302 of the Code, as interpreted by the United States Supreme Court in the Clark case, apply in determining whether cash received by a Lafayette shareholder pursuant to the merger has the effect of a dividend under Section 356 of the Code (the "Hypothetical Redemption Analysis"). Under the Hypothetical Redemption Analysis, a Lafayette shareholder will be treated as if the portion of the Lafayette common stock exchanged for cash in the merger instead had been exchanged for shares of First Merchants common stock (the "Hypothetical Shares"), followed immediately by a redemption of the Hypothetical Shares by First Merchants for cash. Under the principles of
Section 302 of the Code, a Lafayette shareholder will recognize capital gain rather than dividend income with respect to the cash received if the Hypothetical Redemption is (1) "substantially disproportionate," or (2) "not essentially equivalent to a dividend" with respect to such shareholder. In applying the principles of Section 302 of the Code, the constructive ownership rules of Section 318 of the Code will apply in comparing a shareholder's ownership interest in

First Merchants both immediately after the merger (but before the Hypothetical Redemption) and after the Hypothetical Redemption.

     The Hypothetical Redemption by First Merchants of the Hypothetical Shares for cash would be "substantially disproportionate," and therefore, would not have the effect of a distribution of a dividend with respect to a Lafayette shareholder who owns less than 50% of the voting power of the outstanding First Merchants common stock, if the percentage of First Merchants common stock actually and constructively owned by such shareholder immediately after the Hypothetical Redemption is less than 80% of the percentage of First Merchants common stock actually, hypothetically, and constructively owned by such shareholder immediately before the Hypothetical Redemption.

     Whether the Hypothetical Redemption by First Merchants of the Hypothetical Shares for cash is "not essentially equivalent to a dividend" with respect to a Lafayette shareholder will depend upon such shareholder's particular circumstances. However, the Hypothetical Redemption must, in any event, result in a "meaningful reduction" in such shareholder's percentage ownership of First Merchants common stock. In determining whether the Hypothetical Redemption by First Merchants results in a meaningful reduction in the shareholder's percentage ownership of First Merchants common stock, and therefore does not have the effect of a distribution of a dividend, a Lafayette shareholder should compare his or her interest in First Merchants (including interest owned actually, hypothetically, and constructively) immediately after the merger (but before the Hypothetical Redemption) to his or her interest after the Hypothetical Redemption. The Internal Revenue Service has indicated, in Rev. Rul. 76-385, 1976-2 C.B. 92, that a shareholder in a publicly held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction, if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the redemption. In Revenue Ruling 76-385, the Internal Revenue Service found a reduction from .0001118% to .0001081% to be a meaningful reduction.

     The aggregate tax basis of the First Merchants common stock received by a Lafayette shareholder will be equal to the tax basis of Lafayette common stock surrendered in exchange therefor, decreased by the amount of cash received, and increased by the amount of gain (including any amount which is characterized as a dividend) which was recognized on the exchange, provided the shares of Lafayette common stock were held as a capital asset as of the effective time of the merger. Section 358 of the Code. The holding period of the First Merchants common stock received by a Lafayette shareholder will be the same as the period of the Lafayette common stock surrendered in exchange therefor, provided that the shares of Lafayette common stock were held as capital assets as of the effective time of the merger. Section 1223(1) of the Code.

     No loss will be recognized by a Lafayette shareholder on receipt of First Merchants common stock and cash in exchange for Lafayette common stock. Code
Section 356.

     o    Lafayette Shareholders Receiving All Cash

     A Lafayette shareholder receiving all cash will recognize gain or loss measured by the difference between the amount of cash received and the basis of the Lafayette stock surrendered unless such cash distribution is treated as a dividend under Code Section 302. After the Commissioner v. Clark case, if a Lafayette shareholder receives only cash in exchange for Lafayette common stock, the transaction should be treated as if either (i) the shareholder sold his or her Lafayette common stock to First Merchants for cash, or (ii) the Lafayette shareholder received First Merchants stock in the merger after which First Merchants redeemed those shares (i.e., a stock redemption by First Merchants subject to the provisions and limitations of Code Section 302). However, in the case of a Lafayette shareholder who perfects dissenters rights and receives solely cash, the cash received should be treated as a stock redemption by Lafayette (subject to the provisions and limitations of Code Section 302).

Tax Consequences to First Merchants Shareholders

     As First Merchants shareholders will not receive any consideration in the merger, First Merchants shareholders will have no tax consequences resulting from the merger.

Tax Opinion

     First Merchants and Lafayette have each requested the law firm of Bingham McHale LLP to render an opinion to First Merchants and Lafayette that the merger to be effected pursuant to the Merger Agreement constitutes a tax-free reorganization under the Code. Under the Merger Agreement, receipt of this opinion with respect to the above consequences is a condition to completion of the merger. In rendering its opinion, Bingham McHale LLP will rely upon representations made by the management of First Merchants and Lafayette. However, this opinion will not bind the Internal Revenue Service, which could take a different view. No ruling on the merger has been sought from the Internal Revenue Service regarding the tax-free nature of the merger.

     The Internal Revenue Service has not verified the federal income tax consequences discussion set forth above. The foregoing is only a general description of the material federal income tax consequences of the merger and does not consider the facts and circumstances of any particular Lafayette or First Merchants shareholder. First Merchants and Lafayette urge you to consult with your own tax advisor with respect to the specific tax consequences of the merger, including the application and effect of existing and proposed federal, state, local, foreign and other tax laws.

                          UNAUDITED PRO FORMA COMBINED
                       CONSOLIDATED FINANCIAL INFORMATION

     The following is the unaudited pro forma combined financial information for First Merchants and for Lafayette giving effect to the merger. The information is presented under two separate assumptions relating to the level of shares of Lafayette common stock which are exchanged for First Merchants common stock in the merger. The financial information presented under "Assumption A" was compiled assuming 100% of the outstanding shares of Lafayette common stock are exchanged for shares of First Merchants common stock in the merger. The financial information presented under "Assumption B" was compiled assuming 60% of the outstanding shares of Lafayette common stock are exchanged for shares of First Merchants common stock and 40% of the outstanding shares of Lafayette common stock are exchanged for cash in the merger, as financed through the issuance of the First Merchants trust preferred securities. For a more detailed description of these assumptions, see "Notes to Unaudited Pro Forma Summary of Selected Consolidated Financial Data" on page 24. See "SUMMARY - Recent Developments" for a description of the issuance of the First Merchants trust preferred securities.

     The balance sheet information presented gives effect to the merger and, under Assumption B, the related issuance of the First Merchants trust preferred securities as if each occurred on September 30, 2001. The income statement information presented gives effect to the merger and, under Assumption B, the related issuance of the First Merchants trust preferred securities as if each occurred on the first day of each period presented.

     The pro forma combined figures are simply arithmetical combinations of First Merchants' and Lafayette's separate financial results in order to assist you in analyzing the future prospects of First Merchants. The pro forma combined figures illustrate the possible scope of the change in First Merchants' historical figures caused by the merger. You should not assume that First Merchants and Lafayette would have achieved the pro forma combined results if the merger had actually occurred during the periods presented.

     The combined company expects to achieve merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any potential savings that are expected to result from the consolidation of the operations of First Merchants and Lafayette, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings. See "FORWARD-LOOKING STATEMENTS" and "RISK FACTORS-The Integration Of Lafayette's Business With First Merchants' Business May Be Difficult."

     The pro forma information reflects the "purchase" method of accounting, with Lafayette's assets and liabilities recorded at their estimated fair values as of September 30, 2001. The actual fair value adjustments to the assets and the liabilities of Lafayette will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements. In the opinion of First Merchants' management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

     You should read the unaudited pro forma combined consolidated financial information in conjunction with the accompanying notes and with First Merchants' historical financial statements and related notes which are incorporated by reference in this document and Lafayette's historical financial statements and related notes which are included as part of this document as Appendices D and E and incorporated by reference in this document.

        UNAUDITED PROFORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001
                         ASSUMPTION A--100% STOCK ISSUED
                             (Dollars In Thousands)

                                              First                        Proforma            Proforma
                                            Merchants       Lafayette     Adjustments          Combined
                                          ----------------------------------------------------------------
Assets
Cash and due from banks ..............      $   46,149      $ 22,416      $  (1,400) (1)      $    69,064
                                                                               (400) (2)
                                                                              3,303  (3)
                                                                             (1,004) (4)
Interest-bearing deposits ............                        14,942                               14,942
Federal funds sold ...................          18,525         8,800                               27,325
                                            ---------------------------------------          ------------
  Cash and cash equivalents ..........          64,674        46,158            499               111,331
Interest-bearing time deposits .......           3,119                                              3,119
Investment securities
  Available for sale .................         241,080        94,235                              335,315
  Held to maturity ...................           8,942         3,918            177  (5)           13,037
                                            ---------------------------------------          ------------
    Total investment securities ......         250,022        98,153            177               348,352
Mortgage loans held for sale .........             830         9,253            165  (5)           10,248
Loans, net of allowance ..............       1,346,731       549,793          3,140  (5)        1,899,664
Premises and equipment ...............          27,184        10,756          9,441  (6)           47,381
Federal Reserve and FHLB stock .......           7,856         2,344                               10,200
Interest Receivable ..................          13,556         7,411                               20,967
Core deposit intangible and goodwill .          32,795        12,470         30,156  (7)           79,151
                                                                            (12,470) (8)
                                                                             16,200  (9)
Other assets .........................          14,904        11,215            755 (10)           34,914
                                                                              9,957 (11)
                                                                             (1,917)(15)
                                            ---------------------------------------          ------------
     Total assets ....................      $1,761,671      $747,553      $  56,103           $ 2,565,327
                                            =======================================          ============

Liabilities
Deposits
  Noninterest-bearing ................      $  163,689      $ 65,432                          $   229,121
  Interest-bearing ...................       1,224,881       538,028          4,799  (5)        1,767,708
                                            ---------------------------------------          ------------
     Total deposits ..................       1,388,570       603,460          4,799             1,996,829
Borrowings ...........................         182,455        78,085            509  (5)          261,049
Trust preferred ......................
Other liabilities ....................          13,061         7,354            139 (16)           20,554
                                            ---------------------------------------          ------------
      Total liabilities ..............       1,584,086       688,899          5,447             2,278,432

Stockholders' equity
  Preferred stock-no par value
  Common stock .......................           1,584         3,962         (3,962)(13)            2,166
                                                                                582 (14)
  Additional paid in capital .........          50,817        38,119        (38,119)(13)          159,545
                                                                            108,728 (14)
  Retained earnings ..................         121,711        15,461        (15,461)(13)          121,711
  Accumulated comprehensive income ...           3,473         1,112         (1,112)(13)            3,473
                                            ---------------------------------------          ------------
    Total stockholders' equity .......         177,585        58,654         50,656               286,895

                                            ---------------------------------------          ------------
    Total liabilities and stockholders
      equity .........................      $1,761,671      $747,553      $  56,103           $ 2,565,327
                                            =======================================          ============

The accompanying notes are an integral part of the unaudited proforma combined consolidated financial information.

     UNAUDITED PROFORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                         ASSUMPTION A--100% STOCK ISSUED
            (Dollars In Thousands except Share and Per Share Amounts)

                                                               First                              Proforma             Proforma
                                                             Merchants         Lafayette         Adjustments           Combined
                                                           ---------------------------------------------------------------------
Interest Income
     Loans receivable ...............................      $     96,109       $    46,620       $       (648)(17)      $ 142,081
     Investment securities ..........................            19,065             4,982                (39)(17)         24,008
     Other ..........................................             1,354               784                                  2,138
                                                           --------------------------------------------------        -----------
        Total interest income .......................           116,528            52,386               (687)            168,227
                                                           --------------------------------------------------        -----------

Interest Expense
     Deposits .......................................            49,607            23,016             (4,799)(17)         67,824
     Securities sold under repurchase agreements ....             4,263             1,773                                  6,036
     Federal Home Loan Bank advances & other ........             6,676             2,616               (339)(17)          8,953
                                                           --------------------------------------------------        -----------
        Total interest expense ......................            60,546            27,405             (5,138)             82,813
                                                           --------------------------------------------------        -----------

Net Interest Income .................................            55,982            24,981              4,451              85,414
     Provision for loan losses ......................             2,625             1,200                                  3,825
                                                           --------------------------------------------------        -----------

Net interest income after provision for loan losses .            53,357            23,781              4,451              81,589
                                                           --------------------------------------------------        -----------

Other Income
     Fiduciary activities ...........................             4,972             1,187                                  6,159
     Service charges on deposit accounts ............             4,776             1,880                                  6,656
     Other customer fees ............................             3,519             1,042                                  4,561
     Net realized losses on sales of
        available-for-sale securities ...............              (107)              (12)                                  (119)
     Commission income ..............................             1,950               758                                  2,708
     Other income ...................................             1,524               970                                  2,494
                                                           --------------------------------------------------        -----------
        Total other income ..........................            16,634             5,825                                 22,459
                                                           --------------------------------------------------        -----------

Other expenses
     Salaries and employee benefits .................            21,418            10,681                                 32,099
     Net occupancy expenses .........................             2,471             1,247                236(18)           3,954
     Equipment expenses .............................             4,299             1,731                                  6,030
     Goodwill and core deposit amortization .........               896               740              3,600(20)           4,496
                                                                                                        (740)(22)
     Other expenses .................................            10,999             4,777                                 15,776
                                                           --------------------------------------------------        -----------
        Total other expenses ........................            40,083            19,176              3,096              62,355
                                                           --------------------------------------------------        -----------

Income before income tax ............................            29,908            10,430              1,355              41,693
       Income tax expense ...........................             9,968             3,514                549(19)          14,031
                                                           --------------------------------------------------        -----------
Net income ..........................................      $     19,940       $     6,916       $        806           $  27,662
                                                           ==================================================        ===========


Per Share Data
      Basic earnings per common share ...............      $       1.67       $      1.75                              $    1.67
      Diluted earnings per common share .............              1.66              1.74                                   1.66
      Average common shares-basic ...................        11,909,457         3,950,297                             16,564,912
      Average common shares-diluted .................        11,992,231         3,985,521                             16,647,686

The accompanying notes are an integral part of the unaudited proforma combined consolidated financial information.

     UNAUDITED PROFORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                         ASSUMPTION A--100% STOCK ISSUED
            (Dollars In Thousands except Share and Per Share Amounts)

                                                           First                            Proforma             Proforma
                                                         Merchants        Lafayette        Adjustments           Combined
                                                       --------------------------------------------------------------------
Interest Income
     Loans receivable ...........................      $     77,632       $   35,581      $       (486)(17)      $ 112,727
     Investment securities ......................            12,426            3,752               (30)(17)         16,148
     Other ......................................               855            1,571                                 2,426
                                                       -----------------------------------------------         -----------
        Total interest income ...................            90,913           40,904              (516)            131,301

Interest Expense
     Deposits ...................................            35,817           17,876            (3,599)(17)         50,094
     Securities sold under repurchase agreements              2,665            1,291                                 3,956
     Federal Home Loan Bank advances and other ..             5,209            2,114              (255)(17)          7,068
                                                       -----------------------------------------------         -----------
        Total interest expense ..................            43,691           21,281            (3,854)             61,118
                                                       -----------------------------------------------         -----------

Net Interest Income .............................            47,222           19,623             3,338              70,183
     Provision for loan losses ..................             2,371              900                                 3,271
                                                       -----------------------------------------------         -----------

Net interest income after provision for loan ....            44,851           18,723             3,338              66,912
                                                       -----------------------------------------------         -----------

Other Income
     Fiduciary activities .......................             4,117              890                                 5,007
     Service charges on deposit accounts ........             4,106            1,551                                 5,657
     Other customer fees ........................               231              793                                 1,024
     Net realized losses on sales of
        available-for-sale securities ...........              (167)                                                  (167)
     Commission income ..........................             1,465              308                                 1,773
     Other income ...............................             3,890            1,773                                 5,663
                                                       -----------------------------------------------         -----------
        Total other income ......................            13,642            5,315                                18,957
                                                       -----------------------------------------------         -----------

Other expenses
     Salaries and employee benefits .............            18,094            9,226                                27,320
     Net occupancy expenses .....................             2,037              965               177 (18)          3,179
     Equipment expenses .........................             3,282            1,395                                 4,677
     Goodwill and core deposit amortization .....             1,181              537             2,700 (20)          3,881
                                                                                                  (537)(22)
     Other expenses .............................             8,365            3,732                                12,097
                                                       -----------------------------------------------         -----------

        Total other expenses ....................            32,959           15,855             2,340              51,154
                                                       -----------------------------------------------         -----------

Income before income tax ........................            25,534            8,183               998              34,714
     Income tax expense .........................             8,834            2,580               404 (19)         11,818
                                                       -----------------------------------------------         -----------
Net income ......................................      $     16,700       $    5,603      $        594         $    22,897
                                                       ===============================================         ===========

Per Share Data
      Basic earnings per common share ...........      $       1.36       $     1.41                           $      1.35
      Diluted earnings per common share .........              1.35             1.40                                  1.34
      Average common shares-basic ...............        12,306,708        3,958,906                            16,962,163
      Average common shares-diluted .............        12,390,142        3,997,540                            17,045,597

The accompanying notes are an integral part of the unaudited proforma combined consolidated financial information.

        UNAUDITED PROFORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001
                          ASSUMPTION B-60% STOCK ISSUED
                             (Dollars In Thousands)

                                                         First                            Proforma            Proforma
                                                       Merchants         Lafayette      Adjustments           Combined
                                                     ------------------------------------------------------------------
Assets
Cash and due from banks ........................      $   46,149          $ 22,416      $  (1,400) (1)      $    69,064
                                                                                             (400) (2)
                                                                                            3,303  (3)
                                                                                           (1,004) (4)
Interest-bearing deposits ......................                            14,942                               14,942
Federal funds sold .............................          18,525             8,800          4,871 (12)           32,196
                                                      -------------------------------------------          ------------
  Cash and cash equivalents ....................          64,674            46,158          5,370               116,202
Interest-bearing time deposits .................           3,119                                                  3,119
Investment securities
  Available for sale ...........................         241,080            94,235                              335,315
  Held to maturity .............................           8,942             3,918            177  (5)           13,037
                                                      -------------------------------------------          ------------
    Total investment securities ................         250,022            98,153            177               348,352
Mortgage loans held for sale ...................             830             9,253            165  (5)           10,248
Loans, net of allowance ........................       1,346,731           549,793          3,140  (5)        1,899,664
Premises and equipment .........................          27,184            10,756          9,441  (6)           47,381
Federal Reserve and FHLB stock .................           7,856             2,344                               10,200
Interest Receivable ............................          13,556             7,411                               20,967
Core deposit intangible and goodwill ...........          32,795            12,470         36,761  (7)           85,756
                                                                                          (12,470) (8)
                                                                                           16,200  (9)
Other assets ...................................          14,904            11,215            755 (10)           34,914
                                                                                            9,957 (11)
                                                                                           (1,917)(15)
                                                      -------------------------------------------          ------------
     Total assets ..............................      $1,761,671          $747,553      $  67,579           $ 2,576,803
                                                      ===========================================          ============

Liabilities
Deposits
  Noninterest-bearing ..........................      $  163,689          $ 65,432                          $   229,121
  Interest-bearing .............................       1,224,881           538,028          4,799  (5)        1,767,708
                                                      -------------------------------------------          ------------
     Total deposits ............................       1,388,570           603,460          4,799             1,996,829
Borrowings .....................................         182,455            78,085            509  (5)          261,049
Trust preferred ................................                                           55,200 (12)           55,200
Other liabilities ..............................          13,061             7,354            139 (16)           20,554
                                                      -------------------------------------------          ------------
      Total liabilities ........................       1,584,086           688,899         60,647             2,333,632

Stockholders' equity
  Preferred stock-no par value .................
  Common stock .................................           1,584             3,962         (3,962)(13)            1,933
                                                                                              349 (14)
  Additional paid in capital ...................          50,817            38,119        (38,119)(13)          116,054
                                                                                           65,237 (14)

  Retained earnings ............................         121,711            15,461        (15,461)(13)          121,711
  Accumulated comprehensive income .............           3,473             1,112         (1,112)(13)            3,473
                                                      -------------------------------------------          ------------
      Total stockholders' equity ...............         177,585            58,654          6,932               243,171
                                                      -------------------------------------------          ------------

      Total liabilities and stockholders' equity      $1,761,671          $747,553      $  67,579           $ 2,576,803
                                                      ===========================================          ============

The accompanying notes are an integral part of the unaudited proforma combined consolidated financial information.

     UNAUDITED PROFORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                         ASSUMPTION B--60% STOCK ISSUED
            (Dollars In Thousands except Share and Per Share Amounts)

                                                           First                                 Proforma            Proforma
                                                         Merchants             Lafayette        Adjustments          Combined
                                                       ------------------------------------------------------------------------
Interest Income
       Loans receivable ...........................     $     96,109          $    46,620      $       (648)(17)     $ 142,081
       Investment securities ......................           19,065                4,982               (39)(17)        24,008
       Other ......................................            1,354                  784                73 (23)         2,211
                                                        ---------------------------------------------------        -----------
          Total interest income ...................          116,528               52,386              (614)           168,300
                                                        ---------------------------------------------------        -----------

Interest Expense
       Deposits ...................................           49,607               23,016            (4,799)(17)        67,824
       Securities sold under repurchase agreements             4,263                1,773                                6,036
       Federal Home Loan Bank advances & other ....            6,676                2,616              (339)(17)         8,953
       Trust Preferred ............................                                                   4,964 (21)         4,964
                                                        ---------------------------------------------------        -----------
          Total interest expense ..................           60,546               27,405              (174)            87,777
                                                        ---------------------------------------------------        -----------

Net Interest Income ...............................           55,982               24,981              (440)            80,523
       Provision for loan losses ..................            2,625                1,200                                3,825
                                                        ---------------------------------------------------        -----------

Net interest income after provision for loan losses           53,357               23,781              (440)            76,698
                                                        ---------------------------------------------------        -----------

Other Income
       Fiduciary activities .......................            4,972                1,187                                6,159
       Service charges on deposit accounts ........            4,776                1,880                                6,656
       Other customer fees ........................            3,519                1,042                                4,561
       Net realized losses on sales of
          available-for-sale securities ...........             (107)                 (12)                                (119)
       Commission income ..........................            1,950                  758                                2,708
       Other income ...............................            1,524                  970                                2,494
                                                        ---------------------------------------------------        -----------
          Total other income ......................           16,634                5,825                               22,459
                                                        ---------------------------------------------------        -----------

Other expenses
       Salaries and employee benefits .............           21,418               10,681                               32,099
       Net occupancy expenses .....................            2,471                1,247               236 (18)         3,954
       Equipment expenses .........................            4,299                1,731                                6,030
       Goodwill and core deposit amortization .....              896                  740             3,600 (20)         4,496
                                                                                                       (740)(22)
       Other expenses .............................           10,999                4,777                               15,776
                                                        ---------------------------------------------------        -----------
          Total other expenses ....................           40,083               19,176             3,096             62,355
                                                        ---------------------------------------------------        -----------

Income before income tax ..........................           29,908               10,430            (3,536)            36,802
       Income tax expense .........................            9,968                3,514            (1,433)(19)        12,049
                                                        ---------------------------------------------------        -----------
Net income ........................................     $     19,940          $     6,916      $     (2,103)         $  24,753
                                                        ===================================================        ===========

Per Share Data
        Basic earnings per common share ...........     $       1.67          $      1.75                            $    1.68
        Diluted earnings per common share .........             1.66                 1.74                                 1.67
        Average common shares-basic ...............       11,909,457            3,950,297                           14,702,730
        Average common shares-diluted .............       11,992,231            3,985,521                           14,785,504

The accompanying notes are an integral part of the unaudited proforma combined consolidated financial information.

     UNAUDITED PROFORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                         ASSUMPTION B--60% STOCK ISSUED
            (Dollars In Thousands except Share and Per Share Amounts)

                                                           First                               Proforma            Proforma
                                                         Merchants            Lafayette       Adjustments          Combined
                                                        --------------------------------------------------------------------
Interest Income
     Loans receivable .............................     $     77,632          $   35,581     $       (486)(17)     $ 112,727
     Investment securities ........................           12,426               3,752              (30)(17)        16,148
     Other ........................................              855               1,571               55 (23)         2,481
                                                        -------------------------------------------------         ----------
        Total interest income .....................           90,913              40,904             (461)           131,356
                                                        -------------------------------------------------         ----------

Interest Expense
     Deposits .....................................           35,817              17,876           (3,599)(17)        50,094
     Securities sold under repurchase agreements ..            2,665               1,291                               3,956
     Federal Home Loan Bank advances and other ....            5,209               2,114             (255)(17)         7,068
     Trust Preferred ..............................                                                 3,723 (21)         3,723
                                                        -------------------------------------------------         ----------
        Total interest expense ....................           43,691              21,281             (131)            64,841
                                                        -------------------------------------------------         ----------

Net Interest Income ...............................           47,222              19,623             (330)            66,515
     Provision for loan losses ....................            2,371                 900                               3,271
                                                        -------------------------------------------------         ----------

Net interest income after provision for loan losses           44,851              18,723             (330)            63,244
                                                        -------------------------------------------------         ----------

Other Income
     Fiduciary activities .........................            4,117                 890                               5,007
     Service charges on deposit accounts ..........            4,106               1,551                               5,657
     Other customer fees                                         231                 793                               1,024
     Net realized losses on sales of
        available-for-sale securities .............             (167)                                                   (167)
     Commission income ............................            1,465                 308                               1,773
     Other income .................................            3,890               1,773                               5,663
                                                        -------------------------------------------------         ----------
        Total other income ........................           13,642               5,315                              18,957
                                                        -------------------------------------------------         ----------

Other expenses
     Salaries and employee benefits ...............           18,094               9,226                              27,320
     Net occupancy expenses .......................            2,037                 965              177(18)          3,179
     Equipment expenses ...........................            3,282               1,395                               4,677
     Goodwill and core deposit amortization .......            1,181                 537            2,700(20)          3,881
                                                                                                     (537)(22)
     Other expenses ...............................            8,365               3,732                              12,097
                                                        -------------------------------------------------         ----------
        Total other expenses ......................           32,959              15,855            2,340             51,154
                                                        -------------------------------------------------         ----------

Income before income tax ..........................           25,534               8,183           (2,670)            31,047
     Income tax expense ...........................            8,834               2,580           (1,082)(19)        10,332
                                                        -------------------------------------------------         ----------
Net income ........................................     $     16,700          $    5,603     $     (1,588)         $  20,755
                                                        =================================================         ==========


Per Share Data
      Basic earnings per common share .............     $       1.36          $     1.41                           $    1.37
      Diluted earnings per common share ...........             1.35                1.40                                1.36
      Average common shares-basic .................       12,306,708           3,958,906                          15,099,981
      Average common shares-diluted ...............       12,390,142           3,997,540                          15,183,415

The accompanying notes are an integral part of the unaudited proforma combined consolidated financial information.

    Notes to Unaudited Pro Forma Combined Consolidated Financial Information

Note 1 - Basis of Presentation

          First Merchants has agreed to acquire Lafayette for a fixed exchange ratio of 1.11 shares of First Merchants Corporation stock for each share of Lafayette stock, subject to possible upward or downward adjustment as provided for in the Merger Agreement, or a fixed payment of $30.00 per share for each share of Lafayette stock up to 1,677,642 shares. The acquisition will be accounted for under the purchase method of accounting and, accordingly, the assets and liabilities of Lafayette have been marked to estimated fair value based upon conditions as of September 30, 2001. Since these are proforma statements, we cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies been combined at the time.

Note 2 - Pro Forma Adjustments

     (1)  To record payment by Lafayette for estimated transaction costs.

     (2)  To record payment by First Merchants for estimated transaction costs.

     (3)  To record receipt of cash for stock options exercised.

     (4)  To record payment of stock appreciation rights.

     (5) To adjust interest-earning assets and interest-bearing liabilities of Lafayette to estimated fair value.

     (6)  To record premises and equipment at estimated fair value.

     (7) To record goodwill for the cost of acquisition over the estimated fair value of net assets acquired as follows:

                                                                   Assumption A  Assumption B
                                                                   ------------  ------------
         Purchase Price:
          Common stock                                              $     582     $     349
          Additional paid in capital                                  108,728        65,237
          Acquisition costs                                               400           400
          Cash paid to Lafayette stockholders                                        50,329
                                                                    ---------     ---------
             Total purchase price paid                                109,710       116,315
                                                                    ---------     ---------

     Allocated to:
       Historical book value of Lafayette's assets and
       liabilities                                                     58,654        58,654
       Record transaction costs of Lafayette                           (1,400)       (1,400)
       Record payment of stock appreciation rights                     (1,004)       (1,004)
       Cash received for stock options exercised                        3,303         3,303
       Write off of Lafayette's historical goodwill and core
       deposit intangible                                             (12,470)      (12,470)
                                                                    ---------     ---------
     Adjusted book value of Lafayette                                  47,083        47,083
                                                                    ---------     ---------
       Core deposit intangible                                         16,200        16,200

     Adjustments to record assets and liabilities at fair value:

       Securities                                                         177           177
       Mortgage loans held for sale                                       165           165
       Loans                                                            3,140         3,140
       Premises and equipment                                           9,441         9,441
       Other assets                                                       755           755
       Deposits                                                        (4,799)       (4,799)
       Borrowings                                                        (509)         (509)
       Deferred taxes                                                   9,957         9,957
       Pension assets/Liability                                        (2,056)       (2,056)
                                                                    ---------     ---------
          Total allocation                                             32,471        32,471
                                                                    ---------     ---------
     Goodwill                                                       $  30,156     $  36,761
                                                                    =========     =========

          Notes to Unaudited Pro Forma Combined Consolidated Financial
                            Information (Continued)

     (8) To eliminate Lafayette's historical goodwill and core deposit intangible.

     (9)  To record core deposit intangible.

     (10) To record other assets at fair value.

     (11) To record deferred taxes on the purchase accounting adjustments.

     (12) To record issuance of the trust preferred securities by First Merchants and investing of excess funds.

     (13) To eliminate Lafayette's equity accounts.

     (14) To record issuance of 4,655,455 shares of First Merchants' stock under Assumption A and the issuance of 2,793,273 shares of First Merchants' stock under Assumption B.

     (15) To eliminate Lafayette's prepaid pension costs.

     (16) To recognize Lafayette's pension liability.

     (17) To record effect of amortization of purchase accounting adjustments in a manner that approximates the level yield method.

     (18) To record amortization of purchase accounting adjustment related to premises and equipment.

     (19) To record tax effect of purchase accounting adjustments at an effective rate of 40.525%.

     (20) To record amortization of core deposit premium intangible.

     (21) To record interest expense on the trust preferred securities issued by First Merchants.

     (22) To eliminate Lafayette's goodwill and core deposit intangible amortization expense.

     (23) To record interest income on investment of excess proceeds from issuance of trust preferred securities by First Merchants.

                         DESCRIPTION OF FIRST MERCHANTS

Business

     First Merchants, headquartered in Muncie, Indiana, is a multi-bank holding company organized in 1982 under the laws of the State of Indiana. First Merchants is also a financial holding company.

     First Merchants was originally formed as the bank holding company for First Merchants Bank, National Association. Since that time, First Merchants has acquired Pendleton Banking Company, First United Bank, The Union County National Bank of Liberty, The Randolph County Bank, The First National Bank of Portland, Anderson Community Bank, Decatur Bank & Trust Company and Frances Slocum Bank & Trust Company. Each of such banks operates as a wholly-owned subsidiary of First Merchants with the exception of Pendleton Banking Company and Anderson Community Bank which were merged and operate under the name "The Madison Community Bank."

     First Merchants presently conducts its commercial banking business in Delaware, Hamilton, Adams, Madison, Henry, Union, Wayne, Fayette, Randolph, Jay, Wabash, Miami and Howard counties in the State of Indiana, through the 54 offices of its 8 bank subsidiaries. These banks provide a wide range of commercial banking services, including:

     o    demand, savings and time deposits;

     o    agricultural, commercial, industrial, consumer and real estate loans;

     o    installment credit lending;

     o    safe deposit facilities;

     o    collections;

     o    fiduciary and trust services; and

     o    other general services related to the banking business.

     First Merchants' bank subsidiaries make and service both secured and unsecured loans to individuals, firms and corporations. Their installment loan departments make direct loans to individuals and purchase installment obligations from retailers without recourse.

     Through various nonbank subsidiaries, First Merchants also engages in the general insurance agency business, the title insurance agency business and the reinsurance of credit life, accident and health insurance.

     As of September 30, 2001, First Merchants had consolidated assets of approximately $1.8 billion, consolidated deposits of approximately $1.4 billion, and stockholders' equity of approximately $178 million.

     First Merchants' principal office is located at 200 East Jackson Street, Muncie, Indiana 47305. Its telephone number is (765) 747-1500.

Acquisition Policy and Pending Transactions

     First Merchants anticipates that it will continue its policy of geographic expansion of its banking business through the acquisition of additional financial institutions whose operations are consistent with its community banking philosophy. First Merchants' management routinely explores opportunities to acquire financial institutions and other financial services-related businesses and to enter into strategic alliances to expand the scope of its services and its customer base. As of the date of this document, First Merchants is not a party to any other agreement relating to an acquisition of additional financial institutions, other than the Merger Agreement with Lafayette.

Recent Developments

     On December 21, 2001, First Merchants filed a registration statement on Form S-3 with the Securities and Exchange Commission. The registration statement is a "shelf" filing pursuant to which certain business trusts wholly-owned by First Merchants may issue up to $70 million of trust preferred securities to the public for cash. In the event trust preferred securities are issued, proceeds from the sale will be invested in an identical amount of junior subordinated debentures to be issued by First Merchants to the applicable business trust and First Merchants shall guaranty the payment of the trust preferred securities. It is anticipated that on or about the date of consummation of the merger, First Merchants will cause trust preferred securities to be issued in an amount sufficient to finance the cash portion of the consideration to be paid by First Merchants to the shareholders of Lafayette in the merger. Any such offering of trust preferred securities would be made only by means of a prospectus and related prospectus supplement, and would be subject to the registration statement becoming effective, compliance with applicable state securities laws and favorable market conditions. This joint proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any trust preferred securities.

Incorporation of Certain Information by Reference

     The foregoing information concerning First Merchants does not purport to be complete. Certain additional information relating to First Merchants' business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by First Merchants with the Securities and Exchange Commission and listed under "WHERE YOU CAN FIND ADDITIONAL INFORMATION" in this document. If you desire copies of any of these documents, you may contact First Merchants at its address or telephone number indicated under "WHERE YOU CAN FIND ADDITIONAL INFORMATION" on page 105.

                            DESCRIPTION OF LAFAYETTE

Business

     Lafayette is an Indiana corporation which was incorporated in 1984 and which is a registered bank holding company owning all of the issued and outstanding common stock of Lafayette Bank and Trust Company (Lafayette Bank). Lafayette's principal office is located in Lafayette, Indiana and its business consists primarily of the ownership, supervision and control of Lafayette Bank. The common stock of Lafayette Bank is Lafayette's principal asset and dividends paid by Lafayette Bank are Lafayette's principal source of income.

     Lafayette Bank is a state chartered bank which was established in 1899 and which has been in continuous operation since that date. Lafayette Bank provides various commercial and consumer banking services to its customers located primarily in Tippecanoe, Jasper, White, and Carroll counties in the State of Indiana, through 20 offices. These commercial bank services include:

     o    demand, savings and time deposits;

     o    commercial, consumer and real estate loans;

     o    safe deposit facilities;

     o    installment credit lending;

     o    fiduciary and trust services; and

     o    other general services related to the banking business.

     As of September 30, 2001, Lafayette had consolidated assets of approximately $748 million, consolidated deposits of approximately $603 million, and stockholders' equity of approximately $59 million.

Incorporation of Certain Information by Reference

     The foregoing information concerning Lafayette does not purport to be complete. Certain additional information relating to Lafayette's business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from documents filed by Lafayette with the Securities and Exchange Commission and from documents which are included in this document in Appendices D and E. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION" in this document on page 105.

                           COMPARISON OF COMMON STOCK

The following summary comparison of First Merchants common stock and Lafayette common stock includes the material features of such stocks and the material differences in the rights of holders of shares of such stocks. Because this is a summary, it does not contain all of the information that is important to you and is qualified in its entirety by reference to First Merchants' Articles of Incorporation and By-Laws and Lafayette's Articles of Incorporation and By-Laws.

Governing Law

     Following the merger, the rights of former Lafayette shareholders who receive First Merchants common stock in the merger will be governed by the laws of the State of Indiana, the state in which First Merchants is incorporated, and by First Merchants' Articles of Incorporation and By-Laws. The rights of Lafayette shareholders are presently governed by the laws of the State of Indiana, the state in which Lafayette is incorporated, and by Lafayette's Articles of Incorporation and By-Laws. The rights of Lafayette shareholders differ in certain respects from the rights they will have as First Merchants shareholders, including certain anti-takeover measures, the vote required for the amendment of certain significant provisions of the Articles of Incorporation and for the approval of certain significant corporate transactions.

Authorized But Unissued Shares

     First Merchants' Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, of which 12,775,387 shares were outstanding as of January 31, 2002. First Merchants' Board of Directors may authorize the issuance of additional shares of common stock up to the amounts authorized in First Merchants' Articles of Incorporation without shareholder approval. First Merchants has 500,000 shares of preferred stock authorized. These shares are available to be issued, without prior shareholder approval, in classes with the rights, privileges and preferences determined for each class by the Board of Directors of First Merchants. No shares of preferred stock are presently outstanding.

     As of January 31, 2002, First Merchants had 221,534 shares of its common stock reserved and remaining available for issuance under its 1999 Employee Stock Purchase Plan, 929,419 shares of its common stock reserved and remaining available for issuance under its 1999 Long-term Equity Incentive Plan and 199,385 shares of its common stock reserved and remaining available for issuance under its Dividend Reinvestment and Stock Purchase Plan. In addition, as of January 31, 2002, First Merchants had 26,279 options granted, but unexercised, under its 1989 Stock Option Plan and 314,314 options granted, but unexercised, under its 1994 Stock Option Plan, with shares reserved and remaining available equal to the outstanding options under each plan.

     The issuance of additional shares of First Merchants common stock or the issuance of First Merchants preferred stock may adversely affect the interests of First Merchants shareholders by diluting their voting and ownership interests.

     Lafayette's Articles of Incorporation authorize the issuance of 20,000,000 shares of common stock. Each outstanding share of stock is entitled to one vote on all matters to which shareholders are entitled to vote. As of January 31, 2002, Lafayette had 3,961,589 shares of stock issued and outstanding. Lafayette's Board of Directors may authorize the issuance of additional shares of common stock up to the amounts authorized in Lafayette's Articles of Incorporation without shareholder approval.

     As of January 31, 2002, Lafayette had 84,198 options granted, but unexercised, under its 1998 Nonqualified Stock Option Plan, with 19,246 shares of its common stock reserved and remaining available for issuance under such plan. In addition, as of January 31, 2002, Lafayette had 148,017 options granted, but unexercised, under its 1995 Nonqualified Stock Option Plan, with shares reserved and remaining available equal to the outstanding options under such plan. As of January 31, 2002, Lafayette also had 38,104 stock appreciation rights granted, but unexercised, under its Officers' Stock Appreciation Rights Plan, under which all available rights have been granted.

Preemptive Rights

     As permitted by Indiana law, First Merchants' Articles of Incorporation do not provide for preemptive rights for shareholders to subscribe for any new or additional First Merchants shares of common stock. Preemptive rights may be granted to First Merchants shareholders if First Merchants' Articles of Incorporation are amended to permit such rights. Similarly, Lafayette's Articles of Incorporation do not provide for preemptive rights for shareholders, but its Articles of Incorporation may also be amended to permit such rights.

Dividend Rights

     The holders of common stock of First Merchants and Lafayette are entitled to dividends and other distributions when, as and if declared by their respective boards of directors. Generally, First Merchants and Lafayette may not pay a dividend if, after giving effect to the dividend:

     1. The corporation would not be able to pay its debts as they become due in the usual course of business; or

     2. The corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights of shareholders payable upon dissolution.

     The amount of dividends, if any, that may be declared by First Merchants in the future will necessarily depend upon many factors, including, among other things, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since First Merchants is primarily dependent upon dividends paid by its subsidiaries for revenues), the discretion of First Merchants' Board of Directors and other factors that may be appropriate in determining dividend policies.


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     First Merchants' national bank subsidiaries and its Indiana-chartered bank subsidiaries may pay cash dividends to First Merchants on their common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

     First Merchants' bank subsidiaries will ordinarily be restricted to paying dividends in a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited. First Merchants' present bank subsidiaries and Lafayette Bank are not currently subject to such a restriction.

Voting Rights

     The holders of the outstanding shares of First Merchants common stock are entitled to one vote per share on all matters presented for shareholder vote. Similarly, the holders of outstanding shares of Lafayette common stock also are entitled to one vote per share on all matters presented for shareholder vote. First Merchants shareholders and Lafayette shareholders do not have cumulative voting rights in the election of directors. Under cumulative voting, the number of shares a shareholder is entitled to vote is multiplied by the number of directors to be elected to the board. A shareholder may then cast this number of votes for the election of directors. A shareholder may cast all of his/her/its votes for one candidate or distribute them among two or more candidates.

         Indiana law generally requires that mergers, consolidations, sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the shareholders meeting, subject to provision in the corporation's articles of incorporation requiring a higher percentage vote. First Merchants' Articles of Incorporation provide that certain business combinations may, under certain circumstances, require approval of more than a majority of the outstanding voting shares of First Merchants common stock. See "COMPARISON OF COMMON STOCK - Anti-Takeover Provisions." Similarly, Lafayette's Articles of Incorporation provide that certain business combinations may, under certain circumstances, require approval of more than a majority of the outstanding voting shares of Lafayette common stock. See "COMPARISON OF COMMON STOCK - Anti-Takeover Provisions."

Article and Bylaw Amendments

     Indiana law generally requires shareholder approval for most amendments to a corporation's articles of incorporation by a majority of a quorum at a shareholder's meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote). However, Indiana law permits a corporation in its articles of incorporation to specify a higher shareholder vote requirement for certain amendments. First Merchants' Articles of Incorporation require a super-majority shareholder vote of 75% of its outstanding shares of common stock for the amendment of certain significant provisions and a majority of its outstanding shares for all other


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

amendments. Lafayette's Articles of Incorporation require a super-majority shareholder vote of 80% of its outstanding voting stock, 75% of the outstanding voting stock held by shareholders who own less than 10% of the outstanding shares of Lafayette common stock, and a three-fourths (3/4) vote of the entire Board of Directors for the amendment of certain significant provisions.

     Indiana law permits a board of directors to amend a corporation's by-laws unless the articles of incorporation provide otherwise. First Merchants' By-Laws may generally be amended by an affirmative vote of a majority of the entire Board of Directors. However, several provisions of First Merchants' By-Laws require two-thirds (2/3) vote of the entire Board of Directors to approve amendments, including the provision regarding removal of directors and setting the number and classes of directors. In addition, First Merchants' Articles of Incorporation provide that its By-Laws may not be amended to repeal, modify or amend certain provisions of its Articles of Incorporation. Lafayette' s By-Laws may be amended by an affirmative vote of a majority of the entire Board of Directors.

Special Meetings of Shareholders

     First Merchants' By-Laws provide that a special meeting of shareholders may be called by the Board of Directors, the President, at the written request of a majority of the Board of Directors or at the written request of shareholders holding at least one-fourth (1/4) of all shares outstanding and entitled to vote on business for which the meeting is called. Lafayette's By-Laws provide that special shareholder meetings may be called by the Board of Directors, pursuant to a resolution adopted by a majority of the total Board, or by the President.

Number of Directors and Term of Office

     First Merchants' Articles of Incorporation provide that the number of directors shall be set in the By-Laws by the Board of Directors and shall be at least 9 and no more than 21. First Merchants' Articles of Incorporation also provide for classes of directors with staggered terms. Amendment of this provision of First Merchants' Articles of Incorporation requires the approval of three-fourths (3/4) of the voting stock. First Merchants' By-Laws specify that the number of directors is 14. The By-Laws provide that the number of directors may be amended only by a two-thirds (2/3) vote of the entire Board of Directors. Consistent with its Articles of Incorporation, First Merchants' By-Laws provide that the Board of Directors is divided into three classes with 4 directors in two of the classes and 5 directors in one class. The directors in each class are elected for 3-year staggered terms. Thus, approximately only one-third (1/3) of First Merchants' Board of Directors is elected at each annual meeting of shareholders. Because First Merchants' Board of Directors is divided into classes, a majority of First Merchants' directors can be replaced only after two annual meetings of shareholders. A two-thirds (2/3) vote of the entire Board of Directors is required to amend this provision of First Merchants' By-Laws.

     Lafayette's Articles of Incorporation provide that the number of directors shall be set in its By-Laws by the Board of Directors and if not set in its By-Laws, the number of directors shall be 5. The By-Laws provide that the number of directors shall be at least 5 and no more than 9. Currently, there are 5 directors of Lafayette. Similar to First Merchants, Lafayette's Board of


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Directors is divided into 3 classes. The directors in each class are elected for
3-year staggered terms. Thus, like First Merchants, approximately only one-third (1/3) of Lafayette's Board of Directors is elected at each annual meeting.

     Lafayette's By-Laws require directors to be citizens of the United States and at least three-fourths (3/4) of the directors must reside in the State of Indiana or within 50 miles of Lafayette's principal office. In addition, each director must own at least one unpledged share of Lafayette common stock.

Removal of Directors

     First Merchants' Articles of Incorporation and By-Laws provide that any director or all directors may be removed, with or without cause, at a meeting of shareholders upon the vote of the holders of not less than two-thirds (2/3) of the outstanding shares entitled to vote on the election of directors. However, if two-thirds (2/3) of the entire Board of Directors recommends removal of a director to the shareholders, then such director may be removed by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the election of directors at a shareholder meeting. A two-thirds (2/3) vote of the entire Board of Directors is required to amend this provision of First Merchants' By-Laws. Amendment of this provision of First Merchants' Articles of Incorporation requires the approval of three-fourths (3/4) of the voting stock.

     Lafayette's By-Laws provide that any director or all directors may be removed, with or without cause, at a meeting of shareholders called expressly for that purpose upon the affirmative vote of a majority of the outstanding shares entitled to vote on the election of directors.

Dissenters' Rights

     Lafayette shareholders possess dissenters' rights in connection with certain mergers and other significant corporate actions. Under Indiana law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the following events:

     1. Consummation of a plan of merger to which Lafayette is a party, if shareholder approval is required and the shareholder is entitled to vote thereon;

     2. Consummation of a plan of share exchange by which Lafayette's shares will be acquired, if the shareholder is entitled to vote on the plan;

     3. Consummation of a sale or exchange of all, or substantially all, the property of Lafayette other than in the usual course of business, if the shareholder is entitled to vote on the sale or exchange;

     4.   Approval of a control share acquisition under Indiana law; and

     5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the board of directors provides that


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

          voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

     Under Indiana law, dissenters' rights are not available to holders of shares with respect to any transaction if the shares were registered in a national securities exchange or traded on the NASDAQ National Market System. Thus, First Merchants shareholders do not have dissenters' rights because First Merchants' shares are traded on the NASDAQ National Market System. With respect to dissenters' rights of Lafayette shareholders in connection with the merger, see the discussion under "THE MERGER - Rights of Dissenting Shareholders" and also Appendix B hereto.

Liquidation Rights

     In the event of any liquidation or dissolution of First Merchants, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of First Merchants' liabilities and any rights of creditors and holders of shares of First Merchants preferred stock then outstanding. In the event of any liquidation or dissolution of Lafayette, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of Lafayette's liabilities and any rights of creditors. Thus, shareholders of Lafayette have similar liquidation rights to shareholders of First Merchants.

Assessment and Redemption

     Under Indiana law, the shares of First Merchants common stock and of Lafayette common stock are not liable to further assessment.

     Under Indiana law, First Merchants may redeem or acquire shares of its common stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. First Merchants may not redeem or acquire its shares of common stock if, after such redemption it would not be able to pay its debts as they become due. Additionally, First Merchants may not redeem its shares if its total assets would be less than the sum of its total liabilities plus preferential rights of shareholders payable upon dissolution. Lafayette has similar redemption rights under Indiana law.

     In addition, as a bank holding company, First Merchants must give prior notice to the Federal Reserve if the consideration to be paid by First Merchants for any redemption or acquisition of its shares, when aggregated with the consideration paid for all redemption or acquisitions for the preceding 12 months, equals or exceeds 10% of its consolidated net worth, unless First Merchants is well-capitalized before and after the redemption, is well-managed and is not subject to any unresolved supervisory issues. As a bank holding company, Lafayette is subject to the same restriction.


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Anti-Takeover Provisions

     The anti-takeover measures applicable to First Merchants and Lafayette described below may have the effect of discouraging a person or other entity from acquiring control of either company. These measures may have the effect of discouraging certain tender offers for shares of either company's common stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

     -    Indiana Law

     Under the business combination provision of the Indiana Business Corporation Law (IBCL), any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Securities Exchange Act of 1934, such as First Merchants and Lafayette, is prohibited for a period of 5 years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board of directors approved either the acquisition of such interest or the proposed business combination. If such prior approval is not obtained, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share as determined by Indiana law. A corporation may specifically adopt application of the business combination provision in its Articles of Incorporation and obtain the protection provided by this provision.

     An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combination provision, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the election. Both First Merchants and Lafayette are covered by the business combination provision of the IBCL.

     In addition to the business combination provision, the IBCL also contains a "control share acquisition" provision which, although different in structure from the business combination provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Under this provision, unless otherwise provided in the corporation's articles of incorporation or by-laws, if a shareholder acquires a certain amount of shares, approval of a majority of the disinterested shareholders must be obtained before the acquiring shareholder may vote the control shares. Under certain circumstances, the shares held by the acquiror may be redeemed by the corporation at the fair market value of the shares as determined by the control share acquisition provision. Both First Merchants and Lafayette are subject to the control share acquisition provision. The constitutional validity of the control share acquisition statute has been challenged in the past and has been upheld by the United States Supreme Court.

     The control share acquisition provision does not apply to a plan of affiliation and merger if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange.


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     -    First Merchants' Articles of Incorporation

     In addition to the protection afforded by the IBCL, First Merchants' Articles of Incorporation provide that the directors of First Merchants are divided into 3 classes, each serving 3-year terms with one class to be elected at each annual meeting of shareholders. First Merchants' Articles of Incorporation provide that directors may be removed with or without cause by a two-thirds (2/3) vote of the shares entitled to vote. However, if the Board by two-thirds (2/3) vote recommends removal of a director, that director may be removed by a majority of the shares entitled to vote. These provisions help prevent hostile shareholders from replacing a majority of the Board of Directors at one time. In addition, both of these provisions regarding directors may only be amended by a two-thirds (2/3) vote of the Directors.

     First Merchants' Articles of Incorporation also require the approval of the holders of three-fourths (3/4) of the voting stock to approve certain business combinations involving any shareholder holding more than 10% of the voting stock unless the transaction is approved by a two-thirds (2/3) vote of the Board or the shareholders are to receive fair consideration for their shares. "Business combination" is defined to include mergers, consolidations, sales, leases, liquidations, dissolutions, certain reorganizations, and agreements relating to the foregoing. "Fair consideration" generally means, an amount per share equal to the higher of (a) the highest per share price paid for the stock in the 2 years preceding the business combination, and (b) the per share book value for the stock. In the event two-thirds (2/3) Board approval is obtained or fair consideration is to be paid, then approval of the business combination would only require the approval of the holders of two-thirds (2/3) of the voting stock. Amendment of this provision of First Merchants' Articles of Incorporation requires the approval of three-fourths (3/4) of the voting stock.

     The existence of authorized but unissued common and preferred stock of First Merchants may have an anti-takeover effect. The issuance of additional First Merchants shares with sufficient voting power could have a dilutive effect on its stock and may result in the defeat of an attempt to acquire control of First Merchants. The Board may issue shares of common stock and/or preferred stock at any time without shareholder approval. Prior to issuance, the Board would determine the relative rights, preferences, limitations and restrictions of the preferred stock. The Board would also determine whether any voting rights would attach to the preferred stock. The Board has no present plans to issue any preferred stock or common stock other than the common stock to be issued in the merger. The issuance of preferred or common stock in the future could result in the dilution of ownership and control of First Merchants by shareholders. Since First Merchants shareholders have no preemptive rights, there is no guarantee that shareholders would have an opportunity to purchase any of the preferred or common stock when and if it is issued.

     -    Lafayette's Articles of Incorporation

     Similar to First Merchants' Articles of Incorporation, Lafayette's Articles of Incorporation provide additional protection beyond the protections provided by the IBCL. Similar to First Merchants' Articles of Incorporation, Lafayette's Articles of Incorporation provide that the directors of Lafayette may be divided into classes as provided in the By-Laws, but does not


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require classes of directors as First Merchants' Articles of Incorporation do.
Lafayette's By-Laws require such staggered Board.

     In addition, Lafayette's Articles of Incorporation require any shareholder who wants to nominate an individual for election to the Board of Directors (other than a candidate proposed by Lafayette's management) to notify the President of Lafayette not less than 14 days nor more than 50 days prior to any shareholder meeting at which directors will be elected. The notice must contain certain information specified in Lafayette's Articles of Incorporation. If less than 21 days notice of the shareholder meeting is given to shareholders, the notice must be given not later than the 7th day following the day on which notice of the shareholder meeting was mailed. Any director nominations not made in accordance with this provision of Lafayette's Articles of Incorporation may be disregarded by Lafayette. This provision of Lafayette's Articles of Incorporation regarding nominations for directors may only be amended by 80% of the outstanding voting stock of Lafayette, 75% of the outstanding voting stock held by shareholders who own less than 10% of the outstanding shares of Lafayette common stock, and a three-fourths (3/4) vote of the entire Board of Directors. Lafayette's By-Laws require such notice to be provided to Lafayette's Secretary at least 60 days before the meeting. These provisions make it more difficult for hostile shareholders to nominate individuals for election to the Lafayette Board of Directors. First Merchants' By-Laws contain a similar provision restricting director nominations, but this provision may be amended by the affirmative vote of a majority of its Board of Directors, and therefore, does not provide the same protection as the provision in Lafayette's Articles of Incorporation. Lafayette also has a similar provision in its By-Laws requiring prior notice of business to be brought before its annual shareholder meetings.

     Lafayette's Articles of Incorporation contain a provision similar to First Merchants' Articles of Incorporation regarding super-majority approval of certain business combinations. Lafayette's Articles of Incorporation require the approval of the holders of 80% of the outstanding stock and 75% of the outstanding voting stock held by shareholders who own less than 10% of the outstanding shares of Lafayette common stock to approve certain business combinations involving any shareholder holding more than 10% of the voting stock unless the transaction or the acquisition of shares by the 10% shareholder is approved by a three-fourths (3/4) vote of the Board before the 10% shareholder becomes such or the shareholders are to receive not less than the highest per share price paid by the 10% shareholder to acquire any of its Lafayette common stock. "Business combination" is defined to include mergers, consolidations, sales, leases, reclassification of Lafayette's common stock, recapitalizations and agreements relating to the foregoing. Amendment of this provision of Lafayette's Articles of Incorporation requires the approval of three-fourths (3/4) of the entire board of Directors, 80% of the outstanding voting stock, and 75% of the outstanding voting stock held by shareholders who own less than 10% of the outstanding shares of Lafayette common stock.

     Lafayette's Articles of Incorporation contain a provision permitting its directors to consider factors other than price when evaluating certain business combinations. The Board of Directors may consider social and economic effects of the transaction, the business and financial condition of the acquiring person, and the competence, experience and integrity of the acquiring person and its management. Amendment of this provision of Lafayette's Articles of Incorporation requires the approval of three-fourths (3/4) of the entire Board of Directors, 80%


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of the outstanding voting stock, and 75% of the outstanding voting stock held by shareholders who own less than 10% of the outstanding shares of Lafayette common stock.

     The existence of authorized but unissued shares of Lafayette common stock may have an anti-takeover effect. The issuance of additional Lafayette shares with sufficient voting power could have a dilutive effect on Lafayette's stock and may result in the defeat of an attempt to acquire control of the corporation. The Board of Directors of Lafayette may issue shares of common stock at any time without shareholder approval. The Merger Agreement prohibits the issuance by Lafayette of additional shares of common stock.

Director Liability

     Under Indiana law, a director of First Merchants or Lafayette will not be liable to shareholders for any action taken as a director, or any failure to take any action, unless:

     1. The director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation; and

     2. Such breach or failure to perform constitutes willful misconduct or recklessness.

                                  LEGAL MATTERS

     Certain legal matters in connection with the Merger Agreement will be passed upon for First Merchants by the law firm of Bingham McHale LLP, 2700 Market Tower, 10 West Market Street, Indianapolis, Indiana 46204 and for Lafayette by the law firm of Barnes & Thornburg, 11 South Meridian, Indianapolis, Indiana 46204.

                                     EXPERTS

     The audited consolidated financial statements of First Merchants and its affiliates, incorporated by reference into this document, have been audited by BKD, LLP, independent certified public accountants, to the extent and for the periods indicated in their report thereon, and have been so incorporated by reference in this document in reliance upon such report of BKD, LLP given on the authority of such firm as experts in auditing and accounting. Olive LLP and Baird, Kurtz & Dobson merged effective June 1, 2001, to become BKD, LLP.

     The audited consolidated financial statements of Lafayette, incorporated by reference into this document, have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, to the extent and for the periods indicated in their report thereon, and have been so incorporated by reference in this document in reliance upon such report of Crowe, Chizek and Company LLP given on the authority of such firm as experts in auditing and accounting.


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     Representatives of BKD, LLP are not expected to be present at the First
Merchants special shareholder meeting. Representatives of Crowe, Chizek and Company LLP are not expected to be present at the Lafayette special shareholder meeting.

                              SHAREHOLDER PROPOSALS

     Any proposal which a First Merchants shareholder intended to have presented at the 2002 annual meeting of First Merchants and included in the proxy statement and form of proxy relating to that meeting must have been received by the Secretary of First Merchants at First Merchants' principal office no later than October 29, 2001, for inclusion in First Merchants' proxy statement and form of proxy relating to that meeting. Shareholder proposals, if any, intended to be presented at the 2002 annual meeting of First Merchants that were not submitted for inclusion in the proxy statement will be considered untimely unless they were received by the Secretary of First Merchants at First Merchants' principal office by January 9, 2002.

     If the merger takes place, Lafayette will have no more annual meetings. If the merger does not take place, any proposal which a Lafayette shareholder intended to have presented at the 2002 annual meeting of Lafayette and included in the proxy statement and form of proxy relating to that meeting must have been received by the Secretary of Lafayette at Lafayette's principal office no later than a reasonable time before Lafayette prints and mails its proxy materials for such meeting, for inclusion in Lafayette's 2002 proxy statement and form of proxy relating to that meeting. Shareholder proposals, if any, intended to be presented at the 2002 annual meeting of Lafayette that were not submitted for inclusion in the proxy statement will be considered untimely unless they were received by the Secretary of Lafayette at Lafayette's principal office by a reasonable time before Lafayette prints and mails its proxy materials for such meeting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     First Merchants has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the common stock of First Merchants being offered in the merger. This joint proxy statement-prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to First Merchants and the securities offered by this joint proxy statement-prospectus, reference is made to the registration statement. Statements contained in this joint proxy statement-prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Securities and Exchange Commission.

     First Merchants and Lafayette file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also inspect and copy these materials at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the


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Public Reference Section of the Securities and Exchange Commission at 450 Fifth
Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain additional information about First Merchants on its website at http://www.firstmerchants.com. You may also obtain additional information about Lafayette on its website at http:\\www.lbtbank.com.

     Both First Merchants and Lafayette "incorporate by reference" into this joint proxy statement-prospectus the information in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you through those documents. The information incorporated by reference is an important part of this joint proxy statement-prospectus. Some information contained in this joint proxy statement-prospectus updates the information incorporated by reference and some information we file subsequently with the Securities and Exchange Commission will automatically update this joint proxy statement-prospectus.

     First Merchants incorporates by reference the documents and information listed below:

     o First Merchants' Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (as amended by a Form 10-K/A filed October 29,
          2001);

     o First Merchants' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     o First Merchants' Current Report on Form 8-K filed on April 19, 2001, announcing its repurchase of 118,088 shares of its common stock;

     o First Merchants' Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     o First Merchants' Current Report on Form 8-K filed on August 23, 2001, announcing a 5% stock dividend declared on shares of its outstanding common stock;

     o First Merchants' Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (as amended by a Form 10-Q/A filed December 19,
          2001);

     o First Merchants' Current Report on Form 8-K filed on October 15, 2001, announcing the execution of the Merger Agreement with Lafayette;

     o First Merchants' Current Report on Form 8-K filed on December 21, 2001, containing consolidated financial statements of Lafayette and pro forma financial information for First Merchants;

     o The information under the following captions in First Merchants' Form 10-K for the fiscal year ended December 31, 2000: (a) "Security Ownership of Certain Beneficial Owners and Management" at page 23, (b) "Certain Relationships and Related Transactions" at page 24, (c) "Directors and Executive Officers of the Registrant" at page 23, and
          (d) "Executive Compensation" at page 23; and


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     o    The description of First Merchants common stock set forth in the registration statement filed by First Merchants pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

     First Merchants also incorporates by reference any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this joint proxy statement-prospectus and before the date of the First Merchants shareholder meeting.

     Lafayette incorporates by reference the documents and information listed below:

     o Lafayette's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     o Lafayette's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     o Lafayette's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     o Lafayette's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

     o Lafayette's Current Report on Form 8-K filed on October 15, 2001, announcing the execution of the Merger Agreement with First Merchants;

     o The following information in the specified pages of Lafayette's Annual Report to Shareholders for its fiscal year ended December 31, 2000:
          (a) "Stock Information" at page 37, (b) "Five Year Financial Summary" at page 11, (c) "Management's Discussion and Analysis of Financial Condition and Results of Operations" at pages 10-23, and (d) "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quantitative and Qualitative Disclosures about Market Risks" at page 22; and

     o The following information under the following captions in Lafayette's Form 10-K for the fiscal year ended December 31, 2000: (a) "Security Ownership of Certain Beneficial Owners and Management" at page 16, (b) "Certain Business Relationships and Related Transactions" at page 17,
          (c) "Directors and Executive Officers of the Corporation" at page 16, and (d) "Executive Compensation" at page 16.

     You may request, either orally or in writing, a copy of the documents incorporated by reference in this joint proxy statement-prospectus without charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

     First Merchants Corporation                  Lafayette Bancorporation
     200 East Jackson Street                      133 North 4th Street
     Muncie, Indiana 47305                        Lafayette, Indiana 47902
     Attention:  Larry R. Helms,                  Attention:  Robert J. Weeder,
     Senior Vice President and General            President and Chief Executive
       Counsel                                      Officer
     Telephone:  (765) 747-1530                   Telephone:  (765) 423-7100

     If you would like to request documents, please do so by March 11, 2002, in order to receive them before the meetings.

     You should rely only on the information incorporated by reference or provided in this joint proxy statement-prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this joint proxy statement-prospectus is accurate as of any date other than the date on the front of this document. If any material change occurs during the period that this joint proxy statement-prospectus is required to be delivered, this joint proxy statement-prospectus will be supplemented or amended.

     All information regarding First Merchants in this joint proxy statement-prospectus has been provided by First Merchants and all information in this joint proxy statement-prospectus regarding Lafayette has been provided by Lafayette.

                                   APPENDIX A

                     AGREEMENT OF REORGANIZATION AND MERGER

                                     BETWEEN

                           FIRST MERCHANTS CORPORATION

                                       AND

                            LAFAYETTE BANCORPORATION

     THIS AGREEMENT OF REORGANIZATION AND MERGER (the "Agreement"), is entered into as of this 14th day of October, 2001, by and between First Merchants Corporation ("First Merchants") and Lafayette Bancorporation ("Lafayette").

                              W I T N E S S E T H:

     WHEREAS, First Merchants is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana;

     WHEREAS, Lafayette is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Lafayette, Tippecanoe County, Indiana;

     WHEREAS, Lafayette Bank and Trust Company (the "Bank") is a bank duly organized and existing under the laws of the State of Indiana and a wholly-owned subsidiary of Lafayette with its principal banking office in Lafayette, Tippecanoe County, Indiana;

     WHEREAS, it is the desire of First Merchants and Lafayette to effect a transaction whereby the Bank will become a wholly-owned subsidiary of First Merchants through a statutory merger of Lafayette with and into First Merchants; and

     WHEREAS, a majority of the entire Board of Directors of First Merchants and a majority of the entire Board of Directors of Lafayette have approved this Agreement, designated it as a plan of reorganization within the provisions of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and authorized its execution.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and Lafayette hereby make this Agreement and prescribe the terms and conditions of the merger of Lafayette with and into First Merchants and the mode of carrying the transaction into effect as follows:

                                    SECTION 1

                                   The Merger

     1.01. Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), Lafayette shall be merged into and under the Articles of Incorporation of First Merchants, which shall be the "Continuing Company" and which shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code Chapter 23-1-40 (the "Merger").

     1.02. Right to Revise Merger. First Merchants may, at any time, change the method of effecting the Merger if and to the extent First Merchants deems such change to be desirable; provided, however, that no such change, modification or amendment shall (a) provide for the merger of the Bank with and into a subsidiary of First Merchants or another entity; (b) alter or change the amount or kind of consideration to be received by the shareholders of Lafayette specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof; (c) adversely affect the tax treatment to the shareholders of Lafayette; or (d) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

                                    SECTION 2

                              Effect Of The Merger

     Upon the Merger becoming effective:

     2.01. General Description. The separate existence of Lafayette shall cease and the Continuing Company shall possess all of the assets of Lafayette including all of the issued and outstanding shares of capital stock of the Bank and all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties and liabilities of Lafayette.

     2.02. Name, Offices, and Management. The name of the Continuing Company shall continue to be "First Merchants Corporation." Its principal banking office shall be located at 200 E. Jackson Street, Muncie, Indiana. Except as otherwise provided in Section 8.07 hereof, the Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current Board of Directors of First Merchants. Except as otherwise provided in Section 8.08 hereof, the officers of First Merchants immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

     2.03. Capital Structure. The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Date increased by the amount of capital stock issued in accordance with Section 3 hereof.

     2.04. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Date until the same shall be further amended as provided by law.

     2.05. Assets and Liabilities. The title to all assets, real estate and other property owned by First Merchants and Lafayette shall vest in the Continuing Company without reversion or impairment. All liabilities of Lafayette shall be assumed by the Continuing Company.

     2.06. Additional Actions. If, at any time after the Effective Date, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of Lafayette or the Bank, or (b) otherwise carry out the purposes of this Agreement, Lafayette and the Bank and their respective officers and directors shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of Lafayette or the Bank or otherwise to take any and all such action.

                                    SECTION 3

                               Consideration To Be
                    Distributed To Shareholders Of Lafayette

     3.01. Consideration. Upon and by reason of the Merger becoming effective, the shareholders of Lafayette of record on the Effective Date who have not dissented to the Merger in accordance with Indiana Code ss. 23-1-44, as amended, shall be entitled to receive in exchange for the shares of Lafayette's common stock held and at their election (subject to the limitations and prorations set forth in this Section 3) either (i) 1.11 (the "Conversion Ratio") shares of First Merchants' common stock for each share of Lafayette's common stock held ("Option 1"), or (ii) cash in the amount of $30.00 for each share of Lafayette's common stock held, subject to the provisions and limitations of Section 3.07 ("Option 2"). A Lafayette shareholder shall be entitled to elect Option 1 for all shares held of record, Option 2 for all shares held of record or Option 1 for a portion of the shares held of record and Option 2 for a portion of the shares held of record. The Conversion Ratio shall be subject to adjustment as set forth in Sections 3.03 and 3.04.

     3.02. No Fractional First Merchants Common Shares. Certificates for fractional shares of common stock of First Merchants shall not be issued in respect of fractional interests arising from the Conversion Ratio. Each Lafayette shareholder who would otherwise have been entitled to a fraction of a First Merchants share, upon surrender of all of his/her/its certificates representing Lafayette's common shares, shall be paid in cash (without interest) in an amount equal to the fraction of the First Merchants Average Price (as defined below). No such shareholder of Lafayette shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     3.03. Recapitalization. If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the Conversion Ratio shall be adjusted so that each Lafayette shareholder electing Option 1 shall receive such number of First Merchants shares as represents the same percentage of outstanding shares of First Merchants common stock at the Effective Date as would have been represented by the number of shares such shareholder would have received if the recapitalization had not occurred.

     3.04. Conversion Ratio Adjustment.

          (a) As used in this Section 3.04, the term "First Merchants Average Price" shall mean the average of the mid point between the bid and ask prices of the common stock of First Merchants as reported in Bloomberg, L.P. for the thirty (30) days that First Merchants common stock trades on NASDAQ preceding the fifth (5th) calendar day prior to the Effective Date (the "Determination Date"). The First Merchants Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.03 hereof.

          (b) Lafayette may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors if the First Merchants Average Price shall be less than $22.05; subject, however, to the following two provisions. If Lafayette elects to exercise its right of termination pursuant to the immediately preceding sentence, it shall give written notice to First Merchants within twenty-four (24) hours of the Determination Date. Within two (2) business days after the date of receipt of such notice, First Merchants shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $22.05 and the Conversion Ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If First Merchants makes an election contemplated by the preceding sentence, it shall give prompt written notice to Lafayette of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 3.04(b) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 3.04(b).

          (c) First Merchants may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors if the First Merchants Average Price shall be greater than $26.95; subject, however, to the following two provisions. If First Merchants elects to exercise its right of termination pursuant to the immediately preceding sentence, it shall give written notice to Lafayette within twenty-four (24) hours of the Determination Date. Within two (2) business days after the date of receipt of such notice, Lafayette shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $26.95 and the Conversion Ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If Lafayette makes an election contemplated by the preceding sentence, it shall give prompt written notice to First Merchants of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 3.04(c) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 3.04(c).

     3.05. Election. An election form (the "Election Form") shall be mailed to each record holder of Lafayette's common stock as of the record date fixed for the special shareholders' meeting at which the Merger will be submitted to a vote of Lafayette's shareholders (the "Special Record Date"). In addition, reasonable efforts will be made to make the Election Form available to all persons who become shareholders of Lafayette between the Special Record Date and the Election Deadline (as defined below). Lafayette and First Merchants shall also establish a deadline for receipt of such Election Forms (the "Election Deadline"), which deadline shall be the close of business on the first day on which the administrative offices of First Merchants are generally open for business after the special meeting at which the Merger will be submitted to a vote of Lafayette's shareholders. The Election Forms shall be mailed to each record holder of Lafayette's common stock as of the Special Record Date along with the proxy materials for the special shareholders' meeting at which the Merger will be submitted to a vote of Lafayette's shareholders. The Election Form will permit each holder of record of Lafayette's common stock as of the Special Record Date to elect, subject to Section 3.07, to have all of such holder's shares converted in the Merger into either Option 1, Option 2 or a combination of Option 1 and Option 2. The Election Form shall also permit direct deposit of cash in each holder's account in either the Bank or First Merchants Bank, National Association. An election shall be duly made by completing the Election Form and any other required documents in accordance with the instructions set forth therein and delivering them to the Election Agent (as defined below) or to such other person or persons mutually agreed upon by Lafayette and First Merchants to receive elections, to receive outstanding Lafayette shares, to deliver cash or cash and shares of First Merchants' common stock and to carry out the other procedures set forth herein.

     3.06. Election Agent. First Merchants and Lafayette hereby appoint the Trust Department of First Merchants Bank, National Association to act as agent (the "Election Agent") of Lafayette's shareholders for the purposes of mailing and receiving the Election Forms, tabulating the results and notifying First Merchants and Lafayette of the results.

     3.07. All Cash Payments.

          (a) In the event the number of shares of Lafayette common stock covered by Option 2 elections would entitle Lafayette's shareholders to receive less than $50,329,248 in cash (including cash payments for fractional shares and payments to dissenting shareholders), all Option 1 and Option 2 elections of the holders of Lafayette's common stock shall be honored (each in its entirety). In the event that the amount of cash to be received by shareholders of Lafayette pursuant to the terms of the Agreement would result in cash payments of $50,329,248 or more (including cash payments for fractional shares and payments to dissenting shareholders), the Option 2 elections shall be honored in the following order: the Option 2 election which covers the largest number of shares of Lafayette's common stock shall be converted into an Option 1 election first, followed by the election which covers the next largest number of shares (each in its entirety) being converted into an Option 1 election and continuing this process until the total remaining number of outstanding Lafayette's shares covered by Option 2 elections is such that the Merger will (i) result in cash payments of less than $50,329,248 (including cash payments for fractional shares and payments to dissenting shareholders), and (ii) satisfy the "continuity of interest" requirement applicable to tax-free reorganizations under the Code. Option 2 elections which are not converted into Option 1 elections shall remain as Option 2 elections.

          (b) Shares of Lafayette's common stock with respect to which no Election Form is timely received or ever received or which are the subject of otherwise invalid elections (the "Non-Electing Shares") will be treated as if the holders thereof elected Option 1 for all shares held of record. This Section 3.07(b) shall be given effect prior to the reallocation provided for in Section 3.07(a).

          (c) Lafayette and First Merchants shall mutually determine the validity of elections submitted by Lafayette's shareholders.

          (d) A holder of Lafayette's shares that is a bank, trust company, security broker-dealer or other recognized nominee, may submit one or more Election Forms for the persons for whom it holds shares as nominee provided that such bank, trust company, security broker-dealer or nominee certifies to the satisfaction of Lafayette and First Merchants the names of the persons for whom it is so holding shares (the "Beneficial Owners"). In such case, each Beneficial Owner for whom an Election Form is submitted shall be treated as a separate owner for purposes of the election procedure and allocation of shares set forth herein.

          (e) First Merchants and Lafayette may, upon mutual agreement, apply the adjustments set forth in this Section 3.07 only to such extent and to such number of Lafayette's shareholders as is necessary to accomplish the objectives of this Section 3.07 to assure that the Merger will qualify as a tax-free reorganization.

     3.08. Distribution of First Merchants' Common Stock and Cash.

          (a) Each share of common stock of First Merchants outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger.

          (b) Following the Effective Date, First Merchants shall mail to each Lafayette shareholder a letter of transmittal (the "Letter of Transmittal") providing instructions as to the transmittal to the conversion agent, First Merchants Bank, National Association (the "Conversion Agent"), of certificates representing shares of Lafayette's common stock and the issuance of shares of First Merchants' common stock and cash in exchange therefor pursuant to the terms of this Agreement. Distribution of stock certificates representing First Merchants' common stock and cash payments for Lafayette's common stock and for fractional shares shall be made by First Merchants to each former shareholder of Lafayette within fifteen (15) business days of the later of the Effective Date or the date of such shareholder's delivery to the Conversion Agent of his/her/its certificates representing common stock of Lafayette, accompanied by a properly completed and executed Letter of Transmittal. Certificates surrendered for exchange by a person who is deemed to be an "affiliate" (as defined in Section 7.06 hereof) of Lafayette shall not be exchanged until First Merchants has received a written agreement from such affiliate as required pursuant to
     Section 7.06 hereof. Interest shall not accrue or be payable with respect to any cash payments.

          (c) Following the Effective Date, stock certificates representing Lafayette's common stock shall be deemed to evidence only the right to receive cash and/or ownership of First Merchants' common stock (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Date on stock of First Merchants shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered his/her/its certificates for Lafayette's common stock to the Conversion Agent in exchange for certificates representing First Merchants' common stock and/or cash. Upon surrender or compliance with the provisions of Section 3.08(f), there shall be paid to the record holder of the new certificate(s) evidencing shares of First Merchants' common stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

          (d) At or after the Effective Date, there shall be no transfers on the stock transfer books of Lafayette of any shares of the common stock of Lafayette. If, after the Effective Date, certificates are presented for transfer to Lafayette, such certificates shall be cancelled and exchanged for the consideration set forth in Section 3.01 hereof, as adjusted pursuant to the terms of this Agreement.

          (e) First Merchants shall be entitled to rely upon the stock transfer books of Lafayette to establish the persons entitled to receive cash and shares of common stock of First Merchants, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

          (f) With respect to any certificate for shares of Lafayette's common stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue common stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the Lafayette's shareholder with all procedures historically required by Lafayette in connection with lost, stolen, or destroyed certificates.

                                    SECTION 4

                             Dissenting Shareholders

     Shareholders of Lafayette shall have the rights accorded to dissenting shareholders under Indiana Code ss. 23-1-44, as amended. Shareholders of First Merchants are not entitled to any dissenters' rights under Indiana Code ss. 23-1-44 since First Merchants common stock is quoted and traded on the NASDAQ National Market System.

                                    SECTION 5

                               Representations and
                             Warranties of Lafayette

     Lafayette represents and warrants to First Merchants with respect to itself and the Bank as follows: (For the purposes of this Section, a "Disclosure Letter" is defined as a letter referencing Section 5 of this Agreement which shall be prepared and executed by an authorized executive officer of Lafayette and delivered to and initialed by an authorized executive officer of First Merchants contemporaneous with the execution of this Agreement.)

     5.01. Organization and Authority. Lafayette is a corporation duly organized and validly existing under the laws of the State of Indiana, and the Bank is a bank duly organized and validly existing under the laws of the State of Indiana. Lafayette and the Bank have the power and authority (corporate and other) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. Except as set forth in the Disclosure Letter, Lafayette's only subsidiary is the Bank, and the Bank has no subsidiaries. The Bank is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation.

     5.02. Authorization.

          (a) Lafayette has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals and Lafayette's shareholder approval. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Lafayette, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

          (b) Except as set forth in the Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under Lafayette's Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which Lafayette or the Bank is subject or bound, the result of which would materially affect the business or financial condition of Lafayette or the Bank; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Lafayette or the Bank; (iv) terminate or give any person, corporation or entity, the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which Lafayette or the Bank is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Lafayette or the Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

          (c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, federal and state securities laws and applicable Indiana banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Lafayette of the transactions contemplated by this Agreement.

          (d) Other than those filings, authorizations, consents and approvals referenced in Section 5.02(c) above and except as set forth in the Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by Lafayette of the transactions contemplated by this Agreement.

     5.03. Capitalization.

          (a) The authorized capital stock of Lafayette as of the date hereof consists, and on the Effective Date will consist, of 5,000,000 shares of common stock, without par value, 3,961,589 shares of which are issued and outstanding. Such issued and outstanding shares of Lafayette's common stock have been duly and validly authorized by all necessary corporate action of Lafayette, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Lafayette has no capital stock authorized, issued or outstanding other than as described in this Section 5.03(a) and, except as set forth in the Disclosure Letter, has no intention or obligation to authorize or issue any other shares of capital stock.

          (b) The authorized capital stock of the Bank as of the date hereof consists, and on the Effective Date will consist, of 2,000 shares of common stock, $100.00 par value per share, all 2,000 shares of which are issued and outstanding to Lafayette. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholders. All the issued and outstanding shares of Bank common stock are owned by Lafayette, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.03(b) and has no intention or obligation to authorize or issue any other shares of capital stock.

          (c) Except as set forth in the Disclosure Letter, there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock or any debt securities, of Lafayette nor the Bank by which Lafayette or the Bank is or may become bound. Neither Lafayette nor the Bank has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock.

          (d) Except as set forth in the Disclosure Letter, to the knowledge of Lafayette, no person or entity beneficially owns 5% or more of Lafayette's outstanding shares of common stock.

          (e) As of the date hereof, there are 38,104 stock appreciation rights (an "SAR") granted and unexercised under the Lafayette Officers' Stock Appreciation Rights Plan. Other than such granted and unexercised SARs, there are, and at the Effective Date there will be, no other such rights that have been granted by Lafayette or which could be exercised. The Base Price (as such term is defined in the Lafayette Officers' Stock Appreciation Rights Plan) for each such granted and unexercised SAR is $3.66.

     5.04. Organizational Documents. The respective Articles of Incorporation and By-Laws of Lafayette and the Bank have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Lafayette and the Bank in effect as of the date of this Agreement.

     5.05. Compliance with Law. Except as set forth in the Disclosure Letter, neither Lafayette nor the Bank has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Lafayette could result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially affect the business, prospects, condition (financial or otherwise) or results of operations of Lafayette or the Bank. Lafayette and the Bank possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption and such licenses, franchises, permits and authorizations shall be transferred to First Merchants on the Effective Date without any restrictions or limitations thereon or the need to obtain any consents of third parties. All agreements and understandings with, and all orders and directives of, all regulatory agencies or government authorities with respect to the business or operations of Lafayette or the Bank, including all correspondence, communications and commitments related thereto, are set forth in the Disclosure Letter. Except as set forth in the Disclosure Letter, the Bank has received no inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Except as set forth in the Disclosure Letter, Lafayette has received no inquiries from any regulatory agency or government authority relating to its compliance with any securities laws applicable to Lafayette.

     5.06. Accuracy of Statements. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Lafayette or the Bank to First Merchants pursuant to or in connection with this Agreement or the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by Lafayette or the Bank with respect to their businesses, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     5.07. Litigation and Pending Proceedings. Except as set forth in the Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Lafayette or the Bank, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Lafayette or the Bank have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) against, by or materially adversely affecting Lafayette or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets, or which would prevent the performance of this Agreement or declare the same unlawful or cause the rescission hereof. There are no material uncured violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Lafayette or the Bank as a result of an examination by any regulatory agency or body.

     5.08. Financial Statements.

          (a) Lafayette's consolidated balance sheets as of the end of the two fiscal years ended December 31, 1999 and 2000 and for the six (6) month period ended June 30, 2001 and the related consolidated statements of income, shareholders' equity and cash flows for the years or period then ended (hereinafter collectively referred to as the "Financial Information") present fairly the consolidated financial condition or position of Lafayette as of the respective dates thereof and the consolidated results of operations of Lafayette for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The Financial Information as of and for the two (2) fiscal years ended 1999 and 2000 are audited financial statements.

          (b) All loans reflected in the Financial Information and which have been made, extended or acquired since June 30, 2001, (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if the Bank is not able to enforce any such security interest or mortgage.

     5.09. Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general (including consequences of the terrorist attack on the United States on September 11, 2001), the accrual or payment of Merger-related expenses, or as set forth in the Disclosure Letter, since June 30 2001, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or, to the knowledge of Lafayette, can reasonably be expected to occur, which materially adversely affect Lafayette's or the Bank's business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, Lafayette's or the Bank's business to be conducted in a materially less profitable manner than prior to June 30, 2001. Between the period from June 30, 2001 to the date of this Agreement, Lafayette and the Bank have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Lafayette's common stock (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of Lafayette or the Bank or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for shares of Lafayette's common stock.

     5.10. Absence of Undisclosed Liabilities. Neither Lafayette nor the Bank is a party to any agreement, contract, loan, obligation, commitment, arrangement, liability, lease or license which individually exceeds $50,000 per year or which may not be terminated within one year from the date of this Agreement, except as set forth in the Disclosure Letter and except for unfunded loan commitments made in the ordinary course of the Bank's business consistent with past practices, nor to the knowledge of Lafayette does there exist any circumstances resulting from transactions effected or to be effected or events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in any such agreement, contract, loan, obligation, commitment, arrangement, liability, lease or license.

     5.11. Title to Assets.

          (a) Except as set forth in the Disclosure Letter, Lafayette and the Bank have good and marketable title in fee simple absolute to all personal property reflected in the June 30, 2001 Financial Information, good and marketable title to all other properties and assets which Lafayette or the Bank purport to own, good and marketable title to or right to use by terms of any lease or contract all other property used in Lafayette's or the Bank's business, and good and marketable title to all property and assets acquired since June 30, 2001, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature.

          (b) All furniture, fixtures, machinery, equipment, computer software and hardware, and all other tangible personal property owned or used by Lafayette or the Bank, including any such items leased as a lessee, are in good working order and free of known defects, subject only to normal wear and tear. The operation by Lafayette or the Bank of such properties and assets is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use, except for such noncompliance that would not have a material adverse effect on the business of Lafayette or the Bank.

     5.12. Loans and Investments.

          (a) Except as set forth in the Disclosure Letter, there is no loan of the Bank in excess of $100,000 that has been classified by bank regulatory examiners as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of the Bank in excess of $100,000 that has been identified by management, accountants or auditors (internal or external) as having a significant risk of uncollectibility. The Bank's loan watch list and all loans in excess of $100,000 that the Bank's management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the Disclosure Letter.

          (b) Each of the reserves and allowances for possible loan losses and the carrying value for real estate owned which are shown on the Financial Information is, in the opinion of Lafayette and the Bank, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such Financial Information.

          (c) Except as set forth in the Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Lafayette or the Bank since June 30, 2001 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Lafayette or the Bank to dispose freely of such investment at any time. Except as set forth in the Disclosure Letter, neither Lafayette nor the Bank are a party to any repurchase agreements with respect to securities.

     5.13. Employee Benefit Plans.

          (a) The Disclosure Letter contains a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by Lafayette or the Bank and covers any employee, director or former employee or director of Lafayette or the Bank under which Lafayette or the Bank has any liability. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three most recent annual reports prepared in connection with any such plan and the current summary plan descriptions. Such plans are hereinafter referred to individually as an "Employee Plan" and collectively as the "Employee Plans." The Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2)(A) of ERISA are identified in the list referred to above.

          (b) The Employee Plans comply with and have been operated in accordance with all applicable laws, regulations, rulings and other requirements the breach or violation of which could materially affect Lafayette, the Bank, or an Employee Plan. Each Employee Plan has been administered in substantial conformance with such requirements and all reports and information required with respect to each Employee Plan have been timely given.

          (c) No "prohibited transaction," as defined in Section 406 of ERISA or
     Section 4975 of the Code, for which no statutory or administrative exemption exists, and no "reportable event," as defined in Section 4043(b) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan. Neither Lafayette nor the Bank has any outstanding liability to the Pension Benefit Guaranty Corporation ("PBGC"), or any liability to the Internal Revenue Service ("IRS"), to the Department of Labor ("DOL") or to an employee or Employee Plan beneficiary under
     Section 502 of ERISA.

          (d) To the best knowledge of Lafayette and the Bank, no "fiduciary," as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA.

          (e) Each of the Employee Plans which is intended to be qualified under Code Section 401(a) has been amended to comply in all material respects with the applicable requirements of the Code, including the Tax Reform Act of 1986, the Revenue Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Revenue Reconciliation Act of 1990, the Tax Extension Act of 1991, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and the Retirement Protection Act of 1994 and any rules, regulations or other requirements promulgated thereunder (the "Acts"). In addition, each such Employee Plan has been and is being operated in substantial conformance with the applicable provisions of ERISA and the Code, as amended by the Acts, including operational compliance with the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, and the Internal Revenue Service Restructuring and Reform Act of 1998 (even though actual plan amendments do not have to be made until the last day of the 2001 plan year). Except as set forth in the Disclosure Letter, Lafayette and/or the Bank, as applicable, sought and received favorable determination letters from the IRS within the applicable remedial amendment periods under Code Section 401(b), and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan.

          (f) No Employee Plan owns any security of Lafayette or the Bank, except the Bank's Employees' Pension Plan which holds 44,781 shares of Lafayette common stock.

          (g) Except as set forth in the Disclosure Letter, no Employee Plan has incurred an "accumulated funding deficiency," as determined under Code
     Section 412 and ERISA Section 302.

          (h) Except as set forth in the Disclosure Letter, no Employee Plan has been terminated or incurred a partial termination (either voluntarily or involuntarily).

          (i) No claims against an Employee Plan, Lafayette or the Bank, with respect to an Employee Plan, (other than normal benefit claims) have been asserted or, to the best knowledge of Lafayette or the Bank, threatened.

          (j) Except as set forth in the Disclosure Letter, there is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Lafayette or the Bank that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

          (k) To the best knowledge of Lafayette and the Bank, no event has occurred that would cause the imposition of the tax described in Code
     Section 4980B. To the best
     knowledge of Lafayette and the Bank, all requirements of ERISA Section 601 have been met.

          (l) The Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Lafayette or the Bank, and (iii) covers any employee, director or former employee or director of Lafayette or the Bank. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the "Benefit Arrangements." Each of the Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

          (m) Except as set forth in the Disclosure Letter, neither Lafayette nor the Bank has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of Lafayette or the Bank.

          (n) Except as set forth in the Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Lafayette or the Bank relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2000.

          (o) For purposes of this Section 5.13, references to Lafayette or the Bank are deemed to include (i) all predecessors of Lafayette or the Bank,
     (ii) any subsidiary of Lafayette or the Bank, (iii) all members of any controlled group (as determined under Code Section 414(b) or (c)) that includes Lafayette or the Bank, and (iv) all members of any affiliated service group (as determined under Code Section 414(m) or (n)) that includes Lafayette or the Bank.

     5.14. Obligations to Employees. Except as set forth in the Disclosure Letter, all accrued obligations and liabilities of Lafayette and the Bank, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Lafayette or the Bank for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Lafayette or the Bank in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not materially adversely affect Lafayette or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets. All obligations and liabilities of Lafayette and the Bank, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefor have been and are being made in accordance with generally accepted accounting principles, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not materially adversely affect Lafayette or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of Lafayette and the Bank, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not materially adversely affect Lafayette or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets.

     5.15. Taxes, Returns and Reports. Lafayette and the Bank have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid in all material respects all taxes, assessments and other governmental charges due or claimed to be due upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Lafayette's and the Bank's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 2001. Neither Lafayette nor the Bank has, or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from June 30, 2001, up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of Lafayette or the Bank subsequent to such date and as set forth in the Disclosure Letter. Neither Lafayette nor the Bank is currently under audit by any state or federal taxing authority. Except as set forth in the Disclosure Letter, neither the federal, state, or local tax returns of Lafayette or the Bank have been audited by any taxing authority during the past five (5) years.

     5.16. Deposit Insurance. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

     5.17. Reports. Since January 1, 1995, each of Lafayette and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Board of Governors of the Federal Reserve System (the "Federal

Reserve Board"), (ii) the Indiana Department of Financial Institutions, (iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the "Regulatory Authorities"), having jurisdiction over the affairs of either Lafayette or the Bank. All such reports filed by Lafayette and the Bank complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete in all material respects and were prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis. Except as set forth in the Disclosure Letter, there is no unresolved violation, criticism or exception by any of the Regulatory Authorities with respect to any report or statement filed by, or any examinations of, Lafayette or the Bank.

     5.18. Absence of Defaults. Neither Lafayette nor the Bank is in violation of its charter documents or By-Laws or in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a material adverse effect on the business of Lafayette or the Bank.

     5.19. Tax and Regulatory Matters. Neither Lafayette nor the Bank has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (ii) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

     5.20. Real Property.

          (a) A list of the locations of each parcel of real property owned by Lafayette or the Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Lafayette or the Bank for disposition as required by law) is set forth in the Disclosure Letter under the heading of "Owned Real Property" (such real property being herein referred to as the "Owned Real Property"). A list of the locations of each parcel of real property leased by Lafayette or the Bank is also set forth in the Disclosure Letter under the heading of "Leased Real Property" (such real property being herein referred to as the "Leased Real Property"). Lafayette shall update the Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the "Real Property."

          (b) There is no pending action involving Lafayette or the Bank as to the title of or the right to use any of the Real Property.

          (c) Neither Lafayette nor the Bank has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

          (d) None of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes. The representation made in the immediately preceding sentence shall be deemed to have been made to the knowledge of Lafayette and the Bank, except with respect to the main downtown office of the Bank located at 133 North Fourth Street, Lafayette, Indiana to which office such knowledge qualifier shall not be applicable.

          (e) None of the buildings, structures or improvements located on the Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Lafayette, threatened, with respect to any such building, structure or improvement. The Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities. The Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

          (f) Except as may be reflected in the Financial Information or with respect to such easements, liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the Owned Real Property, Lafayette and the Bank have, and at the Closing Date will have, good and marketable title to their respective Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

          (g) Neither Lafayette nor the Bank has caused or allowed the generation, treatment, storage, disposal or release at any Real Property of any Toxic Substance, except in accordance with all applicable federal, state and local laws and regulations. "Toxic Substance" means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

          (h) Except as disclosed in the Disclosure Letter, there are no underground storage tanks located on, in or under any Owned Real Property and no such Owned Real Property has previously contained an underground storage tank. Neither Lafayette nor the Bank own or operate any underground storage tank at any Leased Real Property and no such Leased Real Property has previously contained an underground storage tank. No Real Property is or has been listed on the CERCLIS.

          (i) No Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any Real Property nor are there any other conditions or circumstances affecting any Real Property, in each case, which would pose a significant risk to the environment or the health or safety of persons or otherwise pose a material risk of liability for remediation, corrective action or clean-up.

          (j) The Real Property is not "property" within the definition of Indiana Code 13-11-2-174. Neither Lafayette nor the Bank is required to provide a "disclosure document" to First Merchants as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (I.C. ss. 13-25-3-1 et seq.).

          (k) Except as set forth in the Disclosure Letter, there are no mechanic's or materialman's liens against the Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Real Property in respect of which liens may or could be filed against the Real Property.

     5.21. Securities Law Compliance. Lafayette's common stock is traded on the over-the-counter bulletin board of the National Association of Securities Dealers, Inc. under the symbol of "LAYB." Lafayette has complied in all material respects with all state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any government agency relating thereto. Lafayette has complied in all material respects with all rules, regulations, orders, injunctions or decrees of the National Association of Securities Dealers, Inc. and all entities related or affiliated therewith and has filed all reports and documents required to be filed with such entities. Lafayette has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including Lafayette's Annual Report on Form 10-K for the year ended December 31, 2000, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, copies of which have previously been delivered to First Merchants. All such Securities and Exchange Commission filings were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

     5.22. Broker's or Finder's Fees. Except for Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, no agent, broker or other person acting on behalf of Lafayette or the Bank or under any authority of Lafayette or the Bank is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto, other than attorneys' or accountants' fees, in connection with any of the transactions contemplated by this Agreement.

     5.23. Shareholder Rights Plan. Except as otherwise provided in Lafayette's Articles of Incorporation and By-Laws, Lafayette has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Lafayette or which may be considered an anti-takeover mechanism.

     5.24. Indemnification Agreements. Except as set forth in the Disclosure Letter, neither Lafayette nor the Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of Lafayette and the Bank.

     5.25. Bring Down of Representations and Warranties. All representations and warranties of Lafayette and the Bank contained in this Section 5 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

     5.26. Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter Lafayette and the Bank and all directors and officers of Lafayette and the Bank shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally made or is deemed to be fraudulent.

                                    SECTION 6

                               Representations and
                          Warranties of First Merchants

     First Merchants hereby represents and warrants to Lafayette as follows. (For the purposes of this Section, a "Disclosure Letter" is defined as a letter referencing Section 6 of this Agreement which shall be prepared and executed by an authorized executive officer of First Merchants and delivered to and initialed by an authorized executive officer of Lafayette contemporaneous with the execution of this Agreement).

     6.01. Organization and Qualification. First Merchants is a corporation organized and existing under the laws of the State of Indiana and has the corporate power and authority to conduct its business in the manner and by the means utilized as of the date hereof.

     6.02. Authorization.

          (a) First Merchants has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals and First Merchants' shareholder approval. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor's rights.

          (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under First Merchants' Articles of Incorporation or By-laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment, to which First Merchants is subject or bound, the result of which would materially affect the business or financial condition of First Merchants; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of First Merchants; (iv) terminate or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants is a party or by which First Merchants is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, First Merchants is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment.

          (c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, federal and state securities laws, and applicable Indiana banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants of the transactions contemplated by this Agreement.

          (d) Other than those filings, authorizations, consents and approvals referenced in Section 6.02(c) above and filings and approvals relating to the listing of the shares of First Merchants common stock to be issued in the Merger on the National Market System of NASDAQ and certain other filings and approvals with NASDAQ relating to the change in the number of shares of First Merchants outstanding as a result of the Merger, no notice to, filing with, authorization of, execution by, or consent or approval of, any third party is necessary for the consummation by First Merchants of the transactions contemplated by this Agreement.

     6.03. Capitalization.

          (a) As of October 14, 2001, First Merchants had 50,000,000 shares of common stock authorized, no par value, of which 12,675,468 shares were issued and outstanding. Such issued and outstanding shares of First Merchants' common stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

          (b) First Merchants has 500,000 shares of Preferred Stock authorized, no par value, no shares of which have been issued and no commitments exist to issue any of such shares.

          (c) The shares of First Merchants' common stock to be issued pursuant to the Merger will be fully paid, validly issued and nonassessable.

     6.04. Organizational Documents. The Articles of Incorporation and By-laws of First Merchants in force as of the date hereof have been delivered to Lafayette. The documents delivered by it represent true, accurate and complete copies of the corporate documents of First Merchants in effect as of the date of this Agreement.

     6.05. Litigation and Pending Proceedings. Except as set forth in the Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of First Merchants threatened, in any court or before any government agency or body, arbitration panel or otherwise (nor does First Merchants have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) against First Merchants or any of its subsidiaries which are material to the business, prospects, condition (financial or otherwise), results of operations or assets of First Merchants and its subsidiaries taken as a whole. There are no material uncured violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to First Merchants or its subsidiary, First Merchants Bank, National Association, as a result of an examination by any regulatory agency or body.

     6.06. Financial Statements. First Merchants consolidated balance sheets as of the end of the two fiscal years ended December 31, 1999 and 2000 and the six
(6) months ended June 30, 2001 and the related consolidated statements of income, shareholders' equity and cash flows for the years or period then ended ("First Merchants Financial Information") present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The First Merchants financial statements as of and for the two (2) fiscal years ended December 31, 1999 and 2000 are audited financial statements.

     6.07. Loans and Investments.

          (a) Except as set forth in the Disclosure Letter, as of June 30, 2001, there was no loan of First Merchants Bank, National Association in excess of $100,000 that had been classified by bank regulatory examiners as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss." All loans of First Merchants Bank, National Association as of June 30, 2001, in excess of $100,000 that management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the Disclosure Letter.

          (b) Each of the reserves and allowances for possible loan losses and the carrying value for real estate owned which are shown on the First Merchants Financial Information is, in the opinion of First Merchants, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such First Merchants Financial Information.

          (c) Except as set forth in the Disclosure Letter, none of the investments reflected in the First Merchants Financial Information and none of the investments made by First Merchants or its subsidiary, First Merchants Bank, National Association, since June 30, 2001 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of First Merchants or its subsidiary, First Merchants Bank, National Association, to dispose freely of such investment at any time. Except as set forth in the Disclosure Letter, neither First Merchants nor its subsidiary, First Merchants Bank, National Association, is a party to any repurchase agreements with respect to securities.

     6.08. Employee Benefit Plans.

          (a) The Disclosure Letter contains a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by First Merchants or its subsidiaries and covers any employee, director or former employee or director of First Merchants or its subsidiaries under which First Merchants or any of its subsidiaries has any liability. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to Lafayette together with the three most recent annual reports prepared in connection with any such plan and the current summary plan descriptions. Such plans are hereinafter referred to individually as a "First Merchants Employee Plan" and collectively as the "First Merchants Employee Plans." The First Merchants Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2)(A) of ERISA are identified in the list referred to above.

          (b) The First Merchants Employee Plans comply with and have been operated in accordance with all applicable laws, regulations, rulings and other requirements the breach or violation of which could materially affect First Merchants, any of its subsidiaries, or a First Merchants Employee Plan. Each First Merchants Employee Plan has been administered in substantial conformance with such requirements and all reports and information required with respect to each First Merchants Employee Plan have been timely given.

          (c) No "prohibited transaction," as defined in Section 406 of ERISA or
     Section 4975 of the Code, for which no statutory or administrative exemption exists, and no "reportable event," as defined in Section 4043(b) of ERISA, for which a notice is required to be filed, has occurred with respect to any First Merchants Employee Plan. Neither First Merchants nor any of its subsidiaries has any outstanding liability to the Pension Benefit Guaranty Corporation ("PBGC"), or any liability to the Internal Revenue Service ("IRS"), to the Department of Labor ("DOL") or to an employee or First Merchants Employee Plan beneficiary under Section 502 of ERISA.

          (d) To the best knowledge of First Merchants, no "fiduciary," as defined in Section 3(21) of ERISA, of a First Merchants Employee Plan has failed to comply with the requirements of Section 404 of ERISA.

          (e) Each of the First Merchants Employee Plans which is intended to be qualified under Code Section 401(a) has been amended to comply in all material respects with the applicable requirements of the Code, including the Tax Reform Act of 1986, the Revenue Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Revenue Reconciliation Act of 1990, the Tax Extension Act of 1991, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and the Retirement Protection Act of 1994 and any rules, regulations or other requirements promulgated thereunder (the "Acts"). In addition, each such First Merchants Employee Plan has been and is being operated in substantial conformance with the applicable provisions of ERISA and the Code, as amended by the Acts, including operational compliance with the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, and the Internal Revenue Service Restructuring and Reform Act of 1998 (even though actual plan amendments do not have to be made until the last day of the 2001 plan year). Except as set forth in the Disclosure Letter, First Merchants and/or its subsidiaries, as applicable, sought and received favorable determination letters from the IRS within the applicable remedial amendment periods under Code Section 401(b), and have furnished to Lafayette copies of the most recent IRS determination letters with respect to any such First Merchants Employee Plan.

          (f) No First Merchants Employee Plan has incurred an "accumulated funding deficiency," as determined under Code Section 412 and ERISA Section 302.

          (g) No First Merchants Employee Plan has been terminated or incurred a partial termination (either voluntarily or involuntarily).

          (h) No claims against a First Merchants Employee Plan, First Merchants, or any of its subsidiaries, with respect to a First Merchants Employee Plan (other than normal benefit claims), have been asserted or, to the best knowledge of First Merchants, threatened.

          (i) To the best knowledge of First Merchants, no event has occurred that would cause the imposition of the tax described in Code Section 4980B. To the best knowledge of First Merchants, all requirements of ERISA Section 601 have been met.

          (j) Except as set forth in the Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by First Merchants or any of its subsidiaries relating to, or change in employee participation or coverage under, any First Merchants Employee Plan which would increase materially the expense of maintaining such First Merchants Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2000.

          (k) For purposes of this Section 6.08, references to First Merchants or its subsidiaries are deemed to include (i) all predecessors of First Merchants or its subsidiaries, (ii) all members of any controlled group (as determined under Code Section 414(b) or (c)) that includes First Merchants or any of its subsidiaries, and (iii) all members of any affiliated service group (as determined under Code Section 414(m) or (n)) that includes First Merchants or any of its subsidiaries.

     6.09. Taxes, Returns and Reports. First Merchants and its subsidiaries have
(a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid in all material respects all taxes, assessments and other governmental charges due or claimed to be due upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the First Merchants Financial Information is adequate to cover all of First Merchants' and its subsidiaries' tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 2001. Neither First Merchants not any of its subsidiaries has, or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from June 30, 2001, up to and including the Effective Date, except to the extent reflected on their First Merchants Financial Information or on financial statements of First Merchants subsequent to such date and as set forth in the Disclosure Letter. Neither First Merchants nor any of its subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth in the Disclosure Letter, neither the federal, state, or local tax returns of First Merchants or its subsidiaries have been audited by any taxing authority during the past five (5) years.

     6.10. Reports. Since January 1, 1995, First Merchants and its subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Regulatory Authorities having jurisdiction over the affairs of either First Merchants or its subsidiaries. All such reports filed by First Merchants and its subsidiaries complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete in all material respects and were prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis. Except as set forth in the Disclosure Letter, there is no unresolved violation, criticism or exception by any of the Regulatory Authorities with respect to any report or statement filed by, or any examinations of, First Merchants or its subsidiary, First Merchants Bank, National Association.

     6.11. Absence of Defaults. First Merchants is not in violation of its charter documents or By-Laws or in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a material adverse effect on the business of First Merchants or its subsidiaries.

     6.12. Accuracy of Statements. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by First Merchants to Lafayette pursuant to or in connection with this Agreement or the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by First Merchants with respect to its business, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and to the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     6.13. Compliance With Law. First Merchants has not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of First Merchants, could result in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially adversely affect the business, prospects, condition (financial or otherwise) or results of operations of First Merchants. First Merchants possesses all licenses, franchises, permits and other authorizations necessary for the continued conduct of its business without material interference or interruption. There are no agreements or understandings with, nor any orders or directives of, any regulatory agencies or government authorities, which would have a material adverse effect on the consolidated financial position of First Merchants. First Merchants has received no written inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. First Merchants has received no inquiries from any regulatory agency or government authority relating to its compliance with any securities laws applicable to First Merchants.

     6.14. Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general (including consequences of the terrorist attack on the United States on September 11, 2001) and the accrual or payment of Merger-related expenses, since June 30, 2001, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or can reasonably be expected to occur, which materially adversely affect First Merchants consolidated business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, First Merchants business, on a consolidated basis, to be conducted in a materially less profitable manner than prior to June 30, 2001.

     6.15. First Merchants Securities and Exchange Commission Filings. First Merchants has complied in all material respects with all state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any government agency relating thereto. First Merchants has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including First Merchants' Annual Report on Form 10-K for the year ended December 31, 2000, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, copies of which have previously been delivered to Lafayette. All such Securities and Exchange Commission ("SEC") filings were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

     6.16. Environmental Matters.

          (a) Neither First Merchants nor any of its subsidiaries has caused or allowed the generation, treatment, storage, disposal or release at any real property owned or leased by them of any Toxic Substance, except in accordance with all applicable federal, state and local laws and regulations.

          (b) Except as disclosed in the Disclosure Letter, there are no underground storage tanks located on, in or under any real property owned by First Merchants or any of its subsidiaries and no such owned real property has previously contained an underground storage tank. Neither First Merchants nor any of its subsidiaries own or operate any underground storage tank at any real property leased by them and no such leased real property has previously contained an underground storage tank. No such owned or leased real property is or has been listed on the CERCLIS.

          (c) No Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any real property owned or leased by First Merchants or any of its subsidiaries nor are there any other conditions or circumstances affecting any real property owned or leased by First Merchants or any of its subsidiaries, in each case, which would pose a significant risk to the environment or the health or safety of persons or otherwise pose a material risk of liability for remediation, corrective action or clean-up.

     6.17. Bring Down of Representations and Warranties. All representations and warranties of First Merchants contained in this Section 6 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

     6.18. Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and all directors and officers of First Merchants shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally made or is deemed to be fraudulent.

                                    SECTION 7

                             Covenants of Lafayette

     Lafayette covenants and agrees with First Merchants, and covenants and agrees to cause the Bank to act, as follows:

     7.01. Shareholder Approval. Lafayette shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Lafayette at the earliest possible reasonable date, and, subject to Section 7.05 hereof, the Board of Directors of Lafayette shall recommend to the shareholders of Lafayette that such shareholders approve this Agreement and shall not thereafter withdraw or modify its recommendation. The Board of Directors of Lafayette shall use its best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.

     7.02. Other Approvals. Lafayette and the Bank shall proceed expeditiously, cooperate fully and use their best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

     7.03. Conduct of Business.

          (a) On and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither Lafayette nor the Bank shall, without the prior written consent of First Merchants, (i) make any material changes in their capital structure;
     (ii) authorize a class of stock or issue, or authorize the issuance of, stock other than or in addition to the outstanding stock as set forth in
     Section 5.03 hereof; (iii) declare, distribute or pay any dividends on their shares of common stock, or authorize a stock split, or make any other distribution to their shareholders, except for (a) the payment by Lafayette prior to the Effective Date of quarterly cash dividends on its common stock in the amount of $.11 per share plus a year-end special dividend of up to $.05 per share (provided the declaration of the last dividend by Lafayette prior to the Effective Date and the payment thereof shall be coordinated with First Merchants so that the holders of Lafayette common stock do not receive dividends on both Lafayette common stock and First Merchants common stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the Lafayette common stock or First Merchants common stock received in the Merger in respect of such quarter), and (b) the payment by the Bank to Lafayette of dividends to pay Lafayette's expenses of operations and its business and payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement; (iv) except as set forth in the Disclosure Letter, merge, combine or consolidate with or sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business;
     (v) except as set forth in the Disclosure Letter, incur any liability or obligation, make any commitment, payment or disbursement, enter into any contract, agreement, understanding or arrangement or engage in any transaction, or acquire or dispose of any property or asset having a fair market value in excess of $10,000.00 (except for personal or real property acquired or disposed of in connection with foreclosures on mortgages or enforcement of security interests and loans made or sold by the Bank in the ordinary course of business); (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance; (vii) promote or increase or decrease the rate of compensation or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Lafayette or the Bank (except for year end bonuses in an aggregate amount not to exceed $550,000, and promotions and non-material increases in the ordinary course of business and in accordance with past practices); (viii) except as set forth in the Disclosure Letter, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Lafayette or the Bank, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or specifically provided for in this Agreement; (ix) amend their Articles of Incorporation or By-Laws from those in effect on the date of this Agreement; (x) modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment or severance agreements with respect to any present or former Lafayette or Bank directors, officers or employees; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any common stock of the Bank; (xii) fail to make additions to the Bank's reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices;
     (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and
     (xiv) agree in writing or otherwise to take any of the foregoing actions.

          (b) Lafayette and the Bank shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

          (c) Lafayette and the Bank shall continue to give to First Merchants and its employees, accountants, attorneys and other authorized representatives reasonable access during regular business hours and other reasonable times to all their premises, properties, statements, books and records.

     7.04. Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, Lafayette and the Bank each shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use their best efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

     7.05. Other Negotiations. On and after the date of this Agreement and until the Effective Date, Lafayette and the Bank shall not, and shall not permit or authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage, or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning any proposal by such corporation, association, partnership, person or other entity or group for a merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock), tender offer, acquisition of control of Lafayette or the Bank or similar transaction involving Lafayette or the Bank (all such transactions hereinafter referred to as an "Acquisition Transaction"). Lafayette and the Bank shall promptly communicate to First Merchants the terms of any proposal, written or oral, which either may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussion with respect thereto. The above provisions of this Section 7.05 notwithstanding, nothing contained in this Agreement shall prohibit (i) Lafayette from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that
(a) the Board of Directors of Lafayette, after consultation with legal counsel and its investment banker, determines in good faith that such action is required for the directors of Lafayette to fulfill their fiduciary duties and obligations to Lafayette's shareholders and other constituencies under Indiana law, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Lafayette provides immediate written notice to First Merchants to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, or (ii) notwithstanding the provisions of Section 7.01, the Board of Directors of Lafayette from failing to make, withdrawing or modifying its recommendation to shareholders regarding the Merger following receipt of a proposal for an Acquisition Transaction if the Board of Directors of Lafayette, after consultation with and based upon the advice of legal counsel and its investment banker, determines in good faith that such action is required for the directors of Lafayette to fulfill their fiduciary duties and obligations to Lafayette's shareholders and other constituencies under Indiana law.

     7.06. Restrictions Regarding Affiliates. Lafayette shall, within thirty
(30) days after the date of this Agreement and promptly thereafter until the Effective Date to reflect any changes or upon the reasonable request of First Merchants, provide First Merchants with a list identifying each person who may reasonably be deemed to be an "affiliate" of Lafayette within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "1933 Act"). Each director, executive officer and other person who is an "affiliate" of Lafayette for purposes of the 1933 Act shall deliver to First Merchants, at least thirty-one (31) days prior to the Effective Date, a written agreement, in form and substance satisfactory to counsel to First Merchants, regarding compliance by each such person with the provisions of such Rule 145.

     7.07. Press Release. Except as required by law, neither Lafayette nor the Bank shall issue any press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of First Merchants, which approval will not be unreasonably withheld.

     7.08. Disclosure Letter. Lafayette shall promptly supplement, amend and update monthly and as of the Effective Date the Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.

     7.09. Confidentiality. Lafayette agrees to abide by the terms of the Confidentiality Agreement between Lafayette and First Merchants executed as of August 28, 2001. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     7.10. Cooperation. Lafayette shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (i) Lafayette shall cooperate and assist First Merchants in preparation of and/or filing of all regulatory applications, the registration statement for registration of First Merchants' shares, and all other documentation required to be prepared for consummation of the Merger and obtaining all necessary approvals, and (ii) Lafayette shall furnish First Merchants with all information concerning itself and the Bank that First Merchants may request in connection with the preparation of the documentation referenced above. Prior to the Closing (as defined in Section 12 hereof), Lafayette agrees to disclose to First Merchants any fact or matter that comes to the attention of Lafayette that might indicate that any of the representations or warranties of Lafayette may be untrue, incorrect, or misleading in any material respect.

     7.11. Letter to Lafayette's Shareholders. Within five (5) business days after execution of this Agreement by Lafayette and First Merchants, Lafayette shall deposit in the United States mail a letter to each of the shareholders of record of Lafayette as of the date of execution of this Agreement informing each shareholder about the execution of this Agreement and the proposed Merger. The terms of such letter to the shareholders of Lafayette shall be in a form mutually agreed to by First Merchants and Lafayette.

     7.12. Exercise of Options and Stock Appreciation Rights. Lafayette shall cause the stock options disclosed pursuant to Section 5.03(c) hereof to be exercised and the related shares of Lafayette's common stock to be issued on or immediately before the Effective Date. Lafayette commits that no cash shall be paid to option holders in connection with the exercise of such options and that immediately prior to the Effective Date of the Merger, Lafayette shall have no more than 4,194,104 shares of common stock outstanding. Thereafter, each option to which this

Section 7.12 applies will be exercised and cease to exist. Prior to the Effective Date, Lafayette shall take all action necessary to cause each SAR outstanding at the Effective Date under Lafayette's Officers' Stock Appreciation Rights Plan as disclosed pursuant to Section 5.03(e), without any action on the part of the holder thereof, to be converted into the right to receive from Lafayette, at the Effective Date, cash equal to the difference between the Base Price and $30.00 times the number of shares of Lafayette common stock to which such SAR relates; provided, however, that the payer shall withhold from such cash payment any taxes required to be withheld by applicable law. Each SAR to which this Section 7.12 applies will be canceled and cease to exist by virtue of such payment. On or prior to the Effective Date, Lafayette shall take all action necessary to terminate all stock option and SAR plans of Lafayette. From and after the date hereof, Lafayette covenants that no additional stock options or SARs shall be granted by Lafayette under any stock option or SAR plans of Lafayette or otherwise.

     7.13. SEC and Other Reports. Promptly upon its becoming available, Lafayette shall furnish to First Merchants one (1) copy of each financial statement, report, notice, or proxy statement sent by Lafayette to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by Lafayette with NASDAQ or the SEC or any successor agency, of any order issued by any Governmental Authority in any proceeding to which Lafayette is a party, and of any notice or communication received by Lafayette from NASDAQ or the SEC. For purposes of this provision, "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over Lafayette or any of its respective businesses, operations or properties.

     7.14. Adverse Actions. Lafayette shall not (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in
Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

                                    SECTION 8

                          Covenants of First Merchants

     First Merchants covenants and agrees with Lafayette as follows:

     8.01. Shareholder Approval. First Merchants shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of First Merchants at the earliest possible reasonable date, and the Board of Directors of First Merchants shall recommend to the shareholders of First Merchants that such shareholders approve this Agreement and shall not thereafter withdraw or modify its recommendation. The Board of Directors of First Merchants shall use its best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.

     8.02. Approvals. First Merchants shall proceed expeditiously, cooperate fully and use its best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date. First Merchants agrees to use its best efforts to raise any additional capital which might be required to obtain any required regulatory approvals of the Merger. First Merchants shall provide Lafayette with copies of proposed regulatory filings in connection with the Merger and afford Lafayette the opportunity to offer comment on the filings before filing. Not in limitation of the foregoing, First Merchants agrees to prepare a registration statement on Form S-4 (the "Registration Statement"), to be filed by First Merchants with the SEC in connection with the issuance of First Merchants common stock in the Merger (including the proxy statements and prospectus and other proxy solicitation materials of Lafayette and First Merchants constituting a part thereof (the "Proxy Statement") and all related documents). The Proxy Statement shall fully disclose that Lafayette's shareholders have dissenters' rights under IND. CODE ss. 23-1-44 et. seq. First Merchants agrees to advise Lafayette, promptly after First Merchants receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Merchants common stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. First Merchants agrees to use its reasonable best efforts to list, prior to the Effective Date, on the National Market System of NASDAQ (subject to official notice of issuance), the shares of First Merchants common stock to be issued to the holders of Lafayette common stock in the Merger.

     8.03. Employee Benefit Plans.

          (a) General. Except as otherwise provided in this Section 8.03, on a date no later than January 1, 2004 (the "Entry Date"), First Merchants will make available to the employees of Lafayette and the Bank who continue as employees of First Merchants or any subsidiary of First Merchants no less favorable employee benefits than First Merchants offers to similarly situated employees of its banking subsidiaries from time to time. Except as otherwise provided in this Section 8.03, as of the Entry Date, First Merchants will amend or cause to be amended each employee benefit plan of First Merchants and its subsidiaries in which former Lafayette or Bank employees are eligible to participate, to the extent necessary, so that as of such date (i) such plans take into account for purposes of eligibility, vesting, and benefit accrual, the service of such employees with Lafayette and the Bank as if such service were with First Merchants and its subsidiaries, to the same extent that such service was credited under a comparable plan of Lafayette and the Bank, (ii) former Lafayette and Bank employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of First Merchants or its subsidiaries in which they are eligible to participate and may commence participation in such plans on the specified date, (iii) former Lafayette and Bank employees will retain credit for unused sick leave and vacation pay which has been accrued as of the Entry Date, and
     (iv) for purposes of determining the entitlement of former Lafayette and Bank employees to sick leave and vacation pay following the Entry Date, the service of such employees with Lafayette and the Bank shall be treated as if such service were with First Merchants. Until such time as the employees of Lafayette or the Bank become covered by First Merchants employee benefit plans, they will remain covered by the benefit plans of Lafayette or the Bank, subject to the terms of such plans.

          (b) Employees' Salary Savings Plan. Following the Effective Date, First Merchants agrees to cause the Bank, or any successor in interest to the Bank, to maintain and honor all obligations (including the Bank's matching contributions to the Lafayette employees at no less than its current level of 50% of up to 4% of employee compensation contributed by employees) under the Bank's Employees' Salary Savings Plan (the "Lafayette 401(k) Plan"). Notwithstanding the foregoing, First Merchants may amend or merge the Lafayette 401(k) Plan with its existing 401(k) Plan provided it continues an employer match at a level no less than the level set forth above for former Lafayette employees for at least five years following the Effective Date, to the extent it is permitted to do so under ERISA or the Code.

          (c) Group Insurance. Following the Effective Date, First Merchants agrees to cause the Bank, or any successor in interest to the Bank, to honor all obligations under the Bank's group insurance program for health, life, dental and accident and disability insurance (the "Bank Insurance Program"), including obligations owed under such plan to present retirees, to employees of the Bank who retire before January 1, 2005, and to two former directors and a widow of a former director of the Bank ("Retirees"). Notwithstanding the foregoing, First Merchants may replace the Bank Insurance Program with its own program, subject to modifications it deems appropriate, provided that it agrees (and agrees to cause any successor in interest to agree) to continue in effect for all Retirees a comparable level of insurance coverage at no greater cost (as determined by the same methodology as currently being used by the Bank) than that being received or paid by such Retirees at the Effective Date.

          (d) Employees' Pension Plan. On the Entry Date, the Bank's Employees' Pension Plan (the "Bank Pension Plan") will be frozen, and all accrued benefits of participants in that Bank Pension Plan, including cost of living increases provided for in the Plan as of the date of freezing of such Plan, shall thereupon be fully vested and shall become payable at the times and in the amounts provided for under that Plan. No amendments except those required by law shall be made to the Bank Pension Plan prior to the Entry Date. All Lafayette and Bank employees satisfying eligibility requirements of such plan as of the Entry Date will be entitled to become eligible to participate in First Merchants retirement plan on the Entry Date, receiving credit for past service with Lafayette and the Bank for vesting, eligibility and benefit purposes under the First Merchants retirement plan. Benefits payable under the First Merchants retirement plan to former Lafayette or Bank employees shall be offset (but not below zero) by actuarial equivalent present values (as determined using the actuarial factors set forth in the Bank

     Pension Plan) of the accrued benefit payable to them under the Bank Pension Plan (excluding any cost of living adjustments accruing on or after the Entry Date). First Merchants shall be responsible for freezing of the Bank Pension Plan and for making any required or appropriate application to the IRS for a determination letter to the effect that such freezing will not adversely affect the tax-qualified status of such plan and for providing any notices to the Pension Benefit Guaranty Corporation or other governmental entity regarding the withdrawal.

          (e) Director Emeritus Supplemental Retirement Benefits Plan. As of the Effective Date, First Merchants agrees to honor all obligations (and to cause any successor in interest to First Merchants to honor all obligations) to the following individuals participating in Lafayette's Director Emeritus Supplemental Retirement Benefits Plan (the "SDRP"):
     Robert T. Jeffares, Roy D. Meeks, Vernon N. Furrer, Joseph A. Bonner, Wilbur L. Hancock, Eric P. Meister, Robert J. Weeder, Richard A. Boehning, Jeffrey L. Kessler, Gordon G. Beemer, George H. DeVault, and Charles E. Maki; provided, however, that subject to obtaining the necessary consents to such action by Mr. Beemer, Mr. DeVault and Mr. Maki, the SDRP shall be amended on or before the Effective Date to provide for the payment to each participant therein of the present value of future director fees payable to such participant under the SDRP based on the directors fees payable at the Effective Date as to directors of the Bank who have not yet retired from the Board and based on the life expectancies of the participants in the SDRP. In determining the present value and life expectancies, the same actuarial assumptions currently used by the actuaries administering the Bank Pension Plan shall be used. Such present value amount as determined for each participant as of the Effective Date shall be paid in three substantially equal annual installments commencing with the first payment payable 30 days after the Effective Date. The unpaid installments shall bear interest at an annual rate equal to the discount rate applied in determining the present value of the benefits.

          (f) Director Deferred Compensation Plan. Following the Effective Date, First Merchants agrees to cause the Bank, or any successor in interest to the Bank, to honor all obligations to the following individuals participating in the Director Deferred Compensation Plan of the Bank, until the obligations are paid in full thereunder to such individuals or their beneficiaries: Robert T. Jeffares, Roy D. Meeks, Vernon N. Furrer, Joseph
     A. Bonner, Wilbur L. Hancock, Eric P. Meister, Robert J. Weeder, and Richard A. Boehning.

          (g) Severance. First Merchants does not intend to terminate any employees of Lafayette or the Bank in connection with the Merger. However, should it decide to do so, it shall consult with the President and Chief Executive Officer of the Bank about appropriate severance benefits payable in connection with any such termination. Nothing in this Section 8.03(g) shall be deemed to limit or modify First Merchants' at will employment policy.

          (h) COBRA. First Merchants shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of Lafayette or the

     Bank and to their respective qualified beneficiaries, on and after the Effective Date, regardless of when the qualifying event occurred.

     8.04. Press Release. Except as required by law, First Merchants shall not issue any press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of Lafayette, which approval will not be unreasonably withheld.

     8.05. Confidentiality. First Merchants agrees to abide by the terms of the Confidentiality Agreement between Lafayette and First Merchants executed as of August 28, 2001. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     8.06. Covenants Regarding the Bank. Upon consummation of the Merger, the Bank shall be a state bank organized under the laws of the State of Indiana and the directors of the Bank in office immediately prior to the consummation of the Merger shall be the directors of the Bank at the Effective Date and entitled to directors fees that are no lower than the directors fees in effect at the Effective Date. Thereafter, the Bank directors who desire to continue to serve in that capacity shall do so for at least the remainder of the terms to which they have been elected, subject to First Merchants' policy of mandatory retirement as described below. First Merchants will cause these directors to be renominated to the Board of the Bank for additional terms which would extend to at least a date five (5) years following the Effective Date, subject to First Merchants' policy of mandatory retirement as described in the next sentence. The Bank directors will be subject to First Merchants' policy of mandatory retirement at age seventy (70); provided, however, the policy of mandatory retirement will not apply to any of the Bank's current directors until twenty-four (24) months after the Effective Date. First Merchants shall continue to operate the Bank as an operating subsidiary of First Merchants under the name "Lafayette Bank and Trust Company" or a name substantially similar thereto for a period of at least five (5) years following the Effective Date.

     8.07. Board of Directors of First Merchants. First Merchants shall cause all necessary action to be taken to cause Richard A. Boehning and Robert T. Jeffares, or such other replacements for such persons as shall be agreed to by First Merchants and Lafayette, to either (i) be nominated for election as members of the First Merchants' Board of Directors for a three (3) year term at the first annual meeting of the shareholders of First Merchants following the Effective Date; or (ii) to be appointed as members of the First Merchants' Board of Directors at the next meeting of the First Merchants' Board of Directors following the Effective Date to serve until the first annual meeting of the shareholders of First Merchants following the Effective Date and then to be nominated for election as members of the First Merchants' Board of Directors for a three (3) year term at the first annual meeting of the shareholders of First Merchants following the Effective Date, whichever can be effected first depending on the timing of the occurrence of the Effective Date. The two (2) individuals from the Board of Directors of Lafayette elected to the Board of Directors of First Merchants shall be subject to First Merchants' policy of mandatory retirement at age seventy (70); provided, however, the policy of mandatory retirement will not apply to such individuals until twenty-four (24) months after the Effective Date. First Merchants shall cause one of the two (2) individuals from the Board of Directors of Lafayette elected to the Board of Directors of First Merchants to be elected as the Vice Chairman of the Executive Committee of First Merchants. In addition, First Merchants agrees that it shall make a good faith effort to expand the size of the Board of Directors of the Bank and the Board of Directors of First Merchants within one (1) year following the Effective Date to add two (2) additional members to each such board. The same two (2) individuals shall be added to both the Board of Directors of First Merchants and the Board of Directors of the Bank. Such individuals must be residents of Tippecanoe County, Indiana. The Bank may recommend the names of potential candidates to be elected to the Board of Directors of First Merchants and the Bank; provided, however, that First Merchants shall have the ultimate authority to choose the two (2) individuals to be added to such boards in its sole discretion. If First Merchants is unable to appoint (2) individuals who are residents of Tippecanoe County to serve as Board members of the Bank and of First Merchants within one (1) year following the Effective Date, it agrees to appoint two of the Bank's directors of its choosing not currently on the First Merchants Board to those positions on the Board of First Merchants.

     8.08. Officers of the Bank and First Merchants. At the Effective Date, the officers of the Bank in effect immediately prior to the Effective Date shall remain the officers of the Bank. Robert J. Weeder, currently President and Chief Executive Officer of the Bank, shall remain in such position earning compensation no less than what he is earning at the Effective Date (subject to normal and customary increases and bonuses) until he attains 65 years of age. Effective upon Joseph A. Bonner's retirement as Chairman of the Board of the Bank, First Merchants shall use its best efforts to cause the Bank's Board of Directors to select Robert J. Weeder as Chairman of the Board of the Bank to serve in such position, at compensation and customary bonuses of no less than that which was being received at the Effective Date by Joseph A. Bonner, until Mr. Weeder attains 70 years of age. Consideration will be given for the chief executive officer replacement for Mr. Weeder upon his attainment of age 65 to all qualified candidates, both internal and external. At the Effective Date, Robert J. Weeder shall also be appointed Senior Vice President of First Merchants and in that capacity shall be invited to attend all First Merchants Board of Directors meetings.

     8.09. Directors and Officers Insurance.

          (a) For a period of at least three years from the Effective Date, First Merchants shall use its reasonable best efforts to obtain an endorsement to its director's and officer's liability insurance policy to cover the present and former officers and directors of Lafayette and the Bank (determined as of the Effective Date) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Lafayette; provided however, that if First Merchants is unable to obtain such endorsement, then Lafayette may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provided further that in no event shall First Merchants be required to expend in the aggregate during each such three-year period more than one and one-half times the current annual amount spent by Lafayette (the "Insurance Amount") to maintain or procure its current directors' and officers' insurance coverage; provided further, that if First Merchants is unable to maintain or obtain the insurance called for by this Section 8.09, First Merchants shall use its reasonable best efforts to obtain as much comparable insurance as is available for the

     Insurance Amount; provided, further, that officers and directors of Lafayette or the Bank may be required to make application and provide customary representations and warranties to First Merchants' insurance carrier for the purpose of obtaining such insurance.

          (b) For six years after the Effective Date, the Continuing Company shall indemnify, defend and hold harmless the present and former officers and directors of Lafayette and the Bank against all losses, expenses (including attorneys' fees), claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the Indiana Business Corporation Law and by First Merchants' or Lafayette's Articles of Incorporation as in effect on the date hereof (whichever is more favorable to the officers and directors of Lafayette and the Bank), including provisions relating to advances of expenses incurred in the defense of any action or suit.

          (c) Following the Effective Date, First Merchants will provide any Lafayette or Bank officers, directors and employees who become officers, directors and employees of the Continuing Company or its subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries.

          (d) If First Merchants shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity (a "Change of Control"), then and in each case, proper provision shall be made so that the successors and assigns of First Merchants shall assume the obligations set forth in this Section 8.09.

     8.10. SEC and Other Reports. Promptly upon its becoming available, First Merchants shall furnish to Lafayette one (1) copy of each financial statement, report, notice, or proxy statement sent by First Merchants to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by First Merchants with the SEC or any successor agency, of any order issued by any Governmental Authority in any proceeding to which First Merchants is a party, and of any notice or communication received by First Merchants from the SEC. For purposes of this provision, "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over First Merchants or any of its respective businesses, operations or properties.

     8.11. Disclosure Letter. First Merchants shall promptly supplement, amend and update monthly and as of the Effective Date the Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.

     8.12. Adverse Actions. First Merchants shall not (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

                                    SECTION 9

                       Conditions Precedent To The Merger

     The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

     9.01. Shareholder Approval. The shareholders of Lafayette and First Merchants shall have approved, ratified and confirmed this Agreement as required by applicable law.

     9.02. Registration Statement Effective. First Merchants shall have registered its shares of common stock to be issued to shareholders of Lafayette in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and "blue sky" approvals and authorizations required to offer and sell such shares shall have been received by First Merchants. The registration statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened. The shares of First Merchants common stock shall have been listed for trading on the NASDAQ National Market System (subject to official notice of issuance).

     9.03. Tax Opinion. The parties shall have obtained an opinion of Bingham Summers Welsh & Spilman, LLP, dated on or about the Effective Date, which shall be in form and content satisfactory to counsel for all parties hereto, to the effect that the Merger effected pursuant to this Agreement shall constitute a tax-free transaction (except to the extent cash or boot is received) to each party hereto and to the shareholders of each party, and that no gain or loss will be recognized by shareholders of Lafayette to the extent they receive shares of First Merchants common stock in the Merger in exchange for their shares of Lafayette common stock. Such opinion shall be based upon factual representations received by such counsel from the parties, which representations may take the form of written certifications.

     9.04. Affiliate Agreements. First Merchants shall have obtained (a) from Lafayette, a list identifying each affiliate of Lafayette and (b) from each affiliate of Lafayette, the agreements contemplated by Section 7.06 hereof.

     9.05. Regulatory Approvals. The Federal Reserve Board and the Indiana Department of Financial Institutions shall have authorized and approved the Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained.

     9.06. Officer's Certificate. First Merchants and Lafayette shall have delivered to each other a certificate signed by their Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all the representations and warranties of their respective corporations are true, accurate and correct on and as of the Effective Date; (b) all the covenants of their respective corporations have been complied with from the date of this Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with all conditions necessary to make this Agreement effective as to them.

     9.07. Fairness Opinion. Lafayette shall have obtained an opinion from Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, to the effect that the consideration paid in the Merger is fair to the shareholders of Lafayette from a financial viewpoint. Such opinion shall be (a) in form and substance reasonably satisfactory to Lafayette, (b) dated as of a date not later than the mailing date of the Proxy Statement relating to the Merger and (c) included in the Proxy Statement.

     9.08. No Judicial Prohibition. Neither Lafayette, the Bank nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     9.09. Other Consents and Approvals. All consents and other approvals required for the transfer of any contracts, agreements, leases, loans, etc. as a result of the Merger shall have been obtained.

     9.10. Options. All of the options disclosed in Section 5.03(c) of the Disclosure Letter shall have been exercised pursuant to Section 7.12 hereof and Lafayette shall have no more than 4,194,104 shares of common stock issued and outstanding. Lafayette shall have no commitment to issue any additional shares of common stock. All stock option plans of Lafayette shall have been terminated.

     9.11. SARs. All of the SARs disclosed in Section 5.03(e) hereof shall have been exercised pursuant to Section 7.12 hereof and such SARs shall be canceled and cease to exist. All SAR plans of Lafayette shall have been terminated.

                                   SECTION 10

                              Termination of Merger

     10.01. Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants to Lafayette or by Lafayette to First Merchants only for the following reasons:

          (a) By Lafayette or First Merchants, if there has been a material breach of any representation, warranty or covenant on the part of any party in the representations, warranties, and covenants set forth herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that the party in default shall have no right to terminate for its own default;

          (b) By Lafayette or First Merchants, if it shall determine in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of commencement or credible threat of material litigation or proceedings against any of the parties;

          (c) By Lafayette or First Merchants, if the financial condition, business, assets, or results of operations of the other party shall have been materially and adversely changed from that in existence at June 30, 2001 (for reasons other than events and conditions relating to the business and interest rate environment in general (including consequences of the terrorist attack on the United States on September 11, 2001), the accrual or payment of Merger-related expenses, or matters set forth in the parties' Disclosure Letters);

          (d) By Lafayette or First Merchants, if the transaction contemplated herein has not been consummated by June 30, 2002 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

          (e) By First Merchants if any of the items, events or information set forth in any update to the Disclosure Letter provided by Lafayette has had or may have (as determined by First Merchants in good faith) a material adverse effect on the financial condition, results of operations, business, or prospects of Lafayette or the Bank;

          (f) By Lafayette if any of the items, events or information set forth in any update to the Disclosure Letter provided by First Merchants has had or may have (as determined by Lafayette in good faith) a material adverse effect on the financial condition, results of operations, business, or prospects of First Merchants and its subsidiaries, on a consolidated basis.

          (g) By First Merchants or Lafayette if, in the opinion of counsel to First Merchants or Lafayette, the Merger will not constitute a tax-free reorganization under the Code;

          (h) By First Merchants or Lafayette pursuant to their respective termination rights set forth in Section 3.04 hereof;

          (i) By Lafayette if the appropriate discharge of the fiduciary duties of the Board of Directors of Lafayette consistent with Section 7.05 requires that Lafayette terminate this Agreement;

          (j) By First Merchants if it receives written notice under Section
     7.05 that Lafayette intends to furnish information to or enter into discussions or negotiations with a third party in connection with a proposed Acquisition Transaction, if Lafayette fails to give any such written notice as required in Section 7.05 or if Lafayette's Board of Directors fails to make, withdraws or modifies its recommendation to Lafayette's shareholders to vote in favor of the Merger following receipt of a proposal for an Acquisition Transaction; or

          (k) By either party (provided that the terminating party is not then in material breach of any representation or warranty contained in this Agreement or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(d) of this Agreement.

     10.02. Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.01 hereof, no party shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.01(a) hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, in the event of termination by First Merchants in accordance with
Section 10.01(j) or by Lafayette in accordance with Section 10.01(i), Lafayette shall pay First Merchants the sum of $2,500,000 as liquidated damages. Such liquidated damages shall be in lieu of costs, expenses and damages otherwise recoverable under the first sentence of this Section 10.02. Such payment shall be made within ten (10) days of the date of notice of termination. Lafayette acknowledges the reasonableness of such amount in light of the considerable time and expense invested and to be invested by First Merchants and its representatives in furtherance of the Merger. Such amount was agreed upon by First Merchants and Lafayette as compensation to First Merchants for its time and expense and not as a penalty to Lafayette, it being impossible to ascertain the exact value of the time and expense to be invested. First Merchants shall also be entitled to recover from Lafayette its reasonable attorneys' fees incurred in the enforcement of this Section.

                                   SECTION 11

                            Effective Date Of Merger

     Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of Lafayette with and into First Merchants as filed with the Secretary of State of the State of Indiana (the "Effective Date"). The Effective Date shall occur no later than the last business day of the month in which any waiting period following the last approval of the Merger by a state or federal regulatory agency or governmental authority expires, unless otherwise agreed to by First Merchants and Lafayette.

                                   SECTION 12

                                     Closing

     12.01. Closing Date and Place. The closing of the Merger (the "Closing") shall take place at the main office of First Merchants on the Effective Date or at such other place as mutually agreed to by First Merchants and Lafayette.

     12.02. Articles of Merger. Subject to the provisions of this Agreement, on or prior to the Effective Date, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana specifying that the Merger shall be effective as of the Effective Date.

     12.03. Opinions of Counsel. At the Closing, Lafayette shall deliver an opinion of its counsel, Barnes & Thornburg, to First Merchants, and First Merchants shall deliver an opinion of its counsel, Bingham Summers Welsh & Spilman, LLP, to Lafayette, dated as of the date of the Closing. The form of such opinions shall be as mutually agreed to by the parties hereto and their respective counsel.

                                   SECTION 13

                                  Miscellaneous

     13.01. Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but, except for Sections 8.03, 8.06, 8.07, 8.08 and 8.09 (which are intended to be for the benefit of those present and former officers, directors and employees of Lafayette and the Bank affected thereby and may be enforced by such persons), none of the provisions thereof shall inure to the benefit of any other person, firm, or corporation whomsoever. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

     13.02. Waiver; Amendment.

          (a) First Merchants and Lafayette may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

          (b) Notwithstanding the prior approval by the shareholders of Lafayette or First Merchants, this Agreement may be amended, modified or supplemented by the written agreement of Lafayette and First Merchants without further approval of such shareholders, except that no such amendment, modification or supplement shall result in a decrease in the consideration specified in Section 3 hereof, except in accordance with the terms of Section 3 hereof, or shall materially adversely affect the rights of the shareholders of Lafayette or First Merchants without the further approval of such shareholders.

     13.03. Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, or (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iii) on the fifth (5th) day after sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

     If to First Merchants:             With a copy to:

     200 E. Jackson Street, Box 792     Bingham Summers Welsh & Spilman, LLP
     Muncie, IN  47305                  2700 Market Tower
     Attn:  Larry L. Helms,             10 West Market Street
     Senior Vice President and          Indianapolis, Indiana  46204-2982
     General Counsel                    Attn:  David R. Prechtel, Esq.
     (765) 741-7283                     (317) 236-9907

     If to Lafayette:                   With a copy to:

     133 North 4th Street               Barnes & Thornburg
     P.O. Box 1130                      11 South Meridian Street
     Lafayette, IN  47902               Indianapolis, IN  46204
     Attn: Robert J. Weeder,            Attn:  Claudia V. Swhier, Esq.
     President and Chief                (317) 231-7433
     Executive Officer
     (765) 423-7137

or to such substituted address as any of them have given to the other in writing. Notwithstanding the foregoing, all notices required to be given pursuant to Sections 3.04(b) and 3.04(c) hereof shall be given in the time periods specified in such sections by either hand delivery or facsimile transmission to the specified parties.

     13.04. Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

     13.05. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

     13.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

     13.07. Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana, without regard to choice of law principles.

     13.08. Entire Agreement. This Agreement and the Confidentiality Agreement supersedes any other agreement, whether oral or written, between First Merchants and Lafayette relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

     13.09. Expenses. First Merchants and Lafayette shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the fees of Dain Rauscher Wessels, including the cost of the fairness opinion referenced in Section 9.07, shall be borne by Lafayette whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     13.10. Survival of Contents. The provisions of Sections 7.09, 8.05, 10.02,
13.09 and this Section 13.10 shall survive beyond the termination of this Agreement. The provisions of Sections 7.09, 8.03, 8.05, 8.06, 8.07, 8.08, 8.09,
13.09 and this Section 13.10 shall survive beyond the Effective Date.


                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, First Merchants and Lafayette have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.


                                        FIRST MERCHANTS CORPORATION
ATTEST:

/s/ Larry R. Helms                      By: /s/ Michael L. Cox
----------------------------------         ------------------------------------
Larry R. Helms, Secretary                  Michael L. Cox, President and Chief
                                           Executive Officer


                                        LAFAYETTE BANCORPORATION
ATTEST:

/s/ Michelle D. Turnpaugh               By: /s/ Robert J. Weeder
----------------------------------         -------------------------------------
Michelle D. Turnpaugh, Secretary           Robert J. Weeder,
                                           President and Chief Executive Officer

                                   APPENDIX B

                                   CHAPTER 44

                               DISSENTERS' RIGHTS

     23-1-44-1. "CORPORATION" DEFINED. - As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer. [P.L. 149-1986, Section 28.]

     23-1-44-2. "DISSENTER" DEFINED. - As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 [IC 23-1-44-8] of this chapter and who exercises that right when and in the manner required by sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter. [P.L.149-1986, Section 28.]

     23-1-44-3. "FAIR VALUE" DEFINED. - As used in this chapter, "fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. [P.L. 149-1986, Section 28.]

     23-1-44-4. "INTEREST" DEFINED. - As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. [P.L. 149-1986, Section 28.]

     23-1-44-5. "RECORD SHAREHOLDER" DEFINED. - As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4. [P.L. 149-1986, Section 28.]

     23-1-44-6. "BENEFICIAL SHAREHOLDER" DEFINED. - As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder. [P.L. 149-1986, Section 28.]

     23-1-44-7. "SHAREHOLDER" DEFINED. - As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder. [P.L. 149-1986,
Section 28.]

     23-1-44-8. SHAREHOLDER DISSENT. - (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party if:

               (A) Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

               (B)  The shareholder is entitled to vote on the merger.

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

          (4) The approval of a control share acquisition under IC 23-1-42.

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

          (1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

          (2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets - National Market Issues or a similar market.

     (c) A shareholder:

          (1) Who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

          (2) Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

          may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement. [P.L. 149-1986, Section 28; P.L. 107-1987, Section 19.]

     23-1-44-9. BENEFICIAL SHAREHOLDER DISSENT. - (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

          (1) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) The beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote. [P.L. 149-1986,
          Section 28.]

     23-1-44-10. NOTICE OF DISSENTERS' RIGHTS PRECEDING SHAREHOLDER VOTE. - (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

     (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 [IC 23-1-44-12] of this chapter. [P.L. 149-1986, Section 28; P.L. 107-1987, Section
20.]

     23-1-44-11. NOTICE OF INTENT TO DISSENT. - (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) Must not vote the shareholder's shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-12. NOTICE OF DISSENTERS' RIGHTS FOLLOWING ACTION CREATING RIGHTS.
- (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 [IC 23-1-44-11] of this chapter.

     (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-13. DEMAND FOR PAYMENT BY DISSENTER. - (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 [IC 23-1-44-12] of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice under section 12(b)(3) [IC 23-1-44-12(b)(3)] of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action. [P.L. 149-1986, Section 28.]

     23-1-44-14. TRANSFER OF SHARES RESTRICTED AFTER DEMAND FOR PAYMENT. - (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 [IC 23-1-44-16] of this chapter.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. [P.L. 149-1986, Section 28.]

     23-1-44-15. PAYMENT TO DISSENTER. - (a) Except as provided in section 17 [IC 23-1-44-17] of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 [IC 23-1-44-13] of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares; and

          (3) A statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter. [P.L. 149-1986, Section 28; P.L. 107-1987, Section 21.]

     23-1-44-16. RETURN OF SHARES AND RELEASE OF RESTRICTIONS. - (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 [IC 23-1-44-12] of this chapter and repeat the payment demand procedure. [P.L. 149-1986, Section 28.]

     23-1-44-17. OFFER OF FAIR VALUE FOR SHARES OBTAINED AFTER FIRST ANNOUNCEMENT. - (a) A corporation may elect to withhold payment required by section 15 [IC 23-1-44-15] of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-18. DISSENTER DEMAND FOR FAIR VALUE UNDER CERTAIN CONDITIONS. - (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 [IC 23-1-44-15] of this chapter), or reject the corporation's offer under section 17 [IC 23-1-44-17] of this chapter and demand payment of the fair value of the dissenter's shares, if:

     (1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

     (2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

     (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares. [P.L. 149-1986, Section 28.]

     23-1-44-19. EFFECT OF FAILURE TO PAY DEMAND - COMMENCEMENT OF JUDICIAL APPRAISAL PROCEEDING. - (a) If a demand for payment under IC 23-1-42-11 or under section 18 [IC 23-1-44-18] of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment.

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 [IC 23-1-44-17] of this chapter. [P.L. 149-1986, Section 28.]

     23-1-44-20. JUDICIAL DETERMINATION AND ASSESSMENT OF COSTS. - (a) The court in an appraisal proceeding commenced under section 19 [IC 23-1-44-19] of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter; or

     (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [P.L. 149-1986, Section 28.]

                                   APPENDIX C

                                Fairness Opinion


February 8 , 2002


Board of Directors
Lafayette Bancorporation
133 North Fourth Street
P.O. Box 1130
Lafayette, Indiana 47902

Members of the Board:

     You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of common stock, without par value ("Lafayette Common Stock"), of Lafayette Bancorporation ("Lafayette"), of the aggregate consideration, set forth in Section 3.01 of the Agreement of Reorganization and Merger dated as of October 14, 2001 (the "Agreement"), between Lafayette and First Merchants Corporation ("First Merchants").

     The Agreement provides for the merger (the "Merger") of Lafayette into First Merchants. Pursuant to the Agreement at the Effective Date (as defined in the Agreement), each outstanding share of Lafayette Common Stock, other than any shares held in the treasury of Lafayette, will be exchanged for the right to receive 1.11 shares (the "Conversion Ratio") of the common stock, without par value, of First Merchants ("First Merchants Common Stock") or $30.00 cash, subject to the provisions and limitations of Section 3.07 of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

     RBC Capital Markets, as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     We have acted as Lafayette's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

     (i) Reviewed Lafayette's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2000, December 31, 1999 and December 31, 1998, including the audited financial statements contained therein, and Lafayette's Quarterly Reports on Form 10-Q for each of the quarters ended September 30, 2001.

Board of Directors
Lafayette Bancorporation
February 8, 2002
Page 2

            March 31, 2001, and June 30, 2001, and Lafayette's preliminary unaudited financial information for the fourth quarter and twelve months ended December 31, 2001;

     (ii) Reviewed First Merchants' Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2000, December 31, 1999 and December 31, 1998, including the audited financial statements contained therein, and First Merchants' Quarterly Reports on Form 10-Q for each of the quarters ended September 30, 2001, March 31, 2001 and June 30, 2001 and First Merchants' preliminary unaudited financial information for the fourth quarter and twelve months ended December 31, 2001;

     (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Lafayette and First Merchants provided to us or publicly available;

     (iv) Participated in meetings and telephone conferences with members of senior management of Lafayette and First Merchants concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

     (v) Reviewed certain stock market information for Lafayette Common Stock and First Merchants Common Stock, and compared it with similar information for certain companies, the securities of which are publicly traded, which we deemed to be relevant for purposes of this opinion;

     (vi) Compared the results of operations and financial condition of Lafayette and First Merchants with that of certain companies, which we deemed to be relevant for purposes of this opinion;

     (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

     (viii) Reviewed the Agreement dated October 14, 2001 and certain related documents; and

     (ix) Performed such other reviews and analyses as we have deemed appropriate.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us, whether obtained from public or private sources (including Lafayette and First Merchants) and have relied upon the accuracy and completeness of the representations, warranties and covenants of Lafayette and First Merchants contained in the Agreement. We have not been engaged to

Board of Directors
Lafayette Bancorporation
February 8, 2002
Page 3

undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Lafayette or First Merchants, nor have we made or obtained or been furnished with any independent valuation or appraisal of any such assets, properties or facilities or any of the liabilities (contingent or otherwise) of Lafayette or First Merchants. With respect to financial forecasts provided to us by management of Lafayette and First Merchants for use in our analysis, we have assumed, with your permission, that such forecasts have been reasonably prepared by management of Lafayette and First Merchants, as the case may be, in good faith on a basis reflecting the best currently available estimates and judgments of the respective managements of Lafayette and First Merchants as to the future financial performance of Lafayette, First Merchants, and Lafayette and First Merchants combined, as the case may be, and that such estimates and judgments were reasonable at the time made and remain reasonable as of the date hereof. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have assumed that there were no material changes in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business or prospects of either Lafayette or First Merchants since the date of the last financial statements made available to us. We have also assumed, with your consent, that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of Lafayette Common Stock who elect to receive payment for their shares in shares of First Merchants Common Stock will be satisfied and not waived, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval, that First Merchants will have financing adequate to complete the Merger in accordance with its terms and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

       Our engagement was limited to providing financial advice to the Board of Directors of Lafayette in connection with the Merger, and we were not requested to, and did not, solicit indications of interest from any potential acquirors. We will receive a fee for our services as financial advisor to Lafayette, a substantial portion of which is contingent upon the closing of the Merger. We will also receive a fee for our services in rendering this opinion, which is not contingent upon the approval of the closing of the merger. In addition, Lafayette has agreed to indemnify us for certain liabilities and to reimburse us for our reasonable expenses incurred in connection with the performance of our services.

       In the ordinary course of business, we may actively trade securities of Lafayette and First Merchants for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

Board of Directors
Lafayette Bancorporation
February 8, 2002
Page 4

      This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the aggregate consideration to the holders of Lafayette Common Stock, and does not address the underlying business decision by Lafayette's Board of Directors to effect the Merger, does not compare or discuss relative merits of any other terms of the Merger, and does not constitute a recommendation to any Lafayette shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Lafayette Common Stock or First Merchants Common Stock may be at the Effective Date of the Merger or as to the prospects of Lafayette's business or First Merchants' business, nor does the opinion compare the per share stock and cash consideration that stockholders may elect to receive in the Merger or the allocation procedures in the event there is an over-subscription of cash.

      This opinion is directed to the Board of Directors of Lafayette and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Lafayette Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration offered in the Merger is fair to the holders of Lafayette Common Stock from a financial point of view.

Very truly yours,

RBC Capital Markets

By:  RBC Dain Rauscher Inc.

                                   APPENDIX D


                            Lafayette Bancorporation


                       Committed to Making Banking Better

                               2000 Annual Report

                       Committed to Making Banking Better

A seal of approval needs to come from both sides of the banking relationship.

                                                                       [PICTURE]


Seeing the Situation

Each new year brings new hope and a determination to make the next 12 months even better than the last.

This year also brings a new century and a new millennium. There's excitement at Lafayette Bank and Trust Company as we enter 2001 and renew our commitment to making banking even better. How do we accomplish this? What have we done to improve on the past as we head toward the future?

We've kept ourselves attuned to all that's going on around us, but more importantly, we've kept ourselves focused on the customer and are committed to making banking better.

[PICTURE]

Robert J. Weeder, President and CEO
Joseph A. Bonner, Chairman


To Our Shareholders

It gives us great pleasure to report record earnings for the fifth consecutive year. Year 2000 net income grew to $6,916,000, or $1.75 per share, representing an 8.9% gain from 1999 earnings of $6,351,000, or $1.61 per share. Return on average equity was 14.1%. We also experienced growth in assets. Total assets were $741 million at the end of year 2000, an increase of $96 million, or 14.9%, from $645 million at the end of 1999. Likewise, total loans and deposits increased $49 million and $56 million respectively from 1999 year end. Total shareholder equity, representing your ownership portion of the Corporation, was $52,801,000 at the end of 2000 and reflects growth of 15.3% from the previous year.

Dividends declared in 2000 amounted to $0.43 per share, up 10.3% from the $0.39 declared in 1999. Our Board continues to increase dividends in view of the Corporation's earnings record and its strong capital position.

During the year we opened our 18th and 19th branches in the two new Super Wal-Mart Centers located in Monticello and Lafayette. These "Super Center Banking Stations" are full-service branches which are open seven days a week.

We continue our commitment to the community to provide friendly hometown service that people have come to expect. With 19 branches throughout our three-county market (four of which are open seven days a week) and 18 automatic teller machines we are in a position to not only give excellent customer service, but have the tools in place to offer convenient banking to the entire community.

Our commitment isn't just a financial one, but a personal one, too. Every year bank employees volunteer countless hours in projects that make our community not just a better place to do business, but a better place to live. We're always willing to help people in our community: These are the people who not only bank with us, but also go to church with us, shop with us, and whose children attend school together with ours.

We appreciate the continued confidence of our shareholders. And we look forward to continuing our mission of serving customers and communities while providing our shareholders with growing profits and returns on their investments in Lafayette Bancorporation.

Very truly yours,

LAFAYETTE BANCORPORATION


/s/ Joseph A. Bonner
Joseph A. Bonner
Chairman



/s/ Robert J. Weeder
Robert J. Weeder
President and CEO

                            Focusing on the Customer


The Bank's success is measured one customer at a time.

                                                                       [PICTURE]


Who Is Our Customer?

Is it a young mother with small children, or perhaps someone uncomfortable with ATMs? Is our customer a businessman who needs a line of credit, or a father with tuition bills to pay? Is it a technologically savvy student or an astute senior investor?

In trying to describe our typical customer one thing became apparent. We have no typical customer; no targeted age, gender or income level. We simply have various people whose needs are as different as their profiles; unique individuals who often want different things from their financial situation.

But there is one universal desire that emerges regardless of the customer, product or service, and that is clearly convenience.

[PICTURE]

Super Center Manager Kelly Seman can assist Kentucky
Fired Chicken Managers Kim and Tina Kramer with their banking needs evenings and weekends.

Money is always close at hand with 19 convenient banking locations.

[PICTURE]

Providing Convenience

Time-saving convenience is a much sought after attribute with the hectic pace of daily life. With 19 branch locations, we at Lafayette Bank and Trust believe that if we are not in your neighborhood, we are probably on your way home.

We have located our branches conveniently around the community; in grocery stores and this past year at two Super Wal-Marts in Monticello and Lafayette. How convenient to make one stop to shop, as well as bank. How nice to be able to offer seven-days-a-week financial services where its easiest for the customer.

To celebrate the opening of our 19th branch which opened on July 19, 2000, in the Lafayette Super Wal-Mart, we had 19 straight days of give-aways. Prizes ranged from car washes to local event tickets. The grand prize was gift certificates to 19 area restaurants--all Lafayette Bank and Trust commercial customers, of course. The exposure was tremendous and both Super Wal-Mart branches are off to a great start, generating over two million dollars in new deposits in less than a year.

Taking the bank to the people has also worked at the new Valley Lakes branch which opened two years ago on the rapidly developing south side of Lafayette. Proving the importance of a convenient location, Valley Lakes now has deposits totaling more than seven million dollars.

Establishing Retail Banking

To better meet the ever-changing needs of our customers, a new Retail Banking Division was created. One of its main goals was to assure that Lafayette Bank and Trust products and services were convenient: Consumer loans are no longer handled from just one location, for example, but are now available at the customer's local branch.

Another goal was to make branches more sales-oriented by bringing our services to the customers' attention, and cross-selling products to benefit both our customer and the Bank.

Our customers have always been the key to our success, and it is our objective to make sure each one knows how much they are appreciated. Educating them regarding products or services from which they might benefit is one of the best ways we can serve them. It's our way of saying thank you for banking with us.

Noting the success of promotions at our in-store branch locations, theme product promotions are now a focal point in our traditional branches as well. These promotions allow branch employees to get their creative juices flowing by marketing a specific product. Each branch is given a goal as well as a way to track and measure the success of their efforts. Not only have these promotions such as the "Pick a Daisy Bump-Rate CD" increased deposits, but they have served as fun motivators for employees through creative competition.

Bob Weeder anticipates great success from the convenient new Super Center branches.

[PICTURE]

[PICTURE]

Well-trained employees simply serve the customer better.

Training for Better Service

Providing a full range of financial products and services is one thing. Providing them in an efficient and professional manner is quite another. Well-informed, trained and motivated employees is the obvious answer.

This year we began a major training effort to provide our employees with the knowledge necessary to perform their various duties with efficiency, confidence and competitiveness. Our bankers have had opportunities to obtain additional training regarding bank products, computers, consumer lending, trusts, insurance and investments.

Making Our Community Better

Lafayette Bank and Trust continues its long tradition of good corporate citizenship as we proudly contribute, sponsor, donate and volunteer. One excellent example is the historic Long Center for the Performing Arts. Not only have we supported the project since it began with the rebuilding of the theatre organ, but have continued through the total renovation of the building.

Our support has included many performances within the theatre too, such as the Lafayette Symphony Orchestra. As an annual sponsor of the Lollipop Concert, we continue to bring young children to this historic building and to expose them to a symphony performance that is geared just for them.

We wrapped up the year of Long Center events by sponsoring 1964 The Tribute. This Beatle Mania extravaganza has been rated the most authentic Beatles tribute in the world! What a way to tell baby boomers, "We Want to Hold Your Hand."

Other ways Lafayette Bank and Trust has worked to make our community rich is through cultural events, activities and festivities that allow people to come together to enjoy and celebrate. Lafayette Bank and Trust proudly supports the arts, the theatre, festivals and numerous fund-raising activities through both our corporate contributions and

[PICTURE]

Joe Bonner is proud of our long heritage of corporate and employee support of community events and activities.

[PICTURE]

Denny Stephen is confident that Farm Manager John Mandeville and Commercial Lender tony Albrecht will help make sure the farm is there for his sons Travis and Mark.


countless employee volunteer hours. Our people are very involved in organizations such as the Girl Scouts, Boys and Girls Club, March of Dimes, and Big Brothers Big Sisters, just to name a few, and have literally walked miles and miles to help raise money for worthwhile organizations.

Highlighting the incredible importance of education, we annually sponsor the Golden Apple Awards. By recognizing and commending high quality teachers, we are helping to develop our future leaders.

Earning Your Trust

Although the Bank's Trust Department has been around for more than a century, the new millennium brings with it new demands for professional trust services. Where trusts have traditionally been set up to take care of financial affairs after a death, more and more people are using the Trust Department to handle their finances now so they can enjoy their lives more.

One area which has grown over 25 percent in the last two years is the Farm Management Department. Preserving the family farm has become a challenge for some as the new heirs live away from the farm. In some cases owners simply don't have the time or expertise that today's farm operations require. They turn to our professionals in order to make sure their agricultural investments and decisions are the best ones possible.

Whether it is farm management, long-term financial planning or estate settlement, the processes have become so challenging and complicated that more customers are seeking professionals to help them sort out the options and keep their affairs on track. This guidance can give assurance to customers that all the years of hard work will reap the long-term benefits they desire.

Longstanding relationships are a true measure of success.

                                                                       [PICTURE]


Making the House a Home

For the fourth year in a row, Lafayette Bank and Trust is the areas number one mortgage lender. Our highly trained employees do their best to find ways to get customers the loans they need. This past year a new Mortgage Alternative Department was established to provide even more mortgage financing options. The primary goal of this new division is creative financing for those who have had some credit struggles in the past, or to make it possible for young couples with little or no financial history to purchase a home. Everyone dreams of owning their own home, and at Lafayette Bank and Trust we will do our best to find a way.

Providing Investment Options

The Investment Center of Lafayette Bank and Trust, a full service brokerage service offered exclusively through Raymond James Financial Services, Inc. (member NASD-SIPC) continues to increase its account base as more customers look for additional ways to make their money work for them. Knowing that social security alone will not provide enough for retirement, we continue our commitment to offering our customers some of the best investment options available. Our knowledgeable staff is prepared to spend the time needed to make sure we understand individual needs so that financial goals can be met.

Committing to Growth

The three-county area served by Lafayette Bank and Trust continues to enjoy economic prosperity, and along with that comes an ever-increasing demand for commercial and business loans. The incredible growth in our commercial lending area clearly indicates that, for many people, we are the bank of choice.

Through restructuring and reorganizing of loan operations, Lafayette Bank and Trust has made the entire lending process more efficient. This has allowed our lenders to spend more time with customers, making sure we understand their goals and can help meet their needs. If we truly are understanding and meeting the needs of our customers, the needs of the bank are sure to be met as well. It is personal service and attention that keep customers coming back.

One thing continues to be clear to us at Lafayette Bank and Trust; the public still prefers to do business with a local bank, one that can make decisions right here at home. When local businessman Jerry Brand had a last-minute opportunity to purchase the Siemens Building, he needed a quick answer. Jerry turned to Lafayette Bank and Trust, and within a week was able to set up the financing necessary to arrange the purchase.

One phone call to a commercial lender made it all happen. He has a new building, small businesses have access to a technology center, and there are further developments for an entire industrial/technology complex in the future. According to Jerry, this was all possible because of the personal attention and fast response of a local bank with decision-making authority.

[PICTURE]

Local businessman Jerry Brand updates Lafayette Bank and Trust's Tony Albrecht, Dave Chadwell, Todd Burklow, and Ellen Curtis on the progress of his technology center.

Banking today for the future involves more than just protecting your nest egg.

[PICTURE]

Assuring the Future

Without the proper insurance, everything that weve worked so hard to obtain could be lost in an instant. The Bank's continued partnership with MBAH Insurance has allowed us to expand insurance offerings for our customers, adding another dimension to the financial services we provide. We are helping protect the customer and also protecting and preserving the financial relationship that weve worked so hard to obtain.

As people continue to live longer and healthcare costs continue to rise, there is a growing need for long-term healthcare coverage and asset protection. The State of Indiana is a leader in developing a long-term care policy that protects the assets that individuals have worked their entire lives to accumulate. The Bank will continue to fulfill its responsibility to the public by providing information, seminars and opportunities for insurance protection, helping to guarantee that we will have something to leave for the next generation.

Committed to the Future

As we look beyond 2000 Lafayette Bank and Trust is committed to continuing our long tradition of sound financial, corporate and civic responsibility. Future generations will look for both convenience and the latest technology in selecting a financial institution, and it is our desire to provide the services they need in a timely, efficient and professional manner. Making banking better and better is what Lafayette Bank and Trust is all about.


Bob Ralston oversees the implementation of the latest banking technology.

[PICTURE]

                            LAFAYETTE BANCORPORATION
                              FINANCIAL HIGHLIGHTS

(Dollars in thousands, except
 per share data)                         2000                 1999                 1998              1997              1996
                                  -----------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
Net interest income                    $24,981               $22,847              $17,762          $16,386           $14,203
Noninterest income                       5,825                 5,125                4,916            4,168             3,422
Noninterest expense                     19,176                17,534               13,610           12,557            11,191
Net income                               6,916                 6,351                5,377            4,808             4,091


PER COMMON SHARE (1)
Net income                               $1.75                 $1.61                $1.36            $1.22             $1.04
Cash dividends                            0.43                  0.39                 0.34             0.31              0.25
Book value                               13.37                 11.62                10.82             9.77              8.80


AT DECEMBER 31
Assets                                $741,147              $645,149             $483,969         $439,029          $414,391
Investment securities                   83,341                84,434               81,835           71,845            94,362
Loans held for sale                      5,949                 3,174               10,086            7,640             5,877
Loans, total                           537,725               489,070              353,828          312,227           268,940
Deposits                               578,297               522,247              395,546          355,195           341,550
Shareholders' equity                    52,801                45,785               42,614           38,469            34,646


AVERAGE BALANCES
Assets                                $674,736              $600,451             $455,268         $416,957          $377,623
Investment securities                   83,868                98,489               76,928           80,606            91,802
Loans held for sale                      3,392                 5,967                6,095            5,522             4,989
Loans, total                           517,010               440,615              327,412          289,197           242,286
Deposits                               547,601               486,489              371,067          345,739           313,621
Shareholders' equity                    49,017                44,499               40,814           36,530            33,133

KEY RATIOS
Return on average assets                  1.02%                 1.06%                1.18%            1.15%             1.08%
Return on average equity                 14.11%                14.27%               13.17%           13.16%            12.35%
Efficiency ratio                         60.45%                60.93%               58.46%           59.63%            61.66%

[BAR CHART]            [BAR CHART]            [BAR CHART]            [BAR CHART]

(1) Per share data has been retroactively adjusted to reflect stock dividends and splits. Amounts do not consider the dilutive effect of stock options outstanding.

Management's Discussion and Analysis of Financial Condition and Results of Operations

INTRODUCTION AND OVERVIEW

Lafayette Bancorporation (Corporation) is a one-bank holding company located in Lafayette, Indiana. The Corporation's wholly-owned subsidiary, Lafayette Bank and Trust Company (Bank), conducts business in seventeen offices located in Tippecanoe, White, and Jasper Counties, Indiana. The Bank is engaged in a variety of financial services, including accepting deposits; making commercial and consumer loans; originating mortgage loans; providing personal and corporate trust services; providing investment advisory and brokerage services; and providing auto, homeowners, and other insurance products.

On March 15, 2000, the Corporation opened a full-service branch located in the Super Wal-Mart in Monticello, Indiana. Also, on July 19, 2000, a similar full-service branch was opened in the Super Wal-Mart in Lafayette, Indiana. In addition to these two new branches, the Corporation established a new mortgage line of business during the second quarter of 2000, which assists customers who do not meet the qualifications of conventional or traditional mortgage loan programs to secure financing. The Mortgage Alternative Department only offers mortgage products, such as first or second mortgages and lines of credit that are secured by real estate. Loans originated in this department are pre-approved for sale and are sold in the secondary mortgage market with no servicing retained.

The information in this Management's Discussion and Analysis is presented as an analysis of the major components of the Corporation's operations for the three years ended December 31, 2000, 1999, and 1998, and financial condition as of December 31, 2000 and 1999. This information should be read in conjunction with the accompanying consolidated financial statements and footnotes contained elsewhere in this report. The tables contained in the Management's Discussion and Analysis include dollar amounts expressed in thousands.

MERGERS AND ACQUISITIONS

In March 1999, the Bank purchased three branches in Jasper County, Indiana, located in the towns of DeMotte, Remington, and Rensselaer.

The fair value of assets acquired was $71,749,000, which consisted primarily of commercial loans, the physical facilities, goodwill, and core deposit intangibles. The fair value of liabilities assumed was $117,015,000, which consisted primarily of customer deposits. Since the Bank acquired more liabilities than assets in the transaction, the Bank received $45,266,000 of cash as of the settlement date. See Note 18 for additional information regarding this acquisition.

This transaction had a significant effect on the Corporation's results of operations for the years ended December 31, 2000 and 1999, as the Corporation had use of the earning assets and interest-bearing liabilities acquired for the entire twelve months of 2000, and for approximately nine and one-half months of 1999.

RESULTS OF OPERATIONS

The major components of the Corporation's operating results for the past five years are summarized in Table 1 - Five Year Financial Summary.

The Corporation earned $6,916,000, $6,351,000, and $5,377,000, or $1.75, $1.61,
and $1.36 per share for the years ended December 31, 2000, 1999, and 1998, respectively. The increase in net interest income accounted for a significant portion of the 8.9% and 18.1% earnings increases recorded by the Corporation in 2000 and 1999, respectively. In addition to the increase recorded in net interest income, 2000 earnings were boosted by NSF and ATM income, as well as investment product commissions generated by the Bank's investment brokerage department. These noninterest income increases, however, were partially offset by lower net gain on loan sales in the secondary mortgage market, along with increases in the Corporation's provision for loan losses, salaries and benefits, intangible amortization, depreciation, and other general operating expenses incurred in connection with the opening of the two new branches and the new mortgage lending department during the year. In general, 1999 earnings were impacted in a similar fashion predominately due to the acquisition of the three branch offices in March 1999.

Return on average assets (ROA) was 1.02%, 1.06%, and 1.18% for the periods ending December 31, 2000, 1999, and 1998, respectively, while return on average equity (ROE) was 14.11%, 14.27%, and 13.17% for those same time periods.

NET INTEREST INCOME

Net interest income is the most significant component of the Corporation's earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities, and the overall level of interest rates. Although some of these factors can be influenced by management policies and actions, these factors are also influenced by elements beyond the control of management, such as the general level of credit demand, Federal Reserve Board monetary policy, and changes in tax laws. Tables 1 through 4 are an integral part in analyzing the components of net interest income and the changes which have occurred between the time periods presented. Table 1-Five Year Financial Summary shows the Corporation's net interest income from 1996 through 2000. Table 2 - Average Balance Sheets and Interest Rates represent the major components of interest-earning assets and interest-bearing liabilities. For analytical purposes, interest income presented in the table has been adjusted to a tax equivalent basis assuming a 34% tax rate for all years. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets.

Table 3 - Net Interest Earning Assets illustrates net interest-earning assets and liabilities for 2000, 1999, and 1998.

Table 4 - Volume and Rate Analysis depicts the dollar effect of volume and rate changes from 1998 through 2000. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each as a basis for the allocation. Nonaccrual loans were included in the average loan balances used in determining the yields.

Net interest income on a tax equivalent basis for 2000 was 9.5% higher than that for 1999, while the net interest margin for 2000 was 4.20%, or 7 basis points lower than the prior year. Tax equivalent net interest income was 28.8% higher in 1999 compared to 1998, while the net interest margin decreased 7 basis points to 4.27% from that of 1998.

---------------------------------------------------------------------------------------------------------------------------------
TABLE 1 - FIVE YEAR FINANCIAL SUMMARY
---------------------------------------------------------------------------------------------------------------------------------

                                                                           For the years ended December 31,
                                                        2000            1999            1998            1997            1996
                                                    -------------     ------------    -----------     ----------      ----------
SUMMARY OF OPERATIONS
Interest income - tax equivalent(1)                     $53,303         $45,196         $35,329         $32,415         $28,739
Interest expense                                         27,405          21,543          16,963          15,525          14,012
                                                    -------------     ------------    -----------     ----------      ----------
  Net interest income - tax equivalent(1)                25,898          23,653          18,366          16,890          14,727
Tax equivalent adjustment(1)                               (917)           (806)           (604)           (504)           (524)
                                                    -------------     ------------    -----------     ----------      ----------
  Net interest income                                    24,981          22,847          17,762          16,386          14,203
Provision for loan losses                                (1,200)         (1,060)           (980)           (620)           (240)
Noninterest income                                        5,825           5,125           4,916           4,168           3,422
Noninterest expense                                      19,176          17,534          13,610          12,557          11,191
                                                    -------------     ------------    -----------     -----------     ----------

Income before income taxes                               10,430           9,378           8,088           7,377           6,194
Income tax expense                                        3,514           3,027           2,711           2,569           2,103
                                                    -------------     ------------    -----------     -----------     ----------

NET INCOME                                              $ 6,916         $ 6,351         $ 5,377         $ 4,808         $ 4,091
                                                    =============     ============    ===========     ===========     ==========


PER SHARE DATA (2)
Net income                                              $  1.75         $  1.61         $  1.36         $  1.22         $  1.04
Cash dividends                                             0.43            0.39            0.34            0.31            0.25
Shareholders' equity, end of year                         13.37           11.62           10.82            9.77            8.80


SELECTED ACTUAL YEAR-END BALANCES
Total assets                                           $741,147        $645,149        $483,969        $439,029        $414,391
Earning assets                                          676,235         580,858         449,539         406,954         378,345
Investment securities available-for-sale                 78,857          79,722          76,956          66,577          88,206
Investment securities held-to-maturity                    4,484           4,712           4,879           5,268           6,156
Loans held for sale                                       5,949           3,174          10,086           7,640           5,877
Loans                                                   537,725         489,070         353,828         312,227         268,940
Allowance for loan losses                                (5,071)         (4,618)         (4,241)         (3,464)         (3,198)
Total deposits                                          578,297         522,247         395,546         355,195         341,550
Noninterest-bearing demand deposits                      70,866          63,206          48,657          42,752          43,579
Interest-bearing demand deposits                         69,528          67,729          54,294          47,054          47,945
Savings deposits                                        161,456         161,573         116,014          96,974          87,938
Time deposits                                           276,447         229,739         176,581         168,415         162,088
FHLB advances                                            35,737          30,027          23,854          19,886           9,265
Note payable                                             11,550          12,950               -               -               -
Shareholders' equity                                     52,801          45,785          42,614          38,469          34,646


SELECTED AVERAGE BALANCES
Total assets                                           $674,736        $600,451        $455,268        $416,957        $377,623
Earning assets                                          616,033         554,423         422,772         387,277         348,218
Securities                                               83,868          98,489          76,928          80,606          91,802
Loans held for sale                                       3,392           5,967           6,095           5,522           4,989
Loans                                                   517,010         440,615         327,412         289,197         242,286
Allowance for loan losses                                (5,010)         (4,319)         (3,766)         (3,254)         (3,210)
Total deposits                                          547,601         486,489         371,067         345,739         313,621
Noninterest-bearing demand deposits                      58,723          51,229          39,312          35,728          35,655
Interest-bearing demand deposits                         69,024          62,858          48,777          47,945          45,086
Savings deposits                                        163,182         157,618         108,019          94,360          82,535
Time deposits                                           256,672         214,784         174,959         167,706         150,345
FHLB advances                                            26,142          23,359          22,101          13,940           8,458
Note payable                                             12,423          10,863               -               -               -
Shareholders' equity                                     49,017          44,499          40,814          36,530          33,133


RATIOS BASED ON AVERAGE BALANCES
Loans to deposits (3)                                     94.41%          90.57%          88.24%          83.65%          77.25%
Return on average assets                                   1.02%           1.06%           1.18%           1.15%           1.08%
Return on average equity                                  14.11%          14.27%          13.17%          13.16%          12.35%
Dividend payout ratio                                     24.67%          24.25%          24.94%          24.98%          24.18%
Leverage capital ratio                                     5.79%           5.42%           8.82%           8.76%           8.59%
Efficiency ratio (4)                                      60.45%          60.93%          58.46%          59.63%          61.66%


OTHER DATA
Number of employees (FTE)                                   303             275             220             213             205
Average common shares outstanding (2)                 3,950,297       3,940,024       3,940,123       3,937,399       3,937,531
Cash dividends declared                                  $1,706          $1,540          $1,341          $1,201            $989

(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. The tax equivalent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses the tax equivalent basis in order to present net interest income in accordance with generally accepted accounting principles (GAAP), as reflected in the consolidated financial statements.

(2) Per share data has been retroactively adjusted to reflect stock dividends and splits. Amounts do not consider the dilutive effect of stock options outstanding.

(3)  The loan to deposit ratio calculation excludes loans held for sale.

(4) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a fully tax equivalent basis, and noninterest income.

---------------------------------------------------------------------------------------------------------------------------------
TABLE 2 - AVERAGE BALANCE SHEETS AND INTEREST RATES
---------------------------------------------------------------------------------------------------------------------------------
                                                                            Years ended December 31,
                                                2000                            1999                            1998
                                       ------------------------------  ---------------------------  ----------------------------
                                        Average              Average   Average             Average  Average              Average
ASSETS                                  Balance   Interest   Rate      Balance   Interest  Rate     Balance   Interest   Rate
                                       ---------  --------   --------  --------  --------  -------  --------  --------   -------
Interest earning assets
  Securities
    Taxable                             $52,089     $3,318      6.37%  $66,538     $3,831    5.76%  $55,973     $3,217     5.75%
    Tax-exempt (1)                       34,737      2,521      7.26%   33,438      2,317    6.93%   20,978      1,502     7.16%
    Unrealized loss on AFS securities    (2,958)         -              (1,487)         -               (23)         -
                                       ---------  --------   --------  --------  --------  -------  --------  --------   -------
      Total securities                   83,868      5,839      6.96%   98,489      6,148    6.24%   76,928      4,719     6.13%
  Loans (1)(2)
    Commercial                          301,930     27,766      9.20%  251,732     21,951    8.72%  153,030     13,916     9.09%
    Real estate                         166,930     13,753      8.24%  143,711     11,587    8.06%  129,380     11,012     8.51%
    Installment and other consumer       51,379      5,150     10.02%   51,139      5,000    9.78%   51,097      4,975     9.74%
    Other                                   163         11      6.75%        -          -    0.00%        -          -     0.00%
                                       ---------  --------   --------  --------  --------  -------  --------  --------   -------
      Total loans                       520,402     46,680      8.97%  446,582     38,538    8.63%  333,507     29,903     8.97%

  Interest-bearing balances with
    other financial institutions          2,335        144      6.17%      344         18    5.23%      153          8     5.23%
  FHLB stock                              2,123        175      8.24%    1,808        145    8.02%    1,464        117     7.99%
  Federal funds sold                      7,305        465      6.37%    7,200        347    4.82%   10,720        582     5.43%
                                       ---------  --------   --------  --------  --------  -------  --------  --------   -------
  Total earning assets                  616,033    $53,303      8.65%  554,423    $45,196    8.15%  422,772    $35,329     8.36%
                                                  ========   ========            ========  =======            ========   =======

Noninterest earning assets
  Allowance for loan losses              (5,010)                        (4,319)                      (3,766)
  Premises and equipment                 11,112                          9,087                        6,417
  Cash and due from banks                22,126                         21,830                       16,309
  Accrued interest and other assets      30,475                         19,430                       13,536
                                       ---------                       --------                     --------
  Total assets                         $674,736                       $600,451                     $455,268
                                       =========                       ========                     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
  Deposits
    Interest-bearing demand deposits     $69,024      $741      1.07%  $62,858       $714    1.14%  $48,777       $610     1.25%
    Savings deposits                     163,182     7,254      4.45%  157,618      5,994    3.80%  108,019      4,339     4.02%
    Time deposits                        256,672    15,021      5.85%  214,784     11,316    5.27%  174,959      9,957     5.69%
                                       ---------- --------   --------  --------  --------  -------  --------  --------   -------
      Total interest-bearing deposits    488,878    23,016      4.71%  435,260     18,024    4.14%  331,755     14,906     4.49%
  Borrowed funds
    Short-term borrowings                 32,482     1,773      5.46%   30,168      1,358    4.50%   15,581        712     4.57%
    FHLB advances                         26,142     1,609      6.15%   23,359      1,412    6.04%   22,101      1,345     6.09%
    Note payable                          12,423     1,007      8.11%   10,863        749    6.89%        -          -     0.00%
                                       ---------- --------   --------  --------  --------  -------  --------  --------   -------
      Total borrowed funds                71,047     4,389      6.18%   64,390      3,519    5.47%   37,682      2,057     5.46%
                                       ---------- --------   --------  --------  --------  -------  --------  --------   -------
  Total interest-bearing liabilities     559,925   $27,405      4.89%  499,650    $21,543    4.31%  369,437    $16,963     4.59%
                                                  ========   ========            ========  =======            ========   =======


Noninterest-bearing liabilities
  Noninterest-bearing demand deposits     58,723                        51,229                       39,312
  Accrued interest and other liabilities   7,071                         5,073                        5,705
  Shareholders' equity                    49,017                        44,499                       40,814
                                       ----------                      --------                     --------
  Total liabilities and
    shareholders' equity                $674,736                      $600,451                     $455,268
                                       ==========                      ========                     ========


Interest margin recap
  Net interest income and
    interest rate spread                           $25,898      3.76%             $23,653    3.84%             $18,366     3.76%
                                                  ========   ========            ========  =======            ========   =======
  Net interest income margin                                    4.20%                        4.27%                         4.34%
                                                             ========                      =======                       =======

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34% for all years.

(2) Nonaccrual loans are included in average loan balances and loan fees are included in interest income. Loan fees were $1,309 for 2000, $1,192 for 1999 and $1,090 for 1988.

Table 3 - Net Interest Earning Assets illustrates net interest-earning assets and liabilities for 2000, 1999, and 1998.


---------------------------------------------------------------------------------------------------------------------------------
TABLE 3 - NET INTEREST-EARNING ASSETS
---------------------------------------------------------------------------------------------------------------------------------
                                                                  2000                    1999                    1998
                                                          ----------------------- ----------------------- -----------------------
Average interest-earning assets                                $616,033                $554,423                $422,772
Average interest-bearing liabilities                            559,925                 499,650                 369,437
                                                          ----------------------- ----------------------- -----------------------

               Net interest-earning assets                      $56,108                 $54,773                 $53,335
                                                          ======================= ======================= =======================

The Corporation continued its loan growth in 2000, as average loans increased $73,820,000, or 16.5%, which led to higher net interest income during the year. At the same time the Corporation was adding to its loan portfolio, the Federal Reserve's Open Market Committee (FOMC) was raising interest rates. The FOMC increased interest rates three times during 2000 totaling 100 basis points. Although the increased interest rates led to higher rates charged on loans being booked, the interest rate increase had a more significant impact on the Corporation's cost of funds, as interest-bearing liabilities repriced at a faster pace than the interest-earning assets. While the interest rate increase impacted the interest-bearing liabilities more than it did the interest-earning assets, the increase in net earning asset volume more than offset the effect of higher interest rates, leading to increased net interest income.

The growth experienced by the Corporation, predominately through the branch acquisition in mid-March 1999, led to higher net interest income in 1999. The key element in the branch acquisition was the successful deployment of funds obtained in that transaction. Virtually all of the $45,266,000 cash received in the branch acquisition was shifted into the loan portfolio, primarily commercial loans, as of June 30, 1999. Even though the interest rate environment remained relatively low during the first six months of 1999, the yields associated with loans were at a higher rate than any other investment alternative. The interest rate environment increased slightly during the latter half of the year, with the most significant increase of 1999 occurring in November, when the FOMC raised interest rates 50 basis points. However, the lower and more stable interest rate environment that existed during the first ten and one-half months led to a lower net interest margin for the year. Overall, the increase in net interest-earning asset volume during the year more than adequately compensated for the lower yields.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed to be sufficient to absorb probable losses incurred in the credit portfolio. Factors considered in establishing an appropriate allowance include: past loan loss experience; the nature and volume of the portfolio; information about specific borrower situations and estimated collateral values; economic conditions, and other factors.

The Corporation maintains a comprehensive loan review program to evaluate loan administration, credit quality, and loan documentation. This program also includes a regular review of problem loan reports, delinquencies, and charge-offs. The adequacy of the allowance for loan losses is evaluated on a quarterly basis. This evaluation focuses on specific loan reviews, changes in the type and volume of the loan portfolio given the current and forecasted economic conditions, and historical loss experience. Any one of the following conditions may necessitate a review of a specific loan: a question has been raised whether the customer's cash flow or net worth are sufficient to repay the loan; the loan has been criticized in a regulatory examination; the accrual of interest has been suspended; or other reasons where either the ultimate collectibility of the loan is in question, or the loan has other special or unusual characteristics which require special monitoring.

Activity in the allowance for loan losses is reflected in Table 5 - Analysis of Allowance for Loan Losses. The recorded values of loans and leases actually removed from the consolidated balance sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. The Corporation's policy is to charge-off loans when, in management's opinion, the loan is deemed uncollectible, although concerted efforts continue to be made to maximize recovery.

Nonperforming assets and their relative percentages to loan balances are presented in Table 6 - Nonperforming Assets. The level of nonperforming loans and leases is an important element in assessing asset quality and the relevant risk in the credit portfolio. Nonperforming loans include nonaccrual loans, restructured loans and loans delinquent 90 days or more. Loans are evaluated for nonaccrual when payments are past due over 90 days. Another element associated with asset quality is other real estate owned (OREO), which represents properties acquired by the Corporation through loan defaults by customers.

The consolidated provision for loan losses was $1,200,000, $1,060,000, and $980,000 for 2000, 1999, and 1998, respectively. Although the Corporation experienced an upward trend in loan delinquency ratios, charge-offs and nonperforming loans, management continues to believe overall asset quality is satisfactory. Historically, the Corporation has experienced relatively low levels of nonperforming loans, and management believes the current levels of nonperforming loans are manageable in the normal course of business. While nonperforming loans as a percent of loans and as a percent of total assets increased from 1999, these ratios were comparable to 1998. Additionally, while charge-offs increased slightly in 2000, the ratio of net charge-offs to average loans was slightly lower in 2000 compared to 1999.

Management increased the provision for loan losses to $1,200,000 for 2000 as a result of continued loan growth and increased charge-offs. The increase in the provision for loan loss kept pace with the increase in loan growth during the year as the ratio of allowance to loans at year-end remained at .94%, the same level as in 1999.

The $80,000 increase in the 1999 provision for loan losses was mainly due to the Corporation's increased loan growth, offset to a certain degree by lower nonperforming loan totals and declining delinquency ratios.

Total nonperforming loans increased $2,505,000 to $3,825,000 at December 31, 2000 as compared to December 31, 1999. The most significant changes occurred in the nonaccrual and 90 days or more past due categories, where balances increased $2,096,000 and $468,000, respectively. The majority of the nonaccrual increase resulted from ten commercial loan relationships totaling approximately $2,449,000 being added to the nonaccrual list, but nearly one-half of this increase related to one borrower. Three loans totaling approximately $61,000 were removed from the list during the same period. Other nonperforming loan activity during the year included charge-offs and paydowns, totaling approximately $145,000 and $147,000, respectively. Of the total $468,000 increase in loans past due 90 days or more, approximately $276,000, or 59%, was attributed to the mortgage loan portfolio, while approximately $157,000, or 34%, represented an increase in the installment loan area.

As of December 31, 2000, the Corporation had twenty credits totaling approximately $5,175,000 which management believed met the criteria for an impaired loan. Impaired loan balances increased $4,529,000 from the prior year, primarily as a result of the increased nonaccrual activity during the year. Specific reserve allocations have been made in the allowance for loan losses for the excess of the loan balance over the estimated discounted future cash flows in accordance with Statements of Financial Accounting Standards No. 114 and 118.

The $415,000 change in OREO during 2000 was related to the sale of three 1999 foreclosed properties, offset by the addition of one property foreclosed in August 2000. As of December 31, 2000, there were a total of three parcels of other real estate held by the Corporation with a remaining total book value of $72,000.

Management believes loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that are not included in nonperforming or impaired loans do not represent or result from trends or uncertainties which will have a material impact on future operating results, liquidity, or capital resources.

In addition to loans classified for regulatory purposes, management also designates certain loans for internal monitoring purposes in a watch category. Loans may be placed on management's watch list as a result of delinquent status, concern about the borrower's financial condition, a decline in the value of the collateral securing the loan, substandard classification during regulatory examinations, or simply as a result of management's desire to monitor more closely a borrower's financial condition and performance. Watch category loans may include loans with loss potential that are still performing and accruing interest and may be current under the terms of the loan agreements; however, management may have a significant degree of concern about the borrowers' ability to continue to perform according to the terms of the loans. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loans. Also, watch category loans may include credits which, although adequately secured and performing, reflect past delinquency problems or unfavorable financial trends exhibited by the borrowers.

All watch list loans are subject to additional scrutiny and monitoring. The Corporation's philosophy encourages loan officers to identify borrowers that should be monitored in this fashion, and management believes this process ultimately results in the identification of problem loans in a more timely fashion.

As of December 31, 2000, the Corporation had loans totaling $4,514,000 on its watch list which were not included in impaired or nonperforming loans.

NONINTEREST INCOME AND EXPENSE

A listing of noninterest income and expense from 1998 through 2000 and percentage changes between years is included in Table 7 - Noninterest Income and Expense.

Nearly all noninterest income and expense categories were significantly impacted by the 1999 Jasper County branch acquisition, as the Corporation operated these locations for the entire twelve months in 2000 and only nine and one-half months during 1999.

Noninterest income increased 13.7% to $5,825,000 in 2000 compared to $5,125,000 in 1999. Primary sources of noninterest income were from fiduciary activities, service charges, and net gain on secondary market mortgage loan sales. Excluding the net loss on securities in 2000, noninterest income increased 10.8% to $5,837,000.

Income from fiduciary activities increased 4.7% during 2000 primarily due to a departmental fee schedule adjustment. Service charges on deposit accounts increased 18.9% during the current year as a result of an increase in the number of accounts being charged and an increase in the service charge fee schedule that went into effect mid-June. Investment product commissions are gross fees generated by the Bank's Investment Center, a full service brokerage operation offered exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. Investment product commissions increased 138.4% to $758,000 during 2000 which was attributed to increased brokerage activity and the reallocation of accumulated money market investments into the stock market throughout the year. The Corporation continued to record an increasing number of ATM transactions during 2000, and as a result, higher ATM fees accounted for a significant portion of the 4.6% increase in other operating income.

Net gain on loan sales originated in the secondary mortgage market declined 30.0% in 2000, as annual sales volume declined 28.2% from the previous year. New home growth in addition to home refinancing activities were slowed as the FOMC tightened monetary policy and increased the borrowing rates of consumers on three separate occasions during 2000. Activity from the origination and sales of mortgage loans is extremely dependent upon the current interest rate environment as well as customer demand. The Corporation has been developing relationships with builders and real estate agents, and, given a stable or declining interest rate environment, management expects this area of activity to be a continued source of significant income. The statement in this paragraph relating to the secondary market mortgage department and its operations is a forward-looking statement which may or may not be accurate due to the impossibility of predicting future economic and business events and the level of future interest rates.

Noninterest income recorded in 1999 increased 4.3% compared to 1998. New accounts secured, along with an adjustment in the fee schedule and higher market values of trust assets due to the strong performance of the stock market, were all factors in the 17.6% increase in income from fiduciary activities. Service charges on deposit accounts increased 20.8% during 1999. The majority of this increase related to higher volume as a result of the Jasper County branch acquisitions. Investment product commissions declined 10.9% primarily due to a lower number of transactions executed during the year. Increased ATM fees and a secondary mortgage market department volume incentive received by the Corporation from its loan investors accounted for the majority of the 26.2% increase in other operating income.

Total noninterest expense rose 9.4% to $19,176,000 in 2000 compared to the 28.8% increase recorded in 1999. Salaries and employee benefits increased 8.6% during 2000. A large portion of this increase was attributable to the staffing of the two new branches and the new Mortgage Alternative Department opened during the year. Increased commission expense, primarily due to the successful results posted by the Investment Center, in addition to increased costs experienced in health insurance coverage were also contributing factors in the higher expenses incurred. However, partially offsetting these higher costs was a $376,000 reduction in the value of the officer's stock appreciation rights due to a decline in the Corporation's stock price during the year.

Net occupancy and equipment expenses increased 16.2% and 31.7%, respectively, during 2000. While a certain amount of these increases related to the opening of the two new branches and the Mortgage Alternative Department, the majority of the total increase was related to higher depreciation expense. The increased depreciation expense was not only the result of the 1999 branch acquisitions and the new branch and lending department openings during the current year, but also the investment the Corporation has made in new technology. A new communication system,

---------------------------------------------------------------------------------------------------------------------------------
TABLE 4 - VOLUME/RATE ANALYSIS
---------------------------------------------------------------------------------------------------------------------------------

                                                   2000-1999                                           1999-1998
                                  -----------------------------------------------------------------------------------------------

                                                      Change          Change                            Change           Change
                                     Total            Due To          Due To           Total            Due To           Due To
INTEREST INCOME                      Change           Volume           Rate            Change           Volume            Rate
                                  -----------------------------------------------------------------------------------------------
Loans                                $8,142           $6,573         $1,569            $8,635           $9,796         ($1,161)
Securities
  Taxable                              (513)          (1,024)           511               614              534              80
  Tax-exempt                            204               92            112               815              865             (50)
Interest-bearing balances with
 other financial institutions           126              122              4                10               10               -
FHLB stock                               30               26              4                28               28               -
Federal funds sold and
  overnight balances                    118                5            113              (235)            (175)            (60)
                                  -----------------------------------------------------------------------------------------------

Total interest income                $8,107           $5,794         $2,313            $9,867          $11,058         ($1,191)
                                  ===============================================================================================



INTEREST EXPENSE

Interest-bearing DDA                    $27              $68          ($41)              $104             $164            ($60)
Savings deposits                      1,260              218         1,042              1,655            1,897            (242)
Time deposits                         3,705            2,363         1,342              1,359            2,140            (781)
Short-term borrowings                   415              110           305                646              657             (11)
FHLB advances                           197              171            26                 67               76              (9)
Note payable                            258              116           142                749              749               -
                                  -----------------------------------------------------------------------------------------------

Total interest expense               $5,862           $3,046        $2,816             $4,580           $5,683          ($1,103)
                                  ===============================================================================================

Net Interest income                  $2,245           $2,748         ($503)            $5,287           $5,375             ($88)
                                  ===============================================================================================


---------------------------------------------------------------------------------------------------------------------------------
TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
---------------------------------------------------------------------------------------------------------------------------------

                                            2000                1999               1998              1997              1996
                                      ------------------ ----------------- ------------------- ------------------ ---------------
Balance at beginning of year               $4,618              $4,241             $3,464            $3,198             $3,200

Loans charged-off
  Commercial and agricultural                (503)               (363)               (37)             (126)              (202)
  Real estate                                   -                (114)                 -                 -                  -
  Installment                                (374)               (352)              (374)             (424)              (343)
                                      ------------------ ----------------- ------------------- ------------------ ---------------
                Total charge-offs            (877)               (829)              (411)             (550)              (545)
                                      ------------------ ----------------- ------------------- ------------------ ---------------

Charge-offs recovered
  Commercial and agricultural                  61                  49                124               126                250
  Real estate                                   -                  35                  -                 -                  -
  Installment                                  69                  62                 84                70                 53
                                      ------------------ ----------------- ------------------- ------------------ ---------------
                 Total recoveries             130                 146                208               196                303
                                      ------------------ ----------------- ------------------- ------------------ ---------------

Net loans charged-off                        (747)               (683)              (203)             (354)              (242)
Current year provision                      1,200               1,060                980               620                240
                                      ------------------ ----------------- ------------------- ------------------ ---------------

Balance at end of year                     $5,071              $4,618             $4,241            $3,464             $3,198
                                      ================== ================= =================== ================== ===============

Loans at year end, excluding
  loans held for sale                    $537,725            $489,070           $353,828          $312,227           $268,940

Ratio of allowance to loans
  at year end                                0.94%               0.94%              1.20%             1.11%              1.19%

Average loans                            $517,010            $440,615           $327,412          $289,197           $242,286

Ratio of net loans charged-off
  to average loans                           0.14%               0.16%              0.06%             0.12%              0.10%


                                                                  Allocation of allowance for loan losses at December 31,
                                            2000                1999               1998              1997              1996
                                      ------------------ ----------------- ------------------- ------------------ ---------------

Commercial and agricultural                $3,829              $2,430             $2,499            $1,200             $1,245
Real estate                                   305                 293                486               340                 50
Installment                                   514                 601                570               560                550
Unallocated                                   423               1,294                686             1,364              1,353
                                      ------------------ ----------------- ------------------- ------------------ ---------------
    Total                                  $5,071              $4,618             $4,241            $3,464             $3,198
                                      ================== ================= =================== ================== ===============

---------------------------------------------------------------------------------------------------------------------------------
TABLE 6 - NONPERFORMING ASSETS
---------------------------------------------------------------------------------------------------------------------------------

                                                                      As of December 31,
                                        -----------------------------------------------------------------------------------------
                                               2000                1999                  1998              1997          1996
                                        ----------------- ---------------------  ------------------- ---------------- -----------
Principal balance
  Nonaccrual                                   $2,718              $622                 $1,468             $127          $178
  Restructured                                     55               114                    197              350           482
  90 days or more past due                      1,052               584                    775              505           735
                                        ----------------- ---------------------  ------------------- ---------------- -----------

            Total nonperforming loans          $3,825            $1,320                 $2,440             $982        $1,395
                                        ================= =====================  =================== ================ ===========

Nonperforming loans as a percent
   of loans                                      0.71%             0.27%                  0.69%            0.31%         0.52%

Other real estate owned                           $72              $487                    $22             $230          $116

OREO as a percent of loans                       0.01%             0.10%                  0.01%            0.07%         0.04%

Allowance as a percent of
  nonperforming loans                          132.58%           349.85%                173.81%          352.75%       229.25%


For nonaccrual and restructured loans for the years ended December 31:
   Interest income under
      original terms                             $362               $53                   $146              $55           $74
   Interest income which
      was recorded                                150                20                     17               27            56


---------------------------------------------------------------------------------------------------------------------------------
TABLE 7 - NONINTEREST INCOME & EXPENSE
---------------------------------------------------------------------------------------------------------------------------------

                                                                % change                            % change
                                                2000            from '99            1999            from '98            1998
                                            ------------    ----------------    ------------    ----------------    ------------
Noninterest Income
Income from fiduciary activities               $1,187              4.67%            $1,134            17.63%          $  964
Service charges on deposit accounts             1,880             18.91%             1,581            20.78%           1,309
Investment product commissions                    758            138.36%               318           -10.92%             357
Other operating income                          1,353              4.56%             1,294            26.24%           1,025

                                            ------------    ----------------    ------------    ----------------    ------------
                                                5,178             19.67%             4,327            18.39%           3,655

Net gain on loan sales                            659            -30.04%               942           -24.94%           1,255
Net realized gain/(loss) on securities            (12)           -91.67%              (144)        -2500.00%               6
                                            ------------    ----------------    ------------    ----------------    ------------

                  Total noninterest income     $5,825             13.66%            $5,125             4.25%          $4,916
                                            ============    ================    ============    ================    ============



                                                               % change                            % change
                                                2000            from '99            1999            from '98            1998
                                            ------------    ----------------    ------------    ----------------    ------------
Salaries and employee benefits                $10,681              8.59%            $9,836            19.86%          $8,206
Occupancy expenses, net                         1,247             16.22%             1,073            20.43%             891
Equipment expenses                              1,731             31.74%             1,314            24.67%           1,054
Other operating expenses                        5,517              3.88%             5,311            53.54%           3,459
                                            ------------    ----------------    ------------    ----------------    ------------

                 Total noninterest expense    $19,176              9.36%           $17,534            28.83%         $13,610
                                            ============    ================    ============    ================    ============

---------------------------------------------------------------------------------------------------------------------------------
TABLE 8 - SECURITIES
---------------------------------------------------------------------------------------------------------------------------------

                                                                         At December 31,
                                                      ---------------------------------------------------------------------------
                                                               2000                     1999                    1998
                                                      ------------------------- --------------------- ---------------------------
Securities available-for-sale
  U.S. Government & agencies                                   4,193                  $ 5,005                  $14,110
  States and political subdivisions                           31,012                   27,268                   23,637
  Corporate obligations                                        4,001                    1,973                    2,513
  Mortgage-backed and asset-backed                            37,105                   42,888                   36,696
  Other securities                                             2,546                    2,588                        -
                                                      ------------------------- --------------------- ---------------------------

                Total securities available-for-sale          $78,857                  $79,722                  $76,956


Securities held-to-maturity
  States and political subdivisions                          $ 4,484                  $ 4,712                  $ 4,879

                                                      ------------------------- --------------------- ---------------------------
                 Total securities held-to-maturity           $ 4,484                  $ 4,712                  $ 4,879


                                                      ------------------------- --------------------- ---------------------------
                         Total securities                    $83,341                  $84,434                  $81,835
                                                      ========================= ===================== ===========================


SECURITIES MATURITY SCHEDULE

                                          1 Year and Less         1 to 5 Years            5 to 10 Years         Over 10 Years
                                       ----------------------  ---------------------  ---------------------  --------------------
Available-for-sale                       Balance     Rate        Balance     Rate        Balance     Rate      Balance    Rate
------------------
                                       ----------------------  ---------------------  ---------------------  --------------------
  U.S. Treasury                          $  -          -        $  -           -        $    -          -       $     -       -
  Federal agencies  -                       -          -         1,201       6.50%       2,992       6.01%            -       -
  State and municipal (1)                   -          -         1,624       6.31%       6,762       7.15%       22,626    7.70%
  Corporate obligations                     -          -         4,001       6.60%           -          -             -       -
  Mortgage-backed and asset-backed          -          -           240       6.24%       1,137       7.61%       35,728    6.87%
  Other securities                          -          -             -          -        1,515       5.79%        1,031    5.97%

                                       ----------------------  ---------------------  ---------------------  --------------------
           Total available-for-sale      $  -                   $7,066                 $12,406                  $59,385
                                       =========               =========              ===========            ===========


Held-to-maturity
  State and municipal (1)                $415        7.02%      $1,353       7.97%     $ 1,632       8.17%      $ 1,084    8.91%

                                       ---------               ---------              -----------            -----------
           Total held-to-maturity        $415                   $1,353                 $ 1,632                  $ 1,084
                                       =========               =========              ===========            ===========


(1) Average rates were calculated on a tax equivalent basis using a marginal federal income tax rate of 34%.

along with a wide-area network, teller system and proof imaging system have been installed to enable the Corporation to remain competitive within the market area while also improving overall operational efficiencies.

Other operating expenses increased 3.9% in 2000, with approximately 69% of the increase attributable to the full-year effect of the intangible amortization expense related to the 1999 Jasper County branch acquisitions. The remainder of the increase related to ongoing operational expenses of the new branches and mortgage department for items such as telephone, advertising, and employee education, in addition to increased expenses associated with the higher ATM transaction volumes.

Total noninterest expense increased 28.8% in 1999 compared to 1998 predominately due to operational costs associated in the Jasper County branch acquisitions. Salaries and employee benefits, net occupancy expenses, and other operating expenses were all significantly impacted as a result of the increase in staffing levels, improvements made at the branch facilities, and other ongoing operational and transitional costs, including intangible amortization, incurred with the operation of the Jasper County branches. While a portion of the increase in the equipment category related to the branch acquisitions, the majority of the increase was attributed to the infrastructure foundation and Y2K-related technology upgrades implemented during the year.

INCOME TAXES

The Corporation records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in the timing of certain items between financial statement reporting and income tax reporting. The major difference between the effective tax rate applied to the Corporation's financial statement income and the federal statutory rate of 34% is the result of interest on tax-exempt securities and loans, offset by state tax expense.

The Corporation had regular tax and alternative minimum tax net operating loss carryforwards which were fully utilized during 1998.

The Corporation's effective tax rate was 33.7%, 32.3%, and 33.5% in 2000, 1999, and 1998, respectively. Further tax information regarding the Corporation can be found in Note 1 and Note 12 to the consolidated financial statements.

---------------------------------------------------------------------------------------------------------------------------------
TABLE 9 - LOANS OUTSTANDING
---------------------------------------------------------------------------------------------------------------------------------

                                                                        At December 31,
                                      -------------------------------------------------------------------------------------------

                                            2000               1999               1998               1997               1996
                                      -------------------------------------------------------------------------------------------
Commercial and agricultural               $215,087           $192,760           $115,198           $112,586            $96,276
Real estate - construction                  54,768             47,375             28,043             17,117             12,194
Real estate - mortgage                     212,190            197,181            160,655            127,574            104,547
Installment                                 50,696             51,754             49,932             54,950             54,924
Other                                        4,984                  -                  -                  -                999
                                      -------------------------------------------------------------------------------------------

  Total loans                             $537,725           $489,070           $353,828           $312,227           $268,940
                                      ===========================================================================================




                                                          Composition of loan portfolio by type at December 31,

                                            2000               1999               1998               1997               1996
                                      -------------------------------------------------------------------------------------------
Commercial and agricultural                 40.00%             39.41%             32.56%             36.06%             35.80%
Real estate - construction                  10.18%              9.69%              7.93%              5.48%              4.54%
Real estate - mortgage                      39.46%             40.32%             45.40%             40.86%             38.87%
Installment                                  9.43%             10.58%             14.11%             17.60%             20.42%
Other                                        0.93%                 -                  -                  -               0.37%

                                      -------------------------------------------------------------------------------------------
  Total loans                              100.0%             100.0%             100.0%             100.0%             100.0%
                                      ===========================================================================================

---------------------------------------------------------------------------------------------------------------------------------
TABLE 10 - LOAN LIQUIDITY
---------------------------------------------------------------------------------------------------------------------------------

                                                        Loan Maturities at December 31, 2000
                                        -----------------------------------------------------------------------------------------
                                             1 Year             1 - 5               Over 5
                                             and Less           Years               Years              Total
                                        -----------------  -----------------    ---------------   ---------------
Commercial and agricultural                 $ 92,514           $115,118             $7,455           $215,087
Real estate - construction                    32,109             21,487              1,172             54,768
                                        -----------------  -----------------    ---------------   ---------------


          Total selected loans              $124,623           $136,605             $8,627           $269,855
                                        =================  =================    ===============   ===============



Sensitivity to Changes in Interest Rates

  Fixed rates                                                  $ 24,239             $7,864
  Variable rates                                                112,366                763
                                                           -----------------    ---------------

                           Total selected loans                $136,605             $8,627
                                                           =================    ===============


---------------------------------------------------------------------------------------------------------------------------------
TABLE 11 - DEPOSIT INFORMATION
---------------------------------------------------------------------------------------------------------------------------------

                                               2000                             1999                        1998
                                    --------------------------        --------------------------   --------------------------
                                     Average        Average             Average      Average        Average        Average
                                     Balance        Rate                Balance      Rate           Balance        Rate
                                    ------------  ------------        ------------  ------------   ------------  ------------
Noninterest-bearing                  $58,723            -               $51,229           -          $39,312           -
Interest-bearing demand               69,024         1.07%               62,858        1.14%          48,777        1.25%
Savings deposits                     163,182         4.45%              157,618        3.80%         108,019        4.02%
Time deposits                        256,672         5.85%              214,784        5.27%         174,959        5.69%
                                    ------------  ------------        ------------  ------------   ------------  ------------

              Total deposits        $547,601         4.20%             $486,489        3.70%        $371,067        4.02%
                                    ============  ============        ============  ============   ============  ============

                                                           Maturity Ranges of Time Deposits
                                                    with Balances of $100,000 or More at December 31,

                                                  2000                          1999                       1998
                                          ----------------------       --------------------         ----------------------
3 months or less                                        $12,730              $12,638                      $9,273
3 through 6 months                                        7,462                4,422                       4,287
6 through 12 months                                      13,108                6,372                       4,230
Over 12 months                                           20,214               15,233                      10,438
                                          ----------------------       --------------------          ----------------------
                  Total                                 $53,514              $38,665                     $28,228
                                          ======================       ====================          ======================

FINANCIAL CONDITION

SECURITIES

Securities held-to-maturity are those which the Corporation has both the positive intent and ability to hold to maturity, and are reported at amortized cost. Securities available-for-sale are those which the Corporation may decide to sell if needed for liquidity, asset/liability management, or other reasons. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Corporation does not maintain any securities for trading purposes.

Table 8 - Securities and Securities Maturity Schedule summarizes the carrying values of securities from 1998 through 2000 and the maturity distribution at December 31, 2000, by classification. Interest on tax-exempt securities has been adjusted to a tax equivalent basis using a marginal federal tax rate of 34% for all years.

The majority of the securities portfolio is comprised of federal agency securities, state municipal securities (tax-exempt), corporate obligations, and mortgage-backed and asset-backed securities.

The securities portfolio carries varying degrees of risk. Investments in U.S. Treasury securities and federal agency securities have little or no credit risk. Mortgage-backed and asset-backed securities are substantially issues of federal agencies. Obligations of states and political subdivisions and corporate securities are the areas of highest potential credit exposure in the portfolio. This risk is minimized through the purchase of high quality investments. The Corporation's investment policy requires that obligations of states and political subdivisions and corporate bonds must have a rating of A or better when purchased. The vast majority of these investments were rated A or better at December 31, 2000. The risk of non-rated municipal bonds is minimized by limiting the amounts invested and by investing in local issues. Management believes the non-rated securities in the Corporation's portfolio are of high quality. No securities of an individual issuer, excluding U.S. Government and its agencies, exceeded 10% of the Corporation's shareholders' equity as of December 31, 2000. The Corporation does not use off-balance sheet derivative financial instruments as defined in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

Total securities were $83,341,000 and $84,434,000 as of December 31, 2000 and 1999, respectively. Although the total securities balance decreased only 1.3% during 2000, the average balance actually decreased $14,621,000, or 14.8%. This decrease in the average balance was predominately attributed to the short-term investments made in 1999 with the proceeds received in the Jasper County branch acquisition. Those proceeds were ultimately utilized in funding the Corporation's ongoing loan growth which is discussed in greater detail in the "Loans" section. Proceeds of matured or called securities during the year were reinvested into states and political subdivisions and corporate obligations sector of the portfolio in order to take advantage of the higher yields given the higher interest rate environment.

Management's security strategy includes utilizing short-term securities, adjustable rate instruments, and easily marketable securities primarily to fund the continuing growth of the loan portfolio. Tax-free and intermediate taxable bonds are used to further enhance earnings. As of December 31, 2000, approximately 94% of the total investment security portfolio was classified in the available-for-sale category, which allows flexibility in the asset/liability management function. Sell strategies are executed, on occasion, when the interest rate environment provides the opportunity to boost the overall portfolio performance. As a result of the higher interest rate environment that existed, management completed a bond swap in July 2000. Although the transaction resulted in a minimal net loss, the higher yields and additional earnings more than offset the Corporation's loss by year-end.

As of December 31, 2000 and 1999, the security portfolio held structured notes totaling $3,998,000 and $3,997,000, respectively. The investment policy has specific guidelines describing total holdings, maturity, and price volatility parameters regarding these types of security instruments. All structured notes are U.S. Government agency issues.

The change which occurred in the unrealized gain/loss on securities between 2000 and 1999 was a result of the decrease in the interest rate environment in late 2000, in conjunction with the change in the portfolio mix. Although the Corporation recorded small net losses in its investment activity during 2000 and 1999, it is not likely the Corporation will realize significant future losses in the security portfolio to satisfy loan growth or liquidity needs. The change in equity due to market value fluctuations in the available-for-sale portfolio are not used in the regulatory capital calculation. This paragraph includes forward-looking statements that are based on management's assumptions regarding future economic and business conditions. Such economic and business assumptions are inherently uncertain and subject to risk and may prove to be invalid, causing management to respond to the present circumstances and conditions.

LOANS

The loan portfolio constitutes the major earning asset of the Corporation and offers the best alternative for maximizing interest spread above the cost of funds. The Corporation's loan personnel have the authority to extend credit under guidelines established and approved by the Board of Directors. Any credit which exceeds the authority of the loan officer is forwarded to the Bank's loan committee for approval. The loan committee is comprised of various experienced loan officers and three bank directors -- the President, and two outside directors, one of which is the Chairman. Each outside director participates on this committee on a monthly rotating basis. All credits which exceed the loan committee's lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Corporation's loan policy, but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

The Corporation's primary lending area generally includes Tippecanoe, White, Jasper, and contiguous counties in Northwest Indiana. The Corporation extends out-of-area credit only to borrowers who are considered to be low risk, and only on a very limited basis.

Table 9 - Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 3 to the consolidated financial statements.

Much like the past four years, the Corporation continued its growth of the loan portfolio. Although actual balances rose $48,655,000, or 9.9%, during 2000, the average balances increased 16.5% from the prior year. The average balance increase was due, in large part, to the Jasper County branch acquisitions, as the excess deposits acquired in that transaction were used to fund loan growth opportunities. These loans were on the Corporation's books since the last six months of 1999.

The commercial and agricultural sector of the loan portfolio grew $22,327,000, or 11.6%, in 2000, and was the largest sector within the portfolio. Supported by the ongoing low unemployment rates, particularly in the Tippecanoe County market, the continuing growth and economic prosperity has led the increase in this category.

Real estate construction and mortgage loans grew 15.6% and 7.6%, respectively, during 2000. Many of the same reasons for the growth in the commercial and agricultural sector also apply to these two sectors of the loan portfolio. The growth and expansion in and around the Greater Lafayette area has resulted in an increasing number of construction projects, as well as new home ownership opportunities.

The Corporation also experienced home equity loan balance increases in excess of 50% during 2000.

Management believes the degree of risk assumed on any loan is commensurate with the interest rate assessed, and is thereby able to receive a higher rate of return on commercial and real estate-construction loans as compared to residential real estate loans. Although these loan types usually possess increased elements of risk, the Corporation's lending practices, policies, and procedures that are in place are intended to mitigate certain risks associated with such loans. Conversely, because of the nature of the loan, real estate mortgage and home equity loans carry a lower degree of risk.

Total installment loan balances declined 2.0% in 2000. The monitoring of the indirect automobile line of business remained a priority of management, and although net charge-offs increased for this loan type, overall installment loan charge-offs increased only $15,000, or 5.2% from last year.

In general, as loan totals have grown over the past years, the loan portfolio has remained diversified by loan type, borrower, and industry. As of December 31, 2000, there were no concentrations of credits in excess of 10.0%.

Table 10 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule of commercial and agricultural loans. Also indicated are fixed and variable rate loans maturing after one year for the same loan categories.

DEPOSITS

The Corporation offers a wide variety of deposit services to individual and commercial customers, such as noninterest-bearing and interest-bearing checking accounts, savings accounts, money market accounts, and certificates of deposit. The deposit base provides the major funding source for earning assets. Total average deposits grew $61,112,000, or 12.6%, in 2000. Influenced somewhat by the rising interest rate environment, approximately 68.5% of the total increase occurred in the time deposit category.

A three year schedule of average deposits by type, and maturities of time deposits greater than $100,000 is presented in Table 11 - Deposit Information.

To provide temporary liquidity and as an alternative to borrowing federal funds, the Corporation will acquire, from time to time, large balance certificates of deposit, generally from public entities, for short-term time periods. The Corporation had such funds totaling $4,303,000, $5,514,000, and $500,000 as of December 31, 2000, 1999, and 1998, respectively.

BORROWINGS

Aside from the core deposit base and large denomination certificates of deposit mentioned above, the Corporation's remaining funding sources include short-term and long-term borrowings. Short-term borrowings consist of federal funds purchased from other financial institutions on an overnight basis, retail repurchase agreements which generally mature within thirty days, and U.S. Treasury demand notes.

As presented in Table 12 - Short-term Borrowings, the balance of the Corporation's short-term borrowings were comprised of retail repurchase agreements and a treasury tax and loan open-end note as of December 31, 2000, 1999, and 1998. While the Corporation experienced growth in retail repurchase agreements in 2000, one customer accounted for a significant part of the increase over the prior year. This customer's account serves as a clearing-house twice annually for state funds received. After being deposited into this customer's account, these funds were distributed to other local municipalities. In the past, these funds were on deposit with the Corporation only for a short time, usually one week or less, with the funds fully distributed by the end of the year. However, as of December 31, 2000, approximately $18,000,000 remained on deposit with the Corporation and was subsequently disbursed on January 2, 2001. For the years presented, retail repurchase agreements accounted for substantially the entire balance of short-term borrowings.

The Bank is a member of the Federal Home Loan Bank of Indianapolis (FHLBI) and has the authority of the Board of Directors to borrow up to $40 million. All current and any future borrowings are secured by a blanket collateral pledge of the Bank's U.S. Government and U.S. Government agency securities, along with one-to-four family residential loans. FHLBI advances as of December 31, 2000 and 1999 were $35,737,000 and $30,027,000, respectively. The Corporation increased its net FHLBI advance borrowings during 2000 primarily to fund the continued loan growth. The attractive interest rates along with the fixed rate feature of the advances made this a more desirable source of funds, as opposed to the short-term nature of certain repurchase agreement contracts.

The Corporation executed an unsecured long-term borrowing agreement on March 15, 1999 with The Northern Trust Company, located in Chicago, Illinois. The purpose of the note was for the Corporation to contribute additional capital to the Bank in order for the Bank to acquire the Jasper county branches and maintain its well-capitalized capital status. The Corporation made a $13,000,000 capital contribution to the Bank on March 15, 1999. Under the terms of the agreement, the Corporation is required to make quarterly principal payments of $350,000, with a final balloon payment due March 31, 2006. Interest is payable monthly at an interest rate currently indexed to the federal funds rate plus an applicable margin determined by the Corporation's existing capital ratios. The note is also subject to various covenants, including a defined minimum return on average assets, tangible net worth, capital ratios, indebtedness ratio, loan loss allowance to loans ratio, and nonperforming asset ratios. Management believes the Corporation was in compliance with all covenants of the loan agreement as of December 31, 2000. The outstanding principal balance of the note payable at December 31, 2000 was $11,550,000. Additional information regarding short-term borrowings, FHLBI advances, and the note payable can be found in Note 7 and Note 8 of the consolidated financial statements.

-------------------------------------------------------------------------------------------------------------------
TABLE 12 - SHORT-TERM BORROWINGS
-------------------------------------------------------------------------------------------------------------------


                                                                                As of December 31,
                                                                 --------------------------------------------------

                                                                     2000              1999              1998
                                                                 --------------   ---------------   ---------------
Repurchase agreements outstanding                                      $54,275           $24,645           $15,788
Treasury tax and loan open-end note                                      1,297             2,628               614
                                                                 --------------   ---------------   ---------------

                Total short-term borrowings                            $55,572           $27,273           $16,402
                                                                 ==============   ===============   ===============


Average balance of repurchase agreements
  during year                                                          $30,521           $28,428           $14,671

Maximum month-end balance of repurchase
  agreements during year                                                54,275            33,192            17,223

Weighted-average interest rate of
  repurchase agreements during year                                      5.39%             4.36%             4.47%

Weighted-average interest rate of
  repurchase agreements at end of year                                   5.76%             4.87%             4.20%


-------------------------------------------------------------------------------------------------------------------------------
TABLE 13 - FUNDING USES AND SOURCES
-------------------------------------------------------------------------------------------------------------------------------

                                                                    2000                                1999
                                               ---------------------------------------    -------------------------------------
                                                   Average        Increase/(decrease)       Average       Increase/(decrease)
                                                   Balance       Amount      Percent        Balance      Amount     Percent
                                               --------------- ----------- -----------    ------------- ---------- ------------
FUNDING USES
  Loans, total                                  $520,402         $73,820      16.53%         $446,582     $113,075     33.90%
  Taxable securities                              52,089         (14,449)    -21.72%           66,538       10,565     18.88%
  Tax-exempt securities                           34,737           1,299       3.88%           33,438       12,460     59.40%
  Interest-bearing balances with
    other financial institutions                   2,335           1,991     578.78%              344          191    124.84%
  FHLB stock                                       2,123             315      17.42%            1,808          344     23.50%
  Federal funds sold and overnight balances        7,305             105       1.46%            7,200       (3,520)   -32.84%
                                                --------------- ----------- -----------    ------------- ---------- ------------
                          Total uses            $618,991         $63,081      11.35%         $555,910     $133,115     31.48%
                                                =============== =========== ===========    ============= ========== ============

FUNDING SOURCES
  Noninterest-bearing deposits                   $58,723          $7,494      14.63%          $51,229      $11,917     30.31%
  Interest-bearing demand                         69,024           6,166       9.81%           62,858       14,081     28.87%
  Savings deposits                               163,182           5,564       3.53%          157,618       49,599     45.92%
  Time deposits                                  256,672          41,888      19.50%          214,784       39,825     22.76%
  Short-term borrowings                           32,482           2,314       7.67%           30,168       14,587     93.62%
  FHLB advances                                   26,142           2,783      11.91%           23,359        1,258      5.69%
  Note payable                                    12,423           1,560      14.36%           10,863       10,863         -

                                                --------------- ----------- -----------    ------------- ---------- ------------
                          Total sources         $618,648         $67,769      12.30%         $550,879     $142,130     34.77%
                                                =============== =========== ===========    ============= ========== ============

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk of the Corporation encompasses exposure to both liquidity risk and interest rate risk and is reviewed quarterly by the asset/liability committee
(ALCO) and the Board of Directors.

The liquidity of the parent company is dependent on the receipt of dividends from the banking subsidiary. Certain restrictions exist regarding the transfer of funds from the subsidiary as explained in Note 14 to the consolidated financial statements. Management expects that in the aggregate, the banking subsidiary will continue to have the ability to dividend adequate funds to the parent company. The statement in this paragraph relating to the parent company continuing to receive dividends from the subsidiary bank is a forward-looking statement which may or may not be accurate due to the impossibility of predicting future economic and business events, and in particular, the future profitability of the Corporation's banking subsidiary.

The banking subsidiary's source of funding is predominantly core deposits consisting of both commercial and individual deposits, maturities of securities, repayments of loan principal and interest, federal funds purchased, securities sold under agreements to repurchase, and FHLBI advances. The deposit base is diversified between individual and commercial accounts which helps avoid dependence on large concentrations of funds. The Corporation does not solicit certificates of deposit from brokers. Table 13 - Funding Uses and Sources details the main components of cash flows for 2000 and 1999.

The Corporation's interest rate risk is measured by computing estimated changes in net interest income and the net portfolio value (NPV) of its cash flows from assets and liabilities in the event of adverse movements in interest rates. Interest rate risk exposure is measured using an interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates. Another method also used to enhance the overall process is interest rate sensitivity gap analysis. This method is utilized to determine the repricing characteristics of the Corporation's assets and liabilities.

NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities. This particular analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 1% - 2% increase and decrease in interest rates. The Corporation's Board of Directors adopted an interest rate risk policy which established a 45% minimum and maximum increase and decrease in the NPV in the event of a sudden and sustained 1% - 2% increase or decrease in interest rates.

The following table represents the Corporation's projected change in NPV for the various rate shock levels as of December 31, 2000.

        ----------------------- Net Portfolio Value --------------------

         Change          Dollar           Dollar        Percentage
        in Rates         Amount           Change          Change
        --------         ------           ------          ------
          + 200        $ 51,812        $ (11,183)       (17.75) %
          + 100          57,345           (5,650)        (8.97)
          Base           62,995                -             -
          - 100          68,085            5,090          8.08
          - 200          72,626            9,631         15.29

The above table indicates that as of December 31, 2000, the Corporation's estimated NPV would be expected to decrease in the event of sudden and sustained increases in prevailing interest rates. Conversely, in the event of sudden and sustained decreases in prevailing interest rates, the Corporation's estimated NPV would be expected to increase. As of December 31, 2000, the Corporation's estimated changes in NPV were within the approved guidelines established by the Board of Directors.

Computations of prospective effects of hypothetical interest rate changes are based on a number of assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. These computations do not contemplate any actions management may undertake in response to changes in interest rates. The NPV calculation is based on the net present value of discounted cash flows utilizing certain prepayment assumptions and market interest rates.

Certain shortcomings are inherent in the method of computing the estimated NPV. Actual results may differ from that information presented in the table above should market conditions vary from the assumptions used in preparation of the table information. If interest rates remain or decrease below current levels, the proportion of adjustable rate loans in the loan portfolio could decrease in future periods due to refinancing activity. Also, in the event of an interest rate change, prepayment and early withdrawal levels would likely be different from those assumed in the table. Lastly, the ability of many borrowers to repay their adjustable rate debt may decline during a rising interest rate environment.

CAPITAL ADEQUACY

The Corporation and Bank are subject to various regulatory capital guidelines as required by federal and state banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

Tier 1 capital consists of shareholders' equity less goodwill and core deposit intangibles, as defined by bank regulators. The definition of Tier 2 capital includes the amount of allowance for loan losses which does not exceed 1.25% of gross risk weighted assets. Total capital is the sum of Tier 1 and Tier 2 capital.

The minimum requirements under the capital guidelines are a 4.00% leverage ratio (Tier 1 capital divided by average assets less intangible assets and unrealized gains/losses), a 4.00% Tier 1 risk-based capital ratio (Tier 1 capital divided by risk-weighted assets), and a 8.00% total capital ratio (Tier 1 capital plus Tier 2 capital divided by risk-weighted assets).

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required federal regulatory agencies to define capital tiers. These tiers are: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. Under these regulations, a "well-capitalized" institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, and a total risk-based capital ratio of at least 10.00%, and a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can result in the initiation of regulatory action by the appropriate regulatory agency. If an institution is only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, the institution may be required to limit capital distributions, limit asset growth and expansion, and submit a capital restoration plan.

Consolidated capital amounts and ratios are presented in Table 14 - Capital Ratios. Bank capital ratios appear in Note 14 of the consolidated financial statements. In connection with the Bank's acquisition of the three Jasper County branches on March 15, 1999, the consolidated and bank-only capital levels were significantly reduced. In response, the Corporation borrowed $14,000,000 and contributed $13,000,000 of capital to the Bank in order for the Bank to maintain its well-capitalized status. As of December 31, 1999, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. However, the Corporation was categorized as undercapitalized as of December 31, 1999, as the total capital ratio was 7.99%, slightly below the 8.00% minimum. Although the Corporation's capital was slightly below the minimum at December 31, 1999, no corrective regulatory action was initiated by the banking regulatory authorities. The Corporation returned to adequately capitalized status as of March 31, 2000 and has maintained that status through December 31, 2000, and management anticipates maintaining its adequately capitalized status for the foreseeable future. The statement in this paragraph relating to the Corporation maintaining its adequately capitalized status is a forward-looking statement which may or may not be accurate due to the impossibility of predicting future economic and business events, including the ability of the Corporation to raise additional capital, if needed, as well as other factors that are beyond the control of the Corporation.

Exclusive of the effect of the unrealized gains/losses on securities component, which is driven by the interest rate environment, the Corporation's shareholders' equity increased $5,323,000, or 11.1% in 2000 compared to the $5,085,000, or 11.9% increase posted in 1999. The amount of dividends paid by the Corporation was increased to $1,706,000 in 2000. Management's effort to increase the value and return of each shareholder's investment in the Corporation is reflected by the increased dollar dividend payout, in addition to the stock splits and dividends declared in the past few years.

At December 31, 2000, management was not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Corporation's consolidated liquidity, capital resources or operations.

INFLATION

For a financial institution, effects of price changes and inflation vary considerably from an industrial organization. Changes in the prices of goods and services are the primary determinant of an industrial company's profit, whereas changes in interest rates have a major impact on a financial institution's profitability. Inflation affects the growth of total assets, but it is difficult to assess its impact because neither the timing nor the magnitude of the changes in the consumer price index directly coincide with changes in interest rates.

During periods of high inflation there are normally corresponding increases in the money supply. During such times, financial institutions often experience above average growth in loans and deposits. Also, general increases in the price of goods and services will result in increased operating expenses. Over the last few years the inflation rate has been relatively low, and its impact on the balance sheets and levels of income and expense has been nominal.

--------------------------------------------------------------------------------
TABLE 14 - CAPITAL RATIOS
--------------------------------------------------------------------------------

                                                         At December 31,
                                                       2000          1999
                                                 --------------- -------------
Tier 1 capital
  Shareholders' equity                                 $52,801       $45,785
  Less:  Intangibles                                   (13,007)      (13,737)
         Net unrealized losses on
         available-for-sale equity securities              (14)            -
  Add:  Unrealized loss on securities                      263         1,956
                                                  -------------- -------------
  Total Tier 1 capital                                 $40,043       $34,004
                                                  ============== =============

Total risk-based capital
  Tier 1 capital                                       $40,043       $34,004
  Allowance for loan losses                              5,071         4,618
                                                  -------------- -------------
  Total risk-based capital                             $45,114       $38,622
                                                  ============== =============

Risk weighted assets                                  $541,362      $483,307
                                                  ============== =============
Average assets, fourth quarter                        $692,178      $627,045
                                                  ============== =============

Risk-based ratios
  Tier 1                                                  7.40%         7.04%
                                                  ============== =============
  Total risk-based capital                                8.33%         7.99%
                                                  ============== =============

Leverage Ratios                                           5.79%         5.42%
                                                  ============== =============

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders

Lafayette Bancorporation

Lafayette, Indiana


We have audited the accompanying consolidated balance sheets of Lafayette Bancorporation as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lafayette Bancorporation as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.




                                  /s/Crowe, Chizek and Company LLP
                                  Crowe, Chizek and Company LLP

Indianapolis, Indiana
January 25, 2001

LAFAYETTE BANCORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2000 and 1999

(Dollar amounts in thousands)

-----------------------------------------------------------------------------------------------------------------------------

                                                                                           2000            1999
                                                                                           ----            ----
ASSETS
Cash and due from banks                                                               $     26,452     $     28,287
Interest-bearing deposits in other financial institutions                                   21,820               83
Federal funds sold                                                                          25,200            2,200
                                                                                      ------------     ------------

     Total cash and cash equivalents                                                        73,472           30,570

Securities available-for-sale                                                               78,857           79,722
Securities held-to-maturity (fair value
  $4,580 and $4,709)                                                                         4,484            4,712
Loans held for sale                                                                          5,949            3,174
Loans                                                                                      537,725          489,070
Less:  Allowance for loan losses                                                            (5,071)          (4,618)
                                                                                      ------------     ------------
     Net loans                                                                             532,654          484,452

FHLB stock, at cost                                                                          2,200            1,897
Premises, furniture and equipment, net                                                      11,353           10,583
Intangible assets                                                                           13,007           13,747
Accrued interest receivable and other assets                                                19,171           16,292
                                                                                      ------------     ------------

         Total assets                                                                 $    741,147     $    645,149
                                                                                      ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
     Noninterest-bearing deposits                                                     $     70,866     $     63,206
     Interest-bearing demand and savings deposits                                          230,984          229,302
     Interest-bearing time deposits                                                        276,447          229,739
                                                                                      ------------     ------------
         Total deposits                                                                    578,297          522,247

     Short-term borrowings                                                                  55,572           27,273
     FHLB advances                                                                          35,737           30,027
     Note payable                                                                           11,550           12,950
     Accrued interest payable and other liabilities                                          7,190            6,867
                                                                                      ------------     ------------
         Total liabilities                                                                 688,346          599,364

Shareholders' equity
     Common stock, no par value:  5,000,000 shares
       authorized; 3,953,616 and 3,586,140 shares issued and outstanding                     3,954            3,586
     Additional paid-in capital                                                             38,024           32,886
     Retained earnings                                                                      11,086           11,269
     Accumulated other comprehensive income                                                   (263)          (1,956)
                                                                                      ------------     ------------
         Total shareholders' equity                                                         52,801           45,785
                                                                                      ------------     ------------

              Total liabilities and shareholders' equity                              $    741,147     $    645,149
                                                                                      ============     ============

See accompanying notes to consolidated financial statements

LAFAYETTE BANCORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2000, 1999 and 1998

(Dollar amounts in thousands, except per share data)

-------------------------------------------------------------------------------------------------------------------------------


                                                                          2000             1999            1998
                                                                          ----             ----            ----
Interest income
     Loans, including related fees                                    $     46,620    $     38,520     $     29,810
     Taxable securities                                                      3,318           3,831            3,217
     Tax exempt securities                                                   1,664           1,529              991
     Other                                                                     784             510              707
                                                                      ------------    ------------     ------------
         Total interest income                                              52,386          44,390           34,725

Interest expense
     Deposits                                                               23,016          18,024           14,906
     Short-term borrowings                                                   1,773           1,358              712
     Other borrowings                                                        2,616           2,161            1,345
                                                                      ------------    ------------     ------------
         Total interest expense                                             27,405          21,543           16,963
                                                                      ------------    ------------     ------------

NET INTEREST INCOME                                                         24,981          22,847           17,762

Provision for loan losses                                                    1,200           1,060              980
                                                                      ------------    ------------     ------------

Net interest income after provision for loan losses                         23,781          21,787           16,782

Noninterest income
     Fiduciary activities                                                    1,187           1,134              964
     Service charges on deposit accounts                                     1,880           1,581            1,309
     Net realized gain/(loss) on securities                                    (12)           (144)               6
     Net gain on loan sales                                                    659             942            1,255
     Other service charges and fees                                          1,042             923              727
     Investment product commissions                                            758             318              357
     Other                                                                     311             371              298
                                                                      ------------    ------------     ------------
         Total noninterest income                                            5,825           5,125            4,916

Noninterest expense
     Salaries and employee benefits                                         10,681           9,836            8,206
     Occupancy, net                                                          1,247           1,073              891
     Equipment                                                               1,731           1,314            1,054
     Intangible amortization                                                   740             597               81
     Other                                                                   4,777           4,714            3,378
                                                                      ------------    ------------     ------------
         Total noninterest expenses                                         19,176          17,534           13,610
                                                                      ------------    ------------     ------------

Income before income taxes                                                  10,430           9,378            8,088

Income taxes                                                                 3,514           3,027            2,711
                                                                      ------------    ------------     ------------

NET INCOME                                                            $      6,916    $      6,351     $      5,377
                                                                      ============    ============     ============



Basic earnings per share                                              $       1.75    $       1.61     $       1.36
                                                                      ============    ============     ============

Diluted earnings per share                                            $       1.74    $       1.57     $       1.34
                                                                      ============     ===========     ============


See accompanying notes to consolidated financial statements

LAFAYETTE BANCORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Years ended December 31, 2000, 1999 and 1998

(Dollar amounts in thousands, except per share data)

------------------------------------------------------------------------------------------------------------------------------

                                                                             Accumulated
                                                   Additional                       Other                     Total
                                       Common        Paid-in      Retained      Comprehensive  Treasury    Shareholders'
                                        Stock        Capital      Earnings         Income        Stock       Equity
                                    -----------    -----------   -----------   -----------   -----------    -----------
Balance, January 1, 1998                $   2,174      $  24,555     $  11,927      $     (90)     $   (97)     $  38,469
    Comprehensive income
      Net income                                                         5,377                                      5,377
      Change in net unrealized
        gain/ (loss) on securities
        available-for-sale                                                                  48                         48
                                                                                                                ----------
          Total comprehensive
            income                                                                                                  5,425

    Issue 2,825 shares under
     stock option plan                           2            67                                                       69
    10% Stock dividend,
      217,640 shares                           218         7,998        (8,216)                                         -
    Cash dividends
      ($.34 per share)                                                  (1,341)                                    (1,341)
    Purchase 188 treasury shares                                                                        (8)            (8)
                                        -----------    -----------   -----------   -----------   -----------    ----------
Balance, December 31, 1998                   2,394        32,620         7,747            (42)        (105)        42,614
    Comprehensive income
      Net income                                                         6,351                                      6,351
      Change in net unrealized
        gain/ (loss) on securities
        available-for-sale                                                             (1,914)                     (1,914)
                                                                                                                ----------
          Total comprehensive
            income                                                                                                  4,437

    Issue 11,884 shares under
     stock option plan                          12            266                                                     278
    3-2 stock split,
      1,200,738 shares                       1,201                      (1,201)                                         -
    Cash dividends
      ($.39 per share)                                                  (1,540)                                    (1,540)
    Purchase 105 treasury shares                                                                        (4)            (4)
    Retire 20,517 treasury shares              (21)                        (88)                        109              -
                                        -----------    -----------   -----------   -----------   -----------    ----------
Balance, December 31, 1999                   3,586         32,886       11,269        (1,956)            -         45,785
    Comprehensive income
      Net income                                                         6,916                                      6,916
      Change in net unrealized
        gain/ (loss) on securities
        available-for-sale                                                             1,693                        1,693
                                                                                                                ----------
          Total comprehensive income                                                                                8,609

    Issue 8,448 shares under
     stock option plan                           9            108                                                     117
    10% Stock dividend
     359,043 shares                            359          5,030       (5,393)                                        (4)
    Cash dividends
     ($.43 per share)                                                   (1,706)                                    (1,706)
                                        -----------    -----------   -----------   -----------   -----------    ----------

Balance, December 31, 2000                 $ 3,954       $ 38,024     $ 11,086       $  (263)          $ -       $ 52,801
                                        ==========     ===========   ===========   ===========   ===========    ==========

See accompanying notes to consolidated financial statements

LAFAYETTE BANCORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2000, 1999 and 1998

(Dollar amounts in thousands)

-------------------------------------------------------------------------------------------------------------------------


                                                                           2000              1999               1998
                                                                           ----              ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                       $   6,916          $  6,351          $   5,377
     Adjustments to reconcile net income to net
       cash from operating activities
         Depreciation                                                     1,339               948                646
         Net amortization                                                   722               726                311
         Provision for loan losses                                        1,200             1,060                980
         Net realized (gain)/loss on securities                              12               144                 (6)
         Net realized (gain) loss on sale of
              other real estate                                              (5)                -                (43)
         Change in assets and liabilities
              Loans originated for sale                                 (56,201)          (67,547)           (86,291)
              Loans sold                                                 53,426            74,459             83,845
              Accrued interest receivable
                and other assets                                         (4,410)           (1,947)            (1,402)
              Accrued interest payable
                and other liabilities                                       323             1,314                446
                                                                      ------------     ------------       ------------
                  Net cash from operating activities                      3,322            15,508               3,863

CASH FLOWS FROM INVESTING ACTIVITIES

     Change in interest-bearing balances with
         other financial institutions                                         -                671               (671)
     Purchase of securities available-for-sale                          (86,815)          (172,049)           (54,270)
     Proceeds from sales of securities available-for-sale                82,375             56,027              3,592
     Proceeds from maturities of securities
       available-for-sale                                                 8,119            109,826             40,176
     Purchase of securities held-to-maturity                                  -             (2,000)            (2,532)
     Proceeds from maturities of securities
       held-to-maturity                                                     229              2,160              2,906
     Loans made to customers, net of payments collected                 (49,452)           (78,085)           (41,804)
     Purchase of Federal Home Loan Bank stock                              (303)              (358)              (297)
     Property and equipment expenditures                                 (2,109)            (3,578)            (2,416)
     Proceeds from sales of other real estate                               470                  -                251
                                                                      ------------     ------------       ------------
         Net cash from investing activities                             (47,486)           (87,386)           (55,065)

CASH FLOWS FROM FINANCING ACTIVITIES

     Net change in deposit accounts                                   $  56,050          $  9,686         $  40,351
     Cash received in branch acquisition for
       liabilities assumed, net of assets acquired                            -            45,266                 -
     Net change in short-term borrowings                                 28,299            10,871            (3,970)
     Proceeds from other borrowings                                      22,000            30,000             4,800
     Payments on other borrowings                                       (17,690)          (10,877)             (832)
     Common stock issued                                                    117               278                69
     Dividends paid                                                      (1,706)           (1,540)           (1,341)
     Purchase of fractional shares from stock dividend                       (4)                -                 -
     Purchase of treasury stock                                               -                (4)               (8)
                                                                      ------------     ------------       ------------
         Net cash from financing activities                              87,066            83,680            39,069
                                                                      ------------     ------------       ------------

Net change in cash and cash equivalents                                  42,902            11,802           (12,133)

Cash and cash equivalents at beginning of year                           30,570            18,768            30,901
                                                                      ------------     ------------       ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                              $  73,472        $   30,570         $  18,768
                                                                      ============     ============       ============

Supplemental disclosures of cash flow information
     Cash paid during the period for
         Interest                                                     $  26,882        $   20,765         $  16,824
         Income taxes                                                     3,405             3,168             2,939

Non-cash investing and financing activities
     Loans transferred to other real estate                           $      50        $      465         $       -
     See also Note 18 regarding 1999 branch acquisition.


See accompanying notes to consolidated financial statements

LAFAYETTE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 1999 and 1998

(Dollar amounts in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of Lafayette Bancorporation (Corporation) and its wholly owned subsidiary, Lafayette Bank and Trust Company (Bank), after elimination of significant intercompany transactions and accounts.

The Corporation provides financial services to its customers, primarily commercial and retail banking and trust services, with operations conducted through its main office and 16 branches located in Tippecanoe, White, and Jasper Counties in Indiana. The majority of the Corporation's revenue is derived from commercial and retail business lending activities and investments. Although the overall loan portfolio is diversified, the economy of Tippecanoe County is heavily dependent on Purdue University, one of the area's largest employers, and the economy of White and Jasper County is heavily dependent on the agricultural industry. The majority of the Bank's loans are secured by specific items of collateral including business assets, real property and consumer assets.

Use of Estimates: Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ from these estimates. Estimates that are more susceptible to change in the near term include the allowance for loan losses, the fair value of securities and other financial instruments, and the determination and carrying value of impaired loans.

Securities: Securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are reported at fair value, with unrealized gains or losses included in other comprehensive income.

Realized gains or losses are determined based on the amortized cost of the specific security sold. Interest and dividend income, adjusted by amortization of purchase premium or discount, is included in earnings.

Loans Held for Sale: The Bank sells certain fixed-rate first mortgage loans in the secondary market on a servicing-released basis. Mortgage loans held for sale are carried at the lower of cost or estimated market value determined on an aggregate basis.

Loans: Interest on real estate, commercial and most installment loans is accrued over the term of the loans based on the principal outstanding. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. Loans are evaluated for non-accrual when the loan is impaired or payments are past due over 90 days. Interest received is recognized on the cash basis or cost recovery method until qualifying for return to accrual status. Accrual is resumed when all contractually due payments are brought current and future payments are reasonably assured. The Bank defers loan fees, net of certain direct loan origination costs. The net amount deferred is reported in the balance sheet as part of loans and is recognized into interest income over the term of the loan using a method which approximates a level-yield.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

Loan impairment is recognized if a loan's full principal or interest payments are not expected to be received. Loans considered to be impaired are reduced to the present value of expected future cash flows using the loans' existing rate or to the fair value of collateral if repayment is expected solely from the collateral, by allocating a portion of the allowance for loan losses to such loans. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential real estate loans secured by one to four family residences and installment loans to individuals for household, family and other personal expenditures. Commercial and agricultural loans are evaluated individually for impairment.

Premises, Furniture and Equipment: Premises, furniture and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized over the estimated useful lives of the assets, principally on the straight-line method.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Holding costs after acquisition are expensed.

Long-term Assets: These assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance. The Bank retains possession of and control over pledged securities.

Intangibles: Intangibles include goodwill and core deposit intangibles. Goodwill is amortized on the straight-line method over 15 to 25 years, and core deposit is amortized on an accelerated method over 10 years. Intangibles are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary.

Stock Compensation: Expense for employee compensation under stock option plans is based on Opinion 25, with expense reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of Financial Accounting Standard No. 123 were used for stock-based compensation.

Income Taxes: Deferred tax liabilities and assets are determined at each balance sheet date. They are measured by applying enacted tax laws to future taxable income or expense resulting from differences in the financial statement and tax basis of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings Per Share: Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

LAFAYETTE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Cash Flows: Cash and cash equivalents are defined to include cash on hand, amounts due from banks, and federal funds sold. The Corporation reports net cash flows for customer loan transactions, deposit transactions, and short-term borrowings.

Financial Instruments: Financial instruments include credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are now such matters that will have a material effect on the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

Industry Segments: Internal financial information is primarily reported and aggregated in three lines of business, banking, mortgage banking and trust services.

New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001 did not have a material effect on the financial statements.

Reclassifications: Some items in the prior financial statements were reclassified to conform to the current presentation.

NOTE 2 - SECURITIES

The amortized cost and fair values of securities are as follows at December 31, 2000:


                                                                       Gross          Gross
                                                    Amortized       Unrealized     Unrealized          Fair
                                                      Cost             Gains         Losses            Value
                                                    ---------       ----------     ----------          -----
SECURITIES AVAILABLE-FOR-SALE
     U.S. Government and its agencies            $      4,201    $         10     $        (18)   $      4,193
     Obligations of states and political
       subdivisions                                    30,880             418             (286)         31,012
     Corporate obligations                              3,953              48                -           4,001
     Mortgage-backed and other
       asset-backed securities                         37,699              58             (652)         37,105
     Other securities                                   2,560             515             (529)          2,546
                                                 ------------    ------------     ------------    ------------

                                                 $     79,293    $      1,049     $     (1,485)   $     78,857
                                                 ============    ============     ============    ============

Securities Held-to-Maturity

     Obligations of states and political
       subdivisions                              $      4,484    $         98     $         (2)   $      4,580
                                                 ============    ============     ============    ============

The amortized cost and fair values of securities are as follows at December 31, 1999:

                                                                       Gross          Gross
                                                    Amortized       Unrealized     Unrealized          Fair
                                                      Cost             Gains         Losses            Value
                                                    ---------       ----------     ----------          -----
SECURITIES AVAILABLE-FOR-SALE
     U.S. Government and its agencies            $      5,207    $          -     $       (202)   $      5,005
     Obligations of states and political
       subdivisions                                    28,785              10           (1,527)         27,268
     Corporate obligations                              2,000               -              (27)          1,973
     Mortgage-backed and other
       asset-backed securities                         44,402              35           (1,549)         42,888
     Other securities                                   2,567              21                -           2,588
                                                 ------------    ------------     ------------    ------------

                                                 $     82,961    $         66     $     (3,305)   $     79,722
                                                 ============    ============     ============    ============

Securities Held-to-Maturity

     Obligations of states and political
       subdivisions                              $      4,712    $         40     $        (43)   $      4,709
                                                 ============    ============     ============    ============

Gross gains of $2, $35 and $6 and gross losses of $14, $179 and $0 were realized on sales of securities available-for-sale in 2000, 1999 and 1998.

NOTE 2 - SECURITIES (Continued)

The amortized cost and estimated market value of securities at December 31, 2000, by contractual maturity, are shown below. Securities not due at a single maturity date are shown separately.

                                                      Available-for-Sale                Held-to-Maturity

                                                   Amortized          Fair          Amortized          Fair
                                                     Cost             Value           Cost             Value
                                                   ---------          -----         ----------         -----
     Due in 1 year or less                       $          -    $          -     $        415    $        415
     Due after 1 year through
       5 years                                          6,805           6,826            1,353           1,394
     Due after five years through
       10 years                                        10,730          10,754            1,632           1,686
     Due after 10 years                                24,059          24,172            1,084           1,085
                                                 ------------    ------------     ------------    ------------
         Subtotal                                      41,594          41,752            4,484           4,580
     Mortgage-backed and other asset-
       backed securities                               37,699          37,105                -               -
                                                 ------------    ------------     ------------    ------------

         Total                                   $     79,293    $     78,857     $      4,484    $      4,580
                                                 ============    ============     ============    ============

Securities with a carrying value of $57,405 and $28,206 at December 31, 2000 and 1999 were pledged to secure public deposits and repurchase agreements. See Note 8 regarding additional securities pledges.

At December 31, 2000 and 1999, mortgage-backed securities include collateralized mortgage obligations (CMO's) and real estate mortgage investment conduits (REMIC's) with an amortized cost of $17,295 and $20,256 and fair value of $16,753 and $19,144, all of which are issued by U.S. Government agencies. At December 31, 2000 and 1999, approximately $8,481 and $8,432 are variable rate, with the remainder fixed rate.

LAFAYETTE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS

Loans are comprised of the following as of December 31:

                                                                                      2000             1999
                                                                                      ----             ----
     Commercial and agricultural loans                                            $    215,087    $    192,760
     Real estate construction                                                           54,768          47,375
     Residential real estate loans                                                     212,190         197,181
     Installment loans to individuals                                                   50,696          51,754
     Commercial paper                                                                    4,984               -
                                                                                  ------------    ------------

         Total                                                                    $    537,725    $    489,070
                                                                                  ============    ============

Non-performing loans consist of the following at December 31:

                                                                                      2000             1999
                                                                                      ----             ----

     Loans past due 90 days or more                                               $      1,052    $        584
     Non-accrual loans                                                                   2,718             622
     Restructured loans                                                                     55             114
                                                                                  ------------    ------------

         Total                                                                    $      3,825    $      1,320
                                                                                  ============    ============

Information regarding impaired loans is as follows:
                                                                                      2000             1999
                                                                                      ----             ----
     Year-end impaired loans
         With no allowance for loan losses allocated                              $         25    $         70
         With allowance for loan losses allocated                                        5,151             576
     Amount of the allowance allocated                                                   1,658             151

     Average balance of impaired loans during the year                                   2,885             697
     Interest income recognized during impairment                                           55               3
     Cash-basis interest income recognized                                                  41               3

The Bank had $34 and $14 of loans on non-accrual at December 31, 2000 or 1999 that management did not deem to be impaired.

Certain directors and officers of the Corporation and Bank were customers of the Bank in the ordinary course of business. Loan activity with these related parties is as follows:


     Balance as of January 1, 2000                  $        989
     Change in persons included                                -
     New loans                                               231
     Loan payments                                          (310)
                                                     ------------
     Balance as of December 31, 2000                $        910
                                                     ============


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:

                                                                      2000            1999             1998
                                                                      ----            ----             ----

     Balance, January 1                                          $      4,618     $      4,241    $      3,464
     Provision charged to operations                                    1,200            1,060             980
     Loans charged-off                                                   (877)            (829)           (411)
     Recoveries on loans previously charged-off                           130              146             208
                                                                 ------------     ------------    ------------

     Balance, December 31                                        $      5,071     $      4,618    $      4,241
                                                                 ============     ============    ============

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

A summary of premises, furniture and equipment by major category follows:

                                                                                      2000             1999
                                                                                      ----             ----
     Land                                                                         $        870    $        870
     Buildings and improvements                                                          8,782           8,468
     Leasehold improvements                                                              1,786           1,296
     Furniture and equipment                                                             9,781           9,922
                                                                                  ------------    ------------
         Total                                                                          21,219          20,556
     Accumulated depreciation                                                           (9,866)         (9,973)
                                                                                  ------------    ------------

     Premises, furniture and equipment, net                                       $     11,353    $     10,583
                                                                                  ============    ============

NOTE 6 - INTEREST-BEARING TIME DEPOSITS

Time deposits of $100 or greater totaled $53,514 and $38,665 at December 31, 2000 and 1999.

At December 31, 2000, the scheduled maturities of time deposits are as follows:

                  2001                     $    147,135
                  2002                           89,613
                  2003                           34,173
                  2004                            2,633
                  2005                            2,401
                  Thereafter                        492
                                            ------------
           Total                           $    276,447
                                            ============


NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings are comprised of the following at year-end:

                                                                                      2000             1999
                                                                                      ----             ----
     Balance of repurchase agreements outstanding                                 $     54,275    $     24,645
     Balance of treasury tax and loan open-end note                                      1,297           2,628
                                                                                  ------------    ------------

         Total short-term borrowings                                              $     55,572    $     27,273
                                                                                  ============    ============

At December 31, 2000 and 1999, the Corporation had $1,054 and $240 in related party repurchase agreements.


NOTE 8 - FHLB ADVANCES AND NOTE PAYABLE

FHLB advances and note payable outstanding at December 31 consist of the following:

                                                                                        2000             1999
                                                                                        ----             ----
     Federal Home Loan Bank advances; annual principal payments; various maturities with final maturity May 15, 2008; interest payable monthly at various fixed interest rates from 5.45% - 6.82%; secured by a blanket pledge of the Bank's obligations of the U.S. Government and U.S. Government
     agencies and one-to-four family residential mortgage loans.                       $ 8,737         $ 9,527

     Federal Home Loan Bank advances; principal callable one year from date of advance and quarterly thereafter, otherwise, principal payments due at maturity, with final maturities in 2002 and 2010; interest payable monthly at various fixed interest rates from 4.98%-6.20%; secured by a blanket pledge of the Bank's obligations of the U.S. Government and U.S. Government
     agencies and one-to-four family residential mortgage loans.                        27,000          20,500
                                                                                  ------------    ------------
         Total FHLB advances                                                            35,737          30,027

Note payable to Northern Trust Company; quarterly principal payments of $350 required; matures March 31, 2006; interest payable monthly at a variable rate, which is currently 8.28% based on the Federal Funds rate plus an applicable margin based on the Corporation's existing capital ratios; obligation is unsecured but subject to various covenants, including defined minimum return on average assets, tangible net worth, capital ratios, loan loss allowance to non-performing loans ratio, and maximum non-performing assets. At year-end, the
Corporation was in compliance with all covenants.                                       11,550          12,950
                                                                                  ------------    ------------

         Total                                                                    $     47,287      $   42,977
                                                                                  ------------    ------------

LAFAYETTE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Annual principal payments required are as follows:

                     2001                  $      2,155
                     2002                         7,399
                     2003                         4,426
                     2004                         1,479
                     2005                         1,485
                     Thereafter                  30,343
                                            ------------
  Total FHLB advances and note payable     $     47,287
                                            ============

NOTE 9 - EMPLOYEE BENEFIT PLANS

The following sets forth the defined benefit pension plan's funded status and amount recognized in the balance sheet at December 31 (amounts computed as of September 30, 2000 and 1999):

                                                                                  2000               1999
                                                                                  ----               ----
     Change in benefit obligation:
         Beginning benefit obligation                                        $        12,626    $       12,240
         Service cost                                                                    783               647
         Interest cost                                                                   928               812
         Actuarial (gain) loss                                                          (503)             (648)
         Benefits paid                                                                  (520)             (425)
                                                                             ---------------    --------------
         Ending benefit obligation                                                    13,314            12,626

     Change in plan assets, at fair value:
         Beginning plan assets                                                        16,603            15,199
         Actual return                                                                   258             1,829
         Employer contribution                                                             -                 -
         Benefits paid                                                                  (520)             (425)
                                                                             ---------------    --------------

         Ending plan assets                                                           16,341            16,603
                                                                             ---------------    --------------

     Funded status                                                                     3,027             3,977
     Unrecognized net actuarial (gain) loss                                             (382)           (1,134)
     Unrecognized prior service cost                                                      19                20
     Unrecognized transition asset                                                      (631)             (782)
                                                                             ---------------    --------------

     Prepaid benefit cost                                                    $         2,033    $        2,081
                                                                             ===============    ==============

The components of pension expense and related actuarial assumptions were as follows.

                                                               2000               1999               1998
                                                               ----               ----               ----
     Service cost                                          $          783    $           647    $          612
     Interest cost                                                    928                812               803
     Expected return on plan assets                                (1,513)            (1,386)           (1,341)
     Amortization of prior service cost                                 2                  2                 2
     Amortization of transition asset                                (151)              (151)             (151)
                                                           --------------    ---------------    --------------

                                                           $           49    $           (76)   $          (75)
                                                           ==============    ===============    ==============

     Discount rate on benefit obligation                              7.50%             7.50%             6.75%
     Long-term expected rate of return
       on plan assets                                                 9.25              9.25              9.25
     Rate of compensation increase                                    4.00              4.00              4.00

At December 31, 2000 and 1999, the plan's assets include Lafayette Bancorporation common stock of $582 and $1,028. At December 31, 2000 and 1999 the plan's assets also included Lafayette Bank and Trust Company certificates of deposit of $436 and $421.

NOTE 9 - EMPLOYEE BENEFIT PLANS (Continued)

The Bank maintains a retirement savings plan covering substantially all employees. The plan requires employees to complete one year of service and be 21 years of age before entering the plan. The plan allows for Bank contributions at an annually determined matching percentage of the first 4% of employee salary contributions, as well as an annual discretionary contribution. Total 401(k) contributions charged to expense were $161, $140 and $116 for 2000, 1999 and 1998.

The Bank maintains a deferred compensation plan for the benefit of certain directors. Under the plan, the Bank agrees, in return for the directors deferring the receipt of a portion of their current compensation, to pay a retirement benefit computed as the amount of the compensation deferred plus accrued interest at a variable rate. Accrued benefits payable totaled $1,289 and $1,049 at December 31, 2000 and 1999. Deferred compensation expense was $106 for 2000, and $90 for 1999 and 1998. In conjunction with the plan formation, the Bank purchased life insurance on the directors. In November 2000 the Bank purchased $2,995 in additional life insurance coverage. The cash surrender value of that insurance is carried as an other asset on the consolidated balance sheet, and was approximately $6,834 and $3,678 at December 31, 2000 and 1999.

NOTE 10 - POSTRETIREMENT BENEFITS

The Bank sponsors a postretirement benefit plan which provides defined medical benefits. Retirees contribute an amount equal to their individual applicable premium to provide the coverage, less 30%, which is paid monthly by the Bank. Retirees must pay 100% of medical premiums for all dependent coverage. The plan is not funded and has no assets.

NOTE 10 - POSTRETIREMENT BENEFITS (Continued)

The following sets forth the plan's benefit obligation and amounts recognized in the balance sheet at December 31:

                                                                                      2000             1999
                                                                                      ----             ----
     Change in postretirement benefit obligation:
         Beginning benefit obligation                                             $        550    $        494
         Unrecognized net actuarial (gain) loss                                           (159)              -
         Service cost                                                                       35              31
         Interest cost                                                                      38              34
         Benefits paid, net                                                                (10)             (9)
                                                                                  ------------    ------------

         Ending benefit obligation                                                         454             550

     Unrecognized net gain                                                                 302             153
                                                                                  ------------    ------------

     Accrued benefit obligation                                                   $        756    $        703
                                                                                  ============    ============


Components of net periodic postretirement benefit cost as of December 31:

                                                                      2000            1999             1998
                                                                      ----            ----             ----

     Service cost                                                $         35     $         31    $         28
     Interest cost                                                         38               34              31
     Amortization of unrecognized gain                                    (10)             (11)            (14)
                                                                 ------------     ------------    ------------

         Benefit cost                                            $         63     $         54    $         45
                                                                 ============     ============    ============

For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed was 8% for 2000, and 11.5% for 1999 and 1998, with the rate assumed to decrease to 6% over the next two years in the 2000 calculation, and to 5.5% over the next two years in the 1999 and 1998 calculation. The health care cost trend is a significant assumption. However, either an increase or decrease in the assumed health care cost trend rates by 1% in each year would affect the accumulated postretirement benefit obligation as of December 31, 2000 and the aggregate service and interest cost components of net periodic postretirement benefit cost for the year then ended by amounts not considered to be material.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8% for 2000, and 7% for 1999 and 1998.

NOTE 11 - STOCK APPRECIATION RIGHTS AND STOCK OPTION PLAN

The Corporation maintains an Officers' Stock Appreciation Rights Plan for granting rights to certain officers, under which all available rights have been granted. Upon exercise of a stock appreciation right, the holder may receive cash equal to the excess of the fair market value of common stock at the date of exercise over the option price. Stock appreciation rights are vested at 20% per year and must be exercised within 10 years of grant. The plan expires May 2002. Granted rights outstanding were fully vested and consisted of 38,105 at an option price of $3.66 for 2000, and 54,605 at an option price of $3.66 for 1999.

LAFAYETTE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2000, 16,500 rights were exercised when the fair market value was $23.18 per share. In 1999, 18,150 rights were exercised when the fair market value was $24.62 per share. The aforementioned amounts of rights and prices are adjusted for stock dividends and splits. Compensation expense (benefit) charged to operations in 2000, 1999 and 1998 was ($376), $14 and $450 and is based on an increase (decrease) in market value. The liability at December 31, 2000 and 1999 was $356 and $1,053.


The Corporation has established two nonqualified stock option plans to provide stock options to directors and key members of management. One plan was adopted in 1995 ("1995 Plan") and the other in 1998 ("1998 Plan"). There are no shares of common stock remaining available for grant under the 1995 Plan. The total number of shares of common stock remaining available for grant to directors and management under the 1998 Plan is 4,967 and 37,675, respectively. All shares for both plans were available for grant at a price equal to the market price of the stock at the date of grant.

Under the 1995 Plan, options granted to directors at the effective date are exercisable any time after the date of grant, and options granted to directors elected after the effective date are exercisable after two years. Under the 1998 Plan, options granted to directors at the effective date and directors elected after the effective date are exercisable after two years. Options granted to management under both plans become 20% exercisable after one year and 20% each subsequent year. Both plans are effective for five years and options must be exercised within ten years from the date of grant.

A summary of the Corporation's stock option activity, and related information for the years ended December 31, follows (adjusted for stock dividends and splits):

                                                 ----------2 0 0 0---------         -----------1 9 9 9------------
                                                                  Weighted                              Weighted
                                                                   Average                               Average
                                                                  Exercise                              Exercise
                                                    Options         Price              Options            Price
                                                    -------         -----              -------            -----
Outstanding beginning of year                        215,337    $      13.75            227,427    $        12.89
Granted                                               20,075           15.23             14,834             24.70
Exercised                                             (9,144)          11.37            (17,166)            11.26
Forfeited                                             (8,441)          15.69             (9,758)            14.72
                                                 -----------    ------------        -----------    --------------

Outstanding end of year                              217,827    $      13.91            215,337    $        13.75
                                                 ===========    ============        ===========    ==============

Exercisable at end of year                           159,867    $      12.94            134,309    $        12.00
                                                 ===========    ============        ===========    ==============

Weighted average fair value per
  option granted during the year                 $     2.19                         $      3.98

Options outstanding at December 31, 2000 include 169,479 with exercise prices ranging from $10.39 to $15.23 (weighted average exercise price of $11.77) and a weighted average remaining life of 6.23 years; and 48,348 with exercise prices ranging from $17.63 to $24.70 (weighted average exercise price of $21.40) and a weighted average remaining life of 8.27 years. Options exercisable at December 31, 2000 include 127,791 with exercise prices ranging from $10.39 to $13.34 (weighted average exercise price of $11.07); and 32,076 with exercise prices ranging from $17.63 to $24.70 (weighted average exercise price of $20.39).

Pro forma information regarding net income and earnings per share has been determined as if the Corporation had accounted for its stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the years 2000, 1999 and 1998, respectively: risk-free interest rates of 6.7%, 5.4% and 5.6%; dividend yields of 3% for 2000 and 2% for 1999 and 1998, respectively; volatility factors of the expected market price of the Corporation's common stock of .24, .13 and .16; and a weighted average expected life of the options of five years for management options and two years for directors' options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Corporation's pro forma information follows (in thousands except for earnings per share information):

                                                                      2000            1999             1998
                                                                      ----            ----             ----
     Pro forma net income                                        $      6,859     $     6,270     $      5,242
     Pro forma earnings per share
         Basic                                                   $       1.74     $      1.59     $       1.33
         Diluted                                                 $       1.72     $      1.55     $       1.30

In future years, the pro forma effect of not applying this standard may increase if additional options are granted.


NOTE 12 - INCOME TAXES

Income taxes consist of the following:

                                                                      2000            1999             1998
                                                                      ----            ----             ----
     Currently payable                                           $      3,498     $      3,004    $      3,085
     Deferred income taxes (benefit)                                        3              (50)           (385)
     Non-qualified stock option benefit
        allocated to additional paid-in capital                            13               73              11
                                                                 ------------     ------------    ------------


         Total                                                   $      3,514     $      3,027    $      2,711
                                                                 ============     ============    ============

The following is a reconciliation of statutory federal income taxes and the amount computed by applying the statutory rate of 34% to income before income taxes:

                                                                      2000            1999             1998
                                                                      ----            ----             ----
     Statutory rate applied to income before
       income taxes                                              $      3,546     $      3,188    $      2,750
     Add/(deduct)
         Tax exempt interest income                                      (486)            (430)           (337)
         State tax expense (net of federal benefit)                       474              417             358
         Other                                                            (20)            (148)            (60)
                                                                 ------------     ------------    ------------

              Total                                              $      3,514     $      3,027    $      2,711
                                                                 ============     ============    ============

The net deferred tax asset reflected in the consolidated balance sheet is comprised of the following components as of December 31:

                                                                                      2000             1999
                                                                                      ----             ----
     Deferred tax assets
         Allowance for loan losses                                                $      1,380    $      1,053
         Accrued stock appreciation rights                                                 139             417
         Accrued post-retirement benefit obligation                                        426             372
         Deferred compensation                                                             470             381
         Deferred loan fees                                                                 57              42
         Net unrealized loss on securities available-for-sale                              173           1,283
                                                                                  ------------    ------------
              Total tax assets                                                           2,645           3,548

     Deferred tax liabilities
         Depreciation                                                                     (341)           (280)
         Net pension benefit                                                              (795)           (825)
         Intangible asset amortization                                                    (186)            (93)
         Other                                                                            (248)           (162)
                                                                                  ------------    ------------
              Total deferred tax liabilities                                            (1,570)         (1,360)

     Valuation allowance                                                                     -               -
                                                                                  ------------    ------------

         Net deferred tax asset                                                   $      1,075    $      2,188
                                                                                  ============    ============

LAFAYETTE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - PER SHARE DATA

The following table illustrates the computation of basic and diluted earnings per share. Weighted average shares outstanding have been restated for all periods for stock splits and dividends.

                                                                2000               1999               1998
                                                                ----               ----               ----
Basic earnings per share
     Net income                                            $        6,916    $         6,351    $        5,377
     Weighted average shares outstanding                        3,950,297          3,940,024         3,940,123
                                                           --------------    ---------------    --------------

         Basic earnings per share                          $         1.75    $         1.61     $         1.36
                                                           ==============    ==============     ==============
Diluted earnings per share
     Net income                                            $        6,916    $         6,351    $        5,377
     Weighted average shares outstanding                        3,950,297          3,940,024         3,940,123
     Diluted effect of assumed exercise

       of stock options                                            35,224             94,364            87,137
                                                           --------------    ---------------    --------------
         Diluted average shares outstanding                     3,985,521          4,034,388         4,027,260
                                                           --------------    ---------------    --------------


Diluted earnings per share                                 $         1.74    $         1.57     $         1.34
                                                           ==============    ==============     ==============


NOTE 14 - CAPITAL REQUIREMENTS

The Corporation and Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgements by regulators. Failure to meet capital requirements can initiate regulatory action.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, the institution may be required to limit capital distributions, limit asset growth and expansion, and prepare capital restoration plans.

On March 12, 1999 the Corporation's wholly-owned subsidiary bank acquired three branches in Jasper County, Indiana. As a result of this transaction consolidated and bank-only capital levels were reduced. The Corporation borrowed $14,000 and contributed $13,000 to the Bank in order for the bank to maintain its well-capitalized status. As of December 31, 2000, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. The Corporation was categorized as undercapitalized as of December 31, 1999, as the total capital ratio was slightly below the minimum required level for capital adequacy purposes. The Corporation returned to adequately capitalized status as of March 31, 2000 and has maintained that status through December 31, 2000. Although the Corporation's capital was slightly below the minimum at December 31, 1999, no corrective regulatory action was initiated by the banking regulatory authorities and management anticipates maintaining its adequately capitalized status in the foreseeable future.

The actual capital amounts and ratios are presented in the following table (in millions) for the Corporation and the Bank.

                                                                                           Minimum Required To
                                                                  Minimum Required         Be Well-Capitalized
                                                                     For Capital         Under Prompt Corrective
                                                Actual            Adequacy Purposes        Action Regulations
                                            Amount   Ratio         Amount     Ratio          Amount     Ratio
                                            ------   -----         ------     -----          ------     -----
2000
Total capital to risk weighted assets
         Consolidated                     $    45.1      8.33%       $   43.3      8.00%     $   54.1     10.00%
         Lafayette Bank and Trust              55.5     10.19            43.6      8.00          54.5     10.00

Tier 1 capital to risk weighted assets
         Consolidated                          40.0      7.40            21.7      4.00          32.5     6.00
         Lafayette Bank and Trust              50.5      9.26            21.8      4.00          32.7     6.00

Tier 1 capital to average assets
         Consolidated                          40.0      5.79            27.7      4.00          34.6     5.00
         Lafayette Bank and Trust              50.5      7.29            27.7      4.00          34.6     5.00

1999

Total capital to risk weighted assets
         Consolidated                     $    38.6      7.99%       $   38.7      8.00%     $   48.3     10.00%
         Lafayette Bank and Trust              50.2     10.33            38.9      8.00          48.6     10.00

Tier 1 capital to risk weighted assets
         Consolidated                          34.0      7.04            19.3      4.00          29.0      6.00
         Lafayette Bank and Trust              45.6      9.38            19.4      4.00          29.1      6.00

Tier 1 capital to average assets
         Consolidated                          34.0      5.42            25.1      4.00          31.4      5.00
         Lafayette Bank and Trust              45.6      7.22            25.2      4.00          31.5      5.00


The Bank is also subject to state regulations restricting the amount of dividends payable to the Corporation. At December 31, 2000, the Bank had $7,979 of retained earnings available for dividends under these regulations.


NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank leases branch facilities under operating leases expiring in various years through 2007. Expense for leased premises was $281, $244 and $219 for 2000, 1999 and 1998. Future minimum lease payments are as follows:

                     2001                 $        282
                     2002                          282
                     2003                          261
                     2004                          222
                     2005                          161
                     Thereafter                     90
                                          ------------
                         Total            $      1,298
                                          ============

In the ordinary course of business, the Bank has loans, commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the consolidated balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policy to make such commitments as it uses for on-balance sheet items.

LAFAYETTE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, off-balance sheet financial instruments whose contract amount represents credit risk are summarized as follows:

                                                        2000             1999
                                                        ----             ----

     Unused lines of credit                         $     64,987    $     59,753
     Commitments to make loans                             7,229          10,987
     Standby letters of credit                             1,585           4,235
     Commercial letters of credit                              -              21

Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include accounts receivable, inventory, property, land and other items. These commitments are generally variable rate or carry a term of one year or less.

The cash balance required to be maintained on hand or on deposit with the Federal Reserve was $9,639 and $9,434 at December 31, 2000 and 1999. These reserves do not earn interest.


NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value and estimated fair values of the Corporation's financial instruments as of December 31 are as follows:

                                                -----------2 0 0 0---------        -----------1 9 9 9---------
                                                 Carrying            Fair           Carrying            Fair
                                                   Value             Value            Value             Value
                                                   -----             -----            -----             -----
Financial assets
   Cash and cash equivalents                   $      73,472    $      73,472     $      30,570    $      30,570
   Securities available-for-sale                      78,857           78,857            79,722           79,722
   Securities held-to-maturity                         4,484            4,580             4,712            4,709
   Loans held for sale                                 5,949            6,058             3,174            3,204
   Loans, net                                        532,654          524,222           484,452          479,127
   FHLB stock                                          2,200            2,200             1,897            1,897
   Accrued interest receivable                         7,830            7,830             6,833            6,833

Financial liabilities
   Deposits                                    $    (578,297)   $    (580,115)    $    (522,247)   $    (522,033)
   Short-term borrowings                             (55,572)         (55,572)          (27,273)         (27,273)
   FHLB advances                                     (35,737)         (35,903)          (30,027)         (29,602)
   Note payable                                      (11,550)         (11,550)          (12,950)         (12,950)
   Accrued interest payable                           (2,772)          (2,772)           (2,249)          (2,249)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. The carrying amount is considered to estimate fair value for cash and short-term instruments, demand deposits, short-term borrowings, accrued interest, and variable rate loans, deposits and note payable that re-price frequently and fully. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For loans held for sale, the fair value of loans held for sale is based on quoted market prices. For commercial, real estate, consumer, and other loans, fair value is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. FHLB stock is restricted in nature and is not actively traded on a secondary market and the carrying amount is a reasonable estimate of fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. For FHLB advances, fair value is estimated using rates currently available to the Corporation for debt with similar terms and remaining maturities. The estimated fair value for off-balance sheet loan commitments approximates carrying value and are not considered significant to this presentation.


NOTE 17 - PARENT COMPANY STATEMENTS

Presented below are condensed balance sheets, statements of income and cash flows for the parent company:

                            CONDENSED BALANCE SHEETS
                                   December 31

                                                                                           2000            1999
                                                                                           ----            ----
ASSETS
Cash on deposit with subsidiary                                                       $      1,901     $      2,568
Investment in bank                                                                          63,221           57,350
Other assets                                                                                   265              490
                                                                                      ------------     ------------
                                                                                      $     65,387     $     60,408
                                                                                      ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Note payable                                                                          $     11,550     $     12,950
Other liabilities                                                                            1,036            1,673
Shareholders' equity                                                                        52,801           45,785
                                                                                      ------------     ------------
                                                                                      $     65,387     $     60,408
                                                                                      ============     ============

                         CONDENSED STATEMENTS OF INCOME
                             Years ended December 31

                                                                          2000             1999            1998
                                                                          ----             ----            ----
Operating income
     Dividends received from subsidiary bank                          $      3,200    $      2,960     $      1,850
     Interest income                                                            74              75               26
                                                                      ------------    ------------     ------------
                                                                             3,274           3,035            1,876
Operating expenses
     Interest expense                                                        1,007             749                -
     Compensation expense (benefit)                                           (376)             14              450
     Other operating expenses                                                  119             111               93
                                                                      ------------    ------------     ------------
                                                                               750             874              543
Income before income taxes and equity in
  undistributed earnings of bank                                             2,524           2,161            1,333

Income tax benefit                                                             215             389              205
                                                                      ------------    ------------     ------------
Income before equity in undistributed earnings of bank                       2,739           2,550            1,538

Equity in undistributed earnings of bank                                     4,177           3,801            3,839
                                                                      ------------    ------------     ------------

Net income                                                                   6,916           6,351            5,377

Other comprehensive income, net of tax                                       1,693          (1,914)              48
                                                                      ------------    ------------     ------------

Comprehensive income                                                  $      8,609    $      4,437     $      5,425
                                                                      ============    ============     ============


                       CONDENSED STATEMENTS OF CASH FLOWS
                             Years ended December 31

                                                                          2000             1999            1998
                                                                          ----             ----            ----
Cash flows from operating activities
     Net income                                                       $      6,916    $      6,351     $      5,377
     Adjustments to reconcile net income to net cash
       from operating activities
         Amortization of deferred costs                                          6               6                6
         Equity in undistributed earnings of bank                           (4,177)         (3,801)          (3,839)
         Other assets and other liabilities                                   (419)           (160)             466
                                                                      ------------    ------------     ------------
              Net cash from operating activities                             2,326           2,396            2,010

Cash flows from financing activities
     Proceeds from note payable                                                  -          14,000                -
     Principal payments on note payable                                     (1,400)         (1,050)               -
     Capital contribution to subsidiary bank                                     -         (13,000)               -
     Common stock issued                                                       117             278               69
     Dividends paid                                                         (1,706)         (1,540)          (1,341)
     Purchase of fractional shares                                              (4)              -                -
     Purchase of treasury shares                                                 -              (4)              (8)
                                                                      ------------    ------------     ------------
         Net cash from financing activities                                 (2,993)         (1,316)          (1,280)
                                                                      ------------    ------------     ------------

Net change in cash and cash equivalents                                       (667)          1,080              730

Cash and cash equivalents at beginning of year                               2,568           1,488              758
                                                                      ------------    ------------     ------------

Cash and cash equivalents at end of year                              $      1,901    $      2,568     $      1,488
                                                                      ============    ============     ============


NOTE 18 - BRANCH ACQUISITION

In March 1999, the Bank purchased three branches located in DeMotte, Remington, and Rensselaer, Indiana.

The fair value of assets acquired was $71,749 (consisting primarily of goodwill and core deposit intangibles of $13,510, and commercial loans, net of a $563 purchase adjustment for credit quality), the fair value of liabilities assumed was $117,015 (consisting primarily of customer deposits), and the Bank received $45,266 of cash at settlement.

LAFAYETTE BANCORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                               2000               1999               1998
                                                               ----               ----               ----
Unrealized holding gains (losses) on
     securities available-for-sale                         $        2,791    $        (3,314)   $           85
Less:  reclassification adjustments for gains
      and losses later recognized in income                            12                144                (6)
                                                           --------------    ---------------    --------------
Net unrealized gains (losses)                                       2,803             (3,170)               79
Tax effect                                                         (1,110)             1,256               (31)
                                                           --------------    ---------------    --------------

Other comprehensive income                                 $        1,693    $        (1,914)   $           48
                                                           ==============    ===============    ==============


NOTE 20 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                           Earnings per Share
                                 Interest       Net Interest           Net                 ------------------
                                  Income           Income            Income            Basic         Fully Diluted
                                  ------           ------            ------            -----         -------------
2000
    First quarter             $   12,123        $    6,084       $    1,798        $    .46         $     .45
    Second quarter                12,878             6,297            1,807             .46               .46
    Third quarter                 13,427             6,226            1,634             .41               .41
    Fourth quarter                13,958             6,374            1,677             .42               .42


1999

    First quarter             $    9,483        $    4,911       $    1,519        $    .38         $     .37
    Second quarter                11,267             5,815            1,650             .42               .41
    Third quarter                 11,693             6,022            1,750             .44               .43
    Fourth quarter                11,947             6,099            1,432             .37               .36


Earnings per share amounts have been restated for subsequent stock dividends and splits.


NOTE 21 - SEGMENT INFORMATION

The Corporation's operations include three primary segments: banking, mortgage banking, and trust services. Through its banking subsidiary's locations in Tippecanoe, Jasper and White Counties, the Corporation provides traditional community banking services, such as accepting deposits and making commercial, residential and consumer loans. Mortgage banking activities include the origination of residential mortgage loans for sale on a servicing released basis to various investors. The Corporation's trust department provides both personal and corporate trust services.

The Corporation's three reportable segments are determined by the products and services offered. Loans, investments and deposits comprise the primary revenues and expenses of the banking operation, net gains on loans sold account for the revenues in the mortgage banking segment, and trust administration fees provide the primary revenues in the trust department.

The following segment financial information has been derived from the internal profitability reporting system utilized by management to monitor and manage the financial performance of the Corporation. The accounting policies of the three segments are the same as those described in the summary of significant accounting policies. The Corporation evaluates segment performance based on profit or loss before income taxes. The evaluation process for the mortgage banking and trust segments include only direct expenses, while certain indirect expenses, including goodwill, are absorbed by the banking operation. The difference between segment totals and consolidated totals are holding company amounts and income tax expense.


NOTE 21 - SEGMENT INFORMATION (Continued)


2000
----                                                              Mortgage                               Total
                                                Banking            Banking            Trust            Segments
                                                -------            -------            -----            --------
     Net interest income                    $        25,769    $          146     $            -    $        25,915
     Net gain on loan sales                               -               659                  -                659
     Other revenue                                    3,973                 6              1,187              5,166
     Non-cash items:
         Depreciation                                 1,243                48                 48              1,339
         Provision for loan loss                      1,200                 -                  -              1,200
     Segment profit, before taxes                    10,655                67                385             11,107
     Segment assets                                 734,581             6,122                179            740,822



1999
----                                                              Mortgage                               Total
                                                Banking            Banking            Trust            Segments
                                                -------            -------            -----            --------

     Net interest income                    $        23,310    $          211     $            -    $        23,521
     Net gain on loan sales                               -               942                  -                942
     Other revenue                                    2,959                90              1,134              4,183
     Noncash items:
         Depreciation                                   868                42                 38                948
         Provision for loan loss                      1,060                 -                  -              1,060
     Segment profit, before taxes                     9,328               459                390             10,177
     Segment assets                                 641,132             3,325                202            644,659



1998
----                                                              Mortgage                               Total
                                                Banking            Banking            Trust            Segments
                                                -------            -------            -----            --------

     Net interest income                    $        17,239    $          497     $            -    $        17,736
     Net gain on loan sales                               -             1,255                  -              1,255
     Other revenue                                    2,685                12                964              3,661
     Noncash items:
         Depreciation                                   594                27                 25                646
         Provision for loan loss                        980                 -                  -                980
     Segment profit, before taxes                     7,636               760                209              8,605
     Segment assets                                 473,019            10,224                167            483,410

Corporate Vision

The vision of Lafayette Bancorporation is to be the bank of choice in the markets served by delivering value-added products and services which help customers achieve financial success.

In fulfilling its vision, the corporation is committed to the following long-term objectives:

Shareholders

Maximize shareholder value, while maintaining the safety and soundness of the bank.

Customers

Provide customer satisfaction by delivering, through effective distribution channels, competitively priced, profitable value-added products and services that exceed customers' expectations.

Employees

Attract and retain competent employees by developing their skills and core competencies, maintaining a challenging and satisfying working environment and providing ample opportunities for career growth.

Community

Enhance the corporation's leadership role in the communities it serves both as an outstanding financial institution and a committed corporate citizen.

Stock Information

The common stock of Lafayette Bancorporation, Lafayette, Indiana, is traded on the OTC Bulletin Board under the trading symbol of LAYB (Cusip No. 505893-10-7). At the close of business on December 31, 2000, there were 3,953,616 shares outstanding held by approximately 500 shareholders.

Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the common shares of the Corporation, these prices would not necessarily reflect the prices which the shares would trade in an active market.


Stock Information

                               Price Per Share   Dividend
                      ------------------------   --------
                           High          Low     Declared
                      -----------    ---------   --------
2000
--------------
First Quarter         $   24 5/16    $  13 3/8    $  .09

Second Quarter            16 3/8        10           .09

Third Quarter             14 9/16       12 1/16      .10

Fourth Quarter            15 3/4        12 1/4       .15


1999
--------------
First Quarter         $   24 13/16   $  23 3/16   $  .08

Second Quarter            24 13/16      23 5/8       .08

Third Quarter             25            23 5/16      .09

Fourth Quarter            24 11/16      22 11/16     .14

* Data adjusted for all stock splits and dividends, including a 10% stock dividend to shareholders of record on October 2, 2000, paid on November 1, 2000.

The following firms have transacted business in Lafayette Bancorporation common stock during the past year:

o  City Securities Corporation

o  Herzog, Herne, Geduld, Inc.

o  Hill Thompson Magid, L.P.

o  Howe Barnes Investments, Inc.

o  JJP Hilliard, WL Lyons, Inc.

o  McDonald & Company Securities, Inc.

o  Merrill Lynch

o  Monroe Securities, Inc.

o  MPI Financial

o  Raymond James Financial Services, Inc.
   located at Lafayette Bank and Trust Company

o  Salomon Smith Barney, Inc.

Transfer Agent

Lafayette Bancorporation
133 North Fourth Street
P.O. Box 1130
Lafayette, IN 47902-1130

Locations:

Jasper County

Demotte Branch                          Super Wal-Mart Branch
437 North Halleck                       4205 Commerce Drive
Demotte                                 Lafayette
(219) 987-5812                          (765) 423-2027

Remington Branch                        Tippecanoe Court Branch
101 East Division                       Pay Less Super Market
Remington                               2513 Maple Point Drive
(219) 261-2161                          Lafayette
                                        (765) 423-3821
Rensselaer Branch
200 West Washington Street              Valley Lakes Branch
Rensselaer                              1803 East 350 South
(219) 866-7121                          Lafayette
                                        (765) 423-3841
Rensselaer Motor Bank
200 North Van Rensselaer                West Lafayette Branch
Rensselaer                              2329 North Salisbury Street
(219) 866-1455                          West Lafayette
                                        (765) 423-7162
Tippecanoe County
                                        26 East Branch
Downtown Main Office                    3901 S.R. 26 East
133 North Fourth Street                 Lafayette
Lafayette                               (765) 423-7167
(765) 423-7100
                                        o  Investment Center
o  Trust Dept                           o  Insurance Agency
o  Mortgage Loan Dept
o  Commercial Loan Dept                 White County

Downtown Motor Bank                     Brookston Branch
401 North Fourth Street                 S.R. 18 West and HWY 43
Lafayette                               Brookston
(765) 423-7165                          (765) 563-6400

Elmwood Avenue Branch                   Monticello Branch
Pay Less Super Market                   116 East Washington Street
1904 Elmwood Avenue                     Monticello
Lafayette                               (219) 583-4666
(765) 423-3831
                                        Reynolds Branch
Elston Branch                           U.S. 24 West
2862 U.S. 231 South                     Reynolds
Lafayette                               (219) 984-5471
(765) 423-7166
                                        Super Wal-Mart Branch
Lafayette Square Branch                 1088 West Broadway Street
2504 Teal Road                          Monticello
Lafayette                               (219) 583-3078
(765) 423-7164
                                        Other ATMs
Market Square Branch
2200 Elmwood Avenue                     Simpson Amoco Food Shop
Lafayette                               1209 Sagamore Parkway
(765) 423-7163                          West Lafayette

[PICTURE]

Seated (LtoR): W.L. Hancock, Joseph A. Bonner, Robert J. Weeder Standing (LtoR):
Richard A. Boehning, Jeffrey L. Kessler, Vernon N. Furrer, Robert T. Jeffares, Eric P. Meister Not Pictured: Roy D. Meeks


Lafayette Bancorporation:

Board of Directors

RICHARD A. BOEHNING
Of counsel affiliation with
Bennett, Boehning & Clary

JOSEPH A. BONNER
Chairman of the Board

W.L. HANCOCK
Retired General Manager,
Customer Operations, PSI
Energy, A CINERGY Company

ROY D. MEEKS
President, Nelmeeks, Inc.

ROBERT J. WEEDER
President and
Chief Executive Officer

Lafayette Bank and Trust Company:

Board of Directors
RICHARD A. BOEHNING

JOSEPH A. BONNER
Chairman of the Board

VERNON N. FURRER
Self-employed farmer

W.L. HANCOCK

ROBERT T. JEFFARES
Retired, Executive Vice
President and Chief Financial
Officer, Great Lakes Chemical
Corporation

JEFFREY L. KESSLER
Co-owner, Stall & Kessler's
Diamond Center

ROY D. MEEKS

ERIC P. MEISTER
Retired Central Division
Manager, GTE North, Inc.

ROBERT J. WEEDER
President and Chief Executive
Officer

Directors Emeriti

GORDON G. BEEMER
Lafayette Bancorporation and
Lafayette Bank and Trust
Company

GEORGE H. DEVAULT
Chairman Emeritus, Lafayette
Bancorporation and Lafayette
Bank and Trust Company

CHARLES E. MAKI
Lafayette Bank and Trust
Company

Officers

Executive

Joseph A. Bonner, Chairman of the  Board

Robert J. Weeder, President and Chief Executive Officer

Robert J. Ralston, Executive Vice President/Senior Operations Officer and Secretary/Treasurer

Michelle D. Turnpaugh, Assistant Vice President and Assistant Secretary

Lending

Tony S. Albrecht, Senior Vice President and Manager, Commercial Loan Department

E. James Brisco, Jr., Senior Vice President and Manager, Mortgage Loan
Department

Todd A. Burklow, Vice President, Commercial Loans

David L. Chadwell, Vice President, Commercial Loans

Sherry L. Keith, Vice President and Manager, Loan Operations

Malcolm E. Stair, Vice President, Mortgage Loans

Ellen W. Curtiss, Assistant Vice President and Commercial Loan Officer

Tamara L. Hopkins, Assistant Vice President/Senior Mortgage Underwriter and Mortgage Processing Manager

Connie L. Snider, Assistant Manager and Loan Operations Officer

Gregory E. Younce, Loan Review/Compliance Officer

Lori L. Bollock, Credit Officer

Trust

Lawrence A. Anthrop, Senior Vice President and Senior Trust Officer

John K. Mandeville, Vice President and Agri-business Officer

Douglas M. Wehrman, Vice President

Kimberly A. Loveless, Assistant Vice President

Mary Margaret Smith, Assistant Vice President and Manager, Trust Operations

M. Teresa Swaim, Assistant Vice President, Trust Investments

Craig R. Bailey, Trust Officer

Sue E. Atkinson, Assistant Trust Administration Officer

Insurance Agency

Edward D. Geisler, Manager

Investment

Arthur D. Grisez, Assistant Vice President and Manager, Investment Center

Elizabeth M. Veatch, Operations Manager/ Registered Representative, Investment Center

Finance

Marvin S. Veatch, Vice President and Controller

Marketing/Business Development

J. Marty Filogamo, Vice President and Senior Marketing Officer

Brenda Combs, Marketing and Promotions Officer

Jasper County Market

Hal D. Job, Regional President

Dave F. Schrum, Senior Vice President and Commercial Loan Officer

Stanley B. Haines, Vice President and Commercial Loan Officer

John T. Price, Vice President and Commercial Loan Officer

Susan L. Benner, Assistant Vice President and Banking Center Manager, Rensselaer

Barbara Blaha, Assistant Vice President and Banking Center Manager, DeMotte

Maureen C. Foster, Assistant Vice President and Banking Center Manager,
Remington

Larry D. Wiley, Assistant Vice President and Commercial Loan Officer

Cara L. Nesius, Operations Officer, Security Officer and Assistant Banking Center Manager, Rensselaer

Melissa J. Scheurich, Loan Operations Officer

White County Market

Charles E. Wise, Senior Vice President and Branch Manager, Reynolds Office

Bradley C. Brookshire, Vice President and Branch Manager, Brookston

Claude P. Martin, Vice President

Joe D. Coffing, Assistant Vice President/Loan Officer and Assistant Security Officer

Julie A. Thompson Reel, Assistant Vice President and Branch Operations Manager

Paulette A. Waymouth, Assistant Vice President and Branch Manager, Monticello

Constance S. Stimmel, Customer Service Officer

Retail Banking Division

Daniel J. Gick, Senior Vice President and Manager

Cynthia K. Cox, Vice President and Branch Administrator

Marvin G. Blessing, Installment Loan Officer

Christopher Williams, Collections Manager and Installment Loan Officer

Nancy A. Naville, Installment Loan Officer

Tracey R. Linder, Assistant Vice President and Branch Manager, Main Office

Douglas G. Long, Assistant Vice President and Branch Manager, 26 East

Roberta C. Salway, Assistant Vice President and Branch Manager, Valley Lakes

Julie A. Smith, Assistant Vice President and Branch Manager, Lafayette Square

Tamara M. Spriggs, Assistant Vice President

William L. Strasburger, Assistant Vice President and Branch Manager, Market
Square

Paula M. Swank, Assistant Vice President and Branch Manager, Elston

Sue A. Brown, Branch Manager, West Lafayette

Jill D. Carpenter, Branch Manager, Elmwood

Sarah Hatfield, Branch Manager, Lafayette Wal-Mart Branch

Ann L. Wells, Customer Service Officer and Assistant Branch Manager, Market
Square

Human Resources

Mitzi K. Thomas, Vice President and Director of Human Resources

Operations/Technology

Michael R. Elston, Vice President and Director of Information Technology

Carol S. Rosentreter, Vice President/Operations and Coordinator of Disaster Recovery

Debora K. Banes, Vice President and Manager, Deposit Operations

Edward R. Boes, Vice President/Facilities Officer and Assistant Security Officer

Renee D. Reed, Vice President, Director of Deposit Operations and Security
Officer

Kathy L. Arceneaux, Operations Officer, Information Technology

Patricia M. Cassidy, Operations Officer

Anna L. Keith, Operations Officer

Karen L. Ross, Operations Officer

[PICTURE OF BUILDING]

Main Office
133 North Fourth Street
P.O. Box 1130
Lafayette, IN 47902-1130
(765) 423-7100
(800) 755-2491

Web Site

www.lbtonline.com

Annual Meeting

The Annual Meeting of the shareholders of Lafayette Bancorporation will be held on Monday, April 9, 2001, at 2:30 p.m. in the Main Office Building at 133 North Fourth Street, Lafayette, Indiana. A formal notice of this meeting, together with a proxy statement, is mailed to shareholders. Shareholders are urged to sign and return their proxies promptly to assure that the stock of the Corporation will be represented as fully as possible at the meeting.

Independent Auditors

Crowe, Chizek and Company LLP
3815 River Crossing Parkway
Suite 300
Indianapolis, IN 46240-0977

Form 10-K Upon Request

Lafayette Bancorporation, upon request and without charge, will furnish shareholders a copy of the Annual Report or Form 10-K as filed with the Securities and Exchange Commission. Contact: Michelle Turnpaugh, Secretary.

                            Lafayette Bancorporation

                                      2000

                                                     Lafayette Bancorporation

                                                      133 North Fourth Street

                                  P.O. Box 1130 Lafayette, Indiana 47902-1130

                                             (765) 423-7100 or (800) 755-2491

                                                          Fax: (765) 423-7280

                                                       Web: www.lbtonline.com

                                   APPENDIX E

                            Lafayette Bancorporation
     Quarterly Report on Form 10-Q for the quarter ended September 30, 2001

                            LAFAYETTE BANCORPORATION
             (Exact name of registrant as specified in its charter)

            INDIANA                                        35-1605492
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification No.)

133 North 4th Street, Lafayette, Indiana                      47902
(Address of principal executive offices)                    (Zip Code)

                                 (765) 423-7100
              (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1994 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes (x) No ( )

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

Class                                            Outstanding at November 9, 2001
Common Stock, without par value                                 3,961,589 shares

                            LAFAYETTE BANCORPORATION

                                      INDEX

PART I. FINANCIAL INFORMATION

Item 1.

      Consolidated Balance Sheets -- September 30, 2001 and December 31, 2000

      Consolidated Statements of Income and
         Comprehensive Income -- Three Months Ended September 30, 2001 and 2000

      Consolidated Statements of Income and
         Comprehensive Income -- Nine Months Ended September 30, 2001 and 2000

      Consolidated Statements of Cash Flows -- Nine Months Ended
         September 30, 2001 and 2000

      Notes to Consolidated Financial Statements  --  September 30, 2001

Item 2.

      Management's Discussion and Analysis of Financial Condition and
         Results of Operations

Item 3.

      Quantitative and Qualitative Disclosures About Market Risk

PART II. OTHER INFORMATION

Item 6. Exhibits and Reports on Form 8-K

      a) Exhibits


      b) Reports on Form 8-K

SIGNATURES

ITEM 1.
                            LAFAYETTE BANCORPORATION
                           CONSOLIDATED BALANCE SHEETS
                          (Dollar amounts in thousands)

--------------------------------------------------------------------------------

                                                                   (Unaudited)
                                                                   September 30,   December 31,
                                                                       2001            2000
                                                                       ----            ----
ASSETS
Cash and due from banks                                             $  22,416       $  26,452
Interest-bearing balances with other financial institutions            14,942          21,820
Federal funds sold                                                      8,800          25,200
                                                                    ---------       ---------
    Total cash and cash equivalents                                    46,158          73,472

Securities available-for-sale (at market)                              94,235          78,857
Securities held-to-maturity (market value $4,095
  and $4,580)                                                           3,918           4,484
Loans held for sale                                                     9,253           5,949
Loans                                                                 555,238         537,725
    Less:  Allowance for loan losses                                   (5,445)         (5,071)
                                                                    ---------       ---------
       Loans, net                                                     549,793         532,654
Federal Home Loan Bank stock (at cost)                                  2,344           2,200
Premises, furniture and equipment, net                                 10,756          11,353
Intangible assets                                                      12,470          13,007
Accrued interest receivable and other assets                           18,626          19,171
                                                                    ---------       ---------

          Total assets                                              $ 747,553       $ 741,147
                                                                    =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Noninterest-bearing deposits                                    $  65,432       $  70,866
    Interest-bearing demand and savings deposits                      259,973         230,984
    Interest-bearing time deposits                                    278,055         276,447
                                                                    ---------       ---------
       Total deposits                                                 603,460         578,297
    Short-term borrowings                                              32,519          55,572
    FHLB advances                                                      35,066          35,737
    Note payable                                                       10,500          11,550
    Accrued interest payable and other liabilities                      7,354           7,190
                                                                    ---------       ---------
       Total liabilities                                              688,899         688,346

Shareholders' equity
    Common stock, no par value:  20,000,000 shares authorized;
    3,961,589 and 3,953,616 shares issued and outstanding               3,962           3,954
    Additional paid-in capital                                         38,119          38,024
    Retained earnings                                                  15,461          11,086
    Accumulated other comprehensive income                              1,112            (263)
                                                                    ---------       ---------
       Total shareholders' equity                                      58,654          52,801
                                                                    ---------       ---------

          Total liabilities and shareholders' equity                $ 747,553       $ 741,147
                                                                    =========       =========

         --------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                            LAFAYETTE BANCORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
             For the three months ended September 30, 2001 and 2000
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)

--------------------------------------------------------------------------------

                                                            2001      2000
                                                            ----      ----
Interest income
    Loans                                                 $11,747   $ 12,036
    Taxable securities                                        838        826
    Tax exempt securities                                     427        413
    Other                                                     361        152
                                                          -------   --------
       Total interest income                               13,373     13,427
Interest expense
    Deposits                                                5,468      6,069
    Short-term borrowings                                     393        416
    Other borrowings                                          677        716
                                                          -------   --------
       Total interest expense                               6,538      7,201
                                                          -------   --------
Net interest income                                         6,835      6,226
Provision for loan losses                                     300        300
                                                          -------   --------
Net interest income after provision for loan losses         6,535      5,926
Noninterest income
    Income from fiduciary activities                          296        245
    Service charges on deposit accounts                       541        507
    Net realized gain on securities                            --        (12)
    Net gain on loan sales                                    527        193
    Other service charges and fees                            267        271
    Investment product commissions                             93        135
    Other operating income                                    126         64
                                                          -------   --------
       Total noninterest income                             1,850      1,403
                                                          -------   --------
Noninterest expense
    Salaries and employee benefits                          3,156      2,776
    Occupancy expenses, net                                   320        325
    Equipment expenses                                        466        446
    Intangible amortization                                   179        185
    Other operating expenses                                1,279      1,203
                                                          -------   --------
       Total noninterest expense                            5,400      4,935
                                                          -------   --------
Income before income taxes                                  2,985      2,394
Income taxes                                                  966        760
                                                          -------   --------
Net income                                                  2,019      1,634
                                                          -------   --------
Other comprehensive income, net of tax:
    Change in unrealized gains / (losses) on securities       709        460
                                                          -------   --------
Comprehensive income                                      $ 2,728   $  2,094
                                                          =======   ========

Basic earnings per share                                  $   .51   $    .41
                                                          =======   ========
Diluted earnings per share                                $   .50   $    .41
                                                          =======   ========
Dividend per share                                        $   .11   $    .10
                                                          =======   ========

         --------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                            LAFAYETTE BANCORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
              For the nine months ended September 30, 2001 and 2000
              (Dollar amounts in thousands, except per share data)
                                  (Unaudited)

--------------------------------------------------------------------------------

                                                           2001       2000
                                                           ----       ----
Interest income
    Loans                                                 $35,581   $ 34,276
    Taxable securities                                      2,473      2,508
    Tax exempt securities                                   1,279      1,239
    Other                                                   1,571        405
                                                          -------   --------
       Total interest income                               40,904     38,428
Interest expense
    Deposits                                               17,876     16,696
    Short-term borrowings                                   1,291      1,241
    Other borrowings                                        2,114      1,884
                                                          -------   --------
       Total interest expense                              21,281     19,821
                                                          -------   --------
Net interest income                                        19,623     18,607
Provision for loan losses                                     900        900
                                                          -------   --------
Net interest income after provision for loan losses        18,723     17,707
Noninterest income
    Income from fiduciary activities                          890        878
    Service charges on deposit accounts                     1,551      1,373
    Net realized gain on securities                            --        (12)
    Net gain on loan sales                                  1,397        464
    Other service charges and fees                            793        796
    Investment product commissions                            308        574
    Other operating income                                    376        216
                                                          -------   --------
       Total noninterest income                             5,315      4,289
                                                          -------   --------
Noninterest expense
    Salaries and employee benefits                          9,226      7,806
    Occupancy expenses, net                                   965        907
    Equipment expenses                                      1,395      1,279
    Intangible amortization                                   537        555
    Other operating expenses                                3,732      3,536
                                                          -------   --------
       Total noninterest expense                           15,855     14,083
                                                          -------   --------
Income before income taxes                                  8,183      7,913
Income taxes                                                2,580      2,674
                                                          -------   --------
Net income                                                  5,603      5,239
                                                          -------   --------
Other comprehensive income, net of tax:
    Change in unrealized gains / (losses) on securities     1,375        543
                                                          -------   --------
Comprehensive income                                      $ 6,978   $  5,782
                                                          =======   ========

Basic earnings per share                                  $  1.41   $   1.33
                                                          =======   ========
Diluted earnings per share                                $  1.40   $   1.31
                                                          =======   ========
Dividend per share                                        $   .31   $    .28
                                                          =======   ========

         --------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                            LAFAYETTE BANCORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the nine months ended September 30, 2001 and 2000
                          (Dollar amounts in thousands)
                                   (Unaudited)

--------------------------------------------------------------------------------

                                                                                  2001        2000
                                                                                  ----        ----
Cash flows from operating activities
    Net income                                                                  $  5,603    $  5,239
    Adjustments to reconcile net income to net cash
      from operating activities
       Depreciation                                                                1,092         983
       Net amortization                                                              572         546
       Provision for loan losses                                                     900         900
       Net realized (gain) loss on sale of:
          Securities                                                                  --          12
          Other real estate                                                           (5)         (5)
       Change in assets and liabilities:
          Loans originated for sale                                              (93,225)    (37,190)
          Loans sold                                                              89,921      36,818
          Accrued interest receivable and other assets                              (244)     (1,206)
          Accrued interest payable and other liabilities                             164         442
                                                                                --------    --------
              Net cash from operating activities                                   4,778       6,539
Cash flows from investing activities
    Purchase of securities available-for-sale                                    (79,877)    (49,160)
    Proceeds from sales of securities available-for-sale                              --       2,375
    Proceeds from maturities of securities available-for-sale                     66,746      49,520
    Proceeds from maturities of securities held-to-maturity                          566         229
    Loans made to customers, net of payments collected                           (18,314)    (45,687)
    Purchase of Federal Home Loan Bank stock                                        (144)       (303)
    Property and equipment expenditures                                             (495)     (1,975)
    Proceeds from sales of other real estate                                         162         470
                                                                                --------    --------
              Net cash from investing activities                                 (31,356)    (44,531)
Cash flows from financing activities
    Net change in deposit accounts                                                25,163      35,434
    Net change in short-term borrowings                                          (23,053)        791
    Proceeds from FHLB advances                                                       --      17,000
    Payments on FHLB advances                                                       (671)    (16,204)
    Payments on note payable                                                      (1,050)     (1,050)
    Common stock issued                                                              103          98
    Dividends paid                                                                (1,228)     (1,113)
                                                                                --------    --------
              Net cash from financing activities                                    (736)     34,956
                                                                                --------    --------
Net change in cash and cash equivalents                                          (27,314)     (3,036)
Cash and cash equivalents at beginning of period                                  73,472      30,570
                                                                                --------    --------
Cash and cash equivalents at end of period                                      $ 46,158    $ 27,534
                                                                                ========    ========

Supplemental disclosures of cash flow information
  Cash paid during the period for:
       Interest                                                                 $ 21,694    $ 19,386
       Income taxes                                                                3,040       2,610
Non-cash investing activity
     Loans transferred to other real estate                                     $    298    $     50

         --------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2001
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)

--------------------------------------------------------------------------------

NOTE 1 - BASIS OF PRESENTATION

The significant accounting policies followed by Lafayette Bancorporation (the "Corporation") for interim financial reporting are consistent with the accounting policies followed for annual financial reporting. The consolidated interim financial statements have been prepared in accordance with Generally Accepted Accounting Principles and in accordance with instructions to Form 10-Q and may not include all information and footnotes normally disclosed for full annual financial statements. All adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the periods reported have been included in the accompanying unaudited consolidated financial statements and all such adjustments are of a normal recurring nature. Certain prior period information has been reclassified to correspond with the 2001 presentation.

NOTE 2 - PENDING MERGER

On October 15, 2001, Lafayette Bancorporation signed a definitive agreement with First Merchants Corporation, located in Muncie, Indiana, to merge with and into First Merchants Corporation.

Under the terms of the agreement, upon the closing of this transaction, Lafayette Bank and Trust Company will be a wholly-owned subsidiary of First Merchants Corporation.

The transaction is subject to shareholder and regulatory approval and is expected to be effective in the first quarter of 2002.

NOTE 3 - PER SHARE DATA

The following illustrates the computation of basic and diluted earnings per share, and includes the weighted average number of shares used in calculating earnings and dividends per share amounts for the periods presented. The weighted average number of shares has been retroactively restated for stock dividends and splits.

                                                 Nine Months Ended
                                                 -----------------
                                            September 30,  September 30,
                                               2001            2000
                                               ----            ----
Basic earnings per share
 Net income                                 $    5,603      $    5,239
Weighted average shares outstanding          3,958,906       3,949,445
                                            ----------      ----------

    Basic earnings per share                $     1.41      $     1.33
                                            ==========      ==========


Diluted earnings per share
 Net income                                 $    5,603      $    5,239
Weighted average shares outstanding          3,958,906       3,949,445
Dilutive effect of assumed exercise
  of Stock Options                              38,634          40,400
                                            ----------      ----------
    Diluted average shares outstanding       3,997,540       3,989,845
                                            ----------      ----------

    Diluted earnings per share              $     1.40      $     1.31
                                            ==========      ==========

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2001
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)
--------------------------------------------------------------------------------

                                          Three Months Ended
                                             September 30,     September 30,
                                                 2001              2000
                                                 ----              ----
Basic earnings per share
 Net income                                   $    2,019        $    1,634
Weighted average shares outstanding            3,961,589         3,952,256
                                              ----------        ----------

    Basic earnings per share                  $      .51        $      .41
                                              ==========        ==========

Diluted earnings per share
 Net income                                   $    2,019        $    1,634
Weighted average shares outstanding            3,961,589         3,952,256
Dilutive effect of assumed exercise
  of Stock Options                                48,139            25,089
                                              ----------        ----------
    Diluted average shares outstanding         4,009,728         3,977,345
                                              ----------        ----------
         Diluted earnings per share           $      .50        $      .41
                                              ==========        ==========

NOTE 4 - SECURITIES

The amortized cost and estimated fair values of securities are as follows at September 30, 2001:

                                                        Amortized           Estimated
                                                           Cost             Fair Value
                                                       -----------         -----------
Securities Available-for-Sale
U.S. Government and its agencies                       $     3,000         $     3,030
Obligations of states and political subdivisions            31,352              32,109
Corporate obligations                                       10,108              10,534
Mortgage-backed and other asset-backed securities           45,379              45,996
Other securities                                             2,554               2,566
                                                       -----------         -----------
                                                       $    92,393         $    94,235
                                                       ===========         ===========

Securities Held-to-Maturity
Obligations of states and political subdivisions       $     3,918         $     4,095
                                                       ===========         ===========

The amortized cost and estimated fair values of securities are as follows at December 31, 2000:

                                                        Amortized           Estimated
                                                           Cost             Fair Value
                                                       -----------         -----------
Securities Available-for-Sale
U.S. Government and its agencies                       $     4,201         $     4,193
Obligations of states and political subdivisions            30,880              31,012
Corporate obligations                                        3,953               4,001
Mortgage-backed and other asset-backed securities           37,699              37,105
Other securities                                             2,560               2,546
                                                       -----------         -----------
                                                       $    79,293         $    78,857
                                                       ===========         ===========

Securities Held-to-Maturity
Obligations of states and political subdivisions       $     4,484         $     4,580
                                                       ===========         ===========

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2001
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)
--------------------------------------------------------------------------------

NOTE 5 - LOANS

Loans are comprised of the following:
                                               September 30,  December 31,
                                                   2001          2000
                                                   ----          ----

          Commercial and agricultural loans      $228,914      $215,087
          Real estate construction loans           64,171        54,768
          Residential real estate loans           210,843       212,190
          Installment loans to individuals         46,323        50,696
          Commercial paper                          4,987         4,984
                                                 --------      --------

              Total loans                        $555,238      $537,725
                                                 ========      ========

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:

                                                      2001          2000
                                                      ----          ----

     Balance, January 1                              $ 5,071       $ 4,618
     Provision charged to operations                     900           900
     Loans charged-off                                  (605)         (527)
     Recoveries on loans previously charged-off           79            95
                                                     -------       -------

     Balance, September 30                           $ 5,445       $ 5,086
                                                     =======       =======

NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings are comprised of the following:

                                             September 30,   December 31,
                                                 2001           2000
                                                 ----           ----

     Repurchase agreements                      $29,719        $54,275
     Treasury tax and loan open-end note          2,800          1,297
                                                -------        -------

         Total short-term borrowings            $32,519        $55,572
                                                =======        =======

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2001
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)
--------------------------------------------------------------------------------

NOTE 8 - SEGMENT INFORMATION

The Corporation's operations include three primary segments: banking, mortgage banking, and trust. Through its banking subsidiary's locations in Tippecanoe, White, and Jasper Counties, the Corporation provides traditional community banking services, such as accepting deposits and making commercial, residential and consumer loans. Mortgage banking activities include the origination of residential mortgage loans for sale on a servicing released basis to various investors. The Corporation's trust department provides both personal and corporate trust services.

The Corporation's three reportable segments are determined by the products and services offered. Interest on loans, investments and deposits comprise the primary revenues and expenses of the banking operation, net gains on loans sold account for the revenues in the mortgage banking segment, and trust administration fees provide the primary revenues in the trust department.

The following segment financial information has been derived from the internal profitability reporting system utilized by management to monitor and manage the financial performance of the Corporation. The accounting policies of the three segments are the same as those described in the summary of significant accounting policies of the annual report. The Corporation evaluates segment performance based on profit or loss before income taxes. The evaluation process for the mortgage banking and trust segments include only direct expenses, while certain indirect expenses, including goodwill, are absorbed by the banking operation. The difference between segment totals and consolidated totals are holding company amounts and income tax expense.

Quarter ended September 30:

2001                                                               Mortgage                               Total
----                                           Banking             Banking             Trust            Segments
                                               -------             -------             -----            --------
     Net interest income                       $  6,894             $   81             $ --             $  6,975
     Net gain on loan sales                          --                527               --                  527
     Other revenue                                1,027                 --              296                1,323
     Noncash items:
         Depreciation                               347                 14               12                  373
         Provision for loan loss                    300                 --               --                  300
     Segment profit                               2,864                287               92                3,243
     Segment assets                             737,532              9,408              145              747,085


2000                                                               Mortgage                              Total
----                                           Banking             Banking             Trust           Segments
                                               -------             -------             -----           --------
     Net interest income                       $  6,434            $    35             $ --            $  6,469
     Net gain on loan sales                          --                193               --                 193
     Other revenue                                  965                 --              245               1,210
     Noncash items:
         Depreciation                               324                 13               12                 349
         Provision for loan loss                    300                 --               --                 300
     Segment profit                               2,646                (21)              62               2,687
     Segment assets                             682,097              3,700              191             685,988

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2001
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)
--------------------------------------------------------------------------------

Nine months ended September 30:

2001                                                               Mortgage                               Total
----                                            Banking            Banking             Trust            Segments
                                                -------            -------             -----            --------
     Net interest income                       $ 19,912             $  207             $ --             $ 20,119
     Net gain on loan sales                          --              1,397               --                1,397
     Other revenue                                3,027                  1              890                3,918
     Noncash items:
         Depreciation                             1,013                 43               36                1,092
         Provision for loan loss                    900                 --               --                  900
     Segment profit                               8,018                692              230                8,940
     Segment assets                             737,532              9,408              145              747,085


2000                                                               Mortgage                               Total
----                                            Banking            Banking             Trust            Segments
                                                -------            -------             -----            --------
     Net interest income                       $ 19,201             $  105             $ --             $ 19,306
     Net gain on loan sales                          --                464               --                  464
     Other revenue                                2,941                  6              878                3,825
     Noncash items:
         Depreciation                               912                 35               36                  983
         Provision for loan loss                    900                 --               --                  900
     Segment profit                               7,993                 85              312                8,390
     Segment assets                             682,097              3,700              191              685,988

NOTE 9 - NEW ACCOUNTING PRONOUNCEMENT

In 2001, new accounting guidance was issued that will, beginning in 2002, revise the accounting for goodwill and intangible assets. Intangible assets with indefinite lives and goodwill will no longer be amortized, but will periodically be reviewed for impairment and written down if impaired. Additional disclosures about intangibles assets and goodwill may be required. An initial goodwill impairment test is required during the first six months of 2002. The Corporation's management is currently evaluating the impact of this new guidance.

ITEM 2.
                            LAFAYETTE BANCORPORATION
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
              (Dollar amounts in thousands, except per share data)

Lafayette Bancorporation (the "Corporation") is a one-bank holding company located in Lafayette, Indiana. The Corporation's wholly-owned subsidiary, Lafayette Bank and Trust Company ("Bank") conducts business from its main office and seventeen offices in Tippecanoe, White, and Jasper Counties, Indiana. The Corporation provides a wide range of commercial and personal banking activities, including accepting deposits; making commercial and consumer loans; originating mortgage loans; providing personal and corporate trust services; providing investment advisory and brokerage services; and providing auto, homeowners, and other insurance products.

On October 15, 2001, Lafayette Bancorporation signed a definitive agreement with First Merchants Corporation, located in Muncie, Indiana, to merge with and into First Merchants Corporation. Under the terms of the agreement, upon the closing of this transaction, Lafayette Bank and Trust Company will be a wholly-owned subsidiary of First Merchants Corporation. The transaction is subject to shareholder and regulatory approval and is expected to be effective in the first quarter of 2002.

On March 14, 2001, the Corporation established a loan production office in Flora, Indiana. This Carroll County Loan Center, which provides a full-range of lending products, is currently staffed by four individuals. In order to meet all the banking needs of Carroll County residents, the Corporation plans to open a full-service branch in Flora later this year.

On March 15, 2000, the Corporation opened a full-service branch located in the Super Wal-Mart in Monticello, Indiana. Also, on July 19, 2000, a similar full-service branch was opened in the Super Wal-Mart in Lafayette, Indiana. Both of these locations are open seven days a week to serve the Corporation's customers.

The Corporation established a new mortgage line of business during the second quarter of 2000, which assists customers in securing financing who do not meet the qualifications of conventional or traditional mortgage loan programs. The Mortgage Alternative Department only offers mortgage products, such as first and second mortgages and lines of credit, that are secured by real estate. Loans originated in this department are pre-approved for sale and are sold in the secondary mortgage market with no servicing retained.

RESULTS OF OPERATIONS

Net Income

The Corporation earned $2,019, or $.51 per share for the third quarter of 2001 compared to $1,634, or $.41 per share for the third quarter of 2000. Net income increased $364, or 6.9% to $5,603 for the nine month period ending September 30, 2001 compared to the same 2000 time period. Basic earnings per share were $1.41 and $1.33 for the nine month periods ending September 30, 2001 and 2000. Although the Federal Reserve reduced interest rates a total of 75 basis points during the third quarter, the Corporation's net interest margin increased slightly when compared to the net interest margin during the second quarter of 2001. This increased was primarily caused by approximately 20% of the Corporation's interest-bearing time deposits maturing and ultimately repricing at significantly lower rates, given the 350 basis point reduction in interest rates through the nine months ended September 30, 2001. Also contributing to 2001 earnings were increases in service charges, net gain on loan sales, and other operating income. The increase in 2001 noninterest income was partially offset by lower investment product commissions and higher noninterest expenses. Salaries and employee benefits and occupancy and equipment expenses increased, predominately due to the full-year effect in 2001 of the two Wal-Mart branches and Mortgage Alternative Department, in addition to the Carroll County Loan Center, located in Flora, Indiana, which was established in March 2001.

Return on average assets (ROA) and return on average equity (ROE) are summarized below.

                               Three Months Ending         Nine Months Ending
                                   September 30,             September 30,
                               2001          2000          2001          2000
                               ----          ----          ----          ----

     ROA                       1.08%          .96%         1.01%         1.05%

     ROE                      14.03%        13.11%        13.43%        14.52%

The increase in ROA and ROE for the three months ending September 30, 2001 was primarily due to the increased net interest margin. Although the net interest margin increased for the three months ending September 30, 2001, the lower net interest margin for the nine months ending September 30, 2001 accounted for the lower ROA and ROE for that period.

Net Interest Income

Net interest income is the most significant component of the Corporation's earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities, and interest rates. For the nine months ended September 30, 2001 and 2000, net interest income was $19,623 and $18,607, respectively. The 2001 amount was a $1,016, or 5.5%
increase over the prior year and was attributed to the combination of the volume of earning assets increasing at a faster pace than interest-bearing liabilities, along with the volume of interest-bearing liabilities that repriced at a significantly lower rate during 2001. From September 30, 2000 to September 30, 2001, total average earning assets increased approximately $61,424, or 9.9%, while total interest-bearing liabilities increased approximately $50,808, or 8.9%. Net interest income for the third quarter of 2001 increased $609, or 9.8% from that same three month period ending September 30, 2000.

Total interest income for the nine month periods ending September 30, 2001 and 2000 was $40,904 and $38,428, respectively, an increase in 2001 of $2,476, or 6.4%. Total interest income for the third quarter of 2001 decreased $54, or .4% from that same 2000 quarter. Interest and fees on loans increased $1,305, or 3.8% to $35,581 for the first nine months of 2001 compared to $34,276 for the first nine months of 2000. For the third quarter of 2001, interest and fees on loans decreased $289, or 2.4% compared to the third quarter of 2000. Although the Corporation's average loan balances have increased approximately $21,873, or 4.1% from September 30, 2000 to September 30, 2001, the lower rate environment that existed resulted in lower interest and fees on loans recorded during the third quarter of 2001. Other interest income increased $235 and $1,171, respectively, for the three and nine month periods ending September 30, 2001. The Corporation continued to experience a high level of liquidity during the third quarter, apparently due to the instability of consumer's confidence and the prolonged downturn in the economy. Management believes customers have placed their funds in high interest-bearing money market accounts and short-term certificate of deposits, rather than investing such funds in the stock market. Because management believes these funds are short-term in nature, the Corporation's strategy is not to fund longer-term loans or investment securities with these particular deposits.

Total interest expense for the nine month period ending September 30, 2001 and 2000 was $21,281 and $19,821, respectively. For the third quarter of 2001, total interest expense decreased $663, or 9.2%, compared to the third quarter of 2000. From September 30, 2000 to September 30, 2001, total average interest-bearing liabilities, including short-term and long-term borrowings, increased $50,808, or 8.9%. In general, the increased volume of interest-bearing liabilities led to the higher interest expense recorded for the nine month period ending September 30, 2001. This increase, however, was significantly offset during the third quarter as a result of approximately $55,000, or 19.7% of total time deposits maturing and repricing downward approximately 200-300 basis points.

The following table summarizes the Corporation's net interest income (on a tax-equivalent basis) for each of the periods presented. A marginal federal income tax rate of 34% for each period was used.


                                      Nine Months             Change from
                                  Ended September 30,         Prior Period
                                   2001         2000       Amount      Percent
                                   ----         ----       ------      -------

Interest income                  $41,624      $39,094      $2,530        6.5%

Interest expense                  21,281       19,821       1,460        7.4%
                                 -------       ------       -----

     Net interest income         $20,343      $19,273      $1,070        5.6%
                                 =======      =======      ======


                                     Three Months             Change from
                                  Ended September 30,         Prior Period
                                   2001         2000       Amount      Percent
                                   ----         ----       ------      -------


Interest income                  $13,611      $13,661      ($ 50)        (.4%)

Interest expense                   6,538        7,201       (663)       (9.2%)
                                 -------      -------       ----

     Net interest income         $ 7,073      $ 6,460      $ 613         9.5%
                                 =======      =======      ====

The net interest margin, on a tax equivalent basis for the nine months ending September 30, 2001 and 2000 was 3.93% and 4.24%, respectively.

Provision for Loan Losses and Asset Quality

The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed by management to be sufficient to absorb losses inherent in the credit portfolio. Management conducts, on a quarterly basis, a detailed evaluation of the adequacy of the allowance.

The consolidated provision for loan losses was $900 for the nine months ending September 30, 2001 and 2000. The allowance for loan losses was $5,445 and $5,071 at September 30, 2001 and December 31, 2000, respectively. The allowance as a percentage of loans was .98% and .94% at September 30, 2001 and December 31, 2000, respectively. Although net charge-offs increased $94, or 21.8% in 2001, the provision for loan losses remained unchanged from that of the prior year primarily due to only a slight 3.26% increase in the outstanding loan balances during the current year.

Nonperforming loans include nonaccrual loans, restructured loans, and loans delinquent 90 days or more. Loans are classified as nonaccrual when management believes that collection of interest is doubtful, typically when payments are past due 90 days, unless the loans are well secured and in the process of collection.

The following table indicated the composition of nonperforming loans:

                                                   September 30,   December 31,
                                                       2001           2000
                                                       ----           ----

     Loans past due 90 days or more                   $  543         $1,052
     Nonaccrual loans                                  2,355          2,718
     Restructured loans                                   27             55
                                                      ------         ------

         Total nonperforming loans                    $2,925         $3,825
                                                      ======         ======

Management believes overall asset quality remains satisfactory, as nonperforming loan totals have declined $900 since year-end. Loans past due 90 days or more have declined $509 since December 31, 2000, with approximately 47% of that balance change related to two mortgage loans being placed on nonaccrual status. Likewise, nonaccrual loan balances have declined $363 since year-end. A majority of the decrease related to one large commercial loan being removed from nonaccrual status and a portion charged-off to the allowance for loan losses. Total nonperforming loans as a percentage of assets declined to .39% at September 30, 2001, compared to .52% at December 31, 2000.

Noninterest Income and Expense

Noninterest income totaled $5,315 for the first nine months of 2001 compared to $4,289 for the same period in 2000, an increase of $1,026, or 23.9%. Noninterest income for the third quarter of 2001 increased $447, or 31.9%, to $1,850 compared to the prior year.

Income from fiduciary activities increased for the first nine months and also for the third quarter of 2001 when compared to the same 2000 time periods. The higher fees recorded were a direct result of the increases recognized in the trust and farm management services provided.

Service charges on deposit accounts comprise the largest component of noninterest income. The $178, or 13.0% increase in revenue for the first nine months of 2001 was attributed to the combination of a larger deposit base being assessed fees, along with the full period effect of an increase in the fee structure made in June 2000. For the third quarter of 2001, service charges on deposit accounts increased $34, or 6.7%, compared to the prior year.

Net gain on loans originated and sold in the secondary mortgage market were $1,397 and $464 for the nine months ending September 30, 2001 and 2000, respectively, an increase of $933, or 201.1%. For the third quarter of 2001, net gain on loans sold in the secondary mortgage market was $334, or 173.1%, higher than the 2000 time period. The continued lower interest rate environment led to additional new home purchases and refinancing activities of existing homeowners, and the increase in market activity has also increased profit margins on loan sales. Loan fundings for the nine months ended September 30, 2001 increased $53,103, or 144.2% compared to the prior year, while fundings for the three months ended September 30, 2001 rose $19,898, or 143.3% when compared to that same time period one year earlier.

For customers of the Investment Center, a full service brokerage operation offered exclusively through Raymond James Financial Services, Inc., member NASD/SIPC, the lackluster performance of the stock market resulted in a decline in investor activity. This decline led to a 46.3% and 31.1% decrease in investment product commissions recorded for the nine and three month periods ending September 30, 2001.

Other operating income increased $160, or 74.1%, to $376 for the first nine months of 2001, while also increasing $62, or 96.9% for the third quarter of 2001 when compared to the corresponding prior year time periods. These increases were attributed to the income earned on the additional $2,995 director's life insurance coverage purchased in November 2000.

Noninterest expense totaled $15,855 for the first nine months of 2001, compared to $14,083 for that same 2000 period, an increase of $1,772, or 12.6%. Total noninterest expense for the third quarter of 2001 increased $465, or 9.4% from the prior year.

Salaries and employee benefits expense was $9,226 for the nine months ending September 30, 2001, an increase of $1,420, or 18.2% from the $7,806 recorded in the first nine months of 2000. Total salaries and benefits expense for the third quarter of 2001 increased $380, or 13.7%, to $3,156 compared to $2,776 recorded for the three months ending September 30, 2000. The valuation of the stock appreciation rights granted to certain senior executives accounted for a large portion of the increases reported in each of these periods, as an increase of $450 and $31 was recorded for the nine months and three months ending September 30, 2001, respectively. The remaining increases were predominately associated with staff additions in the new Wal-Mart branches, the Mortgage Alternative Department, and the Carroll County Loan Center.

Occupancy and equipment expenses increased $58, or 6.4% and $116, or 9.1%, respectively for the nine months ending September 30, 2001. For the three months ending September 30, 2001, occupancy expenses decreased $5, or 1.5%, while equipment expenses increased $20, or 4.5%. Expenses associated with the Wal-Mart branches, the Mortgage Alternative Department, and the Carroll County Loan Center, such as rent, depreciation, and utilities, accounted for the majority of the recorded increases.

Other operating expenses increased $196, or 5.5% to $3,732 for the first nine months of 2001 compared to the same 2000 time period. For the third quarter, other operating expenses increased $76, or 6.3%, to $1,279 compared to $1,203 for the three months ending September 30, 2000. Accounting for the majority of the increases in both periods were higher advertising, marketing, and legal expenses, along with increased operational costs of the new Carroll County Loan Center, such as telephone and postage. Mortality costs associated with the additional $2,995 of director's life insurance coverage purchased and increased fees associated with higher ATM volumes also led to higher costs incurred.

Income Taxes

The Corporation's effective tax rate for the nine months ended September 30, 2001 and 2000 was 31.5% and 33.8%, respectively. The current year-to-date effective tax rate is lower primarily due to a change in state tax law reflected beginning in late 2000. For the three months ended September 30, 2001 and 2000, the effective tax rate for the Corporation was 32.4% and 31.7% respectively.

FINANCIAL CONDITION

Total assets were $747,553 at September 30, 2001 compared to $741,147 at December 31, 2000, an increase of $6,406. Investment securities, loans held for sale, and net loans increased $14,812, $3,304, and $17,139, respectively, while cash and cash equivalents and accrued interest receivable and other assets decreased $27,314 and $545, respectively.

Total deposits increased $25,163 to $603,460 at September 30, 2001 compared to $578,297 at December 31, 2000. Short-term borrowings, consisting primarily of repurchase agreements, and FHLB advances decreased $23,053 and $671, respectively, while quarterly principal repayments on the note payable totaled $1,050.

Capital

The Corporation and Bank are subject to various regulatory capital guidelines as required by federal and state banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

Tier 1 capital consists of shareholders' equity less goodwill and core deposit intangibles, as defined by bank regulators. The definition of Tier 2 capital includes the amount of allowance for loan losses which does not exceed 1.25% of gross risk weighted assets. Total capital is the sum of Tier 1 and Tier 2 capital.

The minimum requirements under the capital guidelines are a 4.00% leverage ratio (Tier 1 capital divided by average assets less intangible assets and unrealized gains/losses), a 4.00% Tier 1 risk-based capital ratio (Tier 1 capital divided by risk-weighted assets), and an 8.00% total capital ratio (Tier 1 capital plus Tier 2 capital divided by risk-weighted assets).

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required federal regulatory agencies to define capital tiers. These are: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a "well-capitalized" institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, a total capital ratio of at least 10.00%, and a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can initiate regulatory action. If an institution is only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion may be limited, and the institution may be required to submit a capital restoration plan.

At September 30, 2001, management was not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Corporation's consolidated liquidity, capital resources or operations.

The Corporation's actual consolidated capital amounts are presented in the following table.

                                                                September 30,   December 31,
                                                                    2001           2000
                                                                    ----           ----
     Tier 1 capital
       Shareholders' equity                                      $  58,654       $  52,801
       Less:  Intangibles                                          (12,470)        (13,007)
                Net unrealized losses on available-for-sale
                   equity securities                                    --             (14)
       Add/less:  Unrealized loss/(gain) on securities              (1,112)            263
                                                                 ---------       ---------

           TOTAL TIER 1 CAPITAL                                  $  45,072       $  40,043
                                                                 =========       =========

     Total capital
       Tier 1 capital                                            $  45,072       $  40,043
       Allowable allowance for loan losses                           5,445           5,071
                                                                 ---------       ---------

           TOTAL  CAPITAL                                        $  50,517       $  45,114
                                                                 =========       =========

     RISK WEIGHTED ASSETS                                        $ 562,410       $ 541,362
                                                                 =========       =========

     AVERAGE ASSETS                                              $ 735,872       $ 692,178
                                                                 =========       =========

The Corporation and Bank's actual capital ratios and minimum required levels are presented in the following table.

                                             Actual ratios as of              Minimum
                                       September 30,      December 31,    Capital Adequacy    Well-Capitalized
                                           2001               2000           Requirement         Requirement
                                           ----               ----           -----------         -----------
     Tier I Capital
      (to average assets)
         Consolidated                      6.12%              5.79%            4.00%                5.00%
         Lafayette Bank and Trust          7.45%              7.29%            4.00%                5.00%


     Tier I Capital
      (to risk weighted assets)
         Consolidated                      8.01%              7.40%            4.00%                6.00%
         Lafayette Bank and Trust          9.71%              9.26%            4.00%                6.00%


     Total Capital
      (to risk weighted assets)
         Consolidated                      8.98%              8.33%            8.00%               10.00%
         Lafayette Bank and Trust         10.68%             10.19%            8.00%               10.00%

Management believes the Bank met all the capital requirements as of September 30, 2001 and December 31, 2000, and was well-capitalized under the regulatory framework for prompt corrective action. The Corporation was adequately capitalized as of September 30, 2001 and December 31, 2000. While the Corporation's total capital status was below the well-capitalized category as a result of the Jasper County branch acquisitions in 1999, capital ratios have improved each quarter since the transaction occurred, and management anticipates maintaining its adequately capitalized status for the foreseeable future. The Federal Reserve Bank considers the holding company capital adequacy in connection with any application activity which requires their approval. Further, since the Corporation's capital levels are below the well-capitalized category, the use of expedited Federal Reserve Bank procedures in any application activity which requires their approval will not be available to the Corporation until it once again becomes well-capitalized. Certain statements in this paragraph relating to future capital levels of the Corporation and Bank are forward-looking which may or may not be accurate due to the impossibility of predicting future economic and business events, including the ability of the Corporation to raise additional capital, if needed, as well as other factors that are beyond the control of the Corporation.


Liquidity

The consolidated statement of cash flows illustrates the elements which gave rise to the change in the Corporation's cash and cash equivalents for the nine months ended September 30, 2001 and 2000. Including net income of $5,603, the net cash from operating activities for the nine months of 2001 generated $4,778 of available cash. Net cash from investing activities utilized $31,356 of available cash primarily as a result of $12,565 of net purchases of securities and $18,314 of net loan fundings by the Corporation. Net cash from financing activities utilized $736 of available cash as a result of an $25,163 increase in deposits, offset by a $23,053 decrease in short-term borrowings, $1,050 of note payable principal repayments, and $1,228 in dividends paid.

Total cash outflows for the nine-month period in 2001 exceeded cash inflows by $27,314 resulting in a cash and cash equivalent balance of $46,158 at September 30, 2001.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk of the Corporation encompasses exposure to both liquidity and interest rate risk and is reviewed quarterly by the Funds Management Committee and the Board of Directors. There have been no material changes in the quantitative and qualitative disclosures about market risks as of September 30, 2001 from the analysis and disclosures provided in the Corporation's Form 10-K for the year ended December 31, 2000.

PART II. OTHER INFORMATION

Item 5.  Other Events

      On October 15, 2001, Lafayette Bancorporation signed a definitive agreement with First Merchants Corporation, located in Muncie, Indiana, to merge with and into First Merchants Corporation.

      Under the terms of the agreement, upon the closing of this transaction, Lafayette Bank and Trust Company will be a wholly-owned subsidiary of First Merchants Corporation.

      The transaction is subject to shareholder and regulatory approval and is expected to be effective in the first quarter of 2002.

Item 6. Exhibits and Reports on Form 8-K

      (a) Exhibits

            No exhibits were filed with the submission of Form 10-Q for the quarter ended September 30, 2001

      (b) Reports on Form 8-K

            No Form 8-K was filed with the SEC during the quarter ended September 30, 2001.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 9, 2001                      By /s/ Robert J. Weeder
                                             -----------------------------------
                                             Robert J. Weeder
                                             President and CEO


Date:  November 9, 2001                      By /s/ Marvin S. Veatch
                                             -----------------------------------
                                             Marvin S. Veatch
                                             Vice President and Controller